 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-261823
PROSPECTUS
Boxed, Inc.
Up to 69,897,331 Shares of Common Stock
Up to 5,587,500 Private Placement Warrants

This prospectus relates to (i) the resale of 37,388,549 shares of common stock, par value $0.0001 per share (the “Common Stock”) issued in connection with the Merger (as defined below) by certain of the securityholders named in this prospectus (each a “Registered Holder” and, collectively, the “Registered Holders”), (ii) the resale of 3,250,000 shares of Common Stock issued in the PIPE Investment (as defined below) by certain of the Registered Holders, (iii) the resale of 267,141 shares of Common Stock issued in connection with our acquisition of MaxDelivery on December 9, 2021, (iv) the issuance by us and resale of 1,716,641 shares of Common Stock reserved for issuance upon the exercise of options to purchase common stock, (v) the issuance by us of up to 18,525,000 shares of Common Stock upon the exercise of outstanding warrants to purchase our common stock (the “Warrants”), and (vi) the resale of up to 8,750,000 shares of Common Stock upon the conversion of $87.5 million principal amount of convertible notes (the “Convertible Notes”). This prospectus also relates to the resale of up to 5,587,500 of our outstanding Warrants originally issued in a private placement (the “Private Placement Warrants”) in connection with the initial public offering (the “Initial Public Offering”) of Seven Oaks Acquisition Corp., a Delaware corporation (“SVOK”), by the holders thereof. We will receive the proceeds from any exercise of any Warrants or options for cash.
We are registering the securities for resale pursuant to the Registered Holders’ registration rights under certain agreements between us and the Registered Holders. Our registration of the securities covered by this prospectus does not mean that the Registered Holders will offer or sell any of the shares of Common Stock or Warrants. The Registered Holders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Registered Holders may sell the shares of Common Stock or Warrants in the section titled “Plan of Distribution.” Additionally, as the date of this prospectus, shares of our Common Stock held by the Seven Oaks Sponsor LLC (the “Sponsor”) and Jones & Associates, Inc. (“Jones”) as of the date of this prospectus and shares received by former holders of capital stock of Giddy, Inc. as a result of the Business Combination remain subject to lock-up restrictions as described herein.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “BOXD” and “BOXD WS,” respectively. On December 29, 2021, the closing price of our Common Stock was $14.69 and the closing price for our Warrants was $1.22.
We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock and Private Placement Warrants. The Registered Holders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock or Private Placement Warrants.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 30, 2021.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. We will not receive any proceeds from the sale by the Registered Holders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants and conversion of the Convertible Notes. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants or the Convertible Notes pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we nor the Registered Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Registered Holders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Registered Holders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
On December 8, 2021 (the “Closing Date”), we consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated as of June 13, 2021 (the “Business Combination Agreement”), by and among the Company (formerly known as Seven Oaks Acquisition Corp.), Boxed, LLC (formerly known as Giddy Inc.) (“Old Boxed”), Blossom Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Blossom Merger Sub II, LLC (“Merger Sub II”), pursuant to which Merger Sub merged with and into Old Boxed, with Old Boxed surviving the merger as a wholly-owned subsidiary of SVOK, and immediately following such merger, Old Boxed merged with and into Merger Sub II, with Merger Sub II surviving as our wholly-owned subsidiary (the “Business Combination” and, collectively with the other transactions described in the Business Combination Agreement, the “Transactions”). On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), we changed our name to Boxed, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:
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responding to market conditions and global and economic factors beyond our control, including the ongoing COVID-19 pandemic and potential changes in the nature in which businesses are operated following the pandemic;

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employing the capital we received through the Business Combination to develop and expand marketing and sales capabilities and to grow brand recognition and customer loyalty;

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maintaining the listing of our Common Stock and Warrants on NYSE;

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retaining or recruiting, or making changes with respect to, officers, key employees or directors;

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maintaining an effective system of internal control over financial reporting;

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managing litigation and adequately protecting our intellectual property rights;

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growing market share in our existing markets or any new markets we may enter;

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our capital needs and the ability to secure financing on reasonable terms, or at all;

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our ability to expand our Software & Services business;

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competing in the global e-commerce and consumer delivery industry;

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attracting and retaining successful relationships with customers and suppliers in a cost-effective manner;

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the impact of changes in customer spending patterns, customer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

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managing intense competition and competitive pressures from other companies worldwide in the industries in which we operate;

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complying with laws and regulations applicable to our business;

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our ability to achieve and maintain profitability in the future;

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the success of strategic relationships with third parties;

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our ability to remediate existing and potential future material weaknesses in our internal control over financial reporting and to maintain effective internal control over financial reporting, which, if unsuccessful, may result in material misstatements of our consolidated financial statements or failure to meet periodic reporting obligations or impair access to the capital markets; and

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other factors detailed under the section titled “Risk Factors” beginning on page 6 of the Prospectus and incorporated herein by reference.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. Some of these risks and uncertainties may in the future be amplified because of the COVID-19 pandemic. Additionally, new risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus completely and with the understanding that our actual future results may be materially different from our expectations. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock or Warrants.
Overview
Boxed is an e-commerce retailer and an e-commerce enabler. We operate an e-commerce retail service that provides bulk pantry consumables to businesses and household customers (our “Retail business”). This service is powered by our own purpose-built storefront, marketplace, analytics, fulfillment, advertising, and robotics technologies. We further enable e-commerce through our software & services business, which offers customers in need of an enterprise-level e-commerce platform access to our end-to-end technology (our “Software & Services business”).
Founded in 2013 by an experienced group of tech pioneers, we have been a technology-first organization since our inception. The founders (including current CEO Chieh Huang and current COO Jared Yaman) had a simple idea: make shopping for bulk, household essentials easy, convenient and fun so customers can focus their time and energy on the things that really matter, instead of spending their weekends traveling to and shopping in traditional brick-&-mortar wholesale clubs with their families. From that initial concept, Boxed grew into the e-commerce technology company that it is today, with purpose-built storefront, analytics and data science, fulfillment, advertising, and robotics technologies. Now, in addition to offering B2C and B2B customers with bulk consumables, such as paper products, snacks, beverages, and cleaning supplies, we have also begun to drive high-margin revenue through our Software & Services business, helping the world to stock up through our technology.
Background
We were incorporated as Seven Oaks Acquisition Corp. on September 23, 2020. On December 8, 2021, we closed the Business Combination with Old Boxed, as a result of which Old Boxed became a wholly-owned subsidiary of ours, and we changed our name to Boxed, Inc. While we are the legal acquirer of Old Boxed in the Business Combination, Old Boxed is deemed to be the accounting acquirer, and the historical consolidated financial statements of Old Boxed became the predecessor of the Company upon the Closing of the Transactions.
At the effective time of the Business Combination (the “Effective Time”), each share of Old Boxed preferred stock and common stock issued and outstanding immediately prior to the Effective Time converted into the right to receive approximately 0.9498 shares of our Common Stock. In addition, each share of our Class B common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time converted into 6,468,750 shares of Common Stock (of which 1,940,625 shares are subject to certain vesting conditions).
On June 13, 2021, in connection with the execution of the Business Combination Agreement, SVOK entered into common stock subscription agreements (collectively, the “Common Stock PIPE Subscription Agreements”) with certain parties subscribing for shares of SVOK’s Class A common stock, par value $0.0001 per share (“SVOK Class A Common Stock,” and such parties, the “Common Stock PIPE Investors”), pursuant to which the Common Stock PIPE Investors agreed to purchase, and SVOK agreed to sell to the Common Stock PIPE Investors, an aggregate of 3,250,000 newly-issued shares of SVOK Class A Common Stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $3,250,000 (the “Common Stock PIPE Investment”). In addition, pursuant to convertible note subscription agreements entered into in connection with the Business Combination Agreement (the “Convertible Note Subscription Agreements” and, together with the Common Stock PIPE Subscription Agreements, the “Subscription Agreements”), certain investors (the “Convertible Note PIPE Investors” and, together with the Common Stock PIPE Investors, the “PIPE Investors”) purchased an aggregate of $87,500,000 principal amount of the Convertible Notes, which (at the election of Boxed) will be convertible for shares of Common Stock, cash or a combination of cash and such shares, based on a conversion price of $12.00 per share (subject to customary anti-dilution adjustments) in accordance with the terms thereof (the “Convertible Note PIPE Investment” and, together with the Common Stock PIPE Investment, the “PIPE Investment”). At the Closing, Boxed consummated the PIPE Investment.
The rights of holders of our Common Stock and Warrants are governed by our amended and restated certificate of incorporation (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”), and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated as of December 17, 2020, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). See the section titled “Description of Our Securities.”
Lock-Up Restrictions
Our bylaws provide that Old Boxed’s stockholders are subject to certain restrictions on transfer with respect to the shares of Common Stock issued to them as part of the merger consideration (the “Lock-Up Shares”). Additionally, pursuant to the Sponsor Agreement (as defined below), certain holders of Founder Shares (as defined below) are subject to certain restrictions on transfer with respect to the Founder Shares owned prior to the Business Combination. Such restrictions began at Closing and end on the date that is the earlier of (A) 180 days after (and excluding) the Closing and (B) (i) for 33% of the Lock-Up Shares if the closing price of the Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive-trading-day period commencing at least 30 days after the Closing and (ii) for an additional 50% of the Lock-up Shares if the closing price of the Common Stock equals or exceeds $14.00 per share for any 20 trading days within any 30 consecutive-trading-day period commencing at least 30 days following the Closing.
Risk Factors
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:
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If we fail to acquire new customers and retain existing customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenue, improve gross margins or achieve or sustain profitability.

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We have a history of operating losses and may never be able to achieve or maintain profitability.

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Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform.

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We operate in a rapidly evolving market and faces intense competition, especially from larger and more established companies. We may lack sufficient financial or other resources to maintain or improve our competitive position.

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The growth and performance of our business depend on our ability to accurately predict consumer trends and seasonality, successfully introduce new products, improve existing products, attract vendors to list such products and expand our offerings to respond to our users’ and vendors’ changing needs.

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We only recently launched our Software & Services business and have limited experience in successfully delivering such services to customers or in marketing the offering to a broader customer set. Our results of operations and future revenue prospects will be harmed if we are unable to increase the adoption of its offerings.

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The performance of our business may be adversely affected by changes in the nature in which businesses are operated following the COVID-19 pandemic and by the timing and long-term approach toward the return to traditional workplaces and work schedules.

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If we fail to develop and successfully introduce new Software & Services offerings, or fail to maintain existing products and services that are significant to our retail partners, or if we are unable to anticipate and respond to rapid changes in technology or industry trends, our business, growth expectations, and financial condition may be materially and adversely affected.

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We may be unable to source additional, or strengthen our existing relationships with, vendors. In addition, the loss of any of our key vendors would negatively impact our business.

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We may be unable to sustain or improve our customer loyalty offerings, which could lead to reduced customer engagement and retention, and adversely affect our business, financial condition and results of operations and rate of growth.

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Food safety, quality, and health concerns could affect our business.

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If we do not successfully optimize, operate and manage the expansion of the capacity of our fulfillment centers, or if we lose access to one or more of our fulfillment centers, our business, financial condition, and results of operations could be harmed.

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Packaging and shipping products are critical parts of our business and any changes in, or disruptions to, our packaging and shipping vendor arrangements could adversely affect our business, financial condition, and results of operations.

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Our business depends on network and mobile infrastructure, our third-party data center hosting facilities, other third-party providers, and our ability to maintain and scale our technology. Any significant interruptions or delays in service on our website or mobile applications or any undetected errors or design faults could result in limited capacity, reduced demand, processing delays, and loss of customers or vendors. A failure to adequately resolve such defects and implement new systems could harm our business and adversely affect our results of operations.

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We are subject to risks related to online transactions and payment methods.

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We rely on the performance of members of management and highly skilled personnel, and if we are unable to attract, develop, motivate and retain well-qualified employees, including due to evolving labor dynamics, our business could be harmed.

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We may be unable to adequately protect our brand and our other intellectual property rights. Additionally, we may be subject to intellectual property infringement claims or other allegations, which could result in substantial damages and diversion of our management’s efforts and attention.

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The Convertible Notes issued and outstanding upon the Closing may impact our financial results, result in the dilution of our stockholders, create downward pressure on the price of our Common Stock, and restrict our ability to raise additional capital or take advantage of future opportunities.

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We are subject to extensive governmental regulation and we may incur material liabilities under, or costs in order to comply with, existing or future laws and regulation, and our failure to comply may result in enforcements, recalls, and other adverse actions.

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Actual or perceived failures to comply with federal, state and international laws and regulations, our contractual obligations, or standards and other requirements relating to privacy, data protection and consumer protection could adversely affect our business and financial condition, including by causing damage to our reputation with customers and retail partners, or resulting in our incurring substantial additional costs or becoming subject to litigation.

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Prior to the Business Combination, SVOK identified material weaknesses in its internal control over financial reporting. One or more of these material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

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Operating as a public company will require us to incur substantial costs and will require substantial management attention. In addition, our management team has limited experience managing a public company and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

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We may need to raise additional capital in the future to execute our business plan, which may not be available on terms acceptable to us, or at all.

Corporate Information
We were incorporated under the laws of the state of Delaware on September 23, 2020 under the name Seven Oaks Acquisition Corp. Upon the closing of the Business Combination, we changed our name to Boxed, Inc. Our Common Stock and Warrants are listed on NYSE under the symbols “BOXD” and “BOXD WS,” respectively. Our principal executive offices are located at 451 Broadway, New York, NY 10013, and our telephone number is (646) 586-5599. Our website address is www.boxed.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the Initial Public Offering. However, if (i) our annual gross revenue exceeds $1.07 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

THE OFFERING
Shares of Common Stock offered by us
20,241,641 shares issuable upon exercise of Warrants and options.
Shares of Common Stock offered by the Registered Holders
56,066,626 shares.
Shares of Common Stock outstanding prior to the exercise of all Warrants, options and Convertible Notes referenced above
68,417,410 shares (as of December 8, 2021).
Warrants offered by the Registered
Holders
5,587,500 Warrants.
Warrants outstanding
18,525,000 Warrants (as of December 8, 2021).
Exercise price per share pursuant to the Warrants
$11.50
Use of proceeds
We will not receive any proceeds from the sale of shares by the Registered Holders. We will receive the proceeds from any exercise of the Warrants or options for cash, which we intend to use for general corporate and working capital purposes. See “Use of Proceeds” on page 41 for additional information.
Risk factors
You should carefully read the “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.
NYSE symbol for our Common Stock
“BOXD”
NYSE symbol for our Warrants
“BOXD WS”

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock and Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to Our Business and Operations
If we fail to acquire new customers and retain existing customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenue, improve gross margins or achieve or sustain profitability.
Our success depends on our ability to acquire new customers and retain existing customers and to do so in a cost-effective manner. In order to expand our customer base, we must appeal to, and acquire, customers who have historically purchased their household and business essentials in bulk from other retailers such as traditional brick-and-mortar retailers, the websites of our competitors, or our vendors’ own websites. We have made significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers.
The paid marketing channels we invest in include search engine marketing, direct mail, display, television, radio and magazine advertising, paid social media and product placement. We drive a significant amount of traffic to our website via search engines and, therefore, rely on search engines. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be negatively affected. Moreover, a search engine could, for competitive or other purposes, alter its search algorithms or results, causing our website to place lower in search query results.
We also drive a significant amount of traffic to our website via social networking or other e-commerce channels used by our current and prospective customers. As social networking and e-commerce channels continue to rapidly evolve, we may be unable to develop or maintain a presence within these channels. If we are unable to cost-effectively drive traffic to our website, our ability to acquire new customers and our financial condition would be materially and adversely affected. Additionally, if we fail to increase our net revenue per active customer, generate repeat purchases or maintain high levels of customer engagement, our business, financial condition, and results of operations could be materially and adversely affected.
We cannot assure you that the net revenue from the new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, if we fail to offer products consumers purchase regularly or if consumers do not perceive the products we offer to be of high value and quality, we may be unable to acquire or retain customers. If we are unable to acquire or retain customers who purchase products in volumes sufficient to grow our business, we may be unable to generate the scale necessary to achieve operational efficiency and drive beneficial network effects with our vendors. Consequently, our prices may increase, or may not decrease to levels sufficient to maintain customer interest, our net revenue may decrease and our gross margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.
We believe that many of our new customers originate from word-of-mouth and other non-paid referrals from our customers. Therefore, we must ensure that our customers remain loyal to us in order to continue receiving those referrals. If our efforts to satisfy our customers are not successful, we may be unable to acquire new customers in sufficient numbers to continue to grow our business, and we may be required to incur significantly higher marketing expenses in order to acquire new customers.
Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform. If we are not able to generate traffic to our website through our marketing efforts, our ability to attract new customers may be impaired.
Our ability to increase our customer base and achieve broader market acceptance of our e-commerce platform will depend on, among other things, our ability to expand our marketing and sales operations. We plan to continue expanding our sales force and strategic partners, both domestically and internationally. We also plan to dedicate significant resources to sales and marketing programs, including social media, search engine and other online advertising. The effectiveness of our online advertising may continue to vary due to competition for key search terms, changes in search engine use, and changes in search algorithms used by major search engines and other digital marketing platforms. The ability to spend on sales and marketing programs will be impacted by available cash from operations with any reduction in marketing spend having potential negative consequences of lower customer acquisition and retention. Further, business and operating results will be harmed if our sales and marketing efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.
If the cost of marketing our platform over social media, search engines or other digital marketing platforms increases, our business and operating results could be adversely affected. Competitors also may bid on the search terms that we use to drive traffic to our website. Such actions could increase our advertising costs and result in decreased traffic to our website.
Furthermore, search engines and digital marketing platforms may change their advertising policies from time to time. If these policies delay or prevent us from advertising through these channels, it could result in reduced traffic to our website and subscriptions to our platform. New search engines and other digital marketing platforms may develop, particularly in specific jurisdictions, that reduce traffic on existing search engines and digital marketing platforms. If we are not able to achieve prominence through advertising or otherwise on these new platforms, we may not achieve significant traffic to our website through these new platforms and our business and operating results could be adversely affected.
If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.
We believe maintaining and growing our brand is important to supporting continued acceptance of our existing and future offerings, attracting new customers to our platform, and retaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts and special initiatives, our ability to provide a reliable and useful platform, including online and mobile applications, to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and solutions, and our ability to successfully differentiate our platform. Additionally, our partners’ performance, such as that of our shipping partners or payment processor, may affect our brand and reputation if customers do not have a positive experience. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand or in generating that revenue. If we fail to successfully promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to realize a sufficient return on our brand-building efforts, and our business could suffer.
We operate in a market that is rapidly evolving and in which we face intense competition, especially from larger and more well-established companies. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers, and grow our business.
Our market is highly competitive and characterized by rapid changes in technology and consumer sentiment. Competition in our industry has intensified, and we expect this trend to continue as the list of our competitors grows. This competition, among other things, affects our ability to attract new users and engage our existing users.
We compete with e-commerce platforms and other retailers for vendors on our platform and vendors can sell their goods on a number of e-commerce platforms, such as Amazon.com or Walmart.com. In addition, we compete for vendors with traditional brick-and-mortar retail stores that may also have an online presence such as Costco, BJ’s Wholesale and Sam’s Club.

There are various factors that affect how vendors engage with our platform, including:
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the number and engagement of users on our platform;

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our fees;

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our brand awareness;

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our reputation;

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the quality of our services; and

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the functionality of our platform, including data and analytics offerings.

We also compete with retailers for the attention of users. A user has the choice of shopping with any online or offline retailer, whether large e-commerce marketplaces, such as Amazon.com or Walmart.com, as well as more traditional discount retailers, such as Walmart, Costco or Target, or local stores or other venues or marketplaces. Many of these competitors offer low-cost or free shipping, fast shipping times, in-store pick-up alternatives, favorable return policies, and other features that may be difficult or impossible for us to match.
There are various factors that affect how users engage with our platform, including:
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our brand awareness and recognition;

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our reputation;

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the prices of goods sold on our platform;

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the functionality of our platform;

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ease of payment;

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shipping terms; and

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the breadth of the products sold on our platform.

Some of our competitors have, and potential competitors may have, longer operating histories, greater financial, technical, marketing, institutional and other resources, faster shipping times, lower-cost shipping, larger databases, greater name and brand recognition, or a larger base of users or vendors than we do. They may devote greater resources to the development, marketing, and promotion of their services than we do, and they may offer lower pricing or free shipping to the users on their platforms. These factors may allow our competitors to derive greater revenue and profits from their existing user and vendor bases, acquire users at lower costs or respond more quickly than we can to new or emerging technologies and changes in trends and consumer shopping behavior. If we are unable to compete successfully, or if competing successfully requires us to expend greater resources, our financial condition and results of operations could be adversely affected.
The growth of our business depends on our ability to accurately predict consumer trends, successfully introduce new products, improve existing products, attract vendors to list such products and expand our offerings to respond to our users’ and vendors’ changing needs.
Our growth depends, in part, on our ability to successfully introduce new products and services, and improve and reposition our existing products and services to meet the requirements of our customers, both consumers and businesses. As we work to grow our Retail business, which consists of sales of retail goods to both our B2B and B2C customers, the development and introduction of innovative new products and services and expansion into new offerings involves considerable costs. In addition, it may be difficult to establish new vendor relationships and determine appropriate product selection when developing a new product, service or offering. Any new product, service or offering may not generate sufficient customer interest and sales to become profitable or to cover the costs of its development and promotion and, as a result, may reduce our operating income. In addition, any such unsuccessful effort may adversely affect our brand and reputation. If we are unable to anticipate, identify, develop or market products, services or any new offerings that respond to changes in customer requirements and preferences, or if our new product or service introductions, repositioned products or services, or new offerings fail to gain customer acceptance, we may be unable to grow our business as anticipated, our sales may decline and our gross margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.
In addition, while we plan to continue to invest in the development of our business, including in the expansion of our offering of private label brand products, we may be unable to maintain or expand sales of our private label brand products for a number of reasons, including the loss of key vendors and product recalls. Maintaining consistent product quality, competitive pricing, and availability of our private label brand products for our customers is essential to developing and maintaining customer loyalty and brand awareness. Our private label brand products on average provide us with higher gross margins than the comparable third-party brand products that we sell. Accordingly, our inability to sustain the growth and sales of our private label brand offerings may materially and adversely affect our projected growth rates, business, financial condition, and results of operations.
We may be unable to accurately forecast net revenue and appropriately plan our expenses in the future.
Net revenue and results of operations are difficult to forecast because they generally depend on the number of customers we acquire, customer behavior on our platform, as well as the volume, timing and type of orders we receive, all of which are uncertain. We base our expense levels and investment plans on our estimates of net revenue and gross margins. We cannot be sure that historical growth rates, trends, and other key performance metrics are meaningful predictors of future growth. If our assumptions prove to be wrong, we may spend more than we anticipate acquiring and retaining customers or may generate lower net revenue per active customer than anticipated, either of which could have a negative impact on our business, financial condition, and results of operations.
Our Retail business is moderately seasonal and weak performance during one of our historically strong seasonal periods could have a material adverse effect on our operating results for the entire fiscal year.
Our Retail business is moderately seasonal, with a meaningful portion of our sales and promotional campaigns dedicated to back-to-school and back-to-work time periods, typically resulting in the realization of higher portions of net revenue in the first and third fiscal quarters. Due to the importance of our peak sales periods, which include the post-holiday winter and fall seasons, the first and third fiscal quarters have historically contributed, and are expected to continue to contribute, significantly to our operating results for the entire fiscal year. In anticipation of seasonal increases in sales activity during these periods, we incur additional expense prior to and during our peak seasonal periods. These expenses may include the acquisition of additional inventory, seasonal staffing needs and other similar items. As a result, any factors negatively affecting us during these periods, including adverse weather, spread of seasonal infectious diseases and unfavorable economic conditions, could have a material adverse effect on our results of operations for the entire fiscal year.
We only recently launched our Software & Services business and have limited experience in successfully delivering such services to customers or in marketing the offering to a broader customer set. Our results of operations and future revenue prospects will be harmed if we are unable to increase the adoption of our offerings.
We expect our Software & Services business, encompassing licensing of our software and technology assets, will be an increasingly important part of our offerings as we expand our business internationally. However, we have limited experience in successfully delivering or marketing these services to customers, and if we are not able to do both in a timely manner, we would fail to achieve the anticipated benefits of our Software & Services offering. Additionally, if these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms, or for any other reason, our processes for supporting our customers could be impaired, our ability to communicate with our vendors could be weakened and our ability to access or save data stored to the cloud may be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could harm our business, financial condition, and results of operations. The success of our early operations of our Software & Services offering may significantly impact our future business, results of operations and financial condition.

In addition, the attractiveness of our platform depends, in part, on our ability to integrate third-party applications and services which our registered users desire, into their websites, or develop and offer those applications independently. Third-party application providers may change the features of their applications and platforms or alter the terms governing the use of their applications and platforms in an adverse manner. Further, third-party application providers may discontinue their engagement with us, or refuse to partner with us, or limit or restrict our access to their applications and platforms. Such changes could functionally limit or terminate our ability to use these third-party applications and platforms with our platform, which could negatively impact our offerings and harm our business. Additionally, competitors may offer functionality which our registered users desire, that is better than the functionality of third-party applications or integrated solutions in our platform. If we fail to integrate our platform with new third-party applications that our registered users need for their websites or develop them independently, or adapt to the data transfer requirements of such third-party applications and platforms or any other requirements, we may not be able to offer the functionality that our registered users expect, which would negatively impact our offerings and, as a result, harm our business.
Our business will suffer if the B2C market proves less lucrative than projected or if we fail to effectively acquire and service individual B2C customers.
A majority of our revenue is generated from sales to B2C customers. Individual customers may have limited budgets and may choose to allocate resources to items other than our offerings, especially in times of economic uncertainty or recessions. We intend to continue to devote substantial resources to the B2C market, including through sales of our private label products and through sales from our direct vendors and third-party marketplace vendors. Among other things, we aim to grow our revenues by adding new consumer customers and encouraging existing customers to engage with our Boxed Up loyalty program. If the B2C market fails to be as lucrative as we project or we are unable to market and sell our services to individual customers effectively, directly or through our vendors, our ability to grow our revenues quickly and become profitable will be harmed.
If our online Retail business platform fails to perform properly or if we fail to develop enhancements to resolve performance issues or respond to other user concerns, we could lose customers or incur significant costs.
Our operations are dependent upon our ability to prevent system interruption. The applications underlying our online Retail business platform are inherently complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems. Defects, errors, disruptions in service, cyber-attacks, or other performance problems with our software, whether in connection with the day-to-day operation, upgrades or otherwise, could result in loss of customers, lost or delayed market acceptance and sales of our platform, delays in payment to us by customers, injury to our reputation and brand, legal claims, including warranty and service claims, against us, diversion of our resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.
We have found defects in our online Retail business platform and may discover additional defects in the future that could result in data unavailability, unauthorized access to, loss, corruption, or other harm to our customers’ data. We may not be able to detect and correct defects or errors before release. Consequently, we or our customers may discover defects or errors after our platform has been employed. We implement bug fixes and upgrades as part of our regularly scheduled system maintenance. If we do not complete this maintenance according to schedule or if customers are otherwise dissatisfied with the frequency and/or duration of our maintenance services and related system outages, customers could terminate their contracts, delay or withhold payment to us, or cause us to issue credits, make refunds, or pay penalties. The costs incurred or delays resulting from the correction of defects or errors in our software or other performance problems may be substantial and could adversely affect our operating results.
Our Software & Services operations are susceptible to risks associated with international operations and the use of our platform in various countries, including in emerging markets, as well as our ability to localize our Software & Services business in such countries.
We expect to have users worldwide, and we expect to continue to increase the volume of our operations worldwide in the future as we expand our strategic partnerships. However, our operations in various countries subject us to risks which may include:

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difficulties related to contract enforcement, including our terms of use;

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compliance with foreign laws and regulations applicable to cross-border operations including export controls;

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customization of our Software & Services business to be compliant with local laws and regulations applicable to our users and their customers;

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monitoring changes and addressing conflicting laws in areas such as consumer protection, taxation, anti-money laundering and copyright;

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lower levels of Internet use in certain geographical locations;

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data privacy and data localization laws that may require that user data and data of our users’ consumers be stored and processed in a designated territory;

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tax consequences, including the complexities of foreign value-added tax (or other tax) systems and restrictions on the repatriation of earnings;

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varying economic and political climates;

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currency exchange rates and restrictions related to foreign exchange controls;

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different sources of competition;

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different customer spending levels, in particular in light of the COVID-19 pandemic; and

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lower levels of credit card use, access to online payment methods, and increased payment risks.

These factors, or other factors, may cause our international costs of doing business to exceed our expectations and may also require significant management attention and financial resources. Any negative impact from our international business efforts could adversely affect our business, results of operations and financial condition.
We are in the process of localizing our products, including the languages and currencies we use, expanding our systems to accept payments in forms that are common in those targeted markets and tailoring our customer service policies, to provide our users with a local experience and cater to their specific needs. We intend to continue our nascent international expansion efforts, including through partners who can assist us to penetrate new markets. To achieve our goals, we must hire and train experienced personnel to staff and manage our international expansion. Our international expansion efforts may be slow or unsuccessful to the extent that we experience difficulties in recruiting, training, managing and retaining qualified personnel with international experience, language skills and cultural competencies in the geographic markets we target, or if we were to engage with a partner who is not appropriately qualified to operate in local markets. In addition, the expansion of our existing international operations and entry into additional international markets, in particular in emerging markets, has required, and will continue to require, significant management attention and financial resources, particularly in light of the COVID-19 pandemic. We may also face pressure to lower our prices to compete in emerging markets, which could adversely affect revenue derived from our international operations.
Our efforts to expand our presence in emerging markets presents challenges that are different from those associated with more developed international markets. In particular, regulations limiting the use of local credit cards and foreign currency could constrain our growth in certain countries. Additionally, in emerging markets, we may face the risk of rapidly changing government policies, including with respect to bank transfers and various payment methods including offline methods, and we may encounter sudden currency devaluations. Currency controls in emerging countries may make it hard for us to repatriate collections or profits that we generated in a particular country.
These and other factors associated with our international operations could impair our growth prospects and adversely affect our business, operating results and financial condition.
Because we recognize net revenue from licensing arrangements over the term of an agreement, downturns or upturns in sales are not immediately reflected in full in our operating results.
Certain portions of our revenues are recognized over time. As a result, much of the revenue we report each quarter is the recognition of deferred revenue from contracts entered into during previous quarters.

Consequently, a shortfall in demand for our solutions and services or a decline in new or renewed contracts in any one quarter may not significantly reduce our revenues for that quarter but could negatively affect our revenues in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our solutions and service offerings are not fully reflected in our results of operations until future periods.
Changes in product costs and availability could materially and adversely affect our Retail business.
The success of our Retail business, including our B2C and B2B customer bases, depends in part on our ability to anticipate and react to changes with respect to supply costs and availability of the goods and services we make available on our mobile applications and web-based e-commerce platforms (collectively, the “Boxed Sites”) and otherwise to our customers. We are susceptible to increases in costs of such goods and services as a result of factors beyond our control, such as general economic conditions, market changes, increased competition, general risk of inflation, exchange rate fluctuations, seasonal fluctuations, shortages or interruptions, weather conditions, changes in global climates, global demand, food safety concerns, generalized infectious diseases, changes in law or policy, declines in fertile or arable lands, product recalls, and government regulations.
For example, food deflation could reduce the attractiveness of the products we sell relative to competing products and thus reduce our sales growth and overall sales. On the other hand, food inflation, particularly periods of rapid inflation, could reduce our profitability as there may be a lag between the time of the price increase and the time at which we or our vendors are able to increase the price of the products we sell. Additionally, unforeseen events, such as the COVID-19 pandemic, can significantly and rapidly increase the demand for certain items, resulting in unanticipated and costly consumer behavior on the Boxed Sites and adverse customer retention when out of stock items increase with respect to highly-desired items. We generally do not have long-term supply contracts or guaranteed purchase commitments with our vendors, and we do not hedge the risk associated with purchase of commoditized products. As a result, we may not be able to anticipate, react to or mitigate against cost fluctuations which could materially and adversely affect our business.
The performance of our Retail business may be adversely affected by changes in the nature in which businesses are operated following the COVID-19 pandemic and by the timing and long-term approach toward the return to traditional workplaces and work schedules.
The COVID-19 pandemic, measures attempting to contain and mitigate the effects of the COVID-19 pandemic, including stay-at-home, business closure, and other restrictive orders, and the resulting changes in consumer behaviors, have disrupted our normal operations and impacted our employees, vendors, partners, and customers. We expect these disruptions and impacts to continue. In response to the COVID-19 pandemic, we have taken a number of actions that have impacted and continue to impact our business, including transitioning certain employees (including employees that work at our corporate headquarters) to remote work-from-home arrangements and imposing travel and related restrictions. While we believe these actions were reasonable and necessary as a result of the COVID-19 pandemic, they were disruptive to our business and could adversely impact our results of operations. Given the continued spread of COVID-19, potential resurgence of infection rates as local and state governments lift their respective business restrictions and safety protocols, and the resultant personal, economic, and governmental reactions, we may have to take additional actions in the future that could harm our business, financial condition, and results of operations. Since our business relies significantly on the efficiency and productivity of our fulfillment and logistics platform, the majority of our employees continued their essential work in our fulfillment centers during the COVID-19 pandemic under advanced safety protocols. Prior to the COVID-19 pandemic, certain of our employees traveled frequently to establish and maintain relationships with one another and with our customers, vendors, and investors. We continue to monitor the situation and may adjust our current policies as more information and guidance become available. Suspending travel and doing business in-person on a long-term basis could negatively impact our marketing efforts, our ability to enter into customer contracts in a timely manner, our international expansion efforts and our ability to recruit employees across the organization. These changes could negatively impact our sales and marketing in particular, which could have longer-term effects on our sales pipeline, or create operational or other challenges, any of which could harm our business. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce.
The degree to which COVID-19 will affect our Retail business and results of operations will depend on future developments that are highly uncertain and cannot be predicted. These developments include but are not limited to the duration, extent, and severity of the COVID-19 pandemic and variants of the virus, actions taken to contain the COVID-19 pandemic, the impact of the COVID-19 pandemic and related restrictions on economic activity and domestic and international trade, and the extent of the impact of these and other factors on our employees, vendors, partners, and customers. The COVID-19 pandemic and related restrictions could limit our B2B customers’ ability to continue to operate (limiting their abilities to obtain inventory, generate sales, or make timely payments to us). It could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key vendors and vendors, increase our vulnerability and that of our partners and service providers to security breaches, denial of service attacks or other hacking or phishing attacks, or cause other unpredictable effects.
The COVID-19 pandemic also has caused heightened uncertainty in the global economy. Although certain e-commerce trends have positively impacted our B2C offering during the COVID-19 pandemic, there can be no assurances that the overall trend will be sustained through the remainder of the pandemic or in subsequent periods. Additionally, if economic conditions deteriorate, business customers may delay reopening offices and encouraging employees to return to physical offices, they may not have the financial means to make purchases from us and they may delay or reduce discretionary purchases, which would further negatively impact our B2B offering and our results of operations. Our small business customers or individual customers may be more susceptible to general economic conditions than larger businesses, which may have greater liquidity and access to capital. Uncertain and adverse economic conditions also may lead to increased refunds and chargebacks. Since the impact of COVID-19 is ongoing, the effect of the COVID-19 pandemic and the related impact on the global economy may not be fully reflected in our results of operations until future periods. Volatility in the capital markets has been heightened during recent months and such volatility may continue, which may cause declines in the price of our Common Stock.
Further, to the extent there is a sustained general economic downturn and our offerings are perceived by customers and potential customers as costly, our revenue may be disproportionately affected by delays or reductions in general spending. Competitors, many of whom are larger and more established than we are, may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our subscription offerings and related services. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations, and financial condition could be materially and adversely affected.
If we fail to develop and successfully introduce new Software & Services offerings, or fail to maintain existing products and services that are significant to our retail partners, or if we are unable to anticipate and respond to rapid changes in technology or industry trends, our business, growth expectations, and financial condition may be materially and adversely affected.
The markets in which we compete are characterized by constant change and innovation, and we expect them to continue to evolve rapidly. Our long-term success will be based on our ability to identify and anticipate the needs of users of our Software & Services offerings and develop products that provide them with the tools they need to operate their businesses. Our future success in attracting new retailers and expanding our Software & Services offerings and the revenue we generate from each software and service partnership will depend on our ability to improve the look, functionality, performance, security, design and reliability of our solutions and services and to suit them to the needs of our retail partners.
We invest significant time and effort in the research and development of new and upgraded service and product offerings to serve our Software & Services users, including the development of vertical solutions for specific business segments, various design elements, such as customized colors, fonts, content and other features, and our full-stack no-code/low-code development platform, intended to attract developers to our platform, and back-office administrative tools for our partners and their third-party associates and ultimate customers. We also need to ensure the continued collaboration with certain third-party products and services that are included in our offering and that may be significant to our retail partners. It may take our design team and developers months to update, code and test new and upgraded solutions and services and integrate them into our platform. Furthermore, the introduction of these new and upgraded design features, solutions and services also may involve a significant amount of marketing spending.
If we are unable to successfully enhance our existing products to meet evolving retail partner and end user requirements and increase adoption and usage of our services and related third-party products, if we are unable to maintain existing products provided to us by third parties that may be significant to our retail partners, if our efforts to increase the usage of our services are more expensive than we expect, or if our solutions fail to achieve widespread acceptance, potential retail partners may adopt the products and services of our competitors and our revenues and competitive position could be materially and adversely affected.
We may be unable to source additional, or strengthen our existing relationships with, vendors. In addition, the loss of any of our key vendors would negatively impact our business.
In order to attract quality vendors, we must:
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demonstrate our ability to help our vendors increase their sales;

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offer vendors a high quality, cost-effective fulfillment process; and

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continue to provide vendors a dynamic and real-time view of our demand and inventory needs.

If we are unable to provide our vendors with a compelling return on investment and an ability to increase their sales, we may be unable to maintain and/or expand our vendor network, which would negatively impact our business.
We purchase significant amounts of products from a number of vendors with limited supply capabilities. There can be no assurance that our current vendors will be able to accommodate our anticipated growth or continue to supply current quantities at preferential prices. An inability of our existing vendors to provide products in a timely or cost-effective manner could impair our growth and materially and adversely affect our business, financial condition, and results of operations. For instance, as a result of the disruptions resulting from the COVID-19 pandemic, some of our existing vendors were not able to supply us with products in a timely or cost-effective manner. While we believe these disruptions to be temporary, their duration is uncertain and a continued inability of our existing vendors to provide products or other product supply disruptions that may occur in the future could impair our business, financial condition, and results of operations.
We generally do not maintain long-term supply contracts with any of our product vendors and any of our vendors could discontinue selling to us at any time. The loss of any of our significant vendors or the discontinuance of any preferential pricing or exclusive incentives they currently offer to us would have a negative impact on our business, financial condition, and results of operations.
We continually seek to expand our base of vendors and to identify new products. If we are unable to identify or enter into distribution relationships with new vendors or to replace the loss of any of our existing vendors, we may experience a competitive disadvantage, our business may be disrupted and our business, financial condition, and results of operations may be adversely affected.
In addition, certain of the brands we currently purchase and offer for sale to our customers are not offered by our retailer competitors. However, we have not entered into formal exclusivity agreements with the vendors for such brands. In the event these vendors choose to enter into distribution arrangements with other retailers or other competitors, our sales could suffer and our business could be adversely affected.
Our principal vendors currently provide us with certain incentives such as volume purchasing, trade discounts, cooperative advertising and market development funds. A reduction or discontinuance of these incentives would increase our costs and could reduce our profitability. Similarly, if one or more of our vendors were to offer these incentives or other preferential incentives, including preferential pricing, to our competitors, our competitive strength would be reduced, which could materially and adversely affect our business, financial condition, and results of operations.
We may be unable to sustain or improve our customer loyalty offerings, which could lead to reduced customer engagement and retention, and adversely affect our business, financial condition and results of operations and rate of growth.
Our revenue growth is partially dependent on our ability to continue to improve current loyalty and subscription offerings, as well as introduce new offerings to keep our customers engaged. We believe the success of offerings such as our Prince & Spring private brand, our Boxed Up paid loyalty program, and our auto-ship subscription program help drive increased customer engagement. If we are unable to maintain and continuously improve these programs, or if we are unable to offer new additional loyalty programs, it may impact our customer retention and adversely affect our business and financial condition.
Further, customers enrolling in our loyalty programs, including our auto-ship subscription and Boxed Up programs, are able to cancel their membership at any time and may decide to cancel or forego memberships due to any number of reasons, including increased prices for that membership or for our services, quality issues with our services, harm to our reputation or brand, seasonal usage, or individuals’ personal economic pressures. Increasing governmental regulation of automatically renewing subscription programs could negatively impact our marketing of this program. A decline in the number of customers engaging in our loyalty programs could materially and adversely affect our business, results of operations and financial condition.
Food safety, quality, and health concerns could affect our business.
We could be adversely affected if customers lose confidence in the safety and quality of our vendor supplied and private label brand food products. All of our vendors are required to comply with applicable product safety laws and we are dependent upon them to ensure such compliance. One or more of our vendors, including manufacturers of our private label brand products, might not adhere to product safety requirements or our quality control standards. Any issues of product safety or allegations that our products are in violation of governmental regulations, including, but not limited to, issues involving products manufactured in foreign countries, could cause those products to be recalled. Adverse publicity about these types of concerns, whether valid or not, may discourage customers from buying the products we offer. The real or perceived sale of contaminated food products by us could result in product liability claims against our vendors or us, expose us or our vendors to governmental enforcement action or private litigation, or lead to costly recalls and a loss of customer confidence, any of which could have an adverse effect on our business, financial condition, and results of operations. We outsource the manufacturing of our private label brand products and, as a result, any issues relating to the manufacturing of such private label brand products or claims arising from any injury or illness allegedly caused by such products could adversely affect the reputation of our private label brands or our results of operations.
We outsource the manufacturing of our private brand products. As a result, our private brand business may be adversely affected by a variety of factors including, but not limited to, fluctuations in the cost and availability of raw materials, complications relating to the manufacturing process and the failure of our outsourcing partners to maintain an adequate quality-control system. Many of these factors are subject to circumstances that are beyond our control, such as the supply and demand of commodities, weather and agricultural conditions, governmental regulations and the ability to hire a sufficient number of qualified personnel. In addition, our products may be exposed to product recalls, including voluntary recalls or withdrawals, if they are alleged to cause or pose a risk of injury or illness or if they are alleged to have been mislabeled, misbranded or adulterated or to otherwise be in violation of governmental regulations. We may also voluntarily recall or withdraw products that we consider to not meet our standards, whether for palatability, appearance or otherwise, in order to protect our brand and reputation. Furthermore, we also may be subject to product liability claims if the consumption or use of our products is alleged to cause injury or illness. While we carry product liability insurance, our insurance may not be adequate to cover all liabilities we may incur in connection with product liability claims. For example, punitive damages are generally not covered by insurance. In addition, we may be unable to continue to maintain our existing insurance, obtain comparable insurance at a reasonable cost, if at all, or secure additional coverage, which may result in future product liability claims being uninsured. Any of these factors could negatively impact our private brand business and, consequently, adversely affect our results of operations.
If we do not successfully optimize, operate and manage the expansion of the capacity of our fulfillment centers, or if we lose access to one or more of our fulfillment centers, our business, financial condition, and results of operations could be harmed.
If we do not optimize and operate our fulfillment centers successfully and efficiently, it could result in excess or insufficient fulfillment capacity, an increase in costs or impairment charges or harm our Retail business in other ways. In addition, if we do not have sufficient fulfillment capacity or experience a problem fulfilling orders in a timely manner, our customers may experience delays in receiving their purchases, which could harm our reputation and our relationship with our customers. Any unanticipated occurrences with respect to the COVID-19 pandemic, including any potential outbreak of cases or the development of a vaccine-resistant strain during the reopening of the U.S. economy by state and local governments, could cause us to experience disruptions to the operations of our fulfillment centers, which may negatively impact our ability to fulfill orders in a timely manner, which could harm our reputation, relationship with customers and results of operations.
We have designed and built our own fulfillment center infrastructure, including proprietary robotics and fulfillment software, which is designed to meet the specific needs of our business. If we continue to add fulfillment and warehouse capabilities, add new businesses or categories with different fulfillment requirements or change the mix in products that we sell, our fulfillment network will become increasingly complex and operating it will become more challenging. Failure to successfully address such challenges in a cost-effective and expedient manner could impair our ability to timely deliver our customers’ purchases and could harm our reputation and ultimately, our business, financial condition, and results of operations.
We anticipate the need to add additional fulfillment centers as our business continues to grow. We cannot assure you that we will be able to locate suitable facilities on commercially acceptable terms in accordance with our expansion plans, nor can we assure you that we will be able to recruit qualified managerial and operational personnel to support our expansion plans. If we are unable to secure new or expanded facilities for the expansion of our fulfillment operations, recruit qualified personnel to support any such facilities, or effectively control expansion-related expenses, our business, financial condition, and results of operations could be materially and adversely affected. If we grow faster than we anticipate, we may exceed our fulfillment center capacity sooner than we anticipate, we may experience problems fulfilling orders in a timely manner or our customers may experience delays in receiving their purchases, which could harm our reputation and our relationship with our customers, and we would need to increase our capital expenditures more than anticipated and in a shorter time frame than we currently anticipate. Our ability to expand our fulfillment center capacity, including our ability to secure suitable facilities and recruit qualified employees, may be substantially affected by the spread of COVID-19 and its variant strains and related governmental orders and there may be delays or increased costs associated with such expansion as a result of the spread and impact of the COVID-19 pandemic. Many of the expenses and investments with respect to our fulfillment centers are fixed, and any expansion of such fulfillment centers will require additional investment of capital. We expect to incur higher capital expenditures in the future for our fulfillment center operations as our business continues to grow. We would incur such expenses and make such investments in advance of expected sales, and such expected sales may not occur. Any of these factors could materially and adversely affect our business, financial condition, and results of operations.
Packaging and shipping products are critical parts of our Retail business and any changes in, or disruptions to, our packaging and shipping vendor arrangements could adversely affect our business, financial condition, and results of operations.
We currently rely on third-party national, regional and local logistics providers to deliver the products we offer on our website and mobile applications. If we are not able to negotiate acceptable pricing and other terms with these providers, or if these providers experience performance problems or other difficulties in processing our orders or delivering our products to customers, it could negatively impact our results of operations and our customers’ experience. For example, changes to the terms of our shipping arrangements may adversely impact our gross margins and profitability. In addition, our ability to receive inbound inventory efficiently and ship merchandise to customers may be negatively affected by factors beyond our and these providers’ control, including inclement weather, fire, flood, power loss, earthquakes, pandemics, epidemics or other health-related crises, acts of war or terrorism or other events specifically impacting our or other shipping partners, such as labor disputes, financial difficulties, system failures and other disruptions to the operations of the shipping companies on which we rely. We are also subject to risks of damage or loss during delivery by our shipping vendors. If the products ordered by our customers are not delivered in a timely fashion or are damaged or lost during the delivery process, our customers could become dissatisfied and cease buying products through our website and mobile applications, which would adversely affect our business, financial condition, and results of operations. Further, COVID-19 and its variant strains and related governmental work and travel restrictions may cause disruptions and delays in national, regional and local shipping, which may negatively impact our customers’ experience and our results or operations. The spread of COVID-19, and any future pandemic, epidemic or similar outbreak, may disrupt our vendors and logistics providers, such as UPS, FedEx, Lone Star Overnight, OnTrac, Lasership and other third-party delivery agents, as their workers may be prohibited or otherwise unable to report to work and transporting products within certain countries, regions, states or localities may be limited due to laws, rules, orders or regulations, extended holidays, factory closures, port closures and increased border controls and closures, among other things. We may also incur higher shipping costs due to various surcharges by third-party delivery agents on retailers related to the increased shipping demand resulting from any COVID-19 outbreak and any future pandemic, epidemic or similar outbreak.
Our business depends on network and mobile infrastructure, our third-party data center hosting facilities, other third-party providers, and our ability to maintain and scale our technology. Any significant interruptions or delays in service on our website or mobile applications or any undetected errors or design faults could result in limited capacity, reduced demand, processing delays, and loss of customers or vendors. A failure to adequately resolve such defects and implement new systems could harm our business and adversely affect our results of operations.
A key element of our strategy is to generate a high volume of traffic on, and use of, our website and mobile applications. Our reputation and ability to acquire, retain and serve our customers are dependent upon the reliable performance of our website and mobile applications and the underlying network infrastructure. As our customer base and the amount of information shared on our website and mobile applications continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on data center services, including those of third-party cloud providers, and equipment and related network infrastructure to handle the traffic on our website and mobile applications. The operation of these systems is complex and could result in operational failures. In some cases, third-party cloud providers run their own platforms that we access, and we are, therefore, vulnerable to their service interruptions. In the event that the volume of traffic of our customers exceeds the capacity of our current network infrastructure or in the event that our customer base or the amount of traffic on our website and mobile applications grows more quickly than anticipated, we may be required to incur significant additional costs to enhance the underlying network infrastructure. Interruptions or delays in these systems, whether due to system failures, computer viruses, physical or electronic break-ins, undetected errors, design faults or other unexpected events or causes, could affect the security or availability of our website and mobile applications and prevent our customers from accessing our website and mobile applications. If sustained or repeated, these performance issues could reduce the attractiveness of our products and services. In addition, the costs and complexities involved in expanding and upgrading our systems may prevent us from doing so in a timely manner and may prevent us from adequately meeting the demand placed on our systems. Any web or mobile platform interruption or inadequacy that causes performance issues or interruptions in the availability of our website or mobile applications could reduce customer satisfaction and result in a reduction in the number of customers using our products and services.
We depend on the development and maintenance of the Internet and mobile infrastructure. This includes maintenance of reliable Internet and mobile infrastructure with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable Internet and mobile access. We also use and rely on services from other third parties, such as our telecommunications services and our sole payment processor, and those services may be subject to outages and interruptions that are not within our control. Failures by our telecommunications providers may interrupt our ability to provide phone support to our customers and distributed denial-of-service (“DDoS”) attacks directed at our telecommunication service providers could prevent customers from accessing our website. In addition, we have in the past and may in the future experience down periods where our third-party credit card processor is unable to process the online payments of our customers, which would disrupt our ability to receive customer orders. Our business, financial condition, and results of operations could be materially and adversely affected if for any reason the reliability of our Internet, telecommunications, payment system and mobile infrastructure is compromised.
We currently rely upon third-party data storage providers. Nearly all of our data storage and analytics are conducted on, and the data and content we create associated with sales on our website and mobile applications are processed through, servers hosted by these providers. We also rely on e-mail service providers, bandwidth providers, Internet service providers and mobile networks to deliver e-mail and “push” communications to customers and to allow customers to access our website.
Any damage to, or failure of, our systems or the systems of our third-party data centers, including cloud storage solution providers, or our other third-party providers could result in interruptions to the availability or functionality of our website and mobile applications. As a result, we could lose customer data and miss order fulfillment deadlines, which could result in decreased sales, increased overhead costs, excess inventory and product shortages. If for any reason our arrangements with our data centers, cloud storage solution providers or other third-party providers are terminated or interrupted, such termination or interruption could adversely affect our business, financial condition, and results of operations. We exercise little control over these providers, which increases our vulnerability to problems with the services they provide. We have designed certain of our software and computer systems so as to also utilize data processing, storage capabilities and other services. Given this, along with the fact that we cannot rapidly switch certain operations to other cloud providers, any disruption of or interference with our use of the services of our existing providers would impact our operations and our business would be adversely impacted. We could experience additional expense in arranging for new facilities, technology, services and support. In addition, the failure of our third-party data centers, including cloud storage solution providers, or any other third-party providers to meet our capacity requirements could result in interruption in the availability or functionality of our website and mobile applications.
The satisfactory performance, reliability and availability of our website, mobile applications, transaction processing systems and technology infrastructure are critical to our reputation and our ability to acquire and retain customers, as well as to maintain adequate customer service levels. Our net revenue depend on the number of visitors who shop on our website and mobile applications and the volume of orders that we can handle. Unavailability of our website or of our mobile applications or reduced order fulfillment performance would reduce the volume of goods sold and could also materially and adversely affect customer perception of our brand. Any slowdown or failure of our website, mobile applications or the underlying technology infrastructure could harm our business, reputation and our ability to acquire, retain and serve our customers.
The occurrence of a natural disaster, power loss, telecommunications failure, data loss, computer virus, pandemic, epidemic or other health-related crisis, an act of terrorism, cyberattack, vandalism or sabotage, act of war or any similar event, or a decision to close our third-party data centers on which we normally operate or the facilities of any other third-party provider without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in the availability of our website and mobile applications. Cloud computing, in particular, is dependent upon having access to an Internet connection in order to retrieve data. If a natural disaster, pandemic (such as the COVID-19 pandemic), blackout or other unforeseen event were to occur that disrupted the ability to obtain an Internet connection, we may experience a slowdown or delay in our operations. While we have some limited disaster recovery arrangements in place, our preparations may not be adequate to account for disasters or similar events that may occur in the future and may not effectively permit us to continue operating in the event of any problems with respect to our systems or those of our third-party data centers or any other third-party facilities. Our disaster recovery and data redundancy plans may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur. If any such event were to occur to our business, our operations could be impaired and our business, financial condition, and results of operations may be materially and adversely affected.

We rely significantly on the use of information technology, as well as those of our third party service providers. Our failure or the failure of third-party service providers to protect our website, networks, and systems against cybersecurity incidents, or otherwise to protect our confidential information, could damage our reputation and brand and substantially harm our business, financial condition, and results of operations.
As a result of our services being web-based, we collect, process, transmit and store large amounts of data about our customers, employees, vendors and others, including credit card information and personally identifiable information, as well as other confidential and proprietary information. We also employ third-party service providers for a variety of reasons, including storing, processing and transmitting proprietary, personal and confidential information on our behalf. While we rely on tokenization solutions licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers, advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect this data from being breached or compromised. Similarly, our security measures, and those of our third-party service providers, may not detect or prevent all attempts to hack our systems or those of our third-party service providers. DDoS attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other cybersecurity incidents and similar disruptions that may jeopardize the security of information stored in or transmitted by our website, networks and systems or that we or our third-party service providers otherwise maintain, including payment card systems, may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and our service providers may not anticipate or prevent all types of attacks until after they have already been launched, and techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, and we may be unable to implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. In addition, cybersecurity incidents can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by persons with whom we have commercial relationships.
Breaches of our security measures or those of our third-party service providers or any cybersecurity incident could result in unauthorized access to our website, networks and systems; unauthorized access to and misappropriation of customer and/or employee information, including personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our website, networks or systems; deletion or modification of content or the display of unauthorized content on our website; interruption, disruption or malfunction of operations; costs relating to cybersecurity incident remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third party experts and consultants; litigation, regulatory action and other potential liabilities. If any of these cybersecurity incidents occur, or there is a public perception that we, or our third-party service providers, have suffered such a breach, our reputation and brand could also be damaged and we could be required to expend significant capital and other resources to alleviate problems caused by such cybersecurity incidents. As a consequence, our business could be materially and adversely affected and we could also be exposed to litigation and regulatory action and possible liability. In addition, any party who is able to illicitly obtain a customer’s password could access the customer’s transaction data or personal information. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data security and other laws, and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have an material adverse effect on our business, financial condition, and results of operations. This risk is heightened as governmental authorities throughout the U.S. and around the world devote increasing attention to data privacy and security issues.
While we maintain privacy, data breach and network security liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. Additionally, even though we continue to devote resources to monitor and update our systems and implement information security measures to protect our systems, there can be no assurance that any controls and procedures we have in place will be sufficient to protect us from future cybersecurity incidents. Failure by us or our vendors to comply with data security requirements, including the California Consumer Privacy Act’s (“CCPA”) new “reasonable security” requirement in light of the private right of action, or rectify a security issue may result in class action litigation, fines and the imposition of restrictions on our ability to accept payment cards, which could adversely affect our operations. As cyber threats are continually evolving, our controls and procedures may become inadequate and we may be required to devote additional resources to modify or enhance our systems in the future. As a result, we may face interruptions to our systems, reputational damage, claims under privacy and data protection laws and regulations, customer dissatisfaction, legal liability, enforcement actions or additional costs, any and all of which could adversely affect our business, financial condition, and results of operations. In addition, although we seek to detect and investigate data security incidents, security breaches and other incidents of unauthorized access to our information technology systems and data can be difficult to detect and any delay in identifying such breaches or incidents may lead to increased harm and legal exposure of the type described above.
We are subject to risks related to online transactions and payment methods.
We accept payments using a variety of methods, including credit card, debit card, Apple Pay, PayPal, Google Pay, gift cards and customer invoicing. We rely on third parties to provide certain of these payment methods and payment processing services. As we offer new payment options to customers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from customers or to facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected.
We occasionally receive orders placed with fraudulent credit card data. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. We may also suffer losses from other online transaction fraud, including fraudulent returns. If we are unable to detect or control credit card or transaction fraud, our liability for these transactions could harm our business, financial condition and operating results.
We rely on limited providers for payment processing to provide the technology we utilize to process payments for the Boxed Sites and to offer to our customers.
To process payments through the Boxed Sites and through e-commerce platforms we develop for our services and solutions clients, we have entered into payment service provider agreements with select providers. These agreements are integral to our and some of our service and solutions clients’ ability to process payments made through our respective platforms and any disruption or problems with our payment service providers or their services could have an adverse effect on our reputation, results of operations and financial results. If our payment service providers were to terminate their respective relationships with us, we could incur substantial delays and expense in finding and integrating alternative payment service providers, and the quality and reliability of such alternative payment service providers may not be comparable. Any long-term or permanent disruption in our payment processing infrastructure would decrease our revenues from services and solutions clients, since these would be required to use one of the alternative payment gateways offered through our platform.
We rely on the performance of members of management and highly skilled personnel, and if we are unable to attract, develop, motivate and retain well-qualified employees, including due to evolving labor dynamics, our business could be harmed.
Our ability to maintain our competitive position is largely dependent on the services of our senior management and other key personnel. In addition, our future success depends on our continuing ability to attract, develop, motivate and retain qualified and skilled employees. The market for such positions is competitive. Qualified individuals are in high demand and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or other key employees or our inability to recruit and develop mid-level managers could materially and adversely affect our ability to execute our business plan, and we may be unable to find adequate replacements. Further, if we expand our fulfillment center capacity or open additional fulfillment centers, we will need to attract and staff a variety of positions, including managerial positions, which will necessitate the time and attention of management. All of our employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. If we fail to retain talented senior management and other key personnel, or if we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, financial condition, and results of operations may be materially and adversely affected.
Our business could be adversely affected by increased labor costs or labor shortages.
Labor is a significant portion of our cost structure and is subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in Nevada, New Jersey, Texas and a number of other states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we have and may need to continue to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or, if we fail to pay such higher wages, we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business.
We may be unable to adequately protect our brand and our other intellectual property rights. Additionally, we may be subject to intellectual property infringement claims or other allegations, which could result in substantial damages and diversion of management’s efforts and attention.
We regard our brand, customer lists, trademarks, service marks, copyrights, trade dress, domain names, trade secrets, proprietary technology and similar intellectual property as critical to our success. We rely on trademark, copyright, trade secret protection, agreements and other methods with our employees and others to protect our proprietary rights. Effective intellectual property protection may not be available in every country in which our products are, or may be made, available. Regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, or diminish the value of our trademarks and other proprietary rights. The protection of our intellectual property rights may require the expenditure of significant financial, managerial and operational resources. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights, and we may be unable to broadly enforce all of our intellectual property rights. Any of our intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Our trademark applications may never be granted. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or intellectual property rights. Furthermore, our confidentiality agreements may not effectively prevent disclosure of our proprietary information, technologies and processes and may not provide an adequate remedy in the event of unauthorized disclosure of such information.
We might be required to spend significant resources to monitor and protect our intellectual property rights. For example, we may initiate claims or litigation against others for infringement, misappropriation or violation of our intellectual property rights or other proprietary rights or to establish the validity of such rights. However, we may be unable to discover or determine the extent of any infringement, misappropriation or other violation of our intellectual property rights and other proprietary rights. Despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights and other proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may materially and adversely affect our business, financial condition, and results of operations.
We rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain features of our offerings, which could affect our business, financial condition and results of operations. In addition, our technology platform may use open source software. The use of such open source software may subject us to certain conditions, including the obligation to offer, distribute, or disclose our technology platform for no or reduced cost, make the proprietary source code subject to open source software licenses available to the public, license our software and systems that use open source software for the purpose of making derivative works, or allow reverse assembly, disassembly, or reverse engineering. We monitor our use of open source software to avoid subjecting our technology platform to conditions we do not intend. However, if our technology platform becomes subject to such unintended conditions, it could have an adverse effect on our business, financial condition, and results of operations.
Third parties have from time to time claimed, and may claim in the future, that we have infringed their intellectual property rights. These claims, whether meritorious or not, could be time-consuming, result in considerable litigation costs, result in injunctions against us or the payment of damages by us, require significant amounts of management time or result in the diversion of significant operational resources and expensive changes to our business model, result in the payment of substantial damages or injunctions against us, or require us to enter into costly royalty or licensing agreements, if available. In addition, we may be unable to obtain or utilize on terms that are favorable to us, or at all, licenses or other rights with respect to intellectual property we do not own. We have not exhaustively searched patents relative to our technology, and exhaustive searches of copyrights and trade secrets are not feasible due to the nature of such intellectual property rights. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our merchandizing or marketing activities or take other action to resolve the claims. Any payments we are required to make and any injunctions we are required to comply with as a result of these claims could materially and adversely affect our business, financial condition, and results of operations.
We have identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired.
In connection with the issuance of our consolidated financial statements as of and for the fiscal year ended December 31, 2020, we identified material weaknesses in our internal control over financial reporting. We did not design and maintain an effective control environment and control activities commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of technical knowledge commensurate with our accounting and reporting requirements or effectively select and develop control activities that mitigate risk that involve more complex accounting judgments. This material weakness contributed to the following additional material weakness surrounding the controls related to the preparation, review, and analysis of accounting information and financial statements. Those controls are not adequately designed or appropriately implemented to identify material misstatements in financial reporting on a timely basis. As a result, there were misstatements identified and deficiencies in internal controls in the following areas:
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application of accounting requirements under ASC 985, Software — relevant to software marketed for external sale that was capitalized which should have been expensed;

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application of valuation methodologies for financial instruments accounted for under ASC 820, Fair Value Measurement — related to the application of a lattice valuation model used to measure certain of our outstanding liability-classified warrants; and

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application of the accounting requirements under ASC 480, Distinguishing Liabilities from Equity —  related to the adjustment to accrete to the redemption value of the C-3 preferred shares when preparing the financial statements for inclusion in a public filing.

Each of the material weaknesses described above could result in a misstatement of one or more account balances or disclosures, misstatements that would result in a material misstatement to the annual or interim consolidated financial statements which would not be prevented or detected. We have not begun an implementation plan to remediate these material weaknesses. Once we begin an implementation plan, the remediation measures will be ongoing, and although not all inclusive, we expect the remediation measures to employ a sufficient complement of staff, all of which will result in future costs for the Company.
To address these material weaknesses, we plan to take actions to add personnel with the proper experience and qualifications to handle the more complex accounting transactions, and effectively select and develop control activities that mitigate risk that involve more complex accounting judgments. However, the material weaknesses will not be considered remediated until our remediation plan has been fully implemented, the applicable controls are fully operational for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, we cannot predict the success of such efforts or the outcome of our assessment of the remediation efforts. Our efforts may not remediate these material weaknesses in our internal control over financial reporting, and may not prevent additional material weaknesses from being identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our consolidated financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in our equity value. Additionally, ineffective internal controls could expose us to an increased risk of financial reporting fraud and the misappropriation of assets, and may further subject us to potential delisting from the stock exchange on which we list, or to other regulatory investigations and civil or criminal sanctions.
As a public company, subject to limited exceptions, we are required pursuant to Section 404(a) of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. If in the future we are no longer classified under the definition of an emerging growth company, our independent registered public accounting firm will also be required, pursuant to Section 404(b) of the Sarbanes-Oxley Act, to attest to the effectiveness of our internal control over financial reporting in each annual report on Form 10-K to be filed with the SEC. We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the stock exchange on which our securities are listed, or other regulatory authorities, which would require additional financial and management resources.
Prior to the Business Combination, SVOK identified material weaknesses in its internal control over financial reporting. One or more of these material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Prior to consummation of the Business Combination, SVOK management identified two material weaknesses in its internal control over financial reporting, one related to the accounting for a significant and unusual transaction related to the warrants it issued in connection with the Initial Public Offering in December 2020 and another related to its application of ASC 480-10-S99-3A related to its accounting classification of the initial shares of SVOK Class A Common Stock outstanding prior to the Business Combination.
To respond to these material weaknesses, we have devoted and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our consolidated financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents, and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
Some provisions of the certificate of incorporation and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in the certificate of incorporation, as well as provisions of the DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares.
These provisions include:
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our Board is classified into three classes of directors with staggered three-year terms, and directors are only able to be removed from office for cause;

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nothing in the certificate of incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of our Common Stock;

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advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

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our stockholders are only able to take action at a meeting of stockholders and not by written consent;

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only our chairman of the Board, our Chief Executive Officer, our President or a majority of the Board are authorized to call a special meeting of stockholders;

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no provision in the certificate of incorporation or the bylaws provides for cumulative voting, which limits the ability of minority stockholders to elect director candidates;

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certain amendments to the certificate of incorporation will require the approval of two-thirds of the then outstanding voting power of our capital stock;

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the bylaws provide that the affirmative vote of two-thirds of the voting power of the then-outstanding shares of our voting stock, voting as a single class, is required for stockholders to amend or adopt any provision of the bylaws;

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the certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued, without the approval of the holders of our common stock; and

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certain litigation against us can only be brought in Delaware.

The certificate of incorporation states that we shall not engage in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
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the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of us. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and cause us to take corporate actions other than those our stockholders desire. See “Description of Our Securities.”
The certificate of incorporation and bylaws designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
The certificate of incorporation and bylaws provide that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and any appellate court thereof will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed to us or our stockholders by any of our current or former directors, officers, employees, agents or stockholders, (iii) any action asserting a claim against us or any of our current or former directors, officers, employees, agents or stockholders arising under the DGCL, the certificate of incorporation or the bylaws (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim related to or involving us that is governed by the internal affairs doctrine.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Unless we consent in writing to the selection of an alternative forum, the certificate of incorporation and bylaws will provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the certificate of incorporation and bylaws to be inapplicable or unenforceable in such action.
Risks Related to Our Capital Requirements and Capital Structure
We have a history of operating losses and may never be able to achieve or maintain profitability.
We incurred net losses of $34.4 million, $65.4 million and $50.3 million for the years ended December 31, 2020, 2019, and 2018, respectively, and we incurred net losses of $30.3 million for the nine months ended September 30, 2021. As a result of our ongoing losses, as of September 30, 2021, we had an accumulated deficit of $345.7 million. While we have experienced significant revenue growth since inception, we may not be able to sustain or increase our growth or achieve or sustain profitability in the future. We intend to continue to invest in sales and marketing efforts, research and development, growth in personnel, and expansion into new geographies. In addition, we expect to incur significant additional legal, accounting, insurance and other expenses related to our being a public company as compared to when we were a private company. We will also incur additional costs associated with our proposed commercial partnership with

Palantir that are not reflected in our historical financial results. We expect to continue to generate losses for the foreseeable future. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed.
Prior to the Business Combination, our management had concluded that uncertainties around our ability to raise additional capital raise substantial doubt about our ability to continue as a going concern. Even after consummation of the Business Combination and Private Placements as contemplated, we may need to raise additional capital in the future to execute our business plan, which may not be available on terms acceptable to us, or at all.
As of September 30, 2021, we had no additional capital available for borrowing and no firm commitment from current or prospective investors to provide us additional capital to fund operations in the foreseeable future. These uncertainties raised substantial doubt about our ability to continue as a going concern. The cash we obtained from the Business Combination and Private Placements, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from consummation of the Business Combination. However, we are still in the growth stage of our business and expect to continue to make substantial investments in our business, including in the expansion of the merchandise sold on our platform, in our research and development for our Software & Services segment, and in our advertising and sales teams, in addition to incurring additional costs as a result of being a public company. In addition, on November 28, 2021, SVOK entered into the Forward Purchase Transaction. On December 9, 2021, pursuant to the Forward Purchase Agreement, SVOK paid the counterparty an aggregate amount of approximately $65.8 million, which SVOK paid out of funds held in SVOK’s trust account (the “Prepayment Amount”) in respect of 6,504,768 shares of Common Stock. Depending on the manner in which the Forward Purchase Transaction is settled, we may never have access to the full Prepayment Amount, which may adversely affect our future liquidity and capital needs.
Our business plans may change, general economic, financial or political conditions in our markets may change, or other circumstances may arise, that have a material adverse effect on our cash flow and the anticipated cash needs of our business. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. We cannot predict the timing or amount of any such capital requirements at this time, and there can be no assurance that we will be able to obtain additional debt or equity financing on terms acceptable to us, if at all, or that we will generate sufficient future revenues. Our management and our board of directors (the “Board”) will have broad discretion in determining when, whether and how we raise additional capital and, unless required by the rules of NYSE, such capital raises will not require stockholder approval. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Common Stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially adversely affected. We also could be required to seek funds through arrangements with partners or others that may require us to relinquish rights or jointly own some aspects of our technologies, products or services that we would otherwise pursue on our own.
Restrictions imposed by our debt facilities could adversely affect our operating flexibility.
Our debt facilities limit our ability to, among other things:
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incur or guarantee additional debt;

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make certain investments and acquisitions;

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incur certain liens or permit them to exist;

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enter into certain types of transactions with affiliates;

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merge or consolidate with another company; and

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transfer, sell or otherwise dispose of assets.

Our debt facilities also contain covenants requiring us to maintain certain financial ratios. The provisions of our debt facilities may affect our ability to obtain future financing and to pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. As a result, restrictions in our debt facilities could adversely affect our business, financial condition, and results of operations. In addition, a failure to comply with the provisions of our debt facilities could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of outstanding amounts under our debt facilities is accelerated, our assets may be insufficient to repay such amounts in full, and our stockholders could experience a partial or total loss of their investment. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Our results of operations and business could be harmed if we fail to manage the growth of our infrastructure effectively or fail to expand our infrastructure into additional geographic locations because we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.
We have experienced rapid growth in our business and operations and expect to continue to experience significant growth, which places substantial demands on our operational infrastructure. In the future, we may be required to allocate resources and spend substantial amounts to build, purchase and lease fulfillment centers and equipment and upgrade our technology and network infrastructure, to handle increased customer traffic and transactions, or to comply with data protection regulations in jurisdictions in which we provide our services. Moreover, as our customer base grows, we will need to devote additional resources to improving our infrastructure and continuing to enhance its scalability to maintain the performance of our platform and solutions. Our need to effectively manage our operations and growth will also require that we continue to assess and improve our operational, financial and management controls, reporting systems and procedures. Our expansion will continue to place a significant strain on our managerial, administrative, financial, and other resources. We may encounter difficulties obtaining the necessary personnel or expertise to improve those controls, systems and procedures on a timely basis relative to our growth. If we do not manage the growth of our business and operations effectively, the quality of our platform and efficiency of our operations could suffer, which could materially harm our results of operations and business.
The scalability and flexibility of our online infrastructure depends on the functionality of our third-party servers and their ability to handle increased traffic and demand for bandwidth. We may be unable to achieve or maintain data transmission capacity high enough to handle increased traffic or process transactions in a timely manner. Our failure to achieve or maintain high data transmission capacity could significantly reduce demand for our platform and solutions and could negatively impact our reputation. Further, as we continue to attract users who utilize our online commerce solutions, the volume of transactions processed on our platform will increase, especially if such users draw significant numbers of buyers over short periods of time. The significant growth in the number of registered users and transactions, and new developments and functionalities offered on our platform, has increased the amount of both our stored marketing and research data and the data of our users and their users.
We will require significant capital expenditures and valuable management resources to grow without undermining our culture of innovation, teamwork, and attention to customer success, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our corporate culture, it could negatively affect our reputation and ability to retain and attract customers and employees. It is important that we maintain a high level of customer service and satisfaction as we expand our business. As our Retail and Software & Services businesses continue to grow, we will need to expand our account management, customer service, and other personnel. Failure to manage growth could result in difficulty or delays in launching our platform, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features, or other operational difficulties. Any of these could adversely impact our business performance and results of operations.

Our Convertible Notes may impact our financial results, result in the dilution of our stockholders, create downward pressure on the price of our Common Stock, and restrict our ability to raise additional capital or take advantage of future opportunities.
In connection with the Business Combination, SVOK entered into the Convertible Note Subscription Agreements, pursuant to which SVOK issued and sold, in Private Placements which closed immediately prior to the consummation of the Business Combination, an aggregate of $87.5 million of principal amount of Convertible Notes. The Convertible Notes are convertible for shares of our Common Stock at a conversion price of $12.00 per share in accordance with the terms thereof and will bear interest at a rate of 7.00% per annum, paid-in-kind or in cash at our option and accruing semi-annually. The sale of the Convertible Notes may affect our earnings per share figures, as accounting procedures may require that we include in our calculation of earnings per share the number of shares of our Common Stock into which the Convertible Notes are convertible. If shares of our Common Stock are issued to the holders of the Convertible Notes upon conversion, there will be dilution to our stockholders’ equity and the market price of our Common Stock may decrease due to the additional selling pressure in the market. Any downward pressure on the price of our Common Stock caused by the sale, or potential sale, of shares issuable upon conversion of the Convertible Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.
We may not have the ability to raise the funds necessary to settle conversions of the Convertible Notes, repurchase the Convertible Notes upon a fundamental change or repay the Convertible Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon conversion, redemption or repurchase of the Convertible Notes.
Holders of the Convertible Notes have the right under the indenture governing the Convertible Notes to require us to repurchase all or a portion of their Convertible Notes upon the occurrence of a fundamental change before the applicable maturity date at a repurchase price equal to 101% of the principal amount of such Convertible Notes to be repurchased plus any and all interest from, and including, the date on which interest has been paid or duly provided for under the indenture to, but excluding, the maturity date. Moreover, we will be required to repay the Convertible Notes in cash at their maturity, unless earlier converted, redeemed or repurchased. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of such Convertible Notes surrendered or pay cash with respect to such Convertible Notes being converted.
In addition, our ability to repurchase, redeem or to pay cash upon conversion of Convertible Notes may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase the Convertible Notes at a time when the repurchase is required by the indenture or to pay cash upon conversion of such Convertible Notes as required by the indenture would constitute a default under such indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes or to pay cash upon conversion of the Convertible Notes.
We may still incur substantially more debt or take other actions that would diminish our ability to make payments on the Convertible Notes when due.
We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments. Pursuant to the Convertible Note Subscription Agreements, we are subject to certain restrictions under the terms of the indenture governing the Convertible Notes, including limitations regarding incurring future indebtedness, subject to specific allowances in the indenture. However, we will not be restricted from recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture that could have the effect of diminishing our ability to make payments on the Convertible Notes when due.

Risks Related to Laws and Regulations
We are subject to extensive governmental regulation and we may incur material liabilities under, or costs in order to comply with, existing or future laws and regulation, and our failure to comply may result in enforcements, recalls, and other adverse actions.
We are subject to a broad range of federal, state, local, and foreign laws and regulations intended to protect public and worker health and safety, natural resources and the environment. Our operations, including our outsourced private label brand manufacturing partners, are subject to regulation by the Occupational Safety and Health Administration (“OSHA”), the Food and Drug Administration (“FDA”), the United States Department of Agriculture (the “USDA”), and by various other federal, state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising, labeling and export of our products, including food safety standards and regulations on sale of alcohol. In addition, we and our outsourced private label brand manufacturing partners are subject to additional regulatory requirements, including environmental, health and safety laws and regulations administered by the U.S. Environmental Protection Agency, state, local and foreign environmental, health and safety legislative and regulatory authorities and the National Labor Relations Board, covering such areas as discharges and emissions to air and water, the use, management, disposal and remediation of, and human exposure to, hazardous materials and wastes, and public and worker health and safety. These laws and regulations also govern our relationships with employees, including minimum wage requirements, overtime, terms and conditions of employment, working conditions and citizenship requirements. Violations of or liability under any of these laws and regulations may result in administrative, civil or criminal fines, penalties or sanctions against us, revocation or modification of applicable permits, licenses or authorizations, environmental, health and safety investigations or remedial activities, voluntary or involuntary product recalls, warning or untitled letters or cease and desist orders against operations that are not in compliance, among other things. Such laws and regulations generally have become more stringent over time and may become more so in the future, and we may incur (directly, or indirectly through our outsourced private label brand manufacturing partners) material costs to comply with current or future laws and regulations or in any required product recalls. Liabilities under, and/or costs of compliance, and the impacts on us of any non-compliance, with any such laws and regulations could materially and adversely affect our business, financial condition, and results of operations. In addition, changes in the laws and regulations to which we are subject could impose significant limitations and require changes to our business, which may increase our compliance expenses, make our business more costly and less efficient to conduct, and compromise our growth strategy.
Among other regulatory requirements, the FDA reviews the inclusion of specific claims in food labeling. While we believe that we market our products in compliance with the policies articulated by the FDA, the FDA may disagree or may classify some of our products differently than we do, and may impose more stringent regulations, which could lead to alleged regulatory violations, enforcement actions and product recalls. In addition, we may produce new products in the future that may be subject to FDA pre-market review before we can market and sell such products.
Furthermore, alcoholic beverages are highly regulated at both the federal and state levels. Regulated areas include production, importation, product labeling, taxes, marketing, pricing, delivery, ownership restrictions, prohibitions on sales to minors, and relationships among alcoholic beverage producers, distributors and retailers. Though we solely undertake marketing activities with respect to alcoholic beverages for appropriate third party retailers selling and/or fulfilling alcoholic beverage purchases made through the Boxed Sites, we cannot assure you that we will always be in full compliance with all applicable regulations or laws, that we will be able to comply with any future regulations and laws, that we will not incur material costs or liabilities in connection with compliance with applicable regulatory and legal requirements, or that such regulations and laws will not materially adversely affect our marketing businesses pertaining to wine, spirits, and/or future alcoholic beverages.
Licenses issued by local, state and/or federal alcoholic beverage regulatory agencies are required in order to produce, sell, and ship wine and/or spirits (and other alcoholic beverages), but not to market wine and/or spirits (and other alcoholic beverages). For example, as marketers with respect to our wine and spirits marketing businesses, we are not required to acquire or maintain any state or federal licenses at this time. However, we note that licensing may be required of marketers of such products in the future, and compliance failures by licensed entities that produce, sell, and/or ship the wine or spirits that we market can result in fines, license suspension, or license revocation, which could materially affect our wine or spirits marketing businesses. In some cases, compliance failures can also result in cease and desist orders, injunctive proceedings or other criminal or civil penalties, which, in each case, could materially adversely affect our wine marketing business or future alcohol-related marketing businesses.
Our wine and spirits marketing businesses rely entirely on third parties that have represented and warranted to us that they have requisite licenses to sell wine or spirits into various states, and that their businesses and operations comply with applicable law. Accordingly, our wine marketing and spirits marketing businesses, and the wine business and spirits business of the partners whose wine and spirits we market, relies substantially on state and federal laws that authorize the shipping of wine and spirits by out-of-state producers, sellers, and/or shippers directly to in-state customers. Those laws are relatively new in many states, and it is common for the laws to be modified. Adverse changes to laws allowing a producer to ship wine or spirits to customers across state lines could materially adversely affect our wine marketing or spirits marketing business, as applicable.
Developments in applicable regulatory requirements, depending on the outcome, could have a material adverse effect on our reputation, business, financial condition, and results of operations.
Actual or perceived failures to comply with federal, state and international laws and regulations, our contractual obligations, standards and other requirements relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition, including by causing damage to our reputation with customers and retail partners, or resulting in our incurring substantial additional costs or becoming subject to litigation.
We collect and maintain significant amounts of personal data and other data relating to our customers and employees. A variety of federal, state and international laws and regulations, and certain industry standards, govern or apply to our collection, use, retention, sharing and security of consumer data. We are subject to certain laws, regulations, contractual obligations and industry standards (including, for example, the Payment Card Industry Data Security Standard, or PCI-DSS) relating to privacy, data protection, information security and consumer protection, including California’s Consumer Legal Remedies Act and unfair competition and false advertising laws, which are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices likely have not complied or may not comply in the future with all such laws, regulations, requirements and obligations. As we seek to expand our business, we are, and may increasingly become subject to various laws, regulations and standards, as well as contractual obligations, relating to data privacy and security in the jurisdictions in which we operate. Any failure, or perceived failure, by us to comply with our privacy policies or with any federal, state or international laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal or contractual obligations relating to privacy, data protection, information security or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations and/or cease or modify our use of certain data sets. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and vendors or an inability to process credit card payments and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business. Additionally, any failure by us to comply with the PCI-DSS may violate payment card association operating rules, applicable laws and regulations, and contractual obligations to which we are subject. Any such failure to comply with the PCI-DSS also may subject us to fines, penalties, damages, and civil liability, or the loss of our ability to accept credit and debit card payments, any of which may materially adversely affect our business, financial condition and operating results.

We and certain of our service providers receive certain personally identifiable information. In addition, our online operations at www.boxed.com depend upon the secure transmission of confidential information over public networks. A compromise of our security systems or those of some of our business partners that results in customers’ personal information being obtained by unauthorized persons could adversely affect our reputation with customers and others, as well as our operations, results of operations, financial condition and liquidity, and could result in litigation against us or the imposition of penalties. In addition, a security breach could require that we expend significant additional resources related to the security of information systems and could result in a disruption of our operations.
Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. The United States and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Regulation of the use of these cookies and other online tracking and advertising practices, or a loss in our ability to make effective use of services that employ such technologies, could increase our costs of operations and limit our ability to track trends, optimize our product assortment or acquire new customers on cost-effective terms and consequently, materially adversely affect our business, financial condition and operating results.
Foreign laws and regulations relating to privacy, data protection, information security, and consumer protection often are more restrictive than those in the United States. There is no harmonized approach to these laws and regulations globally. Consequently, we would increase our risk of non-compliance with applicable foreign data protection laws by expanding internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, information security and consumer protection. For example, in 2018, California enacted the CCPA, which, among other things, requires new disclosures to California consumers and affords such consumers new abilities to opt out of certain sales of information and may restrict the use of cookies and similar technologies for advertising purposes. The CCPA, which became effective on January 1, 2020, was amended on multiple occasions and is the subject of regulations issued by the California Attorney General regarding certain aspects of the law and its application. Moreover, California voters approved the California Privacy Rights Act (the “CPRA”) in November 2020. The CPRA significantly modifies the CCPA, creating obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. Aspects of the CCPA and CPRA remain unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply. Similar laws have been proposed, and likely will be proposed, in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging. For example, on March 2, 2021, the Virginia Consumer Data Protection Act (“CDPA”) was signed into law. The CDPA becomes effective January 1, 2023 and contains provisions that, in addition to other mandates, require businesses subject to the legislation to conduct data protection assessments in certain circumstances and that require opt-in consent from Virginia consumers to process certain sensitive personal information.
In addition, some laws may require us to notify governmental authorities and/or affected individuals of data breaches involving certain personal information or other unauthorized or inadvertent access to or disclosure of such information. We may need to notify governmental authorities and affected individuals with respect to such incidents. For example, laws in all 50 U.S. states may require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. These laws are not consistent, and compliance in the event of a widespread data breach may be difficult and costly. We also may be contractually required to notify consumers or other counterparties of a security breach. Regardless of our contractual protections, any actual or perceived security breach or breach of our contractual obligations could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach.
We make public statements about our use and disclosure of personal information through our privacy policies that are posted on our websites. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. For example, the Federal Trade Commission (the “FTC”) and many state Attorneys General continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination and security practices that appear to be unfair or deceptive. For example, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure can constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. There are a number of legislative proposals in the United States, at both the federal and state level, and more globally, that could impose new obligations in areas such as e-commerce and other related legislation or liability for copyright infringement by third parties. We cannot yet determine the impact that these future laws, regulations and standards may have on our business.
Our communications with our customers are subject to certain laws and regulations, including the Controlling the Assault of Non-Solicited Pornography and Marketing (“CAN-SPAM”) Act of 2003, the Telephone Consumer Protection Act of 1991 (the “TCPA”), and the Telemarketing Sales Rule and analogous state laws, that could expose us to significant damages awards, fines and other penalties that could materially impact our business. For example, the TCPA imposes various consumer consent requirements and other restrictions in connection with certain telemarketing activity and other communication with consumers by phone, fax or text message. The CAN-SPAM Act and the Telemarketing Sales Rule and analogous state laws also impose various restrictions on marketing conducted use of email, telephone, fax or text message. As laws and regulations, including FTC enforcement, rapidly evolve to govern the use of these communications and marketing platforms, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations could adversely impact our business, financial condition and results of operations or subject us to fines or other penalties.
In addition to government regulation, privacy advocates and industry groups have proposed, and may propose in the future, self-regulatory standards. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards. If we fail to comply with these contractual obligations or standards, we may face substantial liability or fines. We expect that there will continue to be new proposed laws and regulations concerning data privacy and security in the United States and other jurisdictions in which we operate. We cannot yet determine the impact such future laws, regulations and standards may have on our business or operations.
As a general matter, compliance with laws, regulations, and any applicable rules or guidance from self-regulatory organizations relating to privacy, data protection, information security and consumer protection may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to acquire customers, and otherwise adversely affect our business, financial condition and operating results.
Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition, and results of operations.
We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce, which could in turn adversely affect our growth. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection and Internet neutrality. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities, customers, vendors or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our websites and mobile applications by consumers and vendors and may result in the imposition of monetary liabilities. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. As a result, adverse developments with respect to these laws and regulations could substantially harm our business, financial condition, and results of operations.
We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws. Non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.
We are subject to the Foreign Corrupt Practices Act (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we begin our international sales and increase our business and sales to the public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.
While we have policies and procedures to address compliance with such laws, our employees and agents could violate our policies and applicable law, for which we may be ultimately held responsible. As we establish our international sales and business, our risks under these laws will increase.
Noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.
Jurisdictions in which we conduct our business may seek to impose state and local business taxes, sales taxes, digital services taxes and value added taxes on Internet sales, and the tax policies and regulations imposed by other jurisdictions in which we operate may change, all of which may affect our tax rates and increase our tax liabilities.
On June 21, 2018, the Supreme Court of the United States issued its decision in South Dakota v. Wayfair, Inc., which overturned a prior decision under which online retailers had not been required to collect sales tax unless they had a physical presence in the buyer’s state. As a result, a state may now enforce or adopt laws requiring online retailers to collect and remit sales tax even if the online retailer has no physical presence within the taxing state. In response, an increasing number of states have adopted or are considering adopting laws or administrative practices, with or without notice, that impose sales and use or similar value added or consumption taxes on e-commerce activity, as well as taxes on all or a portion of gross revenue or other similar amounts earned by an online retailer from sales to customers in the state. If any state were to assert that we have any liability for sales tax for prior periods and seek to collect such tax in arrears and/or impose penalties for past non-payment of taxes, it could have an adverse effect on us. New legislation or regulations, the application of laws and regulations from jurisdictions, including other countries whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could similarly result in significant additional taxes on our business. In addition, due to the global nature of the Internet, if we continue to expand internationally in the future, foreign countries might attempt to impose additional or new regulation on our business or levy additional or new taxes relating to our activities. These taxes or tax collection obligations could have an adverse effect on us. For instance, the enactment and enforcement of laws resulting from the Supreme Court’s decision in South Dakota v. Wayfair, Inc. could also impact where we are required to file state income taxes. As a result, our effective income tax rate as well as the cost and growth of our business could be materially and adversely affected, which could in turn have a material adverse effect on our financial condition and results of operations. Furthermore, there is a possibility that we may be subject to significant fines or other payments for any past failures to comply with these requirements.
We are also subject to federal, state, local and international laws, regulations, and administrative practices that require us to collect information from our customers, vendors, merchants, and other third parties for tax reporting purposes and report such information to various government agencies. The scope of such requirements continues to expand, requiring us to develop and implement new compliance systems. Failure to comply with such laws and regulations could result in significant penalties. We cannot predict the effect of current attempts to impose sales, income or other taxes on e-commerce. New or revised taxes would likely increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. New taxes could also create significant increases in internal costs necessary to capture data and collect and remit taxes. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.
Risks Related to Our Common Stock and Warrants
General economic factors, domestically and internationally, may adversely affect our business, financial condition, and results of operations.
Higher energy and gasoline costs, inflation, levels of unemployment, healthcare costs, consumer debt levels, foreign-currency exchange rates, unsettled financial markets, weaknesses in housing and real estate markets, reduced consumer confidence, changes related to government fiscal and tax policies, sovereign debt crises, and other economic factors could adversely affect demand for our products and services or require a change in the mix of products we sell. Rapid and significant changes in commodity prices may affect our net revenue and gross margins. These factors could also increase our merchandise costs and selling, general and administrative expenses, and otherwise adversely affect our operations and financial results. General economic conditions can also be affected by the outbreak of war, acts of terrorism, natural disasters, pandemics, epidemics or other health-related crises, or other significant national or international events, including actual or perceived political instability domestically and abroad.
Concentration of ownership among our existing directors, executive officers and principal stockholders may prevent new investors from influencing significant corporate decisions.
Our directors and executive officers and their affiliates, in the aggregate, beneficially own approximately 20.8% of our outstanding Common Stock. Subject to any fiduciary duties owed to our other stockholders under Delaware law, these stockholders may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have some control over our management and policies. Some of these persons or entities may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree or which are not in your best interests. The concentration of ownership could delay or prevent a change in control of us, or otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our stock.
In addition, these stockholders could use their voting influence to maintain our existing management and directors in office or support or reject other management and board of directors proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.
We do not intend to pay dividends for the foreseeable future.
We currently intend to retain any future earnings to finance the operation and expansion of our business and we do not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of our revolving credit facility may restrict our ability to pay dividends, and any additional debt we may incur in the future may include similar restrictions. As a result, stockholders must rely on sales of their Common Stock after price appreciation as the only way to realize any future gains on their investment.
You will be diluted by the future issuance of our Common Stock, our preferred stock or securities convertible into our common or preferred stock, in connection with the exercise of our Warrants, the conversion of the Convertible Notes, or issuances under our incentive plans, for acquisitions, for capital raises or otherwise.
Holders of our Common Stock may be subject to further dilution upon issuance of the shares reserved for issuance upon conversion of the Convertible Notes, upon exercise of our Warrants, or under the Boxed, Inc. 2021 Incentive Award Plan (“Incentive Award Plan”) and Boxed, Inc. 2021 Employee Stock Purchase Plan (“ESPP”). Additionally, in the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, or debt securities convertible into equity or shares of preferred stock. Issuing additional shares of our capital stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Common Stock or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Shares of our preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in the future will depend on market conditions and other factors beyond our control.
The price of our Common Stock and Warrants may be volatile or may decline regardless of our operating performance, resulting in substantial losses for our stockholders and Warrant holders.
The market price of our Common Stock, as well as Public Warrants and Private Placement Warrants, may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
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actual or anticipated fluctuations in our results of operations;

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the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

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announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

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changes in operating performance and stock market valuations of other retail companies generally, or those in our industry in particular;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

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changes in our Board or management;

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sales of large blocks of our Common Stock or Warrants, including sales by our executive officers and directors;

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lawsuits threatened or filed against us;

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changes in laws or regulations applicable to our business;

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changes in our capital structure, such as future issuances of debt or equity securities;

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short sales, hedging and other derivative transactions involving our capital stock;

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general economic conditions in the United States;

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other events or factors, including those resulting from war, natural disasters, incidents of terrorism or responses to these events; and

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the other factors described in the sections of this prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. Market fluctuations could result in extreme volatility in the price of shares of our Common Stock or Warrants, which could cause a decline in the value of your investment. Price volatility may be greater if the public float and trading volume of shares of our Common Stock is low. Furthermore, in the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition, and results of operations.
We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.
We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted to work with ours, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. We may also experience difficulties integrating personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities.
Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:
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issue additional equity securities that would dilute our stockholders;

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use cash that we may need in the future to operate our business;

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incur debt on terms unfavorable to us or that we are unable to repay;

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incur large charges or substantial liabilities;

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encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

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become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

Future litigation or similar legal proceedings could have a material adverse effect on our business and results of operations.
Lawsuits and other administrative or legal proceedings may arise in the course of our operations. We may also face heightened regulatory or other public scrutiny as a result of going public via a transaction with a special purpose acquisition company. These sorts of lawsuits or proceedings can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fines. In addition, lawsuits and other legal proceedings may be time-consuming and may require a commitment of management and personnel resources that will be diverted from our normal business operations. Although we generally maintain insurance to mitigate certain costs, there can be no assurance that costs associated with lawsuits or other legal proceedings will not exceed the limits of insurance policies. Moreover, we may be unable to continue to maintain our existing insurance at a reasonable cost, if at all, or to secure additional coverage, which may result in costs associated with lawsuits and other legal proceedings being uninsured. Our business, financial condition, and results of operations could be adversely affected if a judgment, penalty or fine is not fully covered by insurance.
Changes in subjective assumptions, estimates and judgments by management related to complex accounting matters or changes in accounting principles generally accepted in the United States, could significantly affect our financial condition and results of operations.
U.S. generally accepted accounting principles, or GAAP, and related pronouncements, implementation guidelines, and interpretations apply to a wide range of matters that are relevant to our business, including revenue recognition, stock-based compensation, and deferred commissions, as well as matters that pertain to our capital structure, such as the Public Warrants and Private Placement Warrants and the Convertible Notes to be issued in connection with the concurrent Private Placements. These matters are complex and involve subjective assumptions, estimates, and judgments by our management. Changes in GAAP, these accounting pronouncements or their interpretation or changes in underlying assumptions, estimates, or judgments by our management, the Financial Accounting Standards Board, or the FASB, the SEC, and others could significantly change our reported or expected financial performance, which could impact the market price for our Common Stock and Warrants.
Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
Under Section 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes to offset future taxable income or income tax. In general, an “ownership change” occurs if there is a greater than 50 percentage point change (by value) in a corporation’s equity ownership by certain stockholders over a rolling three-year period. We have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (many of which are outside our control). If it is determined that we have in the past experienced an ownership change, or if we undergo one or more ownership changes as a result of future transactions in our stock then we may not be able to utilize a material portion of our NOLs prior to their expiration, even if we were to achieve profitability. To the extent we are not able to offset future taxable income with our NOLs, our net income and cash flows may be adversely affected.
You may only be able to exercise the Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of Common Stock from such exercise than if you were to exercise such Warrants for cash.
The Warrant Agreement provides that in the following circumstances holders of Warrants who seek to exercise their Warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of Common Stock issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the Warrant exercise price by surrendering the Warrants for that number of shares of Common Stock equal to (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in the next sentence) over the exercise price of the Warrants by (y) the Fair Market Value and (B) 0.361 per whole Warrant. The “Fair Market Value” is the average reported last sale price of the Common Stock as reported for the 10 trading day period ending on the trading day prior to the date on which the notice of exercise is received by the Warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer shares of Common Stock from such exercise than if you were to exercise such Warrants for cash.
We may amend the terms of the Warrants in a manner that may have an adverse effect on holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of shares of Common Stock purchasable upon exercise of a Warrant could be decreased, all without your approval.
Our Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or curing, correcting or supplementing any defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the rights of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder of Public Warrants if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or shares, shorten the exercise period or decrease the number of shares of Common Stock purchasable upon exercise of a Warrant.
Our Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us.
Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum.
This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.
We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, (a) at a price of $0.01 per Warrant, provided that the closing price of our Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the Warrant holders and provided certain other conditions are met, or (b) at a price of $0.10 per Warrant, provided that the closing price of our Common Stock equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the Warrant holders and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business or our industry, the trading price and volume of our securities could decline.
The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, the trading price for our securities would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the trading price or volume of our securities to decline.
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our securities less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to: an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We intend to take advantage of the exemptions discussed above. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies or that are not taking advantage of such exemptions.
We will remain an emerging growth company until the earliest of (i) the end of the fiscal year following the fifth anniversary of the closing of SVOK’s initial public offering, (ii) the first fiscal year after our annual gross revenue exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.00 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year.
We cannot predict whether investors will find our Common Stock less attractive if we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our securities, and the market price of our securities may be more volatile.
Operating as a public company will require us to incur substantial costs and will require substantial management attention. In addition, our management team has limited experience managing a public company and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.
As a public company, we will incur substantial legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Securities

Exchange Act of 1934, as amended, or the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the SEC. The rules and regulations of NYSE will also apply to us. As part of the new requirements, we will need to establish and maintain effective disclosure and financial controls and to make changes to our corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming or costly, and increase demand on our systems and resources.
Most of our management and other key personnel have little experience managing a public company and preparing public filings. In addition, as a public company, certain of our management and other key personnel will be required to divert attention from other business matters to devote substantial time to the reporting and other requirements of being a public company. In particular, we expect to incur significant expense and devote substantial management effort to complying with the requirements of Section 404 of the Sarbanes-Oxley Act. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.
As a result of disclosure of information in this report and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by stockholders and competitors. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.
In addition, as a result of our disclosure obligations as a public company, we have reduced flexibility and are under pressure to focus on short-term results, which may adversely affect our ability to achieve long-term profitability.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Registered Holders.
The Registered Holders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Registered Holders, except that we will pay the reasonable fees and expenses of one legal counsel for the Registered Holders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
We will receive the proceeds from any exercise of Warrants or options for cash. We intend to use the proceeds from such exercises for general corporate and working capital purposes.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of SVOK and Old Boxed, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release
No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of SVOK and the historical balance sheet of Old Boxed on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statements of operations of SVOK and Old Boxed for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the historical statements of operations of SVOK and Boxed for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020.
Description of the Business Combination and Related Transactions
On June 13, 2021, Old Boxed entered into the Business Combination Agreement with SVOK, Merger Sub and Merger Sub II. Pursuant to the Business Combination Agreement, Merger Sub was merged with and into Old Boxed, with Old Boxed surviving the merger as a wholly owned subsidiary of SVOK and, immediately following such merger, Old Boxed merged with and into Merger Sub II, with Merger Sub II surviving the merger and changing its name to “Boxed, LLC”, as a wholly owned subsidiary of SVOK, which changed its name to “Boxed, Inc.” Other related events in connection with the Business Combination are summarized below:
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The value of the aggregate equity consideration paid to Boxed’s equityholders in the Business Combination was approximately $550.0 million. At the Closing, each outstanding share of common stock and preferred stock of Old Boxed was cancelled and converted into the right to receive a number of shares of Common Stock equal to the product determined by multiplying each outstanding share of Old Boxed capital stock by the ratio determined by dividing the per share merger consideration by $10.00 (the “Exchange Ratio”), which product was rounded down to the nearest whole share. Old Boxed equityholders received an aggregate of approximately 55.0 million shares of Common Stock on a fully diluted, net exercise basis;

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At the Closing, each option to purchase Old Boxed common stock, whether vested or unvested, was assumed and converted into an option to purchase a number of shares of Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which were adjusted using the Exchange Ratio, in the manner set forth in the Business Combination Agreement;

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The 6,468,750 shares of Class B common stock of SVOK (“SVOK Class B common stock”) converted at the Closing to an equal number of shares of Common Stock. Of those shares, 4,528,125 were fully vested at the Closing, and 1,940,625 remain subject to certain vesting conditions during the time period between the Closing Date and the five-year anniversary of the Closing Date (the “Earnout Period”), as outlined below. The shares subject to vesting (the “Earnout Shares”) will be considered outstanding for legal purposes prior to the achievement of the vesting conditions but will not be considered outstanding for accounting purposes until such vesting conditions are achieved, as described below:

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50% of the unvested shares shall vest (and shall thereafter no longer be subject to forfeiture) upon the occurrence of Triggering Event I. “Triggering Event I” means the date, prior to the expiration of the Earnout Period, on which Boxed’s Common Stock’s last sale price on NYSE as reported by Bloomberg is greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing after the Closing Date;
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50% of the unvested shares shall vest (and shall thereafter no longer be subject to forfeiture) upon the occurrence of Triggering Event II. “Triggering Event II” means the date, prior to the expiration of the Earnout Period, on which our Common Stock’s last sale price on NYSE as reported by Bloomberg is greater than $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing after the Closing Date;

•
Immediately prior to the Closing, the investors of the Common Stock PIPE Investment (the “PIPE Investors”) purchased 3,250,000 shares of SVOK Class A common stock for an aggregate purchase price equal to $32.5 million, which, upon the Closing, converted on a one-for-one basis to shares of Common Stock;

•
Immediately prior to the Closing, the investors of the Convertible Note PIPE Investment (the “Convertible Note Investors”) purchased $87,500,000 in principal amount of newly issued Convertible Notes from SVOK which may, at any time, be converted at the option of the holder for shares of Common Stock at a conversion price of $12.00 per share in accordance with the terms thereof and will bear interest at a rate of 7.00% per annum, paid-in-kind or in cash at the option of Boxed and accruing semi-annually; and

•
Forward Purchase Agreement.   On November 28, 2021, SVOK entered into a Forward Purchase Agreement with ACM. In accordance with and as contemplated by the Forward Purchase Agreement, ACM purchased approximately 6.5 million shares of SVOK Class A common stock from SVOK stockholders prior to the Closing. As contemplated by the Forward Purchase Agreement:

•
Prior to the Closing, ACM purchased approximately 6.5 million shares of SVOK Class A common stock directly from investors at market price in the public market. ACM waived its redemption rights with respect to the acquired shares;

•
One business day following the Closing, SVOK paid approximately $65.8 million from the cash held in its trust account to ACM;

•
On the fourth business day following the last day of the Valuation Period (as defined below), ACM will make a cash payment to us equal to the sum of the products, for each trading day in a defined valuation period (the “Valuation Period”), of (i) a daily settlement price and (ii) a daily number of shares of Common Stock based on a defined percentage of daily trading volume of such shares on the NYSE. Subject to certain optional early termination provisions, the Valuation Period will commence on the earlier of (i) the 2-year anniversary of the Closing and (ii) the date specified by ACM in a written notice (not earlier than the day such notice is effective) that, during any 30 consecutive scheduled trading day-period following the Closing, the volume weighted average trading price per Share for 20 scheduled trading days during such period shall have been less than $5.00 per Share; and

•
At any time prior to the Maturity Date, ACM may elect an optional early termination to sell some or all of the shares of Common Stock in the open market. If ACM sells any shares prior to the Maturity Date, the pro-rata portion of the Forward Purchase Price will be released from the escrow account and paid to Boxed. ACM shall retain any proceeds in excess of the Forward Purchase Price that is paid to Boxed.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on September 30, 2021, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on January 1, 2020, nor are they indicative of the results of operations of the combined company for any future period. The unaudited pro forma condensed combined financial information should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited financial statements of SVOK as of December 31, 2020 and for the period from September 23, 2020 (inception) through December 31, 2020, included in this prospectus;

•
the historical unaudited financial statements of SVOK as of, and for the nine months ended, September 30, 2021, included in this prospectus;

•
the historical audited financial statements of Boxed as of, and for the year ended, December 31, 2020, included in this prospectus;

•
the historical unaudited financial statements of Boxed as of, and for the nine months ended, September 30, 2021, included in this prospectus; and

•
the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 57 of this prospectus.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions. It has been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Boxed’s pro forma results of operations and financial position following the closing of the Business Combination and related transactions as of and for the periods indicated. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Boxed’s financial condition and results of operations. One-time direct and incremental transaction costs incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Boxed’s additional capital. The final accounting of the Business Combination, including transaction costs, will be finalized by Boxed and reported in the first reporting period following the Closing. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Boxed believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
Accounting for the Business Combination
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, SVOK is treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Boxed issuing shares for the net assets of SVOK, accompanied by a recapitalization. The net assets of SVOK are recognized at fair value (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.
Boxed has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Old Boxed’s stockholders have the majority of the voting power in the post-Business Combination company;

•
Old Boxed appointed the majority of the Board;

•
Old Boxed management constitutes management of the post-Business Combination company;

•
Old Boxed’s prior operations comprise the ongoing operations of Boxed;

•
Old Boxed is the larger entity based on historical revenues and business operations; and

•
Boxed assumed Old Boxed’s operating name and assumed Old Boxed’s headquarters.

Basis of Pro Forma Presentation
The following summarizes the pro forma shares of Common Stock issued and outstanding immediately after the Closing, including outstanding options to purchase Common stock and taking into consideration actual redemptions:
Shares
Boxed Equityholders	56,970,099
Public Stockholders	7,776,665
PIPE Investors	3,250,000
Founder Shares	4,528,125
Founder Shares (Deferred Earn-out)	1,940,625
Total Shares	74,465,514

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2021
	Giddy Inc. d/b/a Boxed (Historical as of 9/30/2021)	Seven Oaks Acquisition Corp. (Historical as of 9/30/2021)	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$35,409,156	$535,518	$—		$150,604,379	(a)	$123,486,639
					(65,062,414)	(r)
Restricted cash	2,571,667	—	—		—		2,571,667
Accounts receivable, net	4,808,287	—	—		—		4,808,287
Inventories	11,413,391	—	—		—		11,413,391
Prepaid expenses and other current assets	6,389,519	501,641	—		—		6,891,160
Total current assets	60,592,020	1,037,159	—		87,541,965		149,171,144
Property and equipment, net	7,348,761	—	—		—		7,348,761
Unbilled receivables	3,680,327	—	—		—		3,680,327
Investments held in Trust Account	—	258,804,731	—		(258,804,731)	(c)	—
Forward purchase receivable	—	—	—		65,062,414	(r)	65,062,414
Other long-term assets	188,994	—	—		—		188,994
Total assets	$71,810,102	$259,841,890	$—		$(106,200,352)		$225,451,640
Liabilities and Equity
Current liabilities:
Accounts payable	$14,034,170	$41	$—		$—		$14,034,211
Accrued expenses	6,854,256	1,861,478	—		—		8,715,734
Franchise tax payable	—	116,701	(116,701)	(m)	—		—
Deferred revenue	2,666,547	—	—		—		2,666,547
Other current liabilities	15,867,893	—	116,701	(m)	—		15,984,594
Term loan – current portion	—	—	—		—		—
Warrants to purchase common shares	148,129	—	—		(148,129)	(o)	—
Warrants to purchase preferred shares	504,117	—	—		(504,117)	(o)	—
Total current liabilities	40,075,112	1,978,220	—		(652,246)		41,401,086
Derivative warrant liabilities	—	14,801,473	—		—		14,801,473
Earnout liability	—	—	—		11,654,690	(n)	11,654,690
Forward option derivative	—	—	—		13,139,633	(s)	13,139,633
Long-term convertible debt, net of debt issuance costs	—	—	—		87,500,000	(b)	82,299,693
					(5,200,307)	(e)
Long-term term loan	43,190,312	—	—		—		43,190,312
Long-term other liabilities	541,770	—	—		—		541,770
Total liabilities	$83,807,194	$16,779,693	$—		$106,441,770		$207,028,657
Commitments and Contingencies:
Class A common stock, $0.0001 par value; 25,875,000 shares subject to possible redemption at $10.00 per share as of September 30, 2021 and December 31, 2020, respectively		258,750,000	—		(258,750,000)	(i)	—
See accompanying notes to the unaudited pro forma condensed combined financial information.

	Giddy Inc. d/b/a Boxed (Historical as of 9/30/2021)	Seven Oaks Acquisition Corp. (Historical as of 9/30/2021)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
Convertible Preferred Stock:
Class A preferred stock	8,023,239	—	—	(8,023,239)	(k)	—
$0.00001 par value per share; 6,952,573 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively
Class B preferred stock	24,999,769	—	—	(24,999,769)	(k)	—
$0.00001 par value per share; 5,690,347 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively
Class C-1 & C-2 preferred stock	123,566,111	—	—	(123,566,111)	(k)	—
$0.00001 par value per share; 11,652,624
shares authorized as of both
September 30, 2021 and December 31,
2020; 11,564,263 shares issued and
outstanding as of both September 30, 2021
and December 31, 2020, respectively

Class C-3 preferred stock	5,027,138	—	—	(5,027,138)	(k)	—
$0.00001 par value per share; 1,692,100
shares authorized as of both
September 30, 2021 and December 31,
2020; 589,348 shares issued and
outstanding as of both September 30, 2021
and December 31, 2020, respectively

Class D preferred stock	119,620,218	—	—	(119,620,218)	(k)	—
$0.00001 par value per share; 11,570,174 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively
Class E preferred stock	41,925,138	—	—	(41,925,138)	(k)	—
$0.00001 par value per share; 6,016,811 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively
Total Convertible Preferred Stock	323,161,613	—	—	(323,161,613)		—
Stockholders’ Equity:
Common stock, $0.00001 par value per share; 70,000,000 shares authorized as of both September 30, 2021 and December 31, 2020; 10,059,361 and 9,888,776 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	99	—	—	(99)	(l)	—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding		—	—			—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively		—	—	647	(j)	5,262
See accompanying notes to the unaudited pro forma condensed combined financial information.

	Giddy Inc. d/b/a Boxed (Historical as of 9/30/2021)	Seven Oaks Acquisition Corp. (Historical as of 9/30/2021)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
				2,383	(i)
				4,129	(k)
				96	(l)
				—	(o)
				(1,810)	(p)
				(183)	(q)
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	647	—	(647)	(j)	—
Additional paid-in capital	10,567,654	—	—	32,500,000	(b)	410,434,831
				(16,620,183)	(e)
				(15,688,450)	(g)
				234,236	(h)
				258,747,617	(i)
				323,157,485	(k)
				3	(l)
				(11,654,690)	(n)
				148,129	(o)
				(181,022,533)	(p)
				10,065,564	(q)
Accumulated deficit	(345,726,458)	(15,688,450)	—	(9,056,250)	(d)	(392,017,110)
				(14,299,269)	(f)
				15,688,450	(g)
				(234,236)	(h)
				504,117	(o)
				(10,065,381)	(q)
				(13,139,633)	(s)
Total shareholders’ equity (deficit)	$(335,158,705)	$(15,687,803)	$—	$369,269,491		$18,422,893
Total liabilities, convertible preferred stock, and shareholders’ equity	$71,810,102	$259,841,890	$—	$(106,200,352)		$225,451,640

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
	Giddy Inc. d/b/a Boxed (Historical for the nine months ended 9/30/2021)	Seven Oaks Acquisition Corp. (Historical for the nine months ended 9/30/2021)	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma Consolidated
Net revenue	$132,218,141	$—	$—		$—		$132,218,141
Cost of sales	109,505,372	—	—		—		109,505,372
Gross profit	22,712,769	—	—		—		22,712,769
Selling and administrative expenses
Advertising expense	14,617,879	—	—		—		14,617,879
Selling, general, and administrative expense	38,904,715	2,924,988	149,589	(cc)	4,313,813	(gg)	46,293,105
Selling, general, and administrative expense – related party	—	180,000	—		—		180,000
Franchise tax expenses	—	149,589	(149,589)	(cc)	—		—
Total selling and administrative expenses	53,522,594	3,254,577	—		4,313,813		61,090,984
Loss from operations	$(30,809,825)	$(3,254,577)	$—		$(4,313,813)		$(38,378,215)
Other (expense) income
Change in fair value of derivative warrant liabilities	—	7,613,782	—		—		7,613,782
Income from investments held in Trust Account	—	54,873	—		(54,873)	(aa)	—
Other income (expense), net	508,854	—	—		(780,046)	(bb)	(4,375,678)
					1,798,300)	(dd)
					(4,576,923)	(ee)
					(1,325,863)	(ff)
Income (loss) before taxes	(30,300,971)	4,414,078	—		(9,253,218)		(35,140,111)
Income tax expense	—	—	—		—		—
Net (loss) income	$(30,300,971)	$4,414,078	$—		$(9,253,218)		$(35,140,111)
Earnings Per Share
Net loss per share attributable to Boxed common stockholders, basic and diluted	$(2.84)	—	—		—		—
Weighted average shares of Boxed common stock used in computing net loss per share, basic and diluted	9,953,951	—	—		—		—
Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	—	25,875,000	—		—		—
Basic and diluted net income per share, common stock subject to possible redemption	—	$0.14	—		—		—
Weighted average shares outstanding of common stock – non-redeemable, basic and diluted	—	6,468,750	—		67,996,764		74,465,514
Basic and diluted net income per share, common stock – non-redeemable	—	$0.14	—		—		$(0.47)
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020
	Giddy Inc. d/b/a Boxed (Historical for the year ended 12/31/2020)	Seven Oaks Acquisition Corp. (Historical for the period from 9/23/2020 (inception) through 12/31/2020) (Restated)	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma Consolidated
Net revenue	$187,173,834	$—	$—		$—		$187,173,834
Cost of sales	161,270,544	—	—		—		161,270,544
Gross profit	25,903,290	—	—		—		25,903,290
Selling and administrative expenses
Advertising expense	4,912,269	—	—		—		4,912,269
Selling, general, and administrative expense	49,677,783	84,565	54,695	(cc)	14,299,269	(ee)	71,153,226
					7,036,914	(hh)
Selling, general, and administrative expense – related party	—	20,000	—		—		20,000
Franchise tax expenses	—	54,695	(54,695)	(cc)	—		—
Total selling and administrative expenses	54,590,052	159,260	—		21,336,183		76,085,495
Loss from operations	$(28,686,762)	$(159,260)	$—		$(21,336,183)		$(50,182,205)
Other (expense) income
Financing costs – derivative warrant liabilities	—	(168,086)	—		—		(168,086)
Change in fair value of derivatives warrant liabilities	—	(3,890,255)	—		—		(3,890,255)
Net loss from investments held in Trust Account	—	(142)	—		142	(aa)	—
Other income (expense), net	(5,749,814)	—	—		(1,040,061)	(bb)	(27,260,744)
					(972,000)	(dd)
					(234,236)	(ff)
					(6,125,000)	(gg)
					(13,139,633)	(ii)
Income (loss) before taxes	(34,436,576)	(4,217,743)	—		(42,846,971)		(81,501,290)
Income tax expense	—	—	—		—		—
Net (loss) income	$(34,436,576)	$(4,217,743)	$—		$(42,846,971)		$(81,501,290)
Earnings Per Share
Net loss per share attributable to Boxed common stockholders, basic and diluted	$(3.61)	—	—		—		—
Weighted average shares of Boxed common stock used in computing net loss per share, basic and diluted	9,842,737	—	—		—		—
Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	—	25,571,831	—		—		—
Basic and diluted net income per share, common stock subject to possible redemption	—	$—	—		—		—
Weighted average shares outstanding of common stock – non-redeemable, basic and diluted	—	5,767,811	—		68,697,703		74,465,514
Basic and diluted net income per share, common stock – non-redeemable	—	$(0.73)	—		—		$(1.09)
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Description of the Business Combination
Basis of presentation
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SVOK was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on evaluation of the following facts and circumstances: (i) Boxed’s stockholders have the majority of the voting power in the post-Business Combination company; (ii) Boxed appointed the majority of the Board; (iii) Old Boxed management constitutes management of the post-Business Combination company; (iv) Old Boxed’s prior operations comprise the ongoing operations of Boxed; (v) Boxed is the larger entity based on historical revenues and business operations; and (vi) Boxed assumed Old Boxed’s operating name and assumed Old Boxed’s headquarters. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Boxed issuing shares for the net assets of SVOK, accompanied by a recapitalization. The net assets of SVOK were stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 presents the pro forma effect of the Business Combination and related transactions as if they had occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 presents the pro forma effect of the Business Combination and related transactions as if they had been completed on January 1, 2020. These periods are presented on the basis of Boxed as the accounting acquirer.
The unaudited condensed combined financial information should be read in conjunction with the following:
•
The accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited financial statements of SVOK as of December 31, 2020 and for the period from September 23, 2020 (inception) through December 31, 2020, included in this prospectus;

•
the historical unaudited financial statements of SVOK as of, and for the nine months ended, September 30, 2021, included in this prospectus;

•
the historical audited financial statements of Boxed as of, and for the year ended, December 31, 2020, included in this prospectus;

•
the historical unaudited financial statements of Boxed as of, and for the nine months ended, September 30, 2021, included in this prospectus; and

•
the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 57 of this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Boxed’s pro forma results of operations and financial position following the closing of the Business Combination and related transactions as of and for the periods indicated. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Boxed’s financial condition and results of operations. One-time direct and incremental transaction costs incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Boxed’s additional capital. The final accounting of the Business Combination, including transaction costs, will be finalized by Boxed and reported in the first reporting period following the Closing. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Boxed believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Boxed. They should be read in conjunction with the audited financial statements and notes thereto of each of SVOK and Old Boxed.
Note 2 — Unaudited pro forma condensed combined balance sheet adjustments
The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
(a)
Represents the aggregate impact of the following pro forma adjustments to cash to give effect to the Business Combination (1):

Cash inflow from the PIPE Investment	120,000,000
Cash inflow from SVOK’s Trust Account	258,804,731
Payment of SVOK’s deferred offering costs	(9,056,250)
Payment of estimated transaction fees incurred by Boxed	(21,820,490)
Payment of estimated transaction fees incurred by SVOK	(14,299,269)
Release of cash for redemption of shares	(181,024,343)
Net Pro Forma Adjustment to Cash	152,604,379

(1)
Note that the Net Pro Forma Adjustment to Cash is not meant to reconcile to the net cash proceeds as of the Closing presented in Note 16 to the historical unaudited financial statements of Boxed as of, and for the nine months ended, September 30, 2021, included elsewhere in this prospectus. The difference between the two amounts is primarily driven by the timing of the payment of transaction costs.

(b)
Reflects the gross cash proceeds attributable to the issuance and sale to the PIPE Investors of 3,250,000 shares of SVOK Class A common stock for $10.00 per share, or $32,500,000 in aggregate gross proceeds; and proceeds from the issuance and sale to the Convertible Note Investors in a private placement of $87,500,000 aggregate principal amount of Convertible Notes.

(c)
Represents cash equivalents released from the Trust Account and relieved of restrictions regarding use upon consummation of the Business Combination and, accordingly, is available for general use by Boxed.

(d)
Reflects the cash used to pay deferred offering costs associated with the Initial Public Offering due upon completion of the Business Combination.

(e)
Reflects the estimated transaction costs incurred by Boxed including, but not limited to, advisory fees, legal fees and registration fees paid in connection with the consummation of the Business Combination. Of these costs, $5.2 million is allocated to the issuance of the Convertible Notes.

(f)
Reflects the estimated transaction costs incurred by SVOK including, but not limited to, advisory fees, legal fees and registration fees paid in connection with the consummation of the Business Combination. This amount includes the issuance costs allocated to the Earnout Shares and public warrants. This is a non-recurring item.

(g)
Elimination of historical retained earnings of SVOK as part of the acquisition accounting.

(h)
Represents the accelerated vesting of the awards associated with the historical stock-based compensation plan of Old Boxed in the amount of $234 thousand. These awards fully vest upon a qualifying event (i.e. a change in control of the combined company), which was recognized upon the Closing. This accelerated vesting adjustment is considered to be a one-time charge and is not expected to recur.

(i)
Reflects the reclassification of SVOK Class A common stock subject to redemption that is transferred to permanent equity.

(j)
Represents the conversion of SVOK Class B common stock to SVOK Class A common stock at the Closing.

(k)
Reflects the reclassification of $4,129 of Old Boxed’s convertible preferred shares (41,289,807 shares at redemption value) to permanent equity.

(l)
Reflects the recapitalization of Old Boxed’s equity.

(m)
Reclassification.   Reflects the reclassification of SVOK’s franchise tax payable to align with the balance sheet presentation of Boxed.

(n)
Reflects the fair value of the shares subject to vesting conditions as of the Closing. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial information.

(o)
Reflects the elimination of historical Old Boxed warrants that were cancelled upon the Closing. Certain Old Boxed warrants to purchase shares of Old Boxed common stock were exercised given they were in the money. Certain other Old Boxed warrants to purchase shares of Old Boxed preferred stock were forfeited given they were out of the money.

(p)
Reflects the cash disbursement for the redemption of 18,098,335 shares of SVOK Class A common stock at a redemption price of approximately $10.00 per share.

(q)
Represents stock-based compensation associated with the restricted stock units to be granted to certain executives under the Incentive Award Plan in connection with the Business Combination (the “Restricted Stock Units”). The estimated grant date fair value of the Restricted Stock Units was based on the estimated fair value of our underlying Common Stock as of the date of the grant using preliminary valuation techniques with the most reliable information currently available. No stock compensation expense has been recognized for any performance-based awards which include a gross profit target, as the gross profit target has not been determined and approved by the Board of Directors. There has been no tax withholding liability presented on the unaudited pro forma condensed combined balance sheet as the associated Restricted Stock Units were not settled at the Closing.

(r)
Represents the reduction of cash for the Prepayment Amount and fees relating to the Forward Purchase Agreement and the recognition of the corresponding receivable, pursuant to the Forward Purchase Agreement.

(s)
Represents the incremental value that was received by the counterparty in the form of a forward option. The value of this forward option was provided in exchange for the counterparty’s involvement in ensuring capital requirements would be met for merger completion.

Note 3 — Unaudited pro forma condensed combined statement of operations adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are as follows:
(aa)
Represents an adjustment to eliminate income from investments held in the Trust Account as of the beginning of the period.

(bb)
Reflects the change in amortization expense associated with the transaction costs allocated to the issuance of the Convertible Notes.

(cc)
Reflects the reclassification of SVOK’s franchise tax expense to align with the income statement presentation of Boxed.

(dd)
Reflects the elimination of the changes in fair value of historical Old Boxed warrants for the nine months ended September 30, 2021 which were cancelled upon the Closing.

(ee)
Reflects the change in interest expense associated with the Convertible Notes.

(ff)
Reflects the change in fair value of the Earnout Shares.

(gg)
Represents the estimated share-based compensation expense for the Restricted Stock Units granted to certain executives under the Incentive Award Plan in connection with the Transactions. The estimated grant date fair value of the Restricted Stock Units was based on the estimated fair value of our underlying common shares as of the date of the grant using preliminary valuation techniques with the most reliable information currently available. The actual compensation expense recorded may differ from these estimates and such differences may be material.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:
(aa)
Represents an adjustment to eliminate net loss from investments held in the Trust Account as of the beginning of the period.

(bb)
Reflects the change in amortization expense associated with the transaction costs allocated to the issuance of the Convertible Notes.

(cc)
Reflects the reclassification of SVOK’s franchise tax expense to align with the income statement presentation of Boxed.

(dd)
Reflects the elimination of the changes in fair value of historical Old Boxed warrants for the year ended December 31, 2020, which were cancelled upon the Closing.

(ee)
Represents the estimated transaction costs incurred by SVOK including, but not limited to, advisory fees, legal fees and registration fees related to the Business Combination. This amount includes the issuance costs allocated to the Earnout Shares and public warrants. This is a non-recurring item.

(ff)
Represents the accelerated vesting of the awards associated with the historical stock-based compensation plan of Old Boxed in the amount of $234 thousand. These awards fully vest upon a qualifying event (i.e. a change in control of the combined company), which was recognized upon the Closing. This accelerated vesting adjustment is considered to be a one-time charge and is not expected to recur.

(gg)
Reflects the change in interest expense associated with the Convertible Notes.

(hh)
Represents the estimated share-based compensation expense for the Restricted Stock Units granted to certain executives under the Incentive Award Plan in connection with the Transactions. The estimated grant date fair value of the Restricted Stock Units was based on the estimated fair value of our underlying common shares as of the date of the grant using preliminary valuation techniques with the most reliable information currently available. The actual compensation expense recorded may differ from these estimates and such differences may be material.

(ii)
Represents the incremental value that was received by the counterparty in the form of a forward option. The value of this forward option was provided in exchange for the counterparty’s involvement in ensuring capital requirements would be met for merger completion. Additionally, the forward option derivative should be marked-to-market each reporting period. The mark-to-market value had the forward option derivative been issued on January 1, 2020 could not be estimated and thus is not included as an adjustment in either the pro forma condensed combined statement of operations for the year ended December 31, 2020 and nine months ended September 30, 2021. Additionally, the interest payable under the Forward Purchase Agreement is variable and cannot be estimated and thus is not included as an adjustment.

Note 4 — Earnings per Share
Represents the net earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented.
	For the year ended December 31, 2020	For the nine months ended September 30, 2021
Pro Forma Basic and Diluted Loss Per Share
Pro Forma net loss attributable to shareholders	$(81,501,290)	$(35,140,111)
Weighted average shares outstanding, basic and diluted	74,465,514	74,465,514
Basic and diluted net loss per share	$(1.09)	$(0.47)
Pro Forma Weighted Average Shares – Basic and Diluted
Post-Combination Company shares issued to Boxed stockholders	56,970,099	56,970,099
Post-Combination Company shares issued to current SVOK public stockholders	7,776,665	7,776,665
Total Post-Combination Company shares issued to Subscribers	3,250,000	3,250,000
Total Post-Combination Company shares issued to the Sponsor	4,528,125	4,528,125
Total Post-Combination Company shares issued to the Sponsor (Deferred Earn-out)	1,940,625	1,940,625
Pro Forma Weighted Average Shares – Basic and Diluted	74,465,514	74,465,514

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of Boxed included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, actual results may differ materially from those anticipated in these forward-looking statements.
Overview
Boxed is an e-commerce retailer and an e-commerce enabler. We operate an e-commerce Retail service that provides bulk pantry consumables to businesses and household customers. This service is powered by our own purpose-built storefront, marketplace, analytics, fulfillment, advertising, and robotics technologies. We further enable e-commerce through our Software & Services business, which offers customers in need of an enterprise-level e-commerce platform access to our end-to-end technology.
Founded in 2013 by an experienced group of tech pioneers, we have been a technology-first organization since our inception. The founders (including our Chief Executive Officer Chieh Huang and Chief Operating Officer Jared Yaman) had a simple idea: make shopping for bulk, household essentials easy, convenient and fun so customers can focus their time and energy on the things that really matter, instead of spending their weekends traveling to and shopping in traditional brick-&-mortar wholesale clubs with their families. From that initial concept, Boxed grew into the e-commerce technology company that it is today, with purpose-built storefront, analytics and data science, fulfillment, advertising, and robotics technologies. Now, in addition to offering B2C and B2B customers with bulk consumables, such as paper products, snacks, beverages, and cleaning supplies, we have also begun to drive high-margin revenue through our Software & Services business, helping the world to stock up through our technology.
Since our inception, we have been engaged in developing and expanding our Retail and Software & Services businesses. We have incurred net operating losses and have generated negative cash flows from operations in each year since our inception. For the nine months ended September 30, 2021 we had a net operating loss and negative cash flows from operations of $30.3 million and $27.1 million, respectively. Since our inception, prior to consummation of the Business Combination, beyond sales of our product and services, we have funded our operations primarily with proceeds from the issuance of stock and borrowings under our term loans and revolving credit facilities.
Business Combination and Public Company Costs
On December 7, 2021, SVOK held the Special Meeting of Stockholders (the “Special Meeting”), at which the SVOK stockholders considered and adopted, among other matters, a proposal to approve the Business Combination Agreement and related transactions (the “Business Combination”). On December 8, 2021, the parties consummated the Business Combination. In connection with the Closing, SVOK changed its name from Seven Oaks Acquisition Corp. to Boxed, Inc. Following the consummation of the Business Combination, Boxed became an SEC-registrant and its common stock and warrants commenced trading on the NYSE under the symbols “BOXD” and “BOXD WS,” respectively.
As a result of the Business Combination, each share of Old Boxed’s preferred stock and common stock was converted into the right to receive approximately 0.9498 shares of Boxed’s common stock, par value $0.0001 per share (“Common Stock”). Additionally, the shares of SVOK Class A common stock held by the Sponsor, JTCM Ventures and related parties automatically converted into 6,468,750 shares of Common Stock (of which 1,940,625 shares are subject to vesting under certain conditions). Upon Closing, an aggregate of $181.0 million was paid from SVOK’s trust account to holders that properly exercised their right to have initial shares redeemed. In addition, on December 9, 2021, pursuant to the terms of a Forward Purchase Agreement entered into by SVOK and ACM AART VII D LLC (“ACM”) on November 28, 2021, for an OTC Equity Prepaid Forward Transaction, the Prepayment Amount (an amount equal to the redemption price per share multiplied by the number of subject shares on the date of prepayment) of $65.8 million was paid from SVOK’s trust account to ACM. We will not have access to the Prepayment Amount immediately following the Closing and, depending on the manner in which the Forward Purchase Transaction is settled, may never have access to the Prepayment Amount, which may adversely affect our liquidity and capital needs.
As a result of becoming an NYSE-listed company, we will need to hire additional staff and implement processes and procedures to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.
Factors Affecting our Performance
We believe that our performance and future success depend on many factors. While we believe that each of these factors present significant opportunities for our business, each factor also poses risks and challenges that we must successfully address in order to sustain our growth and continue to improve our results of operations.
COVID-19.   During fiscal year 2020, the COVID-19 pandemic had a mixed impact on our results of operations. Throughout the pandemic our fulfillment centers have largely remained open as they were deemed as “essential businesses” in our locations. While we experienced increased demand from B2C customers, as many individuals adopted online shopping during the pandemic, that increase was offset by a decline of demand from our B2B customers, as many businesses reverted to work-from-home environments. The result of these two counteracting trends was slight growth in sales compared to fiscal year 2019. The increased demand for our products from B2C customers could reverse in the future if consumer purchasing behavior changes, and the demand from our B2B customers may not fully recover to the levels that existed during 2019. These changes could adversely affect our business, financial condition, and results of operations. Further, during fiscal year 2020, we experienced a significant increase in organic new customer traffic to our web properties as a result of COVID-19. This rapid and variable surge in traffic put significant stress on our supply chain, with industry-wide inventory supply shortages limiting our ability to provide the products in demand from our customers. As such, during this period, we significantly reduced our growth-related investments (i.e. promotional spend and advertising expenses) and temporarily shut down service to certain new customers in specific states. We may not be able to sustain the reduced promotional and advertising expenses in the future if the increased demand for our products is not sustained due to changes in consumer purchasing behaviors.
Additionally, the higher propensity for online shopping has led to increased demand for our technology, which we have begun to monetize in 2021, but could also reverse in the future as customer behavior changes. Overall, the COVID-19 pandemic is unprecedented and continuously evolving and the long-term impacts on our financial condition and results of operations are still uncertain. We are continuing to monitor the impact of new variants of the virus, including the proliferation of the Delta and Omicron variants on the overall macro-economic environment, as well as their effects on current cost inflation in consumable products and transportation and the propensity for business customers to return to their respective workplaces.
The COVID-19 pandemic may impact many of the factors discussed in this section, including, among others, overall economic trends, consumer preferences and demand, product mix, competitive dynamics, sourcing and distribution, which in turn could adversely affect our business, financial condition and results of operations.
Acquisition of new customers and retention of existing customers.   The size of our customer base and our customers’ level of engagement and retention are critical to our success. Our ability to continue to attract and retain customers depends, in part, on our ability to consistently provide our customers with a convenient, high quality experience with competitive pricing for consumer goods, groceries, household products, and other bulk or discounted products. If our customers preferences change or they do not perceive our service and the products we sell to be convenient, competitively priced, and of high quality, we may not be able to attract and retain customers, and as a result, our revenue may be adversely impacted.
Brand recognition and customer loyalty.   Our ability to succeed in a crowded e-commerce marketplace will depend on our continued success at attracting and retaining a large number of high-value customers to the Boxed Sites who have traditionally purchased bulk consumer packaged goods from our larger competitors. We may be required to incur significantly higher advertising and promotional expenditures to differentiate Boxed Sites from that of our competitors. If our branding efforts are not successful, our operating results and our ability to attract and retain customers may be adversely impacted. In addition, we sell many products under the Prince & Spring private label brand. Increasing the portfolio of private label products offered is essential to developing and maintaining customer loyalty. Prince & Spring private label products also generally carry higher margins than national brand products offered on the Boxed Sites, representing a growth portion of our overall sales. If the Prince & Spring brand experiences a loss of customer acceptance or confidence, our sales and gross margin results could decline.
Competition.   We operate in a market that is rapidly evolving and in which we face competition, especially from larger and more well-established companies. These more well-established competitors may have longer operating histories, greater financial, technical, marketing, and other resources, greater name and brand recognition, a larger base of vendors, or faster shipping times or lower-cost shipping. These factors may allow our competitors to derive greater revenue and profits, acquire customers at lower costs, or respond more quickly to emerging technologies and evolving consumer trends. If we are unable to compete successfully, or if competing successfully requires us to expend greater resources, our financial condition and results of operating could be adversely affected.
Effective sourcing and distribution of products.   Our net revenues and gross profit are affected by our ability to purchase our products in sufficient quantities at competitive prices. While we believe our vendors have adequate capacity to meet our current and anticipated demand, our level of net revenues could be adversely affected in the event of constraints in our supply chain, including our inability to procure and stock sufficient quantities of some merchandise in a manner that is able to match market demand from our customers, leading to lost sales.
Software & Services offerings.   Our Software & Services business, encompassing the licensing of our software and technology assets, is expected to be an increasing part of our revenue and profitability as we expand. As of September 30, 2021 we have begun to successfully deliver and market these services to customers, but if we are not able to continue and expand such services, we would fail to achieve the anticipated benefits of our Software & Services offering. The success of our early operations of our Software & Services offering may significantly impact our future business, results of operations and financial condition. Our results of operations and future revenue prospects will be harmed if we are unable to increase the adoption of our offerings.
Seasonality.   Our Retail business is moderately seasonal, with a meaningful portion of our sales and promotional campaigns dedicated to back-to-school and back-to-work time periods, typically resulting in higher customer demand in the first and third fiscal quarters. Due to the importance of our peak sales periods, which include the post-holiday winter and fall seasons, the first and third fiscal quarters have historically contributed, and are expected to continue to contribute, significantly to our operating results for the entire fiscal year. In anticipation of seasonal increases in sales activity during these periods, we incur additional expense prior to and during our peak seasonal periods. These expenses may include the acquisition of additional inventory, seasonal staffing needs and other similar items. As a result, any factors negatively affecting us during these periods, including adverse weather, spread of seasonal infectious diseases and unfavorable economic conditions, could have a material adverse effect on our results of operations for the entire fiscal year.
Key Performance Indicators
We measure our business using both financial and operating data and use the following metrics and measures to assess the near-term and long-term performance of our overall business, including identifying trends, formulating financial projections, making strategic decisions, assessing operational efficiencies and monitoring our business. Key performance indicators (“KPIs”) are typically operational in nature, are not measures of financial performance in accordance with U.S. GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net revenue, cash flows from operations or other measures of growth, profitability, liquidity or performance under U.S. GAAP. You should be aware that our presentation of these measures may not be comparable to similarly-titled measures used by other companies.

We present the following key performance indicators to assist investors in understanding our operating results on an on-going basis (presented on a Last Twelve Months (“LTM”) basis, as indicated): (i) Advertising Expenses (ii) Active Customers (iii) Average Order Value (“AOV”) and (iv) Gross Merchandise Value (“GMV”).
This table sets forth our key performance indicators for the LTM periods ended September 30, 2021 and 2020 and for the years ended December 31, 2020, 2019, and 2018. Figures disclosure for Active Customers and AOV reflect Retail segment metrics only, and do not aggregate metrics from Software & Services customers who are leveraging our software or technology for their own retail operations.
	LTM Period Ending September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Advertising Expenses (in millions)	$16.9	$7.3	$4.9	$20.7	$12.2
Active Customers (in thousands)	404	495	472	512	372
AOV	$117	$104	$108	$95	$92
GMV (in millions)	$181.1	$207.9	$207.9	$195.1	$152.7
Advertising Expenses
Advertising expenses primarily consist of (i) investment in customer acquisition and retention related marketing, public relations and third-party marketing agency costs, and (ii) marketing content related expenses, including television content, print, photography, and direct mail. Our growth in Active Customers and GMV, as discussed below, is significantly influenced by our investment in advertising expenses, and therefore is a key factor in driving our overall revenue trends of our Retail segment. While we believe advertising expenses are a meaningful driver of our growth, they are not the only factor impacting our ability to increase or retain our active user base.
Advertising expense for the LTM period ended September 30, 2021 increased by $9.6 million, or 132%, to $16.9 million as compared to $7.3 million for the LTM period ended September 30, 2020. The increase was a result of our efforts to drive new customer acquisition in the more recent period as some of the increased B2C customer engagement fueled by the onset of the COVID-19 pandemic leveled off. Notwithstanding the period over period increase, advertising expenses continue to remain below desired levels due to capital constraints prior to consummation of the Business Combination. Further, during the first half of 2020, advertising expenses were limited due to capital constraints as well as strains on our supply chain, both of which limited our ability to invest into growth initiatives, such as marketing.
Advertising expenses for the year ended December 31, 2020 decreased by $15.8 million, or 76%, to $4.9 million as compared to $20.7 million for the year ended December 31, 2019. The decrease was a result of our capital constraints, increases in organic new customer traffic, along with a conscious decision to reduce marketing investment given industry-wide supply chain challenges, which limited our ability to keep key inventory items in stock and market products to our customers effectively.
Advertising expenses for the year ended December 31, 2019 increased by $8.5 million, or 69%, to $20.7 million as compared to $12.2 million for the year ended December 31, 2018. This increase was the result of increased capital availability following the close of an equity fundraising round in the second half of 2018, which enabled us to begin investing more heavily in advertising campaigns to attract new users and further expand Boxed’s brand awareness and customer base.
Active Customers
We define active customers as the total number of customers in our Retail segment with at least one order in the referenced respective time-period (“Active Customers”). The change in Active Customers in a reporting period captures both the inflow of new customers as well as the outflow of customers who have not made a purchase in the time period. We view the number of Active Customers as a key indicator of our performance, which is impacted by the level of investment in advertising spend and the number of new customers acquired during a given time period.

The decrease in our Active Customers when comparing the LTM period ended September 30, 2021 to the LTM period ended September 30, 2020 was primarily due to a decrease in B2C customers during the more recent period compared to the prior period, as the latter included the temporary impact of increased customer traffic during the peak periods of COVID-19, which occurred late in the first quarter of 2020 through the second quarter of 2020. Also contributing to this decrease is a decrease in our B2B customer base as customers moved to work-from-home environments beginning in the second quarter of 2020, which drove the overall decline in active customers during the more recent LTM period.
Similarly, the decrease in our Active Customers when comparing the year ended December 31, 2020 to the year ended December 31, 2019 was driven by the 76% decrease in advertising expenses, which yielded a meaningful decrease in new customer acquisition. This was combined with a decrease in our B2B customer base as customers moved to work from-home environments beginning in the second quarter of 2020.
When comparing our Active Customers in the year ended December 31, 2019 to the year ended December 31, 2018, the 39% increase was primarily driven by an increase in new customer acquisition as we invested an additional $8.5 million in advertising expenses year over year.
Average Order Value (AOV)
We define AOV as the GMV for the respective time-period divided by the total number of orders placed by customers during the same period. We believe AOV is an important indicator of business performance as it is supported by our proprietary e-commerce technology, where our mobile app, website, and personalization engine provide a seamless shopping experience, enabling customers to easily discover new and relevant products and categories. This results in a trend where on average, AOVs expand over the course of a customer’s lifecycle. Further, larger orders are on average more profitable, helping to drive margin improvement from shipping, packaging, and labor efficiencies.
Total AOV increased when comparing the LTM period ended September 30, 2021 to the LTM period ended September 30, 2020 and when comparing the year ended December 31, 2020 to the year ended December 31, 2019 and the year ended December 31, 2019 to the year ended December 31, 2018, as the result of (i) ongoing technology and personalization improvements and (ii) adjustments to the user experience designed to help drive AOV increases across both our new and repeat customers. We do not believe AOV has been materially impacted by the COVID-19 pandemic.
We measure AOV on a gross basis, comparable to the way that we measure GMV. As a result, it does not account for any discounts, promotions, or rewards that are offered to or redeemed by our customers, and therefore it is not intended for use as an alternative to net revenue recorded in accordance with GAAP.
Gross Merchandise Value (GMV)
We define GMV as (i) the total value of Boxed goods sold, (ii) 3rd party goods sold on Boxed Sites, gross of any customer promotions, price discounts, credits, or rewards used, and (iii) goods sold on 3rd party (i.e. AEON) websites which are leveraging Boxed Software & Services technology, all of which are (iv) inclusive of shipping fees, service fees and taxes. We believe our ability to expand GMV is an indicator of customer engagement on our platform as well as the scale of our technology services platform in any given period. However, it is not intended for use as an alternative to net revenue recorded in accordance with GAAP.
GMV decreased by $26.8 million, or 13%, in the LTM period ended September 30, 2021 compared to the LTM period ended September 30, 2020. This was a result of several factors which impacted GMV, including a reduction in Active Customers in the more recent period as discussed above. The reduction in active customers was somewhat offset by an increase in AOVs. We believe that the COVID-19 pandemic primarily impacted our GMV through the active customer count, as discussed above.
GMV increased by $12.8 million, or 7%, when comparing the year ended December 31, 2020 to the year ended December 31, 2019, primarily attributable to the growth in GMV from our B2C customers, partially offset by the decline in GMV from our B2B customers and a decrease in Active Customers due to reduced advertising investments.

GMV increased by $42.4 million, or 28%, when comparing the year ended December 31, 2019 to the year ended December 31, 2018, primarily as a result of an increase in Active Customers of 39% and a 3% increase in AOV.
Components of our Results of Operations
We operate in two reportable segments: Retail and Software & Services, to reflect the way our chief operating decision maker (“CODM”) reviews and assesses the performance of the business. Our Retail segment engages in the sale of consumer products and goods in bulk sizes to consumers and businesses in the continental United States. Our Retail segment includes net revenue from merchandising sales, subscription sales, and outbound delivery and marketing fees, as described below in “— Application of Critical Accounting Policies”. Until the first quarter of 2021, we had not generated revenue under our Software & Services segment, which primarily relates to our research, development, marketing and production of our propriety software for sale to third parties. Both our Retail and Software & Services segments are recorded within net revenue in our Statements of Operations.
Net Revenue
We derive net revenue primarily from the sale of both third-party brand and private brand merchandise through our e-commerce platform on which we offer merchandise in the following core categories: groceries, snacks, beverages, and household and cleaning products. Revenue generated through our e-commerce platform is generally recognized upon delivery to the customer, net of promotional discounts and refund allowances. Outbound delivery fees (if applicable) are included in customer billing and are also recorded as revenue upon delivery. Taxes collected from customers are excluded from net revenue.
We earn additional platform-generated revenue through membership fees from customers who sign up for our Boxed Up subscription program. Membership fees allow customers to earn cash back on every purchase, gain access to exclusive discounts, and enjoy free shipping on all eligible orders. Because we have the obligation to provide access to our website for the duration of the membership term, we recognize membership fees on a straight-line basis over the life of the membership.
We also earn revenue through a mix of marketing services offered to merchants, including vendors, manufacturers, and other partners. We provide these merchants access to our e-commerce platform where merchants display and sell their products to users. We also provide advertising services to help merchants promote their products within our platform.
In the first quarter of 2021, we began generating revenue through software license agreements with customers. A software license contract with multiple performance obligations typically includes the following elements: implementation services, software license, training services, and maintenance and support services.
Refer to the Notes to our Consolidated Financial Statements for additional definitions of our financial statement line items included within our Statement of Operations.
The following tables presents our results of operations for the periods indicated:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
		(in thousands)
Net revenue	$49,010	$40,861	$132,218	$143,927
Cost of sales	(36,345)	(33,971)	(109,505)	(124,117)
Gross profit	12,665	6,890	22,713	19,810
Advertising expense	(5,173)	(1,377)	(14,618)	(2,584)
Selling, general, and administrative expense	(12,859)	(11,610)	(38,905)	(37,994)
Loss from operations	(5,367)	(6,097)	(30,810)	(20,768)
Other income (expense), net	(562)	(1,527)	509	(6,322)
Loss before income taxes	(5,929)	(7,624)	(30,301)	(27,090)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
		(in thousands)
Income taxes	—	—	—	—
Net loss	$(5,929)	$(7,624)	$(30,301)	$(27,090)

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Net revenue	$187,174	$173,993	$140,236
Cost of sales	(161,271)	(164,091)	(133,524)
Gross profit	25,903	9,902	6,712
Advertising expense	(4,912)	(20,703)	(12,218)
Selling, general, and administrative expense	(49,678)	(54,892)	(44,724)
Loss from operations	(28,687)	(65,693)	(50,230)
Other income (expense), net	(5,750)	291	(96)
Loss before income taxes	—	—	—
Income taxes	—	—	—
Net loss	$(34,437)	$(65,402)	$(50,326)
Comparison of Three Months Ended September 30, 2021 and 2020
Net Revenue
	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Net revenue
Retail	$38,186	$40,861	$(2,675)	-6.5%
Software & Services	10,824	—	10,824	N/M
Total net revenue	$49,010	$40,861	$8,149	19.9%
Total net revenue for the three months ended September 30, 2021 increased by $8.1 million, or 19.9%, to $49.0 million as compared to $40.9 million for the three months ended September 30, 2020. The total $8.1 million increase was attributable to a $10.8 million increase in Software & Services revenue, partially offset by a $2.7 million decrease in Retail revenue.
The $2.7 million decrease in Retail revenue was primarily driven by a $1.2 million decline in merchandise sales generated through our e-commerce platform, including related shipping revenue, combined with a $1.5 million increase in mark-downs during the period. This decrease in merchandising sales resulted from decline in demand from our B2C customers in the three months ended September 30, 2021 compared to the three months ended September 30, 2020, as the prior year period included the temporary impact of unique customer buying trends during the COVID-19. The decline in B2C customer demand was partially offset by an increase in demand from our B2B customers, from which we have begun to see recovery compared to lower demand experienced during peak COVID periods during fiscal year 2020.
The Software & Services revenue increase of $10.8 million for the three months ended September 30, 2021 was the result of the recognition of license fees related to our satisfaction of specific performance obligations for our software licensing agreement with AEON, which had its initial go-live date in the third quarter of 2021. The software licensing agreement with AEON, a related party, was signed in the first quarter of 2021 and is further discussed below under “— Application of Critical Accounting Policies.”

Cost of Sales and Gross Profit
	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Cost of sales	$36,345	$33,971	$2,374	7.0%
Gross profit	12,665	6,890	5,775	83.8%
Gross margin	25.8%	16.9%
Cost of sales for the three months ended September 30, 2021 increased $2.4 million, or 7.0%, to $36.3 million as compared to $34.0 million for the three months ended September 30, 2020. The increase in cost of sales is primarily driven by a $1.4 million increase in shipping and freight costs due to nationwide carrier increases as well as an increase of $0.8 million in integration and maintenance costs related to our Software & Services Segment.
Gross profit as a percentage of net revenue (gross margin) for the three months ended September 30, 2021 was 25.8% as compared to 16.9% for the three months ended September 30, 2020. The increase in gross margin was primarily the result of an increase in revenue mix from our higher-margin Software & Services segment. The variances in revenue mix and gross margins were particularly favorable in this period due to the timing of revenue recognition for our AEON licensing fees.
Advertising Expense
	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Advertising expense	$5,173	$1,377	$3,796	275.7%
Percentage of net revenue	-10.6%	-3.4%
Advertising expense for the three months ended September 30, 2021 increased by $3.8 million to $5.2 million as compared to $1.4 million for the three months ended September 30, 2020. The increase was primarily driven by an increase in advertising media costs used to acquire and retain customers. In addition, our advertising spend was temporarily reduced during the three months ended September 30, 2020 as a result of capital constraints as well as a significant spike in COVID-19-related demand that stressed our inventory levels and supply chain, forcing us to pull back on growth-related investments, such as marketing.
Selling, General and Administrative Expense
	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Selling, general and administrative	$12,859	$11,610	$1,249	10.8%
Percentage of net revenue	-26.2%	-28.4%
Selling, general and administrative expense for the three months ended September 30, 2021 increased by $1.2 million, or 10.8%, to $12.9 million as compared to $11.6 million for the three months ended September 30, 2020, primarily due to increases in legal and third-party consulting fees incurred related to our preparation for becoming a public company, as well as a slight increase in recruiting and compensation costs.

Stock-based compensation for the three months ended September 30, 2021 remained flat at $0.4 million as compared to three months ended September 30, 2020.
Operating Income (Loss)
	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Operating income (loss)
Retail	$(15,644)	$(5,436)	$(10,208)	187.8%
Software & Services	10,277	(661)	10,938	-1654.8%
Total operating income (loss)	$(5,367)	$(6,097)	$730	-12.0%
Percentage of net revenue
Retail	-41.0%	-13.3%
Software & Services	94.9%	N/M
Total operating loss for the three months ended September 30, 2021 decreased by $0.7 million, or 12.0%, to $5.4 million as compared to $6.1 million for the three months ended September 30, 2020. The total $0.7 million decrease was attributable to an increase in operating income of $10.9 million in our Software & Services segment, offset by an increase in operating loss of $10.2 million in our Retail segment.
The increase in operating loss of $10.2 million in our Retail segment was primarily driven by a decline in merchandising sales and related revenue, as discussed above, combined with increases in shipping and freight costs, advertising expenses, and selling, general, and administrative costs.
The increase in operating income of $10.9 million for our Software & Services segment was driven by the license fee revenue recognized in the third quarter of 2021 upon successful delivery and acceptance of our software technology to AEON, satisfying specific performance obligations from our software licensing agreement. The operating loss of $0.7 million in our Software & Services segment for the three months ended September 30, 2020 was attributable to research and development expense as we did not begin earning revenue in this segment until the first quarter of 2021.
Other Income (Expense), Net
	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Other income (expense), net	$(562)	$(1,527)	$965	-63.2%
Percentage of net revenue	-1.1%	-3.7%
Other expense decreased by $1.0 million to $0.6 million for the three months ended September 30, 2021 compared to $1.5 million for the three months ended September 30, 2020. The expense of $0.6 million in the third quarter of 2021 was driven by interest expense incurred in related to our term loan entered into in August 2021, partially offset by the fair value adjustments of our outstanding common stock warrants and preferred stock warrants. The expense of $1.5 million in the third quarter of 2020 was primarily driven by the fair value adjustments of our outstanding common stock warrants and preferred stock warrants.

Comparison of Nine Months Ended September 30, 2021 and 2020
Net Revenue
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Net revenue
Retail	$117,253	$143,927	$(26,674)	-18.5%
Software & Services	14,965	—	14,965	N/M
Total net revenue	$132,218	$143,927	$(11,709)	-8.1%
Total net revenue for the nine months ended September 30, 2021 decreased by $11.7 million, or 8.1%, to $132.2 million as compared to $143.9 million for the nine months ended September 30, 2020. The total $11.7 million decrease was attributable to a $26.7 million decrease in Retail revenue, partially offset by a $15.0 million increase in Software & Services revenue.
The $26.7 million decrease in Retail revenue was primarily driven by a $24.3 million decline in merchandise sales generated through our e-commerce platform, including related shipping revenue. This decrease resulted from decline in demand from our B2C customers in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, as the prior year period included the temporary impact of unique customer buying trends during the COVID-19 pandemic. This decrease also resulted from a decline in demand from our B2B customers as they continued to operate in remote work-from-home environments that commenced late in the first quarter or early in the second quarter of 2020. Also contributing to this decrease is a $2.8 million increase in customer mark-downs. These decreases were partially offset by an increase in subscription revenue related to our Boxed Up loyalty program.
The Software & Services revenue increase of $15.0 million for the nine months ended September 30, 2021 was the result of the recognition of license and implementation fees associated with our software licensing agreement with AEON, which had its initial go-live date in the third quarter of 2021. Our first software licensing agreement with AEON, a related party, was signed in the first quarter of 2021 and is further discussed below under “— Application of Critical Accounting Policies.”
Cost of Sales and Gross Profit
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Cost of sales	$109,505	$124,117	$(14,612)	-11.8%
Gross profit	22,713	19,810	2,903	14.7%
Gross margin	17.2%	13.8%
Cost of sales for the nine months ended September 30, 2021 decreased $14.6 million, or 11.8%, to $109.5 million as compared to $124.1 million for the nine months ended September 30, 2020. The decrease in cost of sales was primarily driven by volume-related decreases in product costs, credit card processing fees, and packaging costs, which collectively result in a $17.8 million decline, partially offset by increases in implementation fees related to our Software & Services segment of $1.8 million and shipping costs of $0.9 million.
Gross profit as a percentage of net revenue (gross margin) for the nine months ended September 30, 2021 was 17.2% as compared to 13.8% for the nine months ended September 30, 2020. The increase in gross margin was primarily the result of an increase in revenue mix from our higher-margin Software & Services segment.

Advertising Expense
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Advertising expense	$14,618	$2,584	$12,034	465.7%
Percentage of net revenue	-11.1%	-1.8%
Advertising expense for the nine months ended September 30, 2021 increased by $12.0 million to $14.6 million as compared to $2.6 million for the nine months ended September 30, 2020. The increase was primarily driven by an increase in advertising media costs used to acquire and retain customers. In addition, our advertising spend was temporarily reduced during the nine months ended September 30, 2020 as a result of capital constraints as well as a significant spike in COVID-19-related demand that stressed our inventory levels and supply chain, forcing us to pull back on growth-related investments, such as marketing.
Selling, General and Administrative Expense
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Selling, general and administrative	$38,905	$37,994	$911	2.4%
Percentage of net revenue	-29.4%	-26.4%
Selling, general and administrative expense for the nine months ended September 30, 2021 increased by $0.9 million, or 2.4%, to $38.9 million as compared to $38.0 million for the nine months ended September 30, 2020, primarily due to increases in legal and third-party consulting fees incurred related to our preparation for becoming a public company as well as a slight increase in recruiting costs, partially offset by decrease in salaries and compensation.
Stock-based compensation for the nine months ended September 30, 2021 decreased by $0.3 million to $1.2 million as compared to $1.5 million for the nine months ended September 30, 2020.
Operating Income (Loss)
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Operating income (loss)
Retail	$(44,417)	$(18,944)	$(25,473)	134.5%
Software & Services	13,607	(1,824)	15,431	-846.0%
Total operating income (loss)	$(30,810)	$(20,768)	$(10,042)	48.4%
Percentage of net revenue
Retail	-37.9%	-13.2%
Software & Services	90.9%	N/M
Total operating loss for the nine months ended September 30, 2021 increased $10.0 million, or 48%, to $30.8 million as compared to $20.8 million for the nine months ended September 30, 2020. The $10.0 million increase in total operating loss was attributable to an increase in operating income for our Software & Services segment of $15.4 million, more than offset by a $25.5 million increase in operating loss for our Retail segment.
The increase in operating loss of $25.5 million in our Retail segment was primarily driven by a decline in merchandising sales and related revenue, as discussed above, combined with increases in advertising expenses and other operating costs. These contributing factors are partially offset by a decrease in product costs.

The increase in operating income of $15.4 million for our Software & Services segment was the result of license fee revenue recognized in the third quarter of 2021 upon the successful delivery and acceptance of our software technology to AEON. The $1.8 million operating loss for the nine months ended September 30, 2020 was entirely attributable to research and development expense as we did not begin earning revenue in this segment until the first quarter of 2021.
Other Income (Expense), Net
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
Other income (expense), net	$509	$(6,322)	$6,831	-108.1%
Percentage of net revenue	0.4%	4.4%
Other income increased to $0.5 million for the nine months ended September 30, 2021 from other expense of $6.3 million for the nine months ended September 30, 2020, a total increase of $6.8 million. The income of $0.5 million in the nine months ended September 30, 2021 was primarily driven by the fair value adjustments related to our common and preferred stock warrants, partially offset by interest expense incurred related to our term loan entered into in August 2021. The expense of $6.3 million in the nine months ended September 30, 2020 was primarily attributable to the mark-to-market adjustments of a previously outstanding convertible note derivative, which fully converted into equity as of June 2020.
Comparison of Years Ended December 31, 2020 and 2019
Net Revenue
	Years Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Net revenue	$187,174	$173,993	$13,181	7.6%
Net revenue for the year ended December 31, 2020 increased by $13.2 million, or 7.6%, to $187.2 million as compared to $174.0 million for the year ended December 31, 2019. This growth was primarily due to a $10.5 million increase in merchandise and related sales revenue generated from our e-commerce platform, including shipping revenue. This increase in sales and shipping revenue during the year ended December 31, 2020 was directly attributable to the increase in demand of our goods and services from our B2C customers as a result of unique customer buying trends during the COVID-19 pandemic, especially during the first and second quarters of 2020. That increase in demand from our B2C customers was partially offset by a decline in demand from our B2B customers, many of whom moved to work-from-home environments during the COVID-19 pandemic. In addition, net revenue was positively impacted year over year due to a $2.0 million reduction in promotional discounts, customer credits, and refund allowances.
For the years ended December 31, 2020 and 2019, all revenue generated was derived from Retail revenue.
Cost of Sales and Gross Profit
	Years Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Cost of sales	$(161,271)	$(164,091)	$2,820	-1.7%
Gross profit	25,903	9,902	16,001	161.6%
Gross margin	13.8%	5.7%
Cost of sales for the year ended December 31, 2020 decreased by $2.8 million, or 1.7%, to $161.3 million as compared to $164.1 million for the year ended December 31, 2019. The decrease in cost of sales is primarily driven by a $3.2 million decrease in product costs and a $1.8 million decrease in shipping and packaging costs related to pricing optimizations and negotiations with vendors, offset by a $2.1 million decrease in vendor discounts and allowances.

Gross profit as a percentage of net revenue (gross margin) for the year ended December 31, 2020 was 13.8% as compared to 5.7% for the year ended December 31, 2019. This favorability in gross margin is due to a year-over-year improvements in the variable cost structure of the business, as discussed in the preceding paragraph.
Advertising Expense
	Years Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Advertising expense	$(4,912)	$(20,703)	$15,791	-76.3%
Percent of net revenue	2.6%	11.9%
Advertising expense for the year ended December 31, 2020 decreased by $15.8 million, or 76.3%, to $4.9 million as compared to $20.7 million for the year ended December 31, 2019. The decrease is primarily attributable to a $15.1 million decrease in advertising media spend intended to drive new and repeat customer engagement. The decreased investment was a result in Company capital constraints, combined with increases in organic new customer traffic, and industry-wide inventory sourcing challenges that impacted our supply chain due to COVID-19.
Selling, General and Administrative Expense
	Years Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Selling, general and administrative expense	$(49,678)	$(54,892)	$5,214	-9.5%
Percent of net revenue	26.5%	31.5%
Selling, general and administrative expense for the year ended December 31, 2020 decreased by $5.2 million, or 9.5%, to $49.7 million as compared to $54.9 million for the year ended December 31, 2019. This decrease was primarily due to a decrease of $3.6 million in salaries and compensation largely driven by a reorganization in the corporate office, as well as temporary reductions in salaries for most corporate staff and executive officers in response to COVID-19 related uncertainty.
Stock-based compensation for the year December 31, 2020 decreased by $0.3 million to $2.0 million as compared to $2.3 million for the year ended December 31, 2019.
Other Income (Expense), Net
	Years Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Other income (expense), net	$(5,750)	$291	$(6,041)	-2073.7%
Percent of net revenue	3%	-0.2%
Other income (expense), net for the year ended December 31, 2020 changed by $6.0 million to $5.8 million of expense as compared to $0.3 million of income for the year ended December 31, 2019. This change was primarily attributable to the mark-to-market fair value adjustments of our convertible note derivative as well as fair value adjustments of our outstanding common stock warrants and preferred stock warrants.
Comparison of Years Ended December 31, 2019 and 2018
Net Revenue
	Years Ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Net revenue	$173,993	$140,236	$33,757	24.1%

Net revenue for the year ended December 31, 2019 increased by $33.8 million, or 24.1%, to $174.0 million as compared to $140.2 million for the year ended December 31, 2018. This growth in net revenue was primarily attributable to a $40.4 million increase in merchandise sales generated through our e-commerce platform, offset by a $7.8 million increase in promotional discounts, customer credits, and refund allowances. The increase in merchandising revenue was largely driven by a growth in new customers driven by an increase in advertising expenses.
For the years ended December 31, 2019 and 2018, all revenue generated was derived from Retail revenue.
Cost of Sales
	Years Ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Cost of sales	$(164,091)	$(133,524)	$(30,568)	22.9%
Gross profit	9,902	6,712	$3,190	47.5%
Gross margin	5.7%	4.8%
Cost of sales for the year ended December 31, 2019 increased by $30.6 million, or 22.9%, to $164.1 million as compared to $133.5 million for the year ended December 31, 2018. The increase in cost of sales was primarily due to the result of an increase in cost of goods sold, but was lower on a percentage basis than the growth in net revenue.
Gross profit as a percentage of revenue (gross margin) for the year ended December 31, 2019 was 5.7% as compared to 4.8% for the year ended December 31, 2018. The increase was a result of improved shipping and freight costs as we were able to negotiate more favorable pricing from our vendor partners.
Advertising Expense
	Years Ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Advertising expense	$(20,703)	$(12,218)	$(8,485)	69.4%
Percent of net revenue	11.9%	8.7%
Advertising expense for the year ended December 31, 2019 increased by $8.5 million, or 69.4%, to $20.7 million as compared to $12.2 million for the year ended December 31, 2018. This growth in advertising expense was primarily due to a $8.6 million increase in marketing media spend used to acquire and retain customers.
Selling, General and Administrative Expense
	Years Ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Selling, general and administrative expense	$(54,892)	$(44,724)	$(10,168)	22.7%
Percent of net revenue	31.5%	31.9%
Selling, general and administrative expense for the year ended December 31, 2019 increased by $10.2 million, or 22.7%, to $54.9 million as compared to $44.7 million for the year ended December 31, 2018. This growth in selling, general, and administrative expense was primarily driven by an increase of $6.0 million in salaries and compensation, including our stock-based compensation, directly attributable to our increase in headcount to support the growth of our business. Also contributing to this increase was a $2.8 million increase in internally developed software on products that were subsequently marketed externally.
Stock-based compensation for the year December 31, 2019 increased by $1.0 million to $2.3 million as compared to $1.3 million for the year ended December 31, 2018.

Other Income (Expense), Net
	Years Ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Other income (expense), net	$291	$(96)	$387	-403.1%
Percent of net revenue	0.2%	-0.1%
Other income (expense), net for the year ended December 31, 2019 increased by $0.4 million to $0.3 million in income from $0.1 million in expense in the year ended December 31, 2018.
This increase was primarily attributable to the mark-to-market fair value adjustments of our outstanding common stock warrants and preferred stock warrants.
Non-U.S. GAAP Financial Measures
We utilize Adjusted EBITDA, a non-GAAP financial measure, to budget, make operating and strategic decisions and evaluate our performance, and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency on how we evaluate our business. We calculate Adjusted EBITDA as GAAP net loss adjusted for interest income (expense), taxes, depreciation and amortization, stock-based compensation, one-time costs associated with the Business Combination, gains (losses) attributable to the change in fair value of our warrants and convertible note derivative, and other income (expense) outside of the fair value adjustments. Adjusted EBITDA is supplemental to our operating performance measures calculated in accordance with GAAP and has important limitations. For example, Adjusted EBITDA excludes the impact of certain costs required to be recorded under GAAP and could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
The following table presents a reconciliation of our Adjusted EBITDA to our GAAP net loss, which is the most directly comparable GAAP measure, for the periods indicated:
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
	(in thousands)
Net loss	$(5,929)	$(7,624)	$(30,301)	$(27,090)	$(34,437)	$(65,402)	$(50,326)
Adjusted to exclude the following:
Depreciation and amortization	1,102	1,247	3,566	3,539	4,786	4,378	4,733
Change in fair value of warrants and convertible note derivative	(422)	1,367	(1,821)	6,020	5,320	496	(454)
Interest income (expense)	771	120	988	315	443	(188)	638
Other income (expense)	213	41	324	(13)	(13)	(599)	(87)
Stock-based compensation	360	437	1,214	1,536	1,956	2,286	(87)
Transaction costs 1	931	31	3,842	31	102	12	—
Adjusted EBITDA	$(2,974)	$(4,381)	$(22,188)	$(15,662)	$(21,843)	$(59,017)	$(44,166)
1 Transaction costs represent non-recurring consulting and advisory costs with respect to the Business Combination.
The increase in Adjusted EBITDA for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was primarily due to a decrease in net loss related to the increases in revenue and operating income, as discussed above as well increases in transaction costs related to the Business Combination. Offsetting the increase in Adjusted EBITDA are period over period changes of our fair value adjustments of our warrants and depreciation and amortization expenses.

The decrease in Adjusted EBITDA for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 was primarily the result of an increase in net loss related to the decreases in revenue and operating loss, as discussed above. Also contributing to the decrease in Adjusted EBITDA are changes driven by the fair value adjustments of our warrants and the transaction costs related to the Business Combination.
The increase in Adjusted EBITDA for the year ended December 31, 2020 as compared to the year ended December 31, 2019 was primarily the result of a decrease in net loss associated with an increase in gross profit combined with declines in advertising expense and selling, general, and administrative expenses as described above. The change in Adjusted EBITDA was also impacted by the fair value adjustment of the convertible note derivative.
The decrease in Adjusted EBITDA for the year ended December 31, 2019 as compared to the year ended December 31, 2020 was primarily the result of an increase in net loss associated with an increase in gross profit, which was more than offset by increases in advertising expenses and selling, general, and administrative expenses as described above. The net loss was partially offset by a decrease in depreciation and amortization expenses and an increase in stock-based compensation costs.
Liquidity and Capital Resources
Overview and Funding Requirements
As an emerging growth enterprise, our strategy has been to fund growth primarily through the investment of capital at the expense of short-term profitability. Prior to the Business Combination, we have been primarily funded by the net proceeds from the issuance of stock and borrowings under term loans and revolving credit facilities. As of September 30, 2021, we had cash and cash equivalents of $35.4 million and an accumulated deficit which is attributed to the recurring losses that we have incurred since inception as a result of our intended growth strategy.
Despite the substantial amount of capital that we have raised from outside investors and lenders, as of September 30, 2021, we had no additional capital available for borrowing and no firm commitment from current or prospective investors to provide us additional capital to fund operations in the foreseeable future. While management believes the that we will be able to obtain additional capital, no assurance can be provided that such capital will be obtained or on terms that are acceptable to us. These uncertainties raise substantial doubt about our ability to continue as a going concern, which may require us to seek other strategic alternatives such as a further reduction in our current cost structure, or a recapitalization of our balance sheet and related debt and equity if management’s plans to alleviate these uncertainties are not successful. Notwithstanding the foregoing, we believe the net proceeds we received from the Business Combination and PIPE investment upon the consummation of the Business Combination on December 8, 2021 will help support funding of our future operations. However, as an emerging growth enterprise, we are still in the growth stage of our business and expect to continue to make substantial investments in our business, including in the expansion of the merchandise sold on our platform, in our research and development for our Software & Services segment, and in our advertising and sales teams, in addition to incurring additional costs as a result of being a public company. In addition, on November 28, 2021, SVOK entered into the Forward Purchase Transaction. Prior to the Closing, ACM purchased 6,504,768 shares of Common Stock and, on December 9, 2021, SVOK paid the Prepayment Amount of an aggregate amount of approximately $65.8 million out of funds held in SVOK’s trust account. Depending on the manner in which the Forward Purchase Transaction is settled we may never have access to the full Prepayment Amount, which may adversely affect our future liquidity and capital needs.
Following the Business Combination, we may still require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. There can be no assurance that we will be able to obtain additional debt or equity financing on terms acceptable to us, if at all, or that we will generate sufficient future revenues. Failure to secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.
PIPE Equity and Convertible Notes
Concurrently with the execution of the Business Combination and for the purposes of raising the cash portion of the consideration for the Business Combination, SVOK entered into the Subscription Agreements with the PIPE Investors. Pursuant to these agreements, upon the Closing on December 8, 2021, SVOK issued an aggregate of 3,250,000 shares of SVOK Class A common stock to the PIPE investors at $10.00 per share and an aggregate of $87.5 million in principal amount of Convertible Notes. Also pursuant to the Closing, all of the issued shares of SVOK Class A common stock to the PIPE investors were converted, on a one-for-one basis, for shares of Common Stock. The Convertible Notes will be convertible, at the election of Boxed, for shares of Common Stock, cash or a combination of cash and such shares, based on a conversion price of $12.00 per share in accordance with the terms. The Convertible Notes will bear interest at a rate of 7.00% per annum and mature in five years.
Debt and Convertible Debt Financing
Term Loan
In May 2018, we amended and extended the loan and security agreement (the “Credit Agreement”), originally dated June 24, 2015 and previously amended in December 2017 and January 2018. The amendment provided us with a letter of credit of $11.0 million and a term loan of $3.5 million, with a maturity date of May 22, 2021. We issued warrants to purchase 12,500 shares of common stock at a price of $3.04 per share in connection with the amendment to the Credit Agreement on May 22, 2018. As of December 31, 2019 and 2018, we had issued $2.7 million and $2.8 million letters of credit, respectively, out of the $11.0 million available.
In March 2020, we finished paying down the $3.5 million term loan by entering into the Sixth Amendment of the Credit Agreement which provided us a term loan in the principal amount of $5.0 million, with a maturity date of June 1, 2020.
In June 2020, we paid down the $5.0 million by entering into the Seventh Amendment of the Credit Agreement. The Seventh Amendment granted us a term loan in the principal amount of $7.5 million with a maturity date of December 22, 2022, of which $5.1 million was immediately drawn. In July 2020, we drew down on the remaining $2.4 million of principal in this most recent amendment, increasing our total borrowings to $7.5 million. The Seventh Amendment also reduced the available letters of credit from $11.0 million to $4.0 million. As of September 30, 2021 and December 31, 2020, we had issued $2.6 million letters of credit, respectively, out of the $4.0 million available.
The Credit Agreement provides the bank a first perfect security interest in all of our assets with a negative pledge on intellectual property. As of December 31, 2020, 2019 and 2018, outstanding amounts drawn on the Credit Agreements accrued interest at a floating per annum rate equal to three and one-quarter of one percentage points (3.25%) above the Prime Rate for 2020 and 2019, respectively, and two percentage points (2.00%) above the Prime Rate for 2018.
The Credit Agreement contains a certain number of affirmative and negative covenants, which, among other things, requires the Company to maintain collateral accounts, a liquidity ratio (calculated as the unrestricted cash plus 60% of the value of net billed accounts receivable divided by the aggregate amount of the obligations of the Credit Agreement) of greater than 1.25 to 1.00 and restricts our ability to pay dividends or make any distributions, incur subsidiary indebtedness, incur liens, sell substantially all of our assets, and consummate fundamental changes. The Credit Agreement also subjects us to certain reporting covenants. We are required to provide monthly financials, inventory transactions report, summary payables and receivables reports and a signed compliance letter.
On August 4, 2021, we paid down the existing $5.0 million in remaining principal in the Seventh Amendment to the Credit Agreement. In connection with the loan repayment, our letter of credit was modified we are now required to maintain cash collateral for the outstanding letters of credit. As a result, the cash collateral related to the outstanding letters of credit will now be segregated in restricted cash accounts as of September 30, 2021. Approximately $2.6 million of letters of credit were issued to us as of September 30, 2021.
Term Loan
On August 4, 2021, we entered into a new term loan agreement (the “New Term Loan”). The New Term Loan provided us with $45.0 million at a floating per annum rate of LIBOR plus 8.5%, with a maturity date of August 4, 2025. The agreement provides the lender with a first priority security interest in all of our assets and contains a certain number of financial covenants, which requires us to (i) maintain minimum unrestricted cash balance of $15.0 million, (ii) maintain minimum net Retail revenue based upon agreed upon quarterly targets, and (iii) maintain a Retail gross margin percentage of at least 8%. These net Retail revenue and Retail gross margin targets are tested quarterly on a trailing twelve months basis. The agreement also includes other affirmative and negative covenants, which, among other things, restricts our ability to pay dividends or make any distributions, incur indebtedness, make investments, incur liens, sell substantially all of its assets, and consummate fundamental changes. The agreement also subjects us to certain reporting covenants. We are required to provide monthly, quarterly, and annual financial statements, operating budget and metrics, and other financial information as requested. Also in connection with the term loan agreement, we issued 126,992 warrants to purchase preferred stock at an exercise price of $7.0871, which will expire on April 4, 2031. These warrants will automatically be deemed to be cashless exercised immediately prior to and contingent upon the consummation of the Business Combination. As of September 30, 2021, we were in compliance with all covenants and reporting requirements under the New Term Loan. There was $45.0 million in principal remaining as of September 30, 2021.
Convertible Promissory Notes
On August 24, 2017, we issued a Subordinated Unsecured Convertible Promissory Note (“Note”) to a strategic investor in exchange for $25.0 million. The Note was issued pursuant to a Note Purchase Agreement, which stated that the outstanding principal and any unpaid accrued interest on the Note was convertible into preferred stock if we issued and sold preferred stock to investors with total proceeds in excess of $75.0 million (“the Next Financing”) prior to August 24, 2018.
We raised in excess of $75.0 million of additional funding prior to August 24, 2018. As such, the Note converted to 2,501,736 of Series D-1 preferred stock on August 15, 2018 in accordance with the terms of the Note Purchase Agreement.
On May 15, 2020, May 26, 2020 and May 29, 2020, we issued Subordinated Convertible Promissory Notes (each, a “2020 Note”) in an aggregate principal amount of $8.2 million pursuant to the respective Note Purchase Agreement. The maturity date of the 2020 Notes was the earlier of (a) two (2) years from the 2020 Note issuance; (b) upon acceleration due to an Event of Default; and (c) upon conversion of the 2020 Notes in connection with us raising equity proceeds of $25.0 million or more inclusive of the principal amount of the 2020 Notes. The 2020 Notes accrued .25% simple interest per annum (the short-term AFR fixed on the respective Note issuance date). The 2020 Notes converted into Series E-2 preferred stock as a result of the Series E raised in June 2020.
Convertible Notes
Upon consummation of the Business Combination, pursuant to the Convertible Note Subscription Agreements, SVOK issued and sold an aggregate of $87.5 million of principal amount of Convertible Notes. The Convertible Notes will mature five years after their initial issuance. The Convertible Notes will be convertible, at the election of Boxed, for shares of Common Stock, cash or a combination of cash and such shares, based on a conversion price of $12.00 per share (subject to customary anti-dilution adjustments) in accordance with the terms thereof. The Convertible Notes will bear interest at a rate of 7.00% per annum, paid-in-kind or in cash at the option of Boxed and accruing semi-annually. Boxed may redeem the Convertible Notes after the third anniversary of their issuance, subject to a holder’s right to convert prior to the redemption date, if the trading price of the shares of Common Stock exceeds 130% of the conversion price on at least twenty out of the preceding thirty consecutive trading days ending on, and including, the trading day immediately before Boxed issues a redemption notice, and (unless Boxed elects to settle conversions in connection with such redemption in cash) if certain conditions related to the ability of the converting holders to resell the conversion shares without restrictions under the U.S. securities laws are satisfied.
Cash Flows
The following table shows a summary of our cash flows for the periods presented:
	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net cash used in operating activities	$(27,096)	$(17,110)	$(24,096)	$(45,881)	$(43,176)
Net cash used in investing activities	(669)	(1,859)	(1,228)	(3,879)	(4,264)
Net cash provided by (used in) financing activities	35,703	42,473	42,478	6,053	81,402
Operating Activities
Cash used in operating activities consisted of net loss adjusted for non-cash items, including depreciation and amortization, stock-based compensation expense, the change in fair value of warrants and embedded derivatives, and other non-cash items, as well as the effect of the changes in operating assets and liabilities.
Net cash used in operating activities was $27.1 million for the nine months ended September 30, 2021, primarily consisting of $30.3 million net loss, adjusted for certain non-cash items, which primarily included $3.6 million of depreciation and amortization, $1.5 million in the change in fair value of warrants, and $1.2 million in stock-based compensation, as well as a $0.5 million net decrease in operating assets and liabilities. The decrease in our net operating assets and liabilities was primarily driven by the change in accounts payable and accrued expense of $6.0 million and change in prepaid and other current assets of $4.3 million, both primarily attributable to legal and consulting fees related to the Business Combination. Increases in advertising spend and accrued interest related to the term loan are also factors driving the changes in accounts payable and accrued expense, respectively. Also contributing to the net decrease in operating assets and liabilities is the change in receivables of $1.8 million and the addition of unbilled receivables, net of related deferred revenue of $3.7 million, both primarily related to our AEON software licensing agreement. Also contributing to the net decrease in net operating assets and liabilities is a $2.6 million change in inventory due to lower sales volume as well as other changes to our net operating assets and liabilities of $0.7 million.
Net cash used in operating activities was $17.1 million for the nine months ended September 30, 2020, primarily consisting of $27.1 million net loss, adjusted for certain non-cash items, which primarily included $3.5 million of depreciation and amortization, $4.4 million in the change in fair value and loss on extinguishment of the convertible note derivative, and $1.5 million in stock-based compensation, as well as a $2.2 million net decrease in operating assets and liabilities. The decrease in our net operating assets and liabilities was primarily driven by a net change in accounts payable and other current liabilities of $6.6 million and a change in prepaid and other current assets of $0.8 million, both related to lower spend considering the COVID-19 pandemic, a change in accrued expenses of $0.7 million primarily related to the timing of inventory purchases, and a change in accounts receivable of $1.7 million driven by improvements in our collection from commercial customers.
Net cash used in operating activities was $24.1 million for the year ended December 31, 2020, primarily consisting of $34.4 million net loss, adjusted for certain non-cash items, which primarily included $4.8 million of depreciation and amortization, $5.2 million in the change in fair value of warrants and embedded derivatives, and $2.0 million in stock-based compensation, as well as a $1.9 million net decrease in operating assets and liabilities. The increase in our net operating assets and liabilities was driven by a net change in accounts payable and other current liabilities of $5.0 million related to the timing of payments as well as changes in our prepaid and other current assets of $1.0 million primarily due to lower upfront payments to advertising vendors, as well as other changes to working capital of $1.2 million, partially offset by a change in long-term liabilities of $0.8 million.
Net cash used in operating activities was $45.9 million for the year ended December 31, 2019, primarily consisting of $65.4 million net loss, adjusted for certain non-cash items, which primarily included $4.4 million of depreciation and amortization and $2.3 million in stock-based compensation, as well as a $12.9 million net increase in operating assets and liabilities. The increase in our net operating assets and liabilities was driven by a change in accounts payable and other current liabilities of $11.4 million related to increased expenditures to support general business growth, as well as the timing of payments and a change in prepaid and other current assets of $1.1 million, primarily driven by lower outstanding vendor funds.
Net cash used in operating activities was $43.2 million for the year ended December 31, 2018, primarily consisting of $50.3 million net loss, adjusted for certain non-cash items, which primarily included $0.8 million in the change in fair value of warrants, $4.7 million of depreciation and amortization, and $1.3 million in stock-based compensation, as well as a $1.8 million net increase in operating assets and liabilities. The increase in our net operating assets and liabilities was driven by the change in inventories of $4.1 million to meet the demands of increased sales, change in accrued expenses and accounts payable of $3.1 million driven by timing of vendor invoices, and change in other current liabilities of $3.7 million, driven by timing of payments. This offset by the change in long-term liabilities of $2.9 million resulting from the term loan and the change in deferred revenue of $0.8 million due to increase sales volume from the prior year, and other changes to working capital of $1.2 million.
Investing Activities
For the nine months ended September 30, 2021, net cash used in investing activities was $0.7 million, due to the purchase of fixed assets.
For the nine months ended September 30, 2020, net cash used in investing activities was $1.8 million, primarily due to the purchase of fixed assets.
For the year ended December 31, 2020, net cash used in investing activities was $1.2 million, primarily due to the purchase of fixed assets.
For the year ended December 31, 2019, net cash used in investing activities was $3.9 million, primarily due to the purchase of fixed assets.
For the year ended December 31, 2018, net cash used in investing activities was $4.3 million, primarily due to the purchase of fixed assets.
Financing Activities
For the nine months ended September 30, 2021, net cash provided by financing activities was $35.7 million, primarily due to $43.1 million in net proceeds after debt issuance costs related to our term loan signed in August 2021, offset by repayments of the prior term loan of $7.7 million.
For the nine months ended September 30, 2020, net cash provided by financing activities was $42.5 million, primarily due to proceeds from the sale of preferred stock of $30.0 million, proceeds from the issuance of convertible notes of $8.2 million, and proceeds from the term loan of $12.5 million, partially offset by repayments of a term loan of $7.5 million.
For the year ended December 31, 2020, net cash provided by financing activities was $42.5 million, primarily due to proceeds from the sale of preferred stock of $30.0 million, proceeds from the convertible note issuance of $8.2 million, and proceeds from the term loan of $12.5 million, partially offset by repayments of the term loan of $7.5 million.
For the year ended December 31, 2019, net cash provided by financing activities was $6.0 million primarily due to proceeds from proceeds from the sale of preferred stock of $10.0 million, partially offset by principal payments on finance lease obligations of $3.0 million and repayments of the term loan of $1.0 million.
For the year ended December 31, 2018, net cash provided by financing activities was $81.4 million primarily due to proceeds from proceeds from the sale of preferred stock of $65.0 million and proceeds from the issuance of convertible notes of $22.0 million, partially offset by principal payments on finance lease obligations of $3.3 million and preferred stock issuance costs of $2.3 million.

Other Commitments
We maintain our principal offices in New York City, New York and maintain fulfillment centers and office space in various locations throughout the United States. Our future minimum rental commitments under non-cancelable leases was $9.9 million as of December 31, 2020.
In June 2021, we entered into a Master Subscription Agreement with Palantir Technologies Inc. (“Palantir”) under which we will pay $20.0 million over five years for access to Palantir’s Foundry platform, of which $15.0 million will be paid thirty days after Closing.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
New Accounting Pronouncements
See Note 1, Description of Business and Summary of Significant Accounting Policies, to our Consolidated Financial Statements for a discussion of new accounting standards.
Application of Critical Accounting Policies
The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We review our estimates on an ongoing basis and make judgments about the carrying value of assets and liabilities based on a number of factors. These factors include historical experience and assumptions made by management that are believed to be reasonable under the circumstances. Although management believes the judgment applied in preparing estimates is reasonable based on circumstances and information known at the time, actual results could vary materially from estimates based on assumptions used in the preparation of our Consolidated Financial Statements. This section summarizes critical accounting policies and the related judgments involved in their application.
The most significant accounting estimates involve a high degree of judgment or complexity. Management believes the estimates and judgments most critical to the preparation of our Consolidated Financial Statements and to the understanding of our reported financial results include those made in connection with revenue recognition, estimating vendor rebates and customer incentives; estimating the value of inventory; impairment assessments for long-lived assets; and estimating employee equity-based compensation expense. Our significant accounting policies related to these accounts in the preparation of our Consolidated Financial Statements are described below. See Note 1 to the audited consolidated financial statements of Old Boxed presented elsewhere in this prospectus for additional information regarding our critical accounting policies.
Revenue Recognition
Software-licensing revenue
In the first quarter of 2021, we entered into an agreement with AEON Integrated Business Services Co., Ltd., a wholly-owned subsidiary of AEON, a related party, to license our e-commerce platform through an software licensing arrangement, in which AEON will take possession of the software for usage of our IP, and host that software in an on-premise, or cloud-based infrastructure environment, at AEON’s election. The objective of the agreement is for us to design, develop and support the e-commerce platform customized for the digital marketplace operations of AEON and AEON affiliates. The services provided include implementation services, license of the e-commerce software platform, training, and maintenance and support. As our software license agreement requires the analysis of multiple performance obligations, through the application of ASC 606, it requires more judgement than our revenue recognition for our sales generated from our e-commerce platform.
We recognize revenue through the application of the following five-step model:
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Identification of the contract(s) with customers;

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Identification of the performance obligation(s) in the contract;

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Determination of the transaction price;

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Allocation of the transaction price to the performance obligations(s) in the contract; and

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Recognition of revenue when or as the performance obligation(s) are satisfied.

In line with the model, we recognize revenue as we satisfy each performance obligation. Specifically, implementation revenue is recognized over time based on percentage of completion; implementation service revenue is recognized at the point in time at the go-live date of the software; training revenue is recognized when the training is delivered to the customer without regard to a detailed evaluation of the point in time criteria due to the short-term nature of the training services (completed within the same quarterly reporting period); and maintenance and support revenue is recognized over time on a straight-line basis over the contract period. For contracts with multiple performance obligations, we allocate the contract price to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices using a cost plus a margin approach.
Merchandise sales
We primarily generate revenue through the sale of third-party and personal brand merchandise on our e-commerce platform. We recognize revenue upon delivery of products to our customers. Deferred revenue consists of amounts received primarily related to unsatisfied performance obligations for shipments in-transit at the end of the period where we are the principal. Deferred sales are included in deferred revenue in the consolidated balance sheets and reverse upon delivery to the customer the following month. We generally determine standalone selling prices using a cost plus a margin approach.
Subscription Sales
We charge a membership fee to customers who sign up for our Boxed Up program on our e-commerce platform. That fee allows customers to earn 2.0% back on every purchase, access to exclusive discounts, and free shipping over a minimum order amount. The duration of the membership is generally 12 months. Because we have the obligation to provide access to its website for the duration of the membership term, we recognize membership fees on a straight-line basis over the life of the membership.
Outbound delivery fees
Outbound delivery fees are included in customer billing and are recorded as revenue as products’ control is transferred to customers upon delivery. Outbound delivery fees are included in net revenue in the consolidated statement of operations.
Marketing fees
We provide a mix of marketing services to merchants, including access to its e-commerce platform where merchants display and sell their products to users. We also provide advertising services to help merchants promote their products within our platform. We recognize revenue when a user’s order is processed, and the related order information has been made available to the merchant. Marketing fees are included in net revenue in the consolidated statement of operations. Amounts collected on behalf of third parties for sales taxes are excluded from net revenues.
Stock-Based Compensation
We measure and record the expense related to stock-based awards based upon the fair value at the date of grant. We estimate the grant date fair value of each common stock option using the Black-Scholes option-pricing model, which requires the input of highly subjective assumptions and management’s best estimates.

These estimates involve inherent uncertainties and management’s judgement. If factors change and different assumptions are used, our stock-based compensation could be materially different in the future.
These assumptions are estimated as follows:
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Fair value — Because our common stock is not yet publicly traded, we must estimate the fair value of common stock. Our Board considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved.

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Expected volatility — We estimate volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

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Expected term — Derived from the life of the options granted under the option plan and is based on the simplified method which is essentially the weighted average of the vesting period and contractual term.

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Risk-free interest rate — The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

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Dividend yield — We have not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

We periodically determine for financial reporting purposes the estimated fair value of our common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately held Company Equity Securities Issued as Compensation. As discussed below, since a public trading market for our common stock has been established after the Business Combination, we will no longer need to use valuations to determine the fair value of our common stock. The fair value of our common stock will be determined based on the quoted market price of our common stock.
We estimate expected forfeitures of stock-based awards at the grant date and recognize compensation cost only for those awards expected to vest. We estimate forfeitures at the time of grant based on historical experience and revise the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
Common Stock Valuations
In the absence of a public trading market, the fair value of our common stock prior to the Business Combination has been determined by our Board, with input from management, taking into account our most recent valuations from an independent third-party valuation specialist. Our Board intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:
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relevant precedent transactions involving our capital stock;

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contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;

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the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to our common stock;

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our actual operating and financial performance;

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current business conditions and projections;

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our stage of development;

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the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

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any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

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recent secondary stock sales and tender offers;

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the market performance of comparable publicly-traded companies; and

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the U.S. and global capital market conditions.

In valuing our common stock at various dates, our Board determined the equity value of our business using various valuation methods including combinations of income and market approaches with input from management.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. We will no longer be required to use estimates and assumptions in our common stock valuations once we are a publicly traded company.
Since a public trading market for our common stock has been established after the Business Combination, it will no longer be necessary for our Board to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock. Future expense amounts for any particular period could be affected by changes in our assumptions of market conditions.
In connection with the closing of the Business Combination, we also have an executive incentive award plan which includes stock-based awards issued through the achievement of certain performance-based targets. The probability of achievement of these performance-based stock awards and related compensation may vary based on market conditions and overall company performance. Fluctuations in such conditions or company performance could yield variation in our expectation of target performance and in turn impact our stock-based compensation expense.
JOBS Act Accounting Election
In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Following the Business Combination, Boxed will be an emerging growth company. Therefore, we have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations and inflation risk.
Interest Rate Risk
We had cash and cash equivalents of approximately $35.4 million and $30.0 million as of September 30, 2021 and December 31, 2020. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. A hypothetical 10% increase in interest rates during any of the periods presented would not have had a material impact on our Consolidated Financial Statements.
We are primarily exposed to changes in interest rates with respect to our cost of borrowing under our existing Term Loan. We monitor our cost of borrowing under our Term Loan, taking into account our funding requirements, and our expectations for short-term rates in the future. A hypothetical 10% change in the interest rate on our Term Loan for all periods presented would not have a material impact on our Consolidated Financial Statements.
Inflation Risk
We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

BUSINESS
Who We Are
Boxed is an e-commerce retailer and an e-commerce enabler. Our mission is to help the world stock up through our technology. We operate an e-commerce Retail service that provides bulk pantry consumables to businesses and household customers. This service is powered by our own purpose-built storefront, marketplace, analytics, fulfillment, advertising, and robotics technologies. We further enable e-commerce through our newly developed Software & Services business, which offers customers in need of an enterprise- level e-commerce platform access to our end-to-end technology.
Founded in 2013 by an experienced group of technology pioneers, we have been a technology-first organization since our inception. The founders (including current CEO Chieh Huang and current COO Jared Yaman) had a simple idea: make shopping for bulk, household essentials easy, convenient and fun so customers can focus their time and energy on the things that really matter, instead of spending their weekends traveling to and shopping in traditional brick and mortar wholesale clubs with their families. From that initial concept, Boxed grew into the e-commerce technology company that we are today, with purpose-built storefront, analytics and data science, fulfillment, advertising, and robotics technologies. Since our founding, we have prioritized building a flexible end-to-end e-commerce software, which allows us to fully control the experience for our end-customers, and to ultimately provide the technological foundation from which we can drive high margin revenue through our Software & Services business. Finally, we have consistently conducted our business through an Environmental, Social and Governance (“ESG”) lens, committed to doing right by our customers, employees, and society — this commitment has become cemented with our brand. While we love being known for delivering household essentials such as toilet paper, snacks, and cleaning products, underneath the surface, we believe we are so much more.
What we offer to our customers, vendors, and other partners:
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E-commerce shopping platform for bulk-sized consumables:   Through our Retail marketplace segment, we offer our customers a highly curated assortment of household and office pantry items (e.g. paper products, snacks, beverages, cleaning supplies, etc.). We accept orders through our Boxed.com web and app properties, operate fulfillment centers to pick and pack those orders, and partner with last-mile carriers to deliver our assortment directly to our customers’ doorsteps within one to three days on average. Today, our assortment offering, excluding items from our third-party marketplace, is limited to less than 2,500 items and is focused on highly predictable, repeat, bulk consumables, which enables us to deliver a unique user experience. While we expect to continue to expand our assortment, we will maintain a highly curated selection, providing customers with an interface design that is not overly burdensome with an endless number of products, but rather, is easy to use, and is highly personalized to help guide them through the shopping experience. Because of the flexibility of our technology, our offering resonates with a diverse set of end-customers, including individuals and households (“B2C” customers), as well as enterprises and small to medium sized businesses (“B2B” customers).

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Vendor advertising and data offerings:   Our vendors, manufacturers and other partners can purchase and deploy ads to their customers through the native advertisement function of our e-commerce platform. We further partner with vendors through our vendor portal Boxed IQ product offering, which provides insights into aggregated customer data, including sales, demographics, and purchasing behavior. Boxed IQ provides our vendors with useful data so that they can understand the return on investment of advertising campaigns in real-time. We believe this holistic offering makes us the preferred partner for many of our vendors across the landscape of consumer packaged goods (“CPG”).

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Software licensing:   We have created a unique end-to-end technology platform to operate our e-commerce Retail marketplace. We believe this technology offers high value to enterprise retailers seeking to improve their omnichannel capabilities. We now offer the ability to license this technology through our Software & Services business, providing customers with a full suite of white-labeled (removal of Boxed name and logo to rebrand products for client use) e-commerce software technology solutions.

We view our two business segments, Boxed Retail and Boxed Software & Services as highly cohesive and complementary business lines. The same technology that powers our Retail marketplace is leveraged for our Software & Services segment, and the customer funnel from each segment provides opportunity for constant iteration and improvement across both lines of business. The following graphic helps illustrate our fundamental business model:
While we remain vigilant in driving business performance, we are highly focused on initiatives that span beyond the bottom line. We pride ourselves in being committed to doing right by our customers, employees, and society, and this commitment has become cemented with our brand. We believe the success of this business strategy is best supported by our combined B2B and B2C average order value (“AOV”) of approximately $100 per order, and our Net Promoter Score of 68, based on a regularly-scheduled survey of over 14,000 Boxed users we conducted during the first nine months of 2021. The convenience of a curated, mobile-first, simple shopping experience promotes high AOVs. This, combined with the strength of our brand, our artificial intelligence and robotics-driven technology, and our B2B capabilities, helps set us apart from industry peers.
Our Industry and Opportunity
Industry
We currently operate in the rapidly growing market for online groceries, a $106.0 billion total addressable market, with an expected CAGR of 19% from 2020 to 2025, according to a 2020 Grocery Digital Maturity Benchmark report published by Incisiv, Inc. (the “FMI Report”). Online grocery in the United States remains underpenetrated relative to other peer economies, representing only 10% of total U.S. grocery sales (according to the FMI Report) compared to 14% share in the United Kingdom and 20% share in China, according to a 2020 Reimagining Shopping report published in November 2020 by the Ocado Group plc and a Reuters article regarding e-commerce in China published in November 2020, respectively. According to the FMI Report, the penetration rate in the U.S. is expected to more than double to 21% by 2025. Additionally, the portion of the online grocery market not captured by Amazon, Costco and Walmart is expected to more than double, to a total addressable market of $63.0 billion between 2020 and 2024. Our emphasis on a curated assortment of bulk household consumables provides a point of differentiation from these competitors who are primarily focused on brick and mortar sales, or who sell an outsized assortment of retail products, including electronics, clothing, furniture, and other non-consumable categories.

Annually, we service approximately 500,000 customers across our Retail segment, including B2B and B2C customer bases. Our B2C customers are the core of our business, and we place a large focus on capturing households underserved by traditional bulk retailers, such as those located in rural areas and small towns. Our B2B customers are comprised of small and medium-sized business (“SMBs”) as well as large, blue-chip enterprises. Today, our B2B customers span a range of industry sectors, including hospitality / travel, technology and education, and we see an opportunity to further diversify into additional sectors to facilitate growth.
We believe that the growth in our B2C customer base has been aided by the shift to online household and grocery purchases that were accelerated as a result of the COVID-19 pandemic. Further, we believe that post-pandemic behavior will continue to reflect the steady growth of online household and grocery purchases as customers continue to place an increased emphasis on convenience and safety. However, concurrent with the bolstering of our B2C customer base, the pandemic resulted in a meaningful decline of our B2B customer base, as many of those customers shifted to work-from-home or remote environments when COVID-19 related restrictions took hold. We expect that as B2B customers return to work, we will see a recovery from our B2B customer base in 2021 and beyond.
Additionally, we are expanding our monetization opportunities by white-labeling (removing Boxed name and logo to rebrand products for client use) and selling our e-commerce technology platform through our Software & Services business. We believe our end-to-end technology products and the components that power it can be leveraged by any retailer who is looking to improve its online or omnichannel service offering. According to eMarketer, in 2020, global e-commerce sales represented a $4.3 trillion market, which is expected to grow to $6.4 trillion by 2024, representing a CAGR of 10.5%.
Overall, we believe we are well-positioned to take advantage of the shifts happening across the e-commerce landscape, as retailers, grocers, and CPG manufacturers alike, seek ways to modernize their omnichannel technology and operations. This need has only been accelerated further by the COVID-19 global pandemic. In February 2021, we signed our first enterprise software development and licensing contract with AEON Integrated Business Services Co., Ltd., a wholly-owned subsidiary of AEON Co., Ltd. (“AEON”), a related party, a multinational retailer and mall operator based in Japan, to provide e-commerce storefront, marketplace, last-mile, inventory management, order management, and back-end business operations technologies to their Malaysian affiliate. We believe that there is a significant opportunity to expand our Software & Services business to other global retail clients, particularly in emerging markets throughout Southeast Asia and the Middle East and Africa regions.
Within our Software & Services business, our current sales efforts are primarily focused on other large enterprise retailers with complex omnichannel operations. However, we ultimately view our technology offering as flexible and modular, with an ability to service smaller enterprise and mid-sized businesses over time. Our platform is built by operators, for use by operators — the technology is designed to solve the problems that Boxed has experienced first-hand, so that other companies don’t have to.

Our Platform
Our comprehensive proprietary e-commerce technology platform is the core of Boxed operations. Our customer-facing website and apps, inventory management system, order management system and fulfillment robotics hardware are all built in-house. When we describe our platform, it covers everything from our e-commerce storefront to our proprietary robotics used in our fulfillment centers, as outlined below:
Storefront:
Our e-commerce storefront’s user experience (“UX”) design and user interface (“UI”) design offer a guided, easy to use, customized experience with robust data-driven customer profiles driving engagement and conversion. Management believes conversion is also aided by a seamless browsing, discovery, and checkout experience, supporting a reduced shopping cart abandonment, and an outsized AOV compared to peers.
Our shopping experience captures evolving customer demand through data science-informed product presentation and assortment curation, enabling customers to shop conveniently and find the products they are looking for. Personalized user experiences and analytics provide actionable intelligence on who the customers are, what they are likely to purchase and how often they are likely to order, allowing us to guide each customer’s shopping experience. Not only does this allow us to guide the shoppers to the products they are most likely to purchase, it also enables us to make personalized product suggestions and provide free samples to encourage upsell and to facilitate the basket building process. This degree of UX personalization helps drive conversion and high AOV.
Business Operations:
Our business operations solutions leverage real-time data and robust tools to manage business operations enabling efficient and profitable growth. With real-time insight into the fully burdened profitability of each individual order, we can tool our machine learning models with a layer of information and control that enables true operational optimizations, informed by the additional layer of financial performance implications.
Our built in-house marketing attribution features coupled with a personalized customer relationship management system provide customers with a unique, predictive experience, from the first time they shop until they become a customer for life. Overall, we are able to leverage robust data and insights to power smart business decisions.
Logistics and Fulfillment Centers:
We fulfill our first-party orders throughout the lower 48 states in the U.S. from three fulfillment centers, deliberately located near major regional shipping corridors. As of September 30, 2021, approximately

90% of orders have delivery availability within two days or less, and we also offer a three hour on-demand delivery in select markets, a proof point for our flexible last-mile capabilities.
We also utilize proprietary fulfillment technology, including our carton optimization algorithm and proprietary robotics, developed in-house. Fulfillment automation takes wasted inefficient movement out of the fulfillment process, making sure that we can get products to our customers as efficiently as possible. This, coupled with a longer tenured hourly workforce, drives meaningful fulfillment efficiencies. Our ability to deliver products to customers is based on a flexible, cohesive fulfillment and logistics platform. Our physical fulfillment and logistics platform works seamlessly with our front-end storefront and back-end analytics, creating a streamlined supply chain enabled by end-to-end data.
This holistic data system also enables an integrated and streamlined supply chain. It allows us to scale real- time inventory via machine learning. It also provides us with the ability to pre-receive and pre-sell inventory, which proved to be a beneficial capability during the COVID-19 pandemic. Finally, we can provide our customers with supply chain transparency by displaying information like product expiration dates to our customers on-site in real time. Overall, our platform allows us to operate at optimal inventory levels, increasing inventory efficiency, and to provide ultimate transparency to our end customer.
A key to maintaining our logistics efficiencies comes from our ability to continue to scale our distribution footprint as we grow. Due to our robotics technologies, we can source and deploy new fulfillment centers with full fulfillment platform integration in approximately 30 days at a cost of less than $1.0 million. Once operational, there is an approximately thirty to forty-five-day payback period for these new fulfillment centers, assuming they are operating at full capacity utilization and with gross margin profitability consistent with fiscal year 2020.
Product and Services Overview
We have a diversified set of offerings marketed and sold to B2C and B2B customers, vendors, and enterprise retailers. Those offerings include the following:
Boxed Retail Marketplace Offerings:
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Nationally Branded Products:   The majority of our product assortment portfolio consists of nationally branded products which are purchased directly from CPG manufacturers such as Procter & Gamble, PepsiCo, Kraft Heinz, Kellogg’s and Coca-Cola, among others. Inventory is purchased from these manufacturers, warehoused in our fulfillment centers, and then resold to our customers through our e-commerce Retail marketplace. Today, we offer a curated assortment of less than approximately 2,500 SKUs (excluding third-party merchandise), generally focused on wholesale channel or bulk-quantity goods (i.e., a 36 pack of paper towels vs. a 12 pack). We expect to expand our assortment category depth and breadth to help drive future growth, but we remain committed to delivering a curated and limited-SKU assortment experience for our customers.

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Private Label Products:   In addition to the nationally branded products sold through Boxed, we offer unique, loyalty-building private label products. Through our premium private brand “Prince & Spring”, we offer approximately 125 SKUs in a variety of product categories, from household cleaning and paper products, to fruit snacks and pet treats, with plans to further diversify and expand our offering. High quality products, combined with strong relative value, result in private brand loyalty from our customer base, with 55% of orders from repeat customers containing a Prince & Spring product during 2020. In 2020, net product sales of Prince & Spring represented 14% of total net product sales, but just 7% of total SKU count. With a 600 basis point margin advantage over our nationally branded products, we believe our private label products will be long-term drivers of revenue, customer retention, and profitability.

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Vendor Product Suite Offerings:   In addition to the purchasing of their goods, we also offer our vendors, suppliers, and CPG manufacturers the ability to advertise their products to our customers and access customer data and feedback in real-time. We provide this service through our content management suite, programmatic “cost-per-click” ad-platform, and vendor portal data suite called Boxed IQ. Since 2018, our advertising suite provides vendors and partners with opportunities to drive a 3-6x return on ad spend (on average), with Boxed IQ supplementing that investment with aggregated customer data to help enable insights into sales trends, general customer demographics, and purchasing behavior, so that each future dollar invested can be more informed than the last. We believe this holistic offering makes us the preferred partner for many of our vendors across the CPG landscape.
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Third-Party Marketplace:   We are in the process of expanding our third-party marketplace offering, which will enable third-party sellers to sell to our customers through the Boxed marketplace, without the need for us to take on inventory overhang associated with first-party resale vendor relationships. We believe this offering will allow us to expand assortment, limit inventory risk, and drive higher conversion and a better experience for our customers.

Boxed Software & Services Offerings:
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Software & Services:   After years and millions of dollars of investment in developing our technology platform, we have begun to monetize our e-commerce expertise. We believe we have created one of the few omnichannel technology platforms that is vertically integrated from our front-end storefront software to the inventory and order management systems and all the way to the fulfillment center automation and robotics. We have begun marketing and offering this software technology externally through licensing agreements to other retailers, DTC manufacturers, and marketplace operators, either as a full suite of products or as individual components. In February 2021 we signed our first enterprise software development and licensing contract with AEON, an $80 billion multinational retailer and mall operator based in Japan. Yuki Habu, a member of our Board, is affiliated with AEON.

Who We Serve
Boxed provides our customers with a seamless shopping experience for both nationally branded products as well as products from our private label brand, “Prince & Spring”. Our customers are seeking a high-value, convenient and reliable source for everyday consumables and we have designed both our assortment and user experience to suit their needs.
B2C Customers
B2C customers represent the large majority of customers in our Retail business base. They visit Boxed because we offer a simple, efficient and cost-effective way to stock up on everyday bulk household essentials. These customers are often highly engaged, repeat customers. The majority of our B2C customers are women between the ages of 30 and 45, and approximately 50% have children in the home. Our B2C customers purchase on average eight items in a typical basket, have an AOV of $97, and during fiscal year 2019, made up 76% of our combined B2C and B2B customer Gross Merchandise Value (“GMV”). GMV is defined as the total basket value of goods sold on our platform, gross of any promotions, discounts, credits or rewards used but inclusive of service fees and taxes. During fiscal year 2020, over 450,000 B2C customers placed orders on the Boxed platform, generating a total of $160.4 million of GMV, which represented 90% of our combined B2C and B2B customer GMV.
Boxed Up:
Our B2C service is complemented by our paid loyalty program called Boxed Up. For $49.00 a year, Boxed Up members receive exclusive vendor-funded discounts and samples, free shipping on all eligible orders, and cash back credited for future purchases. In 2020, GMV generated by Boxed Up enrolled members grew by 109% year over year, as customers sought additional ways to capture value through our e-commerce platform. As of September 30, 2021, there were approximately 33,000 Boxed Up members. During the nine months ended September 30, 2021, compared to an average B2C customer, Boxed Up members ordered 2.1x as frequently and spent approximately 103% more. Furthermore, during this same period, 15% of our GMV was generated by Boxed Up customers and we plan to grow membership significantly, helping to further bolster engagement and retention from our B2C customers.
We primarily look to capture households underserved by traditional bulk retailers and have categorized our B2C customers into four distinct groups — the “Backroaders,” “Small Towners,” “Pleasantvillers” and “Urbanites” — and of these groups, we estimate that Backroaders and Small Towners together make up 69%

of customers as of December 31, 2020. In order to calculate the number of American households in each of these customer groups, we multiplied (i) the total number of households based on 2016 U.S. Census Bureau data by (ii) each Boxed categorization rate, which is calculated as (A) the number of Boxed users (defined as users with at least one order completed in 2020) categorized in a particular customer group based on Boxed internal analysis of U.S. zip codes, divided by (B) the total number of Boxed users.
We believe we deliver a strong value proposition to these customers by offering the convenience and value of bulk delivery in areas underserved by other retailers. Additionally, the Backroaders and Small Towners are over-represented within our Boxed Up membership program, representing 74% of enrolled members as of December 31, 2020. We see these two customer categories as core growth opportunities. as we believe these groups remain underserved for e-commerce grocery. Despite different demographics for each of the customer groups, we believe the general limits to achieving growth are substantially the same across all four categories over the long-term. These limits include competition with larger and more well-established competitors, continued success in establishing brand recognition and customer loyalty, and ability to efficiently predict consumer trends in order to utilize appropriate marketing techniques to reach households within each of these demographics. More detail around our experience and insights with each of these customer categories is outlined below:
Backroaders:
The Backroaders made up 36% of the Boxed total user base as of December 31, 2020 and comprise the largest addressable market of our B2C customer categories. They tend to be single individuals from more rural areas who appreciate the value that bulk sizes offer. These customers are generally more reliant on Boxed for bulk delivery, as they tend to not live near big-box alternatives or within last-mile service footprints, and are not served conveniently by online alternatives. They like that Boxed does not require a membership fee and they tend to shop during promotions, sales, and giveaways. Backroaders also have a small-business mentality and are excited to shop with an alternative to mega stores and entities perceived as global conglomerates. The loyalty of these customers is reinforced by their participation in the Boxed Up loyalty program — they make up 42% of the program’s participants as of December 31, 2020, the highest of any customer group. We have categorized 54 million American households within this customer category, with our current penetration being only 0.21% as of December 31, 2020, making it a strong growth opportunity for Boxed.
Small Towners:
The Small Towners made up 33% of the Boxed total user base as of December 31, 2020. Small Towners are typically married homeowners living in rural or small town areas and use the Boxed platform to stock up on products for their families. They like the value that bulk shopping provides and the ability to capture that value without paying a membership fee. Similar to the Backroaders, the Small Towners have a small business mentality and tend to be anti-mega store. We have categorized 40 million American households within this customer category, with our current penetration being only 0.35% as of December 31, 2020.
Pleasantvillers / Urbanites:
Rounding out the B2C customer offering are the Pleasantvillers and the Urbanites, comprising 20% and 11% of users as of December 31, 2020, respectively. These individuals are typically more intermediate to high income individuals, living in more densely populated suburban neighborhoods or urban centers. While they have ready access to alternatives to Boxed’s service offering, both locally and online, we believe they come to the Boxed platform for the convenient basket building experience, fast bulk delivery offering, and access without having to pay a membership fee. We have categorized 27 million total American households within this customer category, with our penetration rate of approximately 0.65% as of December 31, 2020.
B2B Customers
In the year ended December 31, 2020, we had approximately 20,000 B2B customers, which included corporations and SMBs. Our B2B customers enjoy procuring the high-quality bulk goods needed to run their businesses through an easy to navigate and convenient marketplace UI/UX. We offer our B2B customers a seamless buying experience powered by digital capabilities like multi-user accounts, flexible payment and invoicing, reporting and analytics, fast customer service and sales support response times, custom enterprise portals and rapid e-procurement integration. We supplement this experience with tech integration and higher agility relative to big-box B2B retailers, providing customization to individual customer needs. We use our proprietary logistics technology to round out our B2B experience, delivering products to B2B customers quickly and cost effectively. Most products are shipped within one to three business days at competitive rates.
Prior to 2020, GMV from our B2B customer base was the fastest growing component of our Retail business and a high-performing line relative to B2C. During 2019, B2B customers had AOVs of $202 and spent an aggregate of approximately $1,500 GMV per customer. The historical growth of the B2B customer channel was largely organic with very limited targeted marketing or sales investment. B2B GMV demonstrated a 55% CAGR from 2015 to 2019. The COVID-19 global pandemic temporarily impacted our positive B2B channel trends, with fewer people working in offices and lower levels of domestic and global travel. GMV from our B2B customer channel shrunk from $36.6 million in 2019 down to $17.8 million in 2020, a decrease of 51% from 2019 to 2020. However, we view the 2020 decrease as providing an opportunity for substantial rebound in 2021 and beyond, as employees return to work, and the travel and hospitality industries return to full operations post COVID-19.
Our Competitive Strengths
We believe that we are well-positioned to benefit from these industry dynamics due to the following competitive strengths in not only “what we do”, but “how we do it”:
What We Do
Easy Shopping Experience for Everyday Bulk Consumables
Since our founding in 2013, we have been focused on providing our customers with an easy shopping experience that is conducive to building big baskets of bulk consumables. Our proprietary e-commerce technology is architected with product discovery and high AOVs in mind. The ability to build big baskets that are then consolidated in a low number of shipments allows for greater operational efficiency and cost savings.
B2B Capabilities
For our business customers, we offer the same easy shopping experience, paired with B2B procurement controls. Business owners and managers can control item availability, see negotiated volume discounts and assign individual-level procurement rules without sacrificing the intuitive user experience that their employees value. Our unique B2B platform is leveraged not only by SMBs but by Fortune 500 companies as well.
Proprietary end-to-end e-commerce technology platform
We have built a flexible end-to-end e-commerce software platform that allows us to fully control the experience for our customers. We have developed purpose-built storefront, marketplace, analytics, fulfillment, advertising, and robotics technologies. These technologies all work together to allow us to drive large AOVs. We view Boxed as one of the few technology companies that can boast such vertically integrated e-commerce capabilities.
Software & Services
We believe our unique end-to-end technology can offer value to other enterprises around the world. We believe we will be able to further drive margins by offering this technology to companies needing a vertically integrated, enterprise-grade e-commerce platform.
Limited Assortment, Vast Potential Efficiencies
We carefully curate our assortment and do not strive to be the everything store. Because we have a limited amount of items, we can fit virtually everything we sell in each fulfillment center we operate.

Customers then browse the fulfillment center that is generally closest to them, allowing us to emanate most orders from a single fulfillment center. This allows us to provide our customers with consolidated shipments and fast delivery, while providing us with an avenue to only use ground shipping at a lower cost.
Homegrown Automation Technology
We operate a flexible and home-grown fulfillment and logistics platform. Many of our inventory management systems, warehouse management systems, and the robotic technology that helps automate our warehouses are proprietary. By building this technology in-house, we are able to expand our fulfillment center footprint via an asset-light model. Our newest facilities, which span approximately 75,000 square feet, require only approximately $1.0 million in capital expenditures and can be fully operational within thirty to forty-five days of signing the lease. Our robotics technology also allows us to vary the format in which we expand, from small micro-fulfillment centers all the way up to full-sized fulfillment centers, depending on the desired service area.
How We Do It
Proven Commitment to ESG Mission
We believe our customers view the manner in which we run our business as a differentiator and as a reason why they have chosen Boxed millions of times. Since our humble beginnings, we have strived to do what is right for our customers, employees and society. At Boxed, we are committed to the environment. By driving high AOVs and consolidating orders, we are able to reduce packaging material, delivery trips and energy consumption. Management estimates that our consolidated shipments lead to up to a 30% reduction in carbon impact when compared to smaller shipments, such as those made by our scaled competitors. By providing strong benefits and a strong workplace offering, we are able to increase fulfillment center team tenure and operational efficiency. By fighting against the so-called “Pink Tax”, which unfairly upcharges products intended for women, we are able to increase awareness of our brand and mission.
Visionary Leadership Team
Led by co-founder and CEO Chieh Huang, our experienced and technology-focused senior management team brings a proven track record in innovation, a deep expertise in online consumer packaged goods, groceries and household essentials, and a demonstrated ability to execute. We believe that our resonant brand known for doing right for our customers, employees and society creates a corporate culture that encourages innovation and helps us attract, retain and motivate our team to drive our growth.
Growth Strategy
We believe future growth will be driven by investment into several core areas of our business:
B2C Expansion
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We believe our B2C customer channel is poised for dynamic growth.   We see an opportunity to expand our product assortment into the areas most requested by our customers, including healthy / organic, pet and home. We expect expanding our assortment will allow us to increase the wallet share (the amount of customer total spend on grocery and consumable products spent on the Boxed platform) we capture from our customers. As compared to U.S. household spend on our current core product assortment, we have identified a potential wallet share increase of approximately 120% by adding assortment in our identified potential expansion categories. We believe the Boxed third-party marketplace technology will further facilitate our product expansion in a capital-efficient manner.

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We also believe there are multiple methods to drive increased customer loyalty, such as expanding the Boxed Up loyalty program, as well as expanded private label SKU count. We believe that there is an opportunity to not just improve existing customer loyalty, but also to expand wallet share with new customers soon after they start using our platform. Finally, we are also testing further expansion of our auto-ship subscription business, which provides regular automated replenishment opportunities with additional discounts for Boxed customers, in the same efficient model that we perfected with our basket-building technology.

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Finally, we will look to expand investment into advertising campaigns to drive new customer traffic and brand awareness. This investment will help drive accelerated growth through customer additions.

B2B Expansion
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We believe the rebound from the COVID-19 global pandemic will provide meaningful organic tailwinds for B2B customers, and that we can take additional steps to further capitalize upon this momentum. Traditionally, we have largely relied on organic word of mouth growth for our B2B customer offering. We believe that we can accelerate growth within our B2B customer base by expanding our sales force and by targeting new attractive sectors such as education / non-profit, technology, and hospitality. We also want to provide the best experience for those customers coming to the platform. To accomplish this, we plan to optimize our assortment on the B2B platform by tailoring the product mix to what our SMB and enterprise customers need.

Monetization of Proprietary Technology
Native Ad Platform:
Our ad technology platform empowers sellers and vendors to speak to the right customers at the right time. We currently offer in-house, scalable, programmatic advertising software designed to unlock a high- margin revenue stream, while providing our vendors with access to the most highly sought after customers. We believe our ad platform provides differentiated access to customers at the point of conversion, providing real-time transparent reporting, which is all offered through a streamlined self-service vendor portal. We offer seamless implementation and a dedicated team to guide our advertising customers through the process. While ad technology revenue as a percentage of our total net revenue was less than 1% in fiscal year 2020, our vendors experienced return on ad spend of 3-6x in the same time period.
Software Licensing:
At Boxed, we have created one of the few omnichannel technology platforms that is vertically integrated from our front-end storefront software to the inventory and order management systems and all the way to the fulfilment center automation and robotics. We have the ability to offer these modularized e-commerce and fulfillment technologies through licensing agreements to other retailers, direct-to-customer manufacturers, and marketplace operators, either as a full suite of products or as individual product solutions; the technology can also be white labeled and localized for foreign deployment. These offerings can range from inventory management software, our proprietary advertising technology systems, or other back-end operational support. Management believes we are differentiated from our competition, whose systems are typically fractured, more expensive, and have slower implementation times. Our competition is also generally focused solely on building the software, rather than also leveraging it to run their own businesses. Boxed offers as a single, cohesive, cost-effective platform, built by operators, and we prioritize speed to market.
Growing AOVs
The blended B2B and B2C AOV for our customers during fiscal year 2020 was greater than $100, $15 above that of customers of other “Bulk Wholesale” club players during 2020, and more than double that of traditional grocery peers. We believe this outperformance is driven in part by our curated user experience and personalization engine.
In addition, from fiscal year 2017 through September 30, 2021, our customers on average increased their AOV by greater than 25% from their initial order to their tenth order with Boxed. We believe this trend of growing AOVs is an important customer lifecycle dynamic because it helps illustrate further customer engagement with new categories and products as they age with us, and illustrates that our personalization and simple user experience help enable shopper discovery.
As we expand assortment through both new categories and SKUs, we anticipate that both our AOV and order frequency will also continue to expand, as customers find more products they know and love on the Boxed platform.
Customer Satisfaction
The experience of our customers is core to our decision making at Boxed, and a large part of the success of Boxed can be tied to the high level of recorded customer satisfaction. Our customers’ satisfaction is reflected in our net promoter score of 68 as of the nine-month period ending September 30, 2021. Our higher level of customer satisfaction can, in part, be attributed to a unique user experience that drives customer loyalty.
We believe a better experience, with efficient fulfillment and award-winning customer service, yields highly satisfied customers.

Culture, People and Human Capital
Boxed is a brand known for doing right for our customers, employees and society, with policies that go beyond the bottom line. Our ESG principles are embedded in the core of our business model and are front and center in the way we run our business. We value all members of our team and provide them with strong benefits and workplace offerings, boosting loyalty and efficiency. These benefits include providing our full- time fulfillment center hourly staff with an option for fully subsidized medical insurance coverage and a benefits program designed to provide financial relief in times of unforeseen hardship or significant life events. We believe this approach is not only the right thing to do, but it also drives efficiency and team loyalty; our hourly team members staffing Boxed fulfillment centers have an average tenure of over two years.
We view ourselves as champions of diversity. Over half of our corporate office team nationwide identifies as an ethnic minority, yielding diverse thought within the Boxed family. Our team embodies a diverse mix of backgrounds, industries, and levels of experience. As of September 30, 2021, we employed 238 full-time employees across our New York headquarters and San Mateo, California office, as well as our fulfillment centers in New Jersey, Texas and Nevada. In addition to full-time employees, our workforce is supplemented by temporary staff in the fulfillment centers. None of our employees are represented by a labor union and we consider our employee relations to be positive. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees.
Competition
We operate in the competitive and rapidly growing online consumables market, an evolving sub-group of the greater consumables retail sector, which we believe historically has been highly fragmented. Certain of our potential competitors have substantially greater capital resources, lower costs, larger product portfolios, larger user bases, larger sales forces and a greater geographic presence, and have built relationships with retailers and distributors that may be more effective than ours.
We believe that we have developed a full, powerful suite of proprietary, integrated technology that drives brand differentiation and cost efficiencies. We expect several industries to operate in competition with the capabilities that our comprehensive technology platform offers, which can cater to both enterprise and small business clients. Companies providing on-demand networks, third-party logistics and warehouse management systems, order management system middleware, storefront and e-commerce capabilities, and marketing, data analytics, and advertising services represent potential competitors to the Boxed technology platform.
We believe that the primary competitive factors in our market are:
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service quality and performance;

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customer purchasing experience;

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sales and distribution capabilities;

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pricing;

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customer support and service;

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effective marketing;

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brand recognition;

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breadth and depth of offerings;

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greater market penetration; and

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technological innovation, product enhancements and speed of innovation.

We believe our ability to continue to compete effectively in our industry will also depend in part on our ability to respond more quickly and effectively than our peers to new or changing opportunities, technologies, regulatory standards or customer requirements. We anticipate that we will face increased competition in the future as existing companies and competitors develop new or improved products and distribution strategies and as new companies enter the market with new technologies and distribution strategies. Increased competition in the future could adversely affect our revenue, revenue growth rate, margins and market share.
Our ability to remain competitive depends on our continued ability to provide efficient and profitable delivery of the nationally branded and private-label products that our B2C and B2B customers have come to expect from us, while continuing to grow our customer base. It will also depend on our continued and accelerating ability to monetize our technological proficiencies via our advertising technology, marketplace and software licenses, hosted in either on-premise or cloud-based infrastructure environments.
Manufacturing
We purchase all of our merchandise directly or indirectly from third-party manufacturers. Some vendors operate their own manufacturing facilities and others subcontract the manufacturing to other parties. Our manufacturers generally agree to terms that are substantially similar to our standard manufacturer terms, which govern our business relationships.
Although we do not have long-term agreements with our vendors, we have longstanding relationships with a diverse base of vendors that we believe are mutually satisfactory. We believe the nature and number of these vendors helps mitigate our supply chain risk.
All of our private-label products under the label “Prince & Spring” are required to be produced according to our specifications, and our manufacturers warrant that such products will perform in accordance with these specifications. Our manufacturing and supplier contracts are generally on year-to-year terms and generally provide us the additional right to terminate such agreements for uncured material breaches within 30 days. We require that all of our manufacturers comply with applicable law and we generally have the right to audit the suppliers’ facilities. We believe that third-party facilities will be adequate to meet our current and anticipated manufacturing needs, both for our private-label products and for our third-party merchandise.
Government Regulation
Our business is, among other things, subject to laws and regulations applicable to companies conducting business on the Internet. Jurisdictions vary as to how, or whether, existing laws governing areas such as personal privacy and data security, consumer protection or sales and other taxes, among other areas, apply to the Internet and e-commerce, and these laws are continually evolving. Related laws may govern the manner in which we store or transfer sensitive information, or impose obligations on us in the event of a security breach or an inadvertent disclosure of such information. Different jurisdictions impose differing, and sometimes more stringent, consumer and privacy protections. Additionally, tax regulations in jurisdictions where we do not currently collect state or local taxes may subject us to the obligation to collect and remit such taxes, or to additional taxes, or to requirements intended to assist jurisdictions with their tax collection efforts. New legislation or regulations, the application of laws from jurisdictions whose laws do not currently apply to us, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on our business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements. See “Risk Factors — Risks Related to Our Business and Operations.” Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our website and mobile applications and their financial results. The continued growth of and demand for e-commerce is likely to result in the creation of more laws and regulations that impose additional compliance burdens on e-commerce companies.
In addition, we are subject to a broad range of laws and regulations intended to protect public health, natural resources and the environment. Our operations, and those of our manufacturing outsourcing partners, are subject to regulation by OSHA, the FDA, the USDA, and by various other federal, state and local authorities regarding the processing, packaging, storage, distribution, advertising, labeling and import of our products, including food safety standards. See “Risk Factors — Risks Related to Our Business and Operations — We are subject to governmental regulation and we may incur material liabilities under, or costs in order to comply with, existing or future laws and regulation, and our failure to comply may result in enforcements, recalls, and other adverse actions.”

Other Laws and Regulations
Data Privacy and Security
Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality and security of personal information. In the United States, numerous federal and state laws and regulations, including data breach notification laws and federal and state consumer protection laws and regulations (e.g., Section 5(a) of the FTC Act), that govern the collection, use, disclosure, and protection of personal information could apply to our operations or the operations of our partners. In addition, certain state and non-US laws, such as the CCPA and the CPRA govern the privacy and security of personal information, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.
Anti-Bribery and Corruption Laws
Our business is also subject to the U.S. Foreign Corrupt Practices Act and other similar anti-bribery and anti-kickback laws and regulations that generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business.
Intellectual Property
We believe that our rights in our intellectual property, including trademarks, copyrights, and domain names, as well as contractual provisions and restrictions on access to our proprietary technology, are important to our marketing efforts to develop brand recognition and differentiate our brand from competitors. We rely on a combination of copyright, trademark and trade secret laws and confidentiality and invention assignment agreements to protect our intellectual property rights. We own a number of trademarks that have been registered, or for which registration applications are pending, in the United States as well as in certain foreign jurisdictions. These registered or pending trademarks include, among others, “Boxed”, “Bulk is Beautiful” and “An endless supply of the things you love”. The current registrations of these trademarks are effective for varying periods of time and may be renewed periodically, provided that we, as the registered owner, or our licensees where applicable, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with similar goods and services. We expect to pursue additional trademark registrations to the extent we believe they would be beneficial and cost-effective.
In addition to trademark protection, we own numerous domain names, including boxed.com and princespring.com.
We also enter into and rely on confidentiality and proprietary rights agreements with our employees, consultants, contractors and business partners to protect our trade secrets, proprietary technology and other confidential information. We further control the use of our proprietary technology and intellectual property through provisions in both our customer terms of use on our website and in our agreements with vendors.
Environmental Matters
Our operations and leased properties are subject to a variety of U.S. laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous and non- hazardous materials and waste and remediation of releases of hazardous materials. We believe, based on current information, that we are in material compliance with environmental laws and regulations applicable to us. However, our failure to comply with present and future requirements under these laws and regulations, or environmental contamination or releases of hazardous materials on our leased premises, as well as through disposal of our packaging, could cause us to incur substantial costs, including clean-up costs, personal injury and property damage claims, fines and penalties, costs to redesign our private-label products or packaging or upgrade our facilities and legal costs, or require us to curtail our operations, any of which could seriously harm our business.
Facilities
We have fulfillment centers in Union, New Jersey, Las Vegas, Nevada and Dallas, Texas. Our corporate headquarters are located in New York, New York and we have a corporate office in San Mateo, California. We believe that our existing facilities are adequate to meet our business requirements for the near-term, and that additional space will be available on commercially reasonable terms, if required.
Legal Proceedings
From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to personal injuries sustained using our services, intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations. Any of these claims could subject us to costly litigation, and, while we generally believe that we have adequate insurance to cover many different types of liabilities, our insurance carriers may deny coverage, may be inadequately capitalized to pay on valid claims, or our policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on our business, financial condition and results of operations. Additionally, any such claims, whether or not successful, could damage our reputation and business.

MANAGEMENT
Board of Directors and Management
The following sets forth certain information, as of December 8, 2021, concerning the persons who serve as our executive officers and members of our Board.
Name	Age	Position
Executive Officers:
Chieh Huang	40	Chief Executive Officer, President and Director
Mark Zimowski	31	Chief Financial Officer and Treasurer
David Miller	48	Chief Technology Officer
Alison Weick	46	President, E-Commerce
Jared Yaman	40	Chief Operating Officer and Director
Non-Employee Directors:
Gary Matthews	64	Chairman of the Board
Yuki Habu	53	Director
David Liu	56	Director
Emerson S. Moore II	50	Director
Andrew Pearson	49	Director
Eileen Serra	67	Director
Harshul Sanghi	58	Director
Executive Officers
Chieh Huang is our Chief Executive Officer, President and a member of the Board. Mr. Huang co-founded and has served as the Chief Executive Officer of Boxed since 2013. During his tenure as Chief Executive Officer of Boxed, Mr. Huang led the company’s growth from its inception and was instrumental in overseeing the expansion of Boxed’s delivery capabilities to the entire continental United States. Mr. Huang also managed Boxed’s investments in technology, allowing Boxed to run its own fulfillment centers and develop its proprietary automation robotics in-house. Prior to founding Boxed, Mr. Huang was the Chief Executive Officer of Astro Ape Studios (“Astro Ape”), one of the first mobile social-gaming studios. In 2011, Astro Ape was acquired by social gaming pioneer Zynga, and Mr. Huang later became the Director of Zynga Mobile NY. Mr. Huang serves as a board member of the Museum of Chinese in America and New York Cares, and serves as an advisory board member of McLaren Racing. Mr. Huang received his B.A. in economics at The Johns Hopkins University and holds a J.D. from Fordham University. We believe Mr. Huang is qualified to serve as a member of the Board because of his proven success building and overseeing Boxed’s growth and development.
Mark Zimowski is our Chief Financial Officer and Treasurer. Mr. Zimowski joined Boxed in October 2016 as one of its initial finance hires. He has served as Boxed’s Chief Financial Officer since April 2021. Since joining the team, Mr. Zimowski has worked in a number of positions with Boxed’s Finance & Strategy team, including as Senior Analyst, Senior Manager, Senior Director and Vice President. He established the company’s financial planning and analysis function, helping to centralize its reporting and construct its performance management framework. In addition, he helped lead the development of its paid loyalty program, Boxed Up, and its Software & Services business, and played a pivotal role in the raise of more than $200.0 million across more than five rounds of equity and debt capital. Prior to joining Boxed, Mr. Zimowski worked at Court Square Capital Partners, where he focused on majority investments and portfolio management across software and tech-enabled services companies. He began his career within the Technology, Media, and Telecom team at UBS Investment Bank, advising technology, media and telecommunications clients across a wide range of mergers and acquisitions and capital markets transactions. Mr. Zimowski graduated Cum Laude from Boston College, receiving a B.S. in Finance & Economics with Honors from the Carroll School of Management.

David Miller is our Chief Technology Officer. Mr. Miller joined Boxed in October 2021, bringing over 20 years of experience as a technology teams leader. From July 2014 until October 2021, Mr. Miller served as the Senior Vice President of Technology at OnDeck Capital. During his tenure at OnDeck Capital, Mr. Miller oversaw the technology team whose platform delivered over $14 billion in capital to small businesses domestically and abroad. Mr. Miller’s earlier experience includes engineering and leadership positions serving a broad scope of industries, such as hospitality, online advertising, education, and financial services. Mr. Miller holds a B.S. in Business from the University of Baltimore, and an MBA from the Sellinger School of Business at Loyola University, Maryland.
Alison Weick is our President, E-Commerce. Ms. Weick joined Boxed in January 2020 to run the marketing team. Under her leadership, the team successfully grew the paid loyalty program, improved customer acquisition and retention efforts, and spearheaded customer segmentation analysis. In December of 2020, she took on the additional role of managing the Retail businesses. In this role, she is focused on driving sales and profitability, and improving the overall customer experience. Prior to joining Boxed, Ms. Weick had a 20+ year career as a general manager and marketing executive at both public companies and start-ups. From July 2017 until December 2019, Ms. Weick was a marketing consultant to early stage start-ups. Before then, Ms. Weick was the VP, Marketing at WayBetter, a Series A funded health and wellness start-up, where she served from September 2011 until June 2017. Ms. Weick has also held previous leadership roles at Barnes & Noble, Weight Watchers, and Omnicom Group. Ms. Weick received her B.S. in Applied Economics from Cornell University and holds an MBA from Harvard Business School.
Jared Yaman is our Chief Operating Officer. Mr. Yaman co-founded and has served as the Chief Operating Officer of Boxed and a member of its board of directors since 2013. During his tenure as Chief Operating Officer of Boxed, Mr. Yaman helped lead the company’s expansion to the entire continental United States and helped coordinate its investment in technology. Mr. Yaman received his B.S. in economics at the University of Michigan and holds a J.D. from the University of Michigan Law School. We believe Mr. Yaman is qualified to serve as a member of the Board because of his experience overseeing Boxed’s expansion and development across the United States.
Non-Employee Directors
Gary S. Matthews was the Chief Executive Officer and Chairman of the board of directors of SVOK from September 2020 to December 2021 and he continues to serve as the Chairman of the Board. Mr. Matthews has over 30 years of experience as both an institutional investor and a senior executive of multiple businesses across a broad range of industries. From March 2019 to August 2020 Mr. Matthews served as Chief Executive Officer and a Director of IES Holdings (NASDAQ: IESC), over which time both EBITDA and the company’s stock price increased significantly. Prior to joining IES, Mr. Matthews served as Managing Director of Morgan Stanley Capital Partners from 2007 to 2019 where he co-led direct investments and helped to oversee the management and strategies for those businesses. Prior to joining Morgan Stanley, he led several private equity-backed manufacturing companies in senior management positions. From 2006 to 2007, he served as President of Simmons Bedding Company overseeing operations in the US and Canada. Mr. Matthews also previously served as Chief Executive Officer of sponsor-owned Sleep Innovations, Inc. and of Derby Cycle Corporation. Previously, Mr. Matthews served as President of Worldwide Consumer Medicines and Specialty Pharmaceuticals at Bristol-Myers Squibb. He also served as President of the Guinness Import Company and Managing Director of Guinness in Great Britain. Prior to joining Guinness, Mr. Matthews served as a Director at PepsiCo and as a Senior Engagement Manager at McKinsey & Company. He has previously served as Chairman of the board of directors of Pathway Partners Veterinary Holding LLC, Hojeij Branded Foods, Creative Circle, LLC and Tops Markets, LLC, and as a member of the board of directors of Manna Pro Products, LLC, Molson Coors Brewing Company (NYSE: TAP), Lenox Group Inc. (previously Department 56, NYSE: DFS), Learning Care Group, Inc., Van Wagner, Inc., Lagunitas Brewing Company, and Canyon Ranch. Mr. Matthews received a B.A., Cum Laude, from Princeton University and a Masters in Business Administration with distinction from Harvard Business School.
Mr. Matthews has been involved in several philanthropic social organizations. He is on the Board of Let’s Get Ready and served as its Chairman for four years. Let’s Get Ready works with underprivileged high school seniors to tutor them for the SATs, provides college application assistance, and mentors at the college level to encourage these students to stay in and graduate college. Previously, Mr. Matthews served for 10 years on the Board of the Greenwich Library and was on the Board and served as Board Chair for Junior Achievement of SW Connecticut. We believe Mr. Matthews is qualified to serve as a member of the Board because of his extensive experience as a business leader and board member of large public companies.
Yuki Habu has served on the Board since December 2021. Ms. Habu is currently the Executive Officer of Digital Business of the Company at AEON Co., Ltd. (“AEON”). Ms. Habu was the Chief Executive Officer of AEON CHINA Co., Ltd. (“AEON China”), AEON’s China business until May 2021, where she supervised GMS Operation and Digitalization, corporate governance and risk management since 2015. She has also led AEON China’s risk management committee, handling the decision-making process regarding responses to emergencies such as natural disasters and social risks. Ms. Habu currently serves as a member of the board of AEON Stores (Hong Kong) Co., Ltd., where she served on the remuneration committee, audit committee and nomination committee from April 2015 until May 2021. She also currently serves as the Executive Vice President and Executive Officer of AEON and has held and currently holds positions on the board of various other private entities affiliated with AEON. In 2018, Ms. Habu received the Golden Peony Award by the China Chain Store & Franchise Association, recognizing her as an outstanding woman in the Chinese chain store industry. Ms. Habu also participated in the planning of the “China-Japan Great Wall Afforestation Project” led by the AEON Environmental Foundation and the Beijing Municipal Government for more than ten years that planted more than one million trees from 2006 to 2013. Ms. Habu received her bachelor’s degree from Keio University. We believe Ms. Habu is qualified to serve as a member of the Board because of her extensive experience leading AEON China and overseeing various public and private AEON-affiliated entities, as well as her commitment to ESG principles.
David Liu has served on the Board since December 2021. Mr. Liu is an internet pioneer who co-founded XO Group, Inc. (NYSE: XOXO), formerly The Knot Inc., in 1996 with $1.6 million of seed financing from the AOL Greenhouse and grew the company from AOL keyword: weddings to a dominant multi-platform life-stage media company. Mr. Liu served as XO Group’s chief executive officer from 1996 to 2015, president from 1999 to 2014 and chairman of the board of directors from 1999 to May 2018, prior to XO Group’s private equity exit in December 2018 for $933 million. Mr. Liu believed to build a vibrant consumer brand one had to have a presence in all forms of media and engage the consumer directly. Therefore, for over two decades, Mr. Liu has championed both early technologies as well as traditional media extensions, launching an online streaming video channel, cultivating thriving online communities before the advent of today’s social media platforms, as well as publishing dozens of regional publications, a national magazine, a cable TV series and over a dozen books, all the while growing the company through two major recessions. As Chief Executive Officer, Mr. Liu oversaw the completion of over half a dozen acquisitions and took XO Group public in 1999. Under Mr. Liu’s leadership, XO Group raised cumulatively over $275 million in private and public offerings. In 2008, Ernst & Young named Mr. Liu Entrepreneur of the Year in Media, Entertainment, and Communications. Mr. Liu currently serves on the boards of Rebelle Media, Willapa Wild and Humanity Forward Foundation. Mr. Liu graduated with his BFA in Film from the Tisch School of the Arts at New York University in 1986 and received the NYU Tisch Big Apple Award for Alumni Achievements in 2008. We believe Mr. Liu is qualified to serve as a member of the Board because of his extensive experience leading XO Group and overseeing mergers and acquisitions and corporate legal matters.
Emerson S. Moore II has served on the Board since December 2021. Mr. Moore is currently the Chief People Officer and Executive Vice President of BSE Global where he oversees Human Resources for Barclays Center, the Brooklyn Nets, the Long Island Nets of the NBA G League, and NetsGC of the NBA 2K League. Prior to joining BSE Global in 2020, Mr. Moore served as General Counsel, Head of Human Resources and Executive Vice President of TMP Worldwide Advertising & Communications, LLC d/b/a Radancy (“Radancy”), a global leader in talent acquisition technologies. While overseeing the full scope of global Human Resource functions across Radancy’s 20 offices in 9 countries, Mr. Moore also provided strategic leadership and a forward-thinking approach to staffing, recruitment, employee relations, payroll, compensation and benefits. In his role as General Counsel, he was also responsible for all legal matters pertaining to the day-to-day operations of Radancy, as well as those of its global subsidiaries, and managed the legal aspects of mergers and acquisitions, governance and compliance, software services and license agreements, litigation and general corporate matters. Prior to joining Radancy in 2007, Mr. Moore was an Associate in the corporate department at Proskauer Rose, an international law firm, where he was engaged in a broad-ranging mergers and acquisitions practice, representing private equity firms and global financial institutions. Mr. Moore is a member of the Board of Trustees of his alma mater, New York Law School, where he serves on the executive committee. Mr. Moore received a B.S. in Actuarial Mathematics from the University of Michigan, and a J.D., Cum Laude, from New York Law School. We believe Mr. Moore is qualified to serve as a member of our board of directors because of his extensive experience in human resources, mergers and acquisitions, and corporate legal matters.
Andrew C. Pearson was the Chief Financial Officer of SVOK from September 2020 to December 2021 and has served on the Board since December 2021. Mr. Pearson has 25 years’ experience in global private equity. In 2019, Mr. Pearson formed Soundview Advisors, where he consults with leading private equity firms in the areas of portfolio management, organizational design and LP management. Previously, Mr. Pearson served as Managing Director, Chairman of the Portfolio Committee and Global Head of Portfolio Management with General Atlantic, one of the world’s largest global growth equity firms with over $40.0 billion under management and 14 offices on four continents. His responsibilities at General Atlantic increased over a 22-year career which began as an Associate in 1996 before becoming a Managing Director in 2007 and Chairman of the Portfolio Committee in 2012. Mr. Pearson’s deal experience covered investments in the software and technology-enabled services markets. As Chairman of the Portfolio Committee, Mr. Pearson was charged with establishing and executing the firm’s global liquidity and value-creation targets as well as developing risk management parameters. Prior to joining General Atlantic, Mr. Pearson was a Business Analyst at McKinsey & Company, Inc. Mr. Pearson serves as Treasurer and Board Member of the Blossom Hill Foundation, a non-profit which provides fellowships to social entrepreneurs who develop ideas to help children affected by conflict. He received an M.A. and B.A. in Regional Science from The School of Arts and Sciences at the University of Pennsylvania and a B.S. in Finance, Magna Cum Laude, from The Wharton School at the University of Pennsylvania. We believe Mr. Pearson is qualified to serve as a member of the Board because of his extensive experience leading General Atlantic’s portfolio management and advising technology companies.
Eileen Serra served on the board of directors of SVOK from December 2020 to December 2021 and continues to serve as a member of the Board. During the course of her career, which has spanned over 20 years, Ms. Serra has served in various leadership roles in the financial services industry. Ms. Serra served in a number of senior executive roles at JPMorgan Chase, including as CEO of Chase Card Services from 2012 to 2016. Prior to joining JPMorgan Chase, Ms. Serra served as a Managing Director and Head of Private Client Banking Solutions at Merrill Lynch from 2002 to 2006. She also previously served as Senior Vice President at American Express where she led the Small Business Credit Card and Lending businesses. Before American Express, she served as a partner at McKinsey & Company for 12 years where she focused on strategy and organizational issues in the consumer goods and services sector. She currently serves as a member of the board of directors of Capital One (NYSE: COF), where she is a member of the Audit and Risk Committees, and as an independent director of Gartner, Inc. (NYSE: IT), where she is a member of the Compensation Committee. Ms. Serra also currently serves as Trustee of Family Promise, a non-profit focused on addressing family homelessness, and previously served as a member of the Board of the Women’s Refugee Commission. She received a B.S. from the University of California at Davis and an M.B.A. from the University of Chicago Booth School of Business. We believe Ms. Serra is qualified to serve as a member of the Board because of her proven track record of success and her experience serving as a director and committee member for public companies.
Harshul Sanghi has served on the Board since December 2021. Mr. Sanghi is currently the Global Head of American Express Ventures, a department which he founded in 2011. During his time at Amex Ventures, Mr. Sanghi has led investments in a broad range of start-up companies, including Better.com, Boom Supersonic, Boxed.com, Instacart, FalconX, Finix, Next Insurance, Plaid, Stripe, and Turo. Additionally, Mr. Sanghi has participated in over 20 exits during his tenure, including BigCommerce (NASDAQ: BIGC), Bill.com (NYSE: BILL), iZettle, LearnVest, Warby Parker (NYSE: WRBY), and Toast (NYSE: TOST). Also, he currently sits on the boards of multiple portfolio private companies. Prior to Amex Ventures, Mr. Sanghi acted as a Managing Director at Motorola Ventures, Motorola’s (NYSE: MSI) venture capital division. Before Motorola Ventures, Mr. Sanghi led the US Set Top Box division at Philips (NYSE: PHG), which launched the first DirecTV-TiVo DVR. Throughout his 30-year career, Mr. Sanghi has been involved in numerous start-ups in a wide array of industries, including manufacturing, mobility, direct to home media, to financial services. Mr. Sanghi has a bachelor’s degree in Computer Science from the University of Oregon and an MBA from the International Institute for Management Development in Switzerland. We believe that Mr. Sanghi is qualified to serve as a member of the Company’s board of directors because of his extensive experience leading Amex Ventures and advising various emerging companies, as well as his commitment to ESG principles.
There are no family relationships between or among any of Boxed’s directors or executive officers.
Corporate Governance
We have structured our corporate governance in a manner that we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:
•
we have independent director representation on our audit, compensation and nominating committees, and our independent directors meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

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at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and

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we have begun to and will continue to implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight
Our Board has extensive involvement in the oversight of risk management related to Boxed and our business and will accomplish this oversight through the regular reporting to the Board by the audit committee. The audit committee represents the Board by periodically reviewing Boxed’s accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and IT functions, the audit committee will review and discuss all significant areas of Boxed’s business and summarize for the Board all areas of risk and the appropriate mitigating factors. In addition, the Board will receive periodic detailed operating performance reviews from management.
Composition of Our Board
Our business and affairs is managed under the direction of our Board comprised of nine (9) members — Gary Matthews, Yuki Habu, Chieh Huang, David Liu, Emerson S. Moore II, Andrew Pearson, Harshul Sanghi, Eileen Serra and Jared Yaman, with Mr. Matthews appointed to serve as Chair of the Board. Our directors are classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Messrs. Pearson, Sanghi and Yaman serve as the initial Class I directors for a term expiring at the first annual meeting of the stockholders; Ms. Habu, Mr. Moore and Ms. Serra serve as the initial Class II directors for a term expiring at the second annual meeting of the stockholders; and Messrs. Huang, Liu and Matthews serve as the initial Class III directors for a term expiring at the third annual meeting of the stockholders. At each annual meeting of the stockholders of Boxed beginning with the first annual meeting of the stockholders, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election.
Board Committees
Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operates under a written charter.
In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues. Current copies of Boxed’s committee charters are posted on our website, investors.boxed.com, as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.
Audit Committee
Our audit committee consists of Mr. Pearson, Mr. Sanghi and Ms. Serra, with Ms. Serra serving as the chair of the committee. Each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Each member of our audit committee meets the requirements for financial literacy under the applicable NYSE rules. In arriving at this determination, the Board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Ms. Serra qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
The audit committee’s responsibilities include, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

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discussing with our independent registered public accounting firm their independence from management;

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reviewing with our independent registered public accounting firm the scope and results of their audit;

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pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

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overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

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reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Our compensation committee consists of Messrs. Liu, Moore and Pearson, with Mr. Liu serving as the chair of the committee. Messrs. Liu, Moore and Pearson are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act and each member is “independent” as defined under the applicable NYSE listing standards, including the standards specific to members of a compensation committee.
The compensation committee’s responsibilities include, among other things:
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reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of our Chief Executive Officer;

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reviewing and setting or making recommendations to the Board regarding the compensation of our other executive officers;

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making recommendations to the Board regarding the compensation of our directors;

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reviewing and approving or making recommendations to the Board regarding our incentive compensation and equity-based plans and arrangements; and

•
appointing and overseeing any compensation consultants. We believe that the composition and functioning of our compensation committee meets the requirements for independence under the current the NYSE listing standards.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Liu, Matthews and Moore, with Mr. Matthews serving as the chair of the committee. Each member of the Boxed nominating and corporate governance committee is “independent” as defined under the applicable listing standards of the NYSE and SEC rules and regulations.
The nominating and corporate governance committee’s responsibilities include, among other things:
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identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

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recommending to the Board the nominees for election to the Board at annual meetings of Boxed stockholders;

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overseeing an evaluation of the Board and its committees; and

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developing and recommending to the Board a set of corporate governance guidelines. We believe that the composition and functioning of Boxed’s nominating and corporate governance committee meets the requirements for independence under the current the NYSE listing standards.

The Board may from time to time establish other committees.
Code of Business Conduct and Ethics
We adopted a code of business conduct and ethics that applies to all of our executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, investors.boxed.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Board or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our compensation committee. In addition, none of our executive officers serves as a member of the compensation committee of the Board (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board.
Independence of the Board
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we concluded that Gary Matthews, David Liu, Emerson S. Moore II, Andrew Pearson, Harshul Sanghi and Eileen Serra, representing six of Boxed’s nine directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.
EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our 2020 named executive officers who are named in the “2020 Summary Compensation Table” below. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a

Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
For the year ended December 31, 2020, our “named executive officers” and their positions were as follows:
Chieh Huang, Chief Executive Officer;
Aaron Singer, General Counsel, Chief Administrative Officer, and Secretary; and
Alison Weick, GM, Retail & Chief Marketing Officer.
2020 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for our fiscal year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Total
Chieh Huang	2020	316,750	—	316,750
Chief Executive Officer
Aaron Singer	2020	307,004	250,320	557,324
General Counsel, Chief Administrative Officer, and Secretary(2)
Alison Weick	2020	219,935	343,780	563,715
GM, Retail & Chief Marketing Officer

(1)
Amounts reflect the full grant-date fair value of stock options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 9 of our audited consolidated financial statements included elsewhere in this prospectus.

(2)
Mr. Singer stepped down from his positions as General Counsel, Chief Administrative Officer and Secretary in July 2021.

2020 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The actual base salaries paid to each named executive officer for 2020 are set forth in the “2020 Summary Compensation Table” above in the column titled “Salary.”
2020 Cash Bonuses
We did not maintain an annual cash bonus program for our employees, including our named executive officers, in 2020. None of our named executive officers received any cash bonus payments with respect to their services in 2020.
Equity Compensation
We previously maintained the Giddy Inc. 2013 Equity Incentive Plan, which is summarized below, pursuant to which we have granted stock options to certain service providers.
In July 2020, we granted stock options to Mr. Singer and Ms. Weick covering 175,000 and 240,000 shares of our common stock. Mr. Singer’s stock option award vests in equal monthly installments over a four year period, subject to Mr. Singer’s continued employment with the Company through each applicable vesting date. One-quarter of Ms. Weick’s stock option award vested on July 29, 2021 and the remaining stock option award vests in equal monthly installments, subject to Ms. Weick’s continued employment with the Company through each applicable date.
In connection with the Business Combination, we adopted a new equity incentive plan, the Incentive Award Plan, in order to facilitate the grant of cash and equity incentives to directors, employees and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which we believe is essential to our long-term success. For additional information about the Incentive Award Plan, please see “Equity Compensation Plans” below.
Other Elements of Compensation
Retirement Plan
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans.   All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
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medical, dental and vision benefits;

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health savings account and flexible spending accounts;

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short-term and long-term disability insurance;

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life insurance;

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commuter benefits; and

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an employee life-event based assistance program.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our employees, including our named executive officers. We do not provide any material perquisites to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or benefits paid or provided by our Company.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.
		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Chieh Huang	8/8/2019	94,791(1)	80,209	3.20	8/7/2029
Aaron Singer	7/29/2020	21,875(2)	153,125	3.00	7/28/2030
	8/8/2019	100,479(3)	85,021	3.20	8/7/2029

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
	8/16/2018	54,625(4)	2,375	3.17	8/15/2028
	2/23/2017	57,500(4)	2,500	3.04	2/22/2027
	7/28/2016	90,000(5)	—	2.33	7/27/2026
Alison Weick	7/29/2020		200,000(6)	3.00	7/28/2030
	7/29/2020		40,000(7)	3.00	7/28/2030

(1)
The option vests over a four-year period, with 25% of the shares vesting following completion of one year of service beginning on October 1, 2018, and 1/48th of the shares vesting upon the completion of each continuous month of service thereafter.

(2)
The option vests monthly over a four-year period, in 48 equal monthly installments thereafter, beginning on June 1, 2020 provided that in each case the named executive officer remains continuously employed with us from each applicable vesting date. In addition, 75% of the unvested options, as of a Change of Control, shall vest upon such Change of Control (as defined in the Singer Offer Letter) and 100% of any remaining unvested options shall vest if the named executive officer is subject to a termination without Cause or a resignation for Good Reason (each as defined in the Singer Offer Letter) within twelve months following a Change of Control.

(3)
The option vests over a four-year period, with 25% of the shares vesting following completion of one year of service beginning on October 1, 2018, and 1/48th of the shares vesting upon the completion of each continuous month of service thereafter. In addition, 75% of the unvested options, as of a Change of Control, shall vest upon such Change of Control (as defined in the Singer Offer Letter) and 100% of any remaining unvested options shall vest if the named executive officer is subject to a termination without Cause or a resignation for Good Reason (each as defined in the Singer Offer Letter) within twelve months following a Change of Control.

(4)
The option vests over a four-year period, with 25% of the shares vesting following completion of one year of service beginning on February 23, 2017, and 1/48th of the shares vesting upon the completion of each continuous month of service thereafter. In addition, 100% of the unvested options shall vest if the named executive officer is subject to a termination without Cause or a resignation for Good Reason within twelve months following a Change of Control (each as defined in the Singer Offer Letter).

(5)
The option vested over a four-year period, with 25% of the shares vesting following completion of one year of service beginning on May 5, 2016, and 1/48th of the shares vesting upon the completion of each continuous month of service thereafter.

(6)
The option vests over a four-year period, with 25% of the shares vesting following completion of one year of service beginning on June 1, 2020, and 1/48th of the shares vesting upon the completion of each continuous month of service thereafter.

(7)
The option vests over a four-year period, with 25% of the shares vesting following completion of one year of service beginning on January 13, 2020, and 1/48th of the shares vesting upon the completion of each continuous month of service thereafter.

Executive Compensation Arrangements
Our named executive officers’ employment and non-compete agreements are described below. Additionally, in connection with the Business Combination, we entered into an employment agreement with Mr. Huang and Ms. Weick. The material terms of the employment agreements are described below.
Chieh Huang
Mr. Huang is currently subject to certain confidentiality and invention assignment obligations pursuant to a confidential information and invention assignment agreement, including a one-year post-termination non-solicit of employees and consultants. In connection with the Business Combination, we entered into an employment agreement with Mr. Huang, which includes certain material terms set forth below:

Pursuant to his new employment agreement, Mr. Huang will continue to serve as Chief Executive Officer for a term of two years, with automatic renewals for one-year periods thereafter absent notice of non- renewal from either party.
Mr. Huang will have an initial annual base salary of $400,000, which shall not be subject to decreases generally except for any across-the-board reductions affecting all executives, and will be eligible to receive an annual cash performance bonus based 75% on Company performance objectives determined and approved by our Board and 25% on individual performance objectives determined by Mr. Huang and approved by our Board. Mr. Huang will initially be eligible for minimum, target and maximum bonus opportunities of 50%, 75% and 150% of his annual base salary, respectively. Mr. Huang will also be eligible to participate in the Company’s benefit plans that are offered to similarly situated employees.
Additionally, Mr. Huang will be eligible for a three-year long-term incentive program (“LTIP”), under which he will receive a grant of 1,500,000 shares of restricted stock units (“RSUs”) eligible to vest over a three year period (the “LTIP Period”). 300,000 RSUs vest over time based on continued service over the LTIP Period, 600,000 RSUs will vest based on achievement of certain gross profit targets over the LTIP Period (“Profit Target RSUs”) and 600,000 RSUs will vest based on achievement of certain share price hurdles for our Common Stock during the LTIP Period (“Price Target RSUs”), each subject to Mr. Huang’s continuous employment through each vesting date. In the event Mr. Huang is terminated during the LTIP Period by us without Cause or Mr. Huang resigns for Good Reason (as each term is defined in the term sheet) (“Involuntary Termination”), any unvested RSUs subject to serviced-based vesting shall be forfeited and Mr. Huang shall remain eligible to vest in his unvested performance-based RSUs through the remainder of the LTIP Period as follows, in each case subject to the performance-based vesting milestone attributable to the RSUs being achieved by the end of the LTIP Period: (a) if such Involuntary Termination occurs during the first year of the LTIP Period, up to 150,000 Profit Target RSUs and 150,000 Price Target RSUs; (b) if such Involuntary Termination occurs during the second year of the LTIP Period, up to 325,000 Profit Target RSUs and 325,000 Price Target RSUs; and (c) if such Involuntary Termination occurs during the third year of the LTIP Period, all Profit Target RSUs and Price Target RSUs. Further, all or a portion of the RSUs are subject to accelerated vesting in connection with a change in control (to be defined in the LTIP) (or an Involuntary Termination within six (6) months prior thereto).
If Mr. Huang incurs an Involuntary Termination, in exchange for a release of claims in favor of the Company, Mr. Huang shall receive (i) continued payment of his base salary in equal installments for 24 months, (ii) in the event that Mr. Huang is eligible for and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursements for the monthly costs of the COBRA premiums for 18 months; (iii) any earned and unpaid annual bonus for the prior performance period; and (iv) a payment equal to Mr. Huang’s annual bonus target, pro-rated for the number of days Mr. Huang was employed in the year of termination. If Mr. Huang resigns for Good Reason following a change in control and his base salary, target annual bonus opportunity, and employee benefits are substantially similar following such change in control, then any severance payable to Mr. Huang shall be delayed until Mr. Huang completes up to 12 months of transition support, as determined by the Company.
Mr. Huang will be bound by standard non-competition and non-solicitation obligations applicable during the term of employment and for up to 24 months thereafter (the “Restriction Period”), and non- disparagement and confidentiality obligations applicable during the term of employment and surviving indefinitely following the end of the term of employment. In the event Mr. Huang is terminated or resigns following a change in control, then the Restriction Period applicable to Mr. Huang’s post-termination non- competition obligations shall be reduced for any period of transition support Mr. Huang provides at the request of the Company, for a maximum reduction of up to 12 months.
In addition, to the extent any payments made to Mr. Huang under his employment agreement would at any point result, on their own, or in connection with any other payments owed to him, in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, such payments shall only be reduced to the extent a reduction would result in Mr. Huang being better off on an after-tax basis than simply receiving the payments subject to such excise tax.
Aaron Singer
On March 7, 2016, the Company and Mr. Singer entered into an offer letter (the “Singer Offer Letter”), providing for his position as General Counsel of the Company. In 2020 and 2021, Mr. Singer also served as the Company’s Chief Administrative Officer and Secretary. Mr. Singer served in these roles until the transition of his related responsibilities in July 2021. The Singer Offer Letter provided that Mr. Singer was entitled to a base salary of $215,000 per year (which was subsequently increased to $315,000). Mr. Singer is also subject to certain confidentiality and inventions assignment obligations pursuant to a separate confidential information and invention assignment agreement.
Certain of Mr. Singer’s equity awards are subject to accelerated vesting upon termination without Cause or for Good Reason within twelve months following a Change of Control (as defined in the Singer Offer Letter). For purposes of such acceleration, “Cause” means Mr. Singer (a) willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriate of trade secrets, fraud or embezzlement, (b) commits a material breach of any written agreement between Mr. Singer and the Company that causes material harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Mr. Singer from the Company, (c) willfully refuses to implement or follow a directive by Mr. Singer’s supervisor, directly related to Mr. Singer’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Mr. Singer from the Company or (d) engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with Mr. Singer’s position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Mr. Singer from the Company. Further, “Good Reason” means (i) a material reduction in Mr. Singer’s duties or responsibilities that is inconsistent with Mr. Singer’s position, (ii) the requirement that Mr. Singer change his principal office to a facility that increases his commute by more than forty (40) miles from his commute to the location at which he is employed prior to such change or (iii) a material reduction in Mr. Singer’s annual base salary or a material reduction in Mr. Singer’s employee benefits (e.g. medical, dental, insurance, short- and long-term disability insurance and 401(k) retirement plan to which Mr. Singer is entitled immediately prior to such reduction (other than (a) in connection with a general decrease in the salary or employee benefits of all similarly situated employees and (b) following such Change of Control, to the extent necessary to make Mr. Singer’s salary or employee benefits commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with Mr. Singer following such Change of Control.
Alison Weick
In connection with the Business Combination, we have entered into an employment agreement with Ms. Weick. Pursuant to her new employment agreement, Ms. Weick will serve as President, E-Commerce of the Company for a term of two years, with automatic renewals for one-year periods thereafter absent notice of non-renewal from either party.
Ms. Weick will have an initial base salary of $330,000, which shall not be subject to decreases generally except for any across-the-board reductions affecting all executives, and will be eligible to receive an annual cash performance bonus based 75% on Company performance objectives determined and approved by the Board and 25% on individual performance objectives determined by Ms. Weick and approved by the Board. Ms. Weick will initially be eligible for minimum, target and maximum bonus opportunities of 33%, 50% and 150% of her annual base salary, respectively. Ms. Weick will also be eligible to participate in the Company’s benefit plans that are offered to similarly situated employees.
Additionally, Ms. Weick will be eligible for a three-year long-term incentive program (“LTIP”), under which she will receive a grant of 550,000 shares of restricted stock units (“RSUs”) eligible to vest over a three-year period (the “LTIP Period”). 210,000 RSUs vest over time based on continued service over the LTIP Period (the “Time Vesting RSUs”), 170,000 RSUs will vest based on achievement of certain gross profit targets over the LTIP Period (“Profit Target RSUs”) and 170,000 RSUs will vest based on achievement of certain share price hurdles for Boxed during the LTIP Period (“Price Target RSUs”), each subject to Ms. Weick’s continuous employment through each vesting date. In the event of a change in control during the LTIP Period, subject to Ms. Weick’s continuous employment through the change in control and for a period of twelve months thereafter, the Profits Target RSUs and Price Target RSUs shall vest to the extent the share price hurdles for Boxed have been achieved. In the event Ms. Weick incurs an Involuntary Termination within six months prior to a change in control or within twelve months following a change in control, the RSUs shall be treated as follows: (a) 50% of all unvested Time Vesting RSUs shall vest and the Profit Target RSUs and Price Target RSUs shall remain outstanding and be eligible to vest to the extent the performance conditions have been achieved.
If Ms. Weick is terminated during the LTIP Period by us without Cause or Ms. Weick resigns for Good Reason (as each term is defined in the employment agreement) (“Involuntary Termination”), in exchange for a release of claims in favor of the Company, Ms. Weick shall receive (i) continued payment of her base salary in equal installments for 12 months and (ii) any earned and unpaid annual bonus for the prior performance period. If Ms. Weick resigns for Good Reason following a change in control and her base salary, target annual bonus opportunity, and employee benefits are substantially similar following such change in control, then any severance payable to Ms. Weick shall be delayed until Ms. Weick completes up to 12 months of transition support, as determined by the Company.
Ms. Weick will be bound by non-competition and non-solicitation obligations applicable during the term of employment and for up to 12 months thereafter (the “Restriction Period”), and non-disparagement and confidentiality obligations applicable during the term of employment and surviving indefinitely following the end of the term of employment. In the event Ms. Weick is terminated or resigns following a change in control, then the Restriction Period applicable to Ms. Weick’s post-termination non-competition obligations shall be reduced for any period of transition support Ms. Weick provides at the request of the Company, for a maximum reduction of up to 12 months.
In addition, to the extent any payments made to Ms. Weick under her employment agreement would at any point result, on their own, or in connection with any other payments owed to her, in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, such payments shall only be reduced to the extent a reduction would result in Ms. Weick after-tax basis than simply receiving the payments subject to such excise tax.
Equity Compensation Plans
Giddy Inc. 2013 Equity Incentive Plan
We previously maintained the Giddy Inc. 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”). The 2013 Equity Incentive Plan provides our employees (including the named executive officers), consultants, non-employee directors, and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of stock options to purchase shares of our Common Stock, restricted stock, restricted stock units and stock appreciation rights (“SARs”). We believe that such awards encourage a sense of proprietorship and stimulate interest in our development and financial success. The summary of the 2013 Equity Incentive Plan below is qualified in its entirety by reference to the complete text of the 2013 Equity Incentive Plan.
From and after the effectiveness of the Incentive Award Plan, no new awards will be made under the 2013 Equity Incentive Plan. However, all outstanding awards under the 2013 Equity Incentive Plan continue to be governed by their existing terms under the 2013 Equity Incentive Plan. There were 6,048,104 shares underlying outstanding awards under the 2013 Equity Incentive Plan at the Closing. If any of such outstanding awards are forfeited, expire, cancel or otherwise terminate without some or all of the underlying shares being issued, then the shares not issued will be added to the Incentive Award Plan’s reserves.
Eligibility and Administration
Our employees and consultants were eligible to receive awards under the 2013 Equity Incentive Plan. The 2013 Equity Incentive Plan provides that it will be administered by the Board, which may delegate its duties and responsibilities to one or more committees of its directors (referred to collectively as the “plan administrator”), subject to the limitations imposed under the 2013 Equity Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The 2013 Equity Incentive Plan has been administered by the Board.
The plan administrator has the authority to, among other things, make fair market value determinations; approve forms of award agreement used under the 2013 Equity Incentive Plan; grant awards and set the terms and conditions of all awards under the 2013 Equity Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2013 Equity Incentive Plan; determine whether and when awards may be settled in cash; amend and approve addenda to the 2013 Equity Incentive Plan; and interpret the 2013 Equity Incentive Plan and award agreements.
Shares Available for Awards
Our 2013 Equity Incentive Plan will not be used for awards granted after the Business Combination. Any shares subject to awards previously granted under the 2013 Equity Incentive Plan that are forfeited will not be available for further issuance under the 2013 Equity Incentive Plan or the Incentive Award Plan.
Awards
The 2013 Equity Incentive Plan provides for the grant of stock options, including stock options which are intended to qualify as “incentive stock options” under Section 422 of the Code (“ISOs”) and nonqualified stock options (“NSOs”), the right to purchase or receive our Common Stock, including restricted stock, restricted stock units (“RSUs”) and SARs. Certain awards under the 2013 Equity Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2013 Equity Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting, settlement and payment terms and post-termination exercise limitations.
•
Stock Options.   Stock options provide for the purchase of shares of our Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to NSOs that are in compliance with Section 409A of the Code and certain substitute awards granted in connection with a merger or other corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•
Restricted Stock.   Restricted stock are nontransferable shares of our Common Stock that are subject to certain vesting conditions and other restrictions.

•
RSUs.   RSUs are contractual obligations to deliver shares of our Common Stock or cash in the future, which are subject to vesting and other restrictions. No shares of our Common Stock are issued at the time the RSU is granted, and holders of RSUs have no voting rights unless and until shares of Common Stock are delivered in settlement of the RSUs.

•
SARs.   A SAR entitles the participant to receive an amount equal to the difference between the fair market value of the shares of our Common Stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share on the grant date), multiplied by the number of shares subject to the SAR.

Certain Transactions
The plan administrator has broad discretion to take action under the 2013 Equity Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock splits, reverse stock splits, stock dividends, combinations, consolidations and reclassifications. In addition, in the event of certain non- reciprocal transactions, extraordinary dividends, recapitalizations, rights offerings, reorganizations, mergers, spin-offs, split-ups or similar changes in corporate structure, the plan administrator will make equitable adjustments to the 2013 Equity Incentive Plan and outstanding awards.
Plan Amendment and Termination
The Board terminated the 2013 Equity Incentive Plan in connection with the Business Combination. However, all outstanding awards under the 2013 Equity Incentive Plan shall remain subject to the terms and conditions of the 2013 Equity Incentive Plan and no change to such terms and conditions may materially and adversely affect the rights of any participant under an outstanding 2013 Equity Incentive Plan award without the consent of the affected participant.
Foreign Participants and Transferability
The plan administrator may modify award terms, establish addenda and/or adjust other terms and conditions of awards, subject to the limits imposed under the 2013 Equity Incentive Plan in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. Awards under the 2013 Equity Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2013 Equity Incentive Plan, the plan administrator may, in its discretion, permit participants to satisfy all or part of his or her tax, withholding or any other required deductions or payments by cashless exercise or by surrendering shares, as permitted by applicable law.
Awards Granted Under the 2013 Equity Incentive Plan
We have granted ISOs and NSOs under the 2013 Equity Incentive Plan. As of December 8, 2021, there were 6,048,104 shares of Common Stock subject to outstanding options under the 2013 Equity Incentive Plan. Any unvested stock options granted pursuant to the 2013 Equity Incentive Plan were converted into stock options in the Company and remain outstanding and continue to vest in accordance with their terms following the consummation of the Business Combination.
Boxed, Inc. 2021 Incentive Award Plan
In connection with the Business Combination, we adopted the Boxed, Inc. 2021 Incentive Award Plan under which we may grant cash and equity incentive awards to directors, employees (including our named executive officers) and consultants in order to attract, motivate and retain the talent for which we compete.
This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan.
Eligibility and Administration
Boxed’s employees, consultants and directors, and employees and consultants of any of Boxed’s subsidiaries, are eligible to receive awards under the Incentive Award Plan. The basis for participation in the Incentive Award Plan by eligible persons is the selection of such persons for participation by the plan administrator in its discretion. The Incentive Award Plan will be generally administered by the Board, which may delegate its duties and responsibilities to committees of the Board and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the Incentive Award Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, and adopt rules for the administration of, the Incentive Award Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Award Plan, including any vesting and vesting acceleration conditions. The plan administrator may also institute and determine the terms and conditions of an “exchange program,” which could provide for the surrender or cancellation, transfer, or reduction or increase of exercise price, of outstanding awards, subject to the limitations provided for in the Incentive Award Plan. The plan administrator’s determinations under the Incentive Award Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Incentive Award Plan or any award thereunder.
Limitation on Awards and Shares Available
A total of 10,028,218 shares of Common Stock were initially reserved for issuance under the Incentive Award Plan. The number of shares initially available for issuance will be increased on January 1 of each calendar year beginning in 2022 and ending in 2031, by an amount equal to the lesser of (a) 5% of the shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by the Board. No more than a number of shares of Common Stock equal to the 10,028,218 may be issued upon the exercise of incentive stock options under the Incentive Award Plan. Shares issued under the Incentive Award Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares. Following the effectiveness of the Incentive Award Plan, no further awards shall be granted under the 2013 Equity Incentive Plan.
If an award under the Incentive Award Plan expires, lapses or is terminated, exchanged for cash, surrendered to an exchange program, repurchased, cancelled without having been fully exercised or forfeited, then any shares subject to such award will, as applicable, become or again be available for new grants under the Incentive Award Plan. Shares delivered to Boxed by a participant to satisfy the applicable exercise price or purchase price of an award and/or satisfy any applicable tax withholding obligation (including shares retained by Boxed from the award being exercised or purchased and/or creating the tax obligation), will become or again be available for award grants under the Incentive Award Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the number of shares available for issuance under the Incentive Award Plan. Awards granted under the Incentive Award Plan upon the assumption of, or in substitution or exchange for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which Boxed enters into a merger, consolidation, acquisition or similar corporate transaction will not reduce the shares available for grant under the Incentive Award Plan. The plan administrator may, in its discretion, make adjustments to the maximum number and kind of shares which may be issued under the Incentive Award Plan upon the occurrence of a merger, reorganization, consolidation, combination, amalgamation, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of Boxed, or sale or exchange of Common Stock or other securities of Boxed, change in control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company or similar corporate transaction or event.
Awards
The Incentive Award Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs; restricted stock; dividend equivalents; restricted stock units, or RSUs; stock appreciation rights, or SARs; and other stock or cash-based awards. Certain awards under the Incentive Award Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Award Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.
Stock options.   Stock options provide for the purchase of shares of Common Stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. Unless otherwise determined by the plan administrator and only with respect to certain substitute options granted in connection with a corporate transaction, the exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders). Unless otherwise determined by the plan administrator in accordance with applicable laws, the term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions as the plan administrator may determine. ISOs may be granted only to Boxed’s U.S. employees and employees of Boxed’s present or future parent or subsidiaries, if any.
SARs.   SARs entitle their holder, upon exercise, to receive from Boxed an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and unless otherwise determined by the plan administrator in accordance with applicable laws, the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions as the plan administrator may determine.

Restricted stock and RSUs.   Restricted stock is an award of nontransferable shares of Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are unfunded, unsecured rights to receive, on the applicable settlement date, Common Stock or an amount in cash or other consideration determined by the plan administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions during the applicable restriction period or periods set forth in the award agreement. RSUs may be accompanied by the right to receive the equivalent value of dividends paid on shares of Common Stock prior to the delivery of the underlying shares, subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which the dividend equivalents are granted. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral and in accordance with applicable law. Conditions applicable to restricted stock and RSUs may be based on continuing service, performance and/or such other conditions as the plan administrator may determine.
Other stock or cash-based awards.   Other stock or cash-based awards may be granted to participants, including awards entitling participants to receive Common Stock to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise). Such awards may be paid in Common Stock, cash or other property, as the administrator determines. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.
Performance Awards
Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on shareholders’ equity; total shareholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by the Board or its applicable committee, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to Boxed’s performance or the performance of its subsidiary, division, business segment or business unit, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events not directly related to the business or outside of the reasonable control of management, foreign exchange gains or losses, and legal, regulatory, tax or accounting changes.

Provisions of the Incentive Award Plan Relating to Director Compensation
The Incentive Award Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the Incentive Award Plan’s limitations. The plan administrator may establish the terms, conditions and amounts of all such non-employee director compensation in its discretion and in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value (as determined in accordance with ASC 718, or any successor thereto) of any equity awards granted as compensation for services as a non-employee director during any calendar year may not exceed $500,000. The plan administrator may make exceptions to this limits for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Certain Transactions
In connection with certain transactions and events affecting Common Stock, including, without limitation, any dividend or other distribution, reorganization, merger, consolidation, recapitalization, or sale of all or substantially all of the assets of Boxed, or sale or exchange of Common Stock or other securities of Boxed, a change in control, or issuance of warrants or other rights to purchase Common Stock or other securities of Boxed, or similar corporate transaction or event, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the Incentive Award Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards in exchange for either an amount in cash or other property with a value equal to the amount that would have been obtained upon exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available, replacing awards with other rights or property and/or terminating awards under the Incentive Award Plan.
For purposes of the Incentive Award Plan, a “change in control” means and includes each of the following:
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a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Boxed or its subsidiaries or any employee benefit plan maintained by Boxed or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Boxed’s securities possessing more than 50% of the total combined voting power of Boxed’s securities outstanding immediately after such acquisition; or

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during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new directors (other than a director designated by a person who shall have entered into an agreement with Boxed to effect a change in control transaction) whose election by the Board or nomination for election by Boxed’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

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the consummation by Boxed (whether directly or indirectly) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Boxed’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

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which results in Boxed’s voting securities outstanding immediately before the transaction continuing to represent either by remaining outstanding or by being converted into or exchanged for voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of Boxed’s assets or otherwise succeeds to Boxed’s business, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and
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after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of the combined voting power of the successor entity solely as a result of the voting power held in Boxed prior to the consummation of the transaction.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
With respect to foreign participants, the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by Boxed to the extent set forth in such claw-back policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Award Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Incentive Award Plan and exercise price obligations arising in connection with the exercise of stock options under the Incentive Award Plan, the plan administrator may, in its discretion and subject to any applicable blackout or lock-up periods, accept cash, wire transfer, or check, shares of Common Stock that meet specified conditions (a market sell order) or such other consideration as it deems suitable or any combination of the foregoing.
Plan Amendment and Termination
The Board may amend, suspend or terminate the Incentive Award Plan at any time. However, no amendment, other than an increase in the number of shares available under the Incentive Award Plan, in excess of the initial pool and annual increase as described above, may materially and adversely affect any award outstanding at the time of such amendment in a manner disproportionate to other similarly-situated awards without the affected participant’s consent. The Board will obtain stockholder approval for any plan amendment to the extent necessary to comply with applicable laws. The plan administrator will have the authority, without the approval of Boxed’s shareholders, to amend any outstanding award, including by substituting another award of the same or different type, changing the exercise or settlement date, converting an ISO to an NSO and institute any such exchange program. No award may be granted pursuant to the Incentive Award Plan after the expiration of the Incentive Award Plan. The Incentive Award Plan is scheduled to remain in effect until the earlier of (i) the tenth anniversary of the date on which the board of directors of SVOK adopted the Incentive Award Plan and (ii) the earliest date as of which all awards granted under the Incentive Award Plan have been satisfied in full or terminated and no shares approved for issuance under the Incentive Award Plan remain available to be granted under new awards.
Securities Laws
The Incentive Award Plan is intended to conform to all provisions of the Securities Act, the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Exchange Act Rule 16b-3. The Incentive Award Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.
Federal Income Tax Consequences
The material federal income tax consequences of the Incentive Award Plan under current federal income tax law are summarized in the following discussion, which deals with the general U.S. federal income tax principles applicable to the Incentive Award Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
Stock options and SARs.   An Incentive Award Plan participant generally will not recognize taxable income and Boxed generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an ISO or an NSO. Upon exercising an NSO when the fair market value of Common Stock is higher than the exercise price of the option, an Incentive Award Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and Boxed (or its subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Upon exercising an ISO, an Incentive Award Plan participant generally will not recognize taxable income, and Boxed will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.
Upon a qualifying disposition of ISO shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.
Boxed will not be entitled to any tax deduction if the participant makes a qualifying disposition of ISO shares. If the participant makes a disqualifying disposition of the shares, Boxed should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.
Upon exercising or settling a SAR, an Incentive Award Plan participant will recognize taxable income at ordinary income tax rates, and Boxed should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Restricted stock and RSUs.   An Incentive Award Plan participant generally will not recognize taxable income at ordinary income tax rates and Boxed generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and Boxed should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
However, an Incentive Award Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a risk of forfeiture (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of Common Stock on the date of grant, less the amount paid, if any, for the shares. Boxed will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and Boxed will not be entitled to any additional tax deduction.
Other stock or cash-based awards.   An Incentive Award Plan participant will not recognize taxable income and Boxed will not be entitled to a tax deduction upon the grant of other stock or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and Boxed should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment. Upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Section 162(m) of the Code.   Section 162(m) of the Code currently limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers (and, in future years, potentially certain other employees) of the employer to the extent the compensation paid to such an officer for the year exceeds $1.0 million. Payment of awards under the Incentive Award Plan could result in an officer (and, in future years, potentially other employees) receiving compensation in excess of $1.0 million in a year and thus a loss of deductibility for the Company.
Section 280G of the Code.   Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Incentive Award Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.
Section 409A of the Code.   Section 409A of the Code (“Section 409A”) imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” could include equity-based incentive programs, including certain stock options, stock appreciation rights and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock.
The awards made pursuant to the Incentive Award Plan are expected to be designed in a manner intended to be exempt from, or comply with, the requirements of Section 409A of the Code. However, if the Incentive Award Plan or any award thereunder fails to be maintained and administered in compliance with Section 409A, a participant could be subject to the additional taxes and interest.
State, local and foreign tax consequences may in some cases differ from the United States federal income tax consequences described above. The foregoing summary of the United States federal income tax consequences in respect of the Incentive Award Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.
The Incentive Award Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.
Boxed, Inc. 2021 Employee Stock Purchase Plan
In connection with the Business Combination, we adopted the Boxed, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), which will assist eligible employees to acquire a stock ownership interest in Boxed, to help eligible employees provide for their future security and to encourage them to remain in Boxed’s employment.

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant the right to purchase shares of Common Stock under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (1) the grant of the right to purchase shares of Common Stock by U.S. employees that are intended to qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of the right to purchase shares of Common Stock that are not intended to qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code to facilitate participation for employees located outside of the U.S. to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.
Shares Available for Awards; Administration
A total of 2,005,643 shares of Common Stock were initially reserved for issuance under the ESPP. In addition, the number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending on and including January 31, 2031, by an amount equal to the lesser of (A) 1% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board. The number of shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the ESPP will not exceed 20,056,430 shares of Common Stock. The Board or a committee of the Board will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. We expect that the compensation committee will be the initial administrator of the ESPP.
Eligibility
We expect that all of the Boxed employees will be eligible to participate in the ESPP, subject to certain exceptions. However, an employee may not be granted rights to purchase stock under the ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of stock and other securities of the Company, or a parent or subsidiary corporation of the Company. Directors who are not employees are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period. As of the Closing, we are expected to have approximately 245 employees who will be eligible to participate in the ESPP. Additionally, the plan administrator may provide that an employee will not be eligible to participate in an offering period under the Section 423 Component if (i) such employee is a highly compensated employee under Section 414(q) of the Code, (ii) such employee has not met a service requirement designated by the plan administrator, (iii) such employee’s customary employment is for twenty hours per week or less, (iv) such employee’s customary employment is for less than five months in any calendar year and/or (v) such employee is a citizen or resident of a non-U.S. jurisdiction or the grant of a right to purchase shares of Common Stock under the ESPP to such employee would be prohibited under the laws of such non-U.S. jurisdiction or the grant of a right to purchase such shares under the ESPP to such employee in compliance with the laws of such non-U.S. jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code.
Grant of Rights
Stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven months long. The plan administrator will establish one or more purchase periods within each offering period. The number of purchase periods within, and purchase dates during each offering period, will be established by the plan administrator prior to the commencement of each offering period. The length of the purchase periods will be determined by the plan administrator and may be up to twenty-seven months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day of the purchase period or such other date as determined by the plan administrator. Payroll deductions for each offering periods under the ESPP will commence for a participant on the first regular payday following the applicable enrollment date of an offering period and will end on the last such payday in the offering period to which such participant’s authorization is applicable, unless sooner terminated or suspended by the participant or plan administrator under the ESPP. The plan administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the plan administrator in lieu of or in addition to payroll deductions.
The ESPP permits participants to purchase Common Stock through payroll deductions of a specified percentage or a fixed dollar amount of their eligible compensation, which, in either event, may not be less than 1% and may not be more than the maximum percentage specified by the plan administrator for the applicable offering period or purchase period. In the absence of a contrary designation, such maximum percentage will be 20%. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of Common Stock as of the first day of the offering period).
On the first trading day of each offering period, each participant will be granted the right to purchase shares of Common Stock. The right will expire on the earlier of, the end of the applicable offering period, the last purchase date of the offering period, and the date on which the participant withdraws from the ESPP, and will be exercised at that time to the extent of the payroll deductions (or contributions) accumulated during the offering period. The purchase price of the shares, in the absence of a contrary designation, with respect to the Section 423 Component will be 85% of the lower of the fair market value of Common Stock on the first trading day of the offering period or on the purchase date. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions (and contributions, if applicable) that have not yet been used to purchase shares of Common Stock. If a participant withdraws from the ESPP during an offering period, the participant cannot rejoin until the next offering period. Participation ends automatically upon a participant’s termination of employment. A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and are generally exercisable only by the participant.
Certain Transactions
In the event of certain non-reciprocal transactions or events affecting Common Stock, including, without limitation, any dividend or other distribution, change in control, reorganization, merger, repurchase, redemption, recapitalization, liquidation, dissolution, sale of all or substantially all of our assets or sale or exchange of our shares of Common Stock, or other similar corporate transaction or event, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In the event of any events or transactions set forth in the immediately preceding sentence or any unusual or non-recurring events or transactions, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.
Plan Amendment; Termination
The plan administrator may amend, suspend or terminate the ESPP at any time. However, shareholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, in excess of the initial pool and annual increase as described above, or changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP. The ESPP will continue until terminated by the Board.

Material U.S. Federal Income Tax Consequences
The material federal income tax consequences of the ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted a right under the ESPP (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of: (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.
If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.
Director Compensation
None of our directors for our fiscal year ended December 31, 2020 or any prior fiscal years have received any compensation for their services as a director.
In connection with the Business Combination, we adopted a policy pursuant to which each independent non-employee director who did not otherwise serve as the Chief Executive Officer or Chief Financial Officer of Boxed prior to the effectiveness of the Business Combination, will receive an annual director fee of $62,500, as well as an additional fee of $20,000 for service as a chairperson of our audit committee, $10,000 for service on our audit committee, $10,000 for service as a chairperson of our nominating and governance committee, $5,000 for service on our nominating and governance committee, $15,000 for service as a chairperson of our compensation committee and $7,500 for service on our compensation committee, each earned on a quarterly basis. Each non-employee director will receive an initial equity award with a grant date value of $62,500, which will vest in full on the date of our annual shareholder meeting immediately following the date of grant, subject to the non-employee director continuing in service through each vesting date. Each non-employee director will also receive an annual equity award with a grant date value of $62,500, which will vest in full on the earlier of the date of our annual shareholder meeting immediately following the date of grant or the first anniversary of the date of grant, subject to the non-employee director continuing in service through such meeting date and a start date equity award with a grant date value of

$62,500, which will vest on the earlier of the date of our annual shareholder meeting immediately following the date of grant or the first anniversary of the date of grant, subject to the non-employee director continuing in service through such meeting date, provided, that, the first annual equity award for each non-employee director shall be prorated based on such non-employee director’s board service start date. In the event of a Change in Control (as defined in the Incentive Award Plan), all outstanding equity awards will immediately vest in full.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management”, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:
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we have been or are to be a participant;

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the amount involved exceeds or will exceed $120,000; and

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any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Registration Rights Agreement
In connection with the Closing, we and certain stockholders of Old Boxed and SVOK entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 30 days of the closing of the Business Combination. Certain Old Boxed stockholders and SVOK stockholders may each request to sell all or any portion of their registrable securities in an underwritten offering not more than once in any 12-month period, so long as the total offering price is reasonably expected to exceed $50.0 million. We also agreed to provide “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Sponsor Agreement
Concurrently with the execution of the Business Combination Agreement, we, SVOK, the Sponsor, and Jones entered into a sponsor agreement (the “Sponsor Agreement”), pursuant to which 1,940,625 Founder Shares (as defined below) are subject to the following time and performance-based vesting provisions: half of the Earnout Shares will become vested if, within the Earnout Period, our Common Stock trades at greater than $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period, and with the remainder of the Earnout Shares to be released if our Common Stock trades at greater than $14.00 per share within the Earnout Period. Notwithstanding the foregoing, the Earnout Shares will vest in the event of a sale of Boxed at a price that is equal to or greater than the redemption price payable to our stockholders. Founder Shares subject to vesting pursuant to the above terms that do not vest in accordance with such terms shall be forfeited. With certain exceptions, the Sponsor and Jones agreed that it will not transfer any Founder Shares until 180 days after (and excluding) the Closing (the “Lock-up Period”), consistent with the provisions under Section 7.12 of our bylaws.
SVOK Related Party Transactions
Founder Shares
On October 13, 2020, our Sponsor and Jones, an affiliate of one of the underwriters of the Initial Public Offering, purchased the Founder Shares for a total purchase price of $25,000. On December 17, 2020, SVOK effected a 1.125-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,468,750 shares of Class B common stock (the “Founder Shares”) outstanding. Of the 6,468,750 Founder Shares outstanding, up to 843,750 shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of our issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 22, 2020; thus, these 843,750 Founder Shares were no longer subject to forfeiture. At the Closing, pursuant to the Convertible Note Subscription Agreements, the Sponsor transferred 102,075 Founder Shares to XYQ US, LLC and JTCM Ventures, an affiliate of Jones, transferred 22,925 Founder Shares to XYQ US, LLC. Upon consummation of the Closing, the aggregate 125,000 transferred Founder Shares automatically converted into 125,000 shares of Common Stock.

SVOK’s executive offices were located at 1999 Avenue of the Stars, Suite 2088, Los Angeles, CA 90067, which office space was leased by an affiliate of the Sponsor. Commencing upon consummation of the Initial Public Offering, SVOK reimbursed the affiliate of the Sponsor $20,000 per month for office space, secretarial and administrative services. Upon the Closing, it ceased paying these monthly fees.
Private Placements
SVOK entered into the Common Stock PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase immediately prior to the Closing an aggregate of 3,250,000 shares of SVOK Class A common stock at a purchase price of $10.00 per share, of which an aggregate of 100,000 shares of SVOK Class A common stock were issued to certain members of SVOK’s and Boxed’s management teams. In connection with the Closing, all of the issued and outstanding shares of SVOK Class A common stock, including the shares of SVOK Class A common stock issued to the PIPE Investors, converted, on a one-for-one basis, into shares of Common Stock.
SVOK also entered into the Convertible Note Subscription Agreements, each dated as of June 13, 2021, with certain institutional investors, pursuant to which, among other things, SVOK agreed to issue and sell, in Private Placements to close immediately prior to the Closing, an aggregate of $87.5 million of principal amount of Convertible Notes. The Convertible Notes will mature in five years. The Convertible Notes will be convertible, at our election, for shares of Common Stock, cash or a combination of cash and such shares, based on a conversion price of $12.00 per share (subject to customary anti-dilution adjustments) in accordance with the terms thereof. The Convertible Notes will bear interest at a rate of 7.00% per annum, paid-in-kind or in cash at our option and accruing semi-annually.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, we consummated the private placement of 5,587,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.6 million. Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of an initial business combination.
Related Party Loans
On October 13, 2020, the Sponsor, a related party of SVOK, agreed to loan an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of December 15, 2020, SVOK borrowed $105,000 from the related party under the promissory note and repaid the Note in full on December 22, 2020.
SVOK’s Sponsor, officers and directors, or any of its or their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities undertaken on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SVOK’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, SVOK’s officers and directors or any of its or their affiliates and determined which expenses and the amount of expenses that would be reimbursed. None of the Sponsor, SVOK’s directors and officers or any of their respective affiliates have incurred any out-of-pocket expenses.
Boxed Related Party Transactions
Boxed Series D-1 Preferred Stock and Boxed Series D-2 Preferred Stock Financing
From July 2018 through August 2018, Old Boxed issued and sold an aggregate of (i) 5,947,570 shares of its Series D-1 preferred stock at a purchase price of $10.9285 per share for aggregate consideration of approximately $65.0 million, (ii) 2,501,739 shares of its Series D-1 preferred stock at a purchase price of $10.1089 pursuant to conversion of approximately $25.3 million outstanding balance of convertible notes that had been previously issued in 2017, and (iii) 2,205,650 shares of its Series D-2 preferred stock at a purchase price of $9.8357 per share pursuant to conversion of approximately $21.7 million outstanding balance of convertible notes that had previously been issued in 2018.
Among the participants in this financing was AEON, which holds more than 5% of our Common Stock. AEON purchased 3,660,154 shares of Old Boxed Series D-1 preferred stock for aggregate consideration of $40.0 million. Yuki Habu, who serves on the Board, is affiliated with AEON.
Investors’ Rights Agreement
Old Boxed was party to that certain Sixth Amended and Restated Investors’ Rights Agreement, dated as of June 30, 2020, which provided, among other things, that certain holders of its capital stock, including AEON, which holds more than 5% of our Common Stock, had the right to demand that Boxed file a registration statement or request that their shares of Old Boxed capital stock be covered by a registration statement that Old Boxed is otherwise filing. Yuki Habu, who serves on the Board, is affiliated with AEON. This agreement terminated upon the Closing.
Right of First Refusal
Pursuant to certain of Old Boxed’s equity compensation plans and certain agreements with its stockholders, including that certain Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as June 30, 2020 (the “ROFR Agreement”), Old Boxed or its assignees had the right to purchase shares of Old Boxed capital stock which stockholders proposed to sell to other parties. Certain holders of Boxed capital stock, including AEON, which holds more than 5% of our Common Stock, had rights of first refusal and co-sale under the ROFR Agreement. Yuki Habu, who serves on the Board, is affiliated with AEON. This agreement terminated upon the Closing.
Voting Agreement
Old Boxed was a party to that certain Amended and Restated Voting Agreement, dated as of June 30, 2020, pursuant to which certain holders of its capital stock, including AEON, which holds more than 5% of our Common Stock, agreed to vote their shares of Old Boxed capital stock on certain matters, including with respect to the election of directors. Yuki Habu, who serves on the Board, is affiliated with AEON. This agreement terminated upon the Closing.
Services Agreement with AEON
In February 2021, we entered into a platform development and services agreement with AEON Integrated Business Services Co., Ltd., a wholly-owned subsidiary of AEON, a related party, pursuant to which we licensed certain of our resources to AEON to support the development, deployment and maintenance of certain of AEON’s e-commerce and digital marketplace operations overseas.
This agreement will terminate upon the earlier of (i) ninety days from the date the last statement of work under this agreement expires or terminates or (ii) upon either party giving the other party written notice of breach or default, subject in certain instances to applicable cure periods.
Under the agreement, we have agreed to indemnify AEON against certain claims arising in connection with the agreement or third-party claims of intellectual property infringement. We are also entitled to indemnification from AEON against third-party claims arising from intellectual property infringement by AEON. This agreement involves a royalty fee structure with different royalty fees ranging from low single digits to low double digits, depending on volume. In the six months ended June 30, 2021, we received approximately $6.04 million in payments from AEON under the agreement.
Indemnification under Certificate of Incorporation and Bylaws; Indemnification Agreements
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
Policies for Related Party Transactions
Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written related persons transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Under such policy, any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board.
In connection with the review and approval or ratification of a related person transaction:
•
management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes- Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and NYSE.
A “Related Person Transaction” is a transaction, arrangement or relationship in which Boxed or its subsidiary was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of our officers or one of our directors;

•
any person who is known by us to be the beneficial owner of more than five percent (5%) of its voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Transactions by:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of our Common Stock is based on 68,417,410 shares of Common Stock issued and outstanding immediately following consummation of the Transactions.
Name and Address of Beneficial Owner(1)	Number of Shares	% of Ownership
5% Holders
Seven Oaks Sponsor LLC(2)	10,789,800	14.6%
Mark Hauser(2)(3)	10,809,800	14.6%
Entities affiliated with Atalaya Capital Management LP(4)	6,174,370	9.0%
PepsiCo, Inc.(5)	4,586,075	6.7%
Entities affiliated with Hamilton Lane(6)	4,165,556	6.1%
AEON Co., Ltd.(7)	3,629,583	5.3%
Directors and Executive Officers
Chieh Huang(8)	2,440,993	3.6%
Yuki Habu	—	—
David Liu	—	—
Gary S. Matthews(2)(9)	10,809,800	14.6%
David Miller	—	—
Emerson S. Moore II	—	—
Andrew C. Pearson(10)	20,000	*
Harshul Sanghi	—	—
Eileen Serra	—	—
Alison Weick(11)	98,145	*
Jared Yaman(12)	1,757,386	2.6%
Mark Zimowski(13)	99,203	*
All directors and executive officers as a group (12 individuals)	15,599,907	20.8%

*
Less than one percent

(1)
Unless otherwise noted, the business address of each of those listed in the table above is 451 Broadway, New York, New York 10013.

(2)
Seven Oaks Sponsor LLC (the “Sponsor”) is the record holder of 5,202,300 shares of Common Stock. Each of Mr. Matthews and Mr. Hauser is a member and the manager of the Sponsor and has voting and investment discretion with respect to the Common Stock held of record by the Sponsor. Of the shares of Common Stock held by the Sponsor, 1,591,313 shares of Common Stock are outstanding but remain subject to performance vesting terms. Includes 5,587,500 shares of Common Stock underlying the Private Placement Warrants. These Private Placement Warrants will not be exercisable until 30 days following the consummation of the Business Combination. Assuming the exercise of all of the Sponsor’s Private Placement Warrants, the Sponsor and its affiliates would be deemed to own 10,789,800 shares of Common Stock. The address for Seven Oaks Sponsor LLC is 445 Park Avenue, 17th Floor, New York, NY 10022.

(3)
Consists of 20,000 shares of Common Stock held of record by Mr. Hauser. The address of Mr. Hauser is 445 Park Avenue, 17th Floor, New York, NY 10022.

(4)
Based on information included in a Schedule 13D filed on December 15, 2021 by ACM ARRT VII D LLC, Atalaya Special Purpose Investment Fund LP and Atalaya Capital Management LP. The address of each of the entities listed above is One Rockefeller Plaza, 32nd Floor, New York, NY 10020.

(5)
Consists of 4,586,075 shares of Common Stock held of record by PepsiCo, Inc. The address of the entity listed above is 700 Anderson Hill Road, Purchase, New York 10577.

(6)
Consists of (i) 3,526,838 shares of Common Stock held of record by HLSF V Holdings LP and (ii) 638,718 shares of Common Stock held of record by HL Private Assets Holdings LP. The address of the entities listed above is c/o Hamilton Lane Advisors, L.L.C., 110 Washington St, Suite 1300, Conshohocken, PA 19428.

(7)
Consists of 3,629,583 shares of Common Stock held of record by Aeon Co., Ltd. The address of the entity listed above is 5-1, 1-Chome, Nakase, Mihama-ku, Chiba-shi, Chiba, 261-8515.

(8)
Consists of (i) 2,302,481 shares of Common Stock held of record by Mr. Huang and (ii) 138,512 shares of Common Stock issuable upon exercise of options exercisable as of or within 60 days of December 8, 2021.

(9)
Consists of 20,000 shares of Common Stock held of record by Mr. Matthews. The address of Mr. Matthews is 445 Park Avenue, 17th Floor, New York, NY 10022.

(10)
Consists of 20,000 shares of Common Stock held of record by Mr. Pearson. The address of Mr. Pearson is 445 Park Avenue, 17th Floor, New York, NY 10022.

(11)
Consists of 98,145 shares of Common Stock issuable upon exercise of options exercisable as of or within 60 days of December 8, 2021.

(12)
Consists of (i) 1,608,980 shares of Common Stock held of record by Mr. Yaman and (ii) 148,406 shares of Common Stock issuable upon exercise of options exercisable as of or within 60 days of December 8, 2021.

(13)
Consists of 99,203 shares of Common Stock issuable upon exercise of options exercisable as of or within 60 days of December 8, 2021.

REGISTERED HOLDERS
The Registered Holders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Registered Holders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Registered Holders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Registered Holders concerning the Common Stock and Warrants that may be offered from time to time by each Registered Holder pursuant to this prospectus. The Registered Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Registered Holders. Any changed or new information given to us by the Registered Holders, including regarding the identity of, and the securities held by, each Registered Holder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Registered Holder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
Percentage ownership is based on 68,417,410 shares of Common Stock outstanding as of December 8, 2021.
Other than as described below or elsewhere in this prospectus, none of the Registered Holders has any material relationship with us or any of our predecessors or affiliates.
Names and Addresses	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Aaron Singer(1)(2)	384,153	—	384,153	—	—	—	—	—
Aeon Co., Ltd.(3)	3,629,583	—	3,629,583	—	—	—	—	—
Alpha Square Group Crossover Fund, LLC	75,000	—	75,000	—	—	—	—	—
Andrew Pearson	20,000	—	20,000	—	—	—	—	—
Antara Capital Total Return SPAC Master Fund LP	30,000	—	30,000	—	—	—	—	—
Chieh Huang(4)	2,468,696	—	2,468,696	—	—	—	—	—
Chris Siragusa	111,505	—	111,505	—	—	—	—	—
Christopher Cheung(5)	2,373,714	—	2,373,714	—	—	—	—	—
Darren Manelski	51,505	—	51,505	—	—	—	—	—
David Harris	20,000	—	20,000	—	—	—	—	—
DV Technology LLC(1)	2,480,840	—	2,480,840	—	—	—	—	—
Gary Matthews(6)(7)	10,809,800	5,587,500	10,809,800	5,587,500	—	—	—	—
Georgia-Pacific Growth Investment LLC(1)	2,268,489	—	2,268,489	—	—	—	—	—
GGV Capital V L.P.(1)	2,786,722	—	2,786,722	—	—	—	—	—
Greg Haft	5,904	—	5,904	—	—	—	—	—

Names and Addresses	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Greycroft Partners III, L.P.(1)	1,983,129	—	1,983,129	—	—	—	—	—
Harriet Mehl	8,735	—	8,735	—	—	—	—	—
HL Private Assets Holdings LP	22,233	—	22,233	—	—	—	—	—
HLSF V Holdings LP(8)	3,526,838	—	3,526,838	—	—	—	—	—
Jared Yaman(9)	1,787,068	—	1,787,068	—	—	—	—	—
JTCM Ventures(10)	1,141,450	—	1,141,450	—	—	—	—	—
Kinga Haft	1,309	—	1,309	—	—	—	—	—
Little Harbour SAZ, LLC	400,000	—	400,000	—	—	—	—	—
Marc Mehl	35,022	—	35,022	—	—	—	—	—
Mark Hauser(6)(11)	10,809,800	5,587,500	10,809,800	5,587,500	—	—	—	—
Mary Franklin Boyd	6,892	—	6,892	—	—	—	—	—
Michael Last	2,645	—	2,645	—	—	—	—	—
Palantir Technologies Inc.	2,000,000	—	2,000,000	—	—	—	—	—
PepsiCo, Inc.(12)(1)	4,586,075	—	4,586,075	—	—	—	—	—
Seaton Consultants Limited(1)	2,293,037	—	2,293,037	—	—	—	—	—
Seven Oaks Sponsor LLC(6)	10,789,800	5,587,500	10,789,800	5,587,500	—	—	—	—
Trust F/B/O Charlotte Siragusa	10,579	—	10,579	—	—	—	—	—
Trust F/B/O Maximus Siragusa	10,579	—	10,579	—	—	—	—	—
Willa Chalmers	1,309	—	1,309	—	—	—	—	—
William Fong(13)(1)	1,317,658	—	1,317,658	—	—	—	—	—
Wynne Lo	21,157	—	21,157	—	—	—	—	—
XYQ US, LLC	625,000	—	625,000	—	—	—	—	—
Holders of Convertible Notes(14)
AGMAF	1,000,000	—	1,000,000	—	—	—	—	—
Antara Capital Total Return SPAC Master Fund LP	300,000	—	300,000	—	—	—	—	—
Brigade High Yield Fund Ltd.	180,000	—	180,000	—	—	—	—	—
Brigade Leveraged Capital Structures Fund Ltd.	600,000	—	600,000	—	—	—	—	—

Names and Addresses	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Brigade Tactical Opportunities Fund LP	500,000	—	500,000	—	—	—	—	—
Brigade-SierraBravo Fund LP	140,000	—	140,000	—	—	—	—	—
FFI Fund Ltd.	2,190,000	—	2,190,000	—	—	—	—	—
FYI Ltd.	420,000	—	420,000	—	—	—	—	—
Olifant Fund, Ltd.	390,000	—	390,000	—	—	—	—	—
Onex Capital Solutions Holdings, LP	500,000	—	500,000	—	—	—	—	—
Pandora Select Partners LP	50,000	—	50,000	—	—	—	—	—
Panther BCM LLC	380,000	—	380,000	—	—	—	—	—
Panther BCM LLC – Class B	200,000	—	200,000	—	—	—	—	—
Sona Credit Master Fund Limited	800,000	—	800,000	—	—	—	—	—
Space Summit Opportunity Fund I LP	150,000	—	150,000	—	—	—	—	—
Whitebox GT Fund LP	50,000	—	50,000	—	—	—	—	—
Whitebox Multi- Strategy Partners LP	500,000	—	500,000	—	—	—	—	—
Whitebox Relative Value Partners LP	400,000	—	400,000	—	—	—	—	—

(1)
These securities are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities — Transfer and Vesting Restrictions.”

(2)
Consists of 384,153 shares of Common Stock issuable upon exercise of options outstanding as of December 8, 2021. Mr. Singer served as the General Counsel, Chief Administrative Officer and Secretary of Old Boxed until July 2021.

(3)
Consists of 3,629,583 shares of Common Stock held of record by Aeon Co., Ltd. The address of the entity listed above is 5-1, 1-Chome, Nakase, Mihama-ku, Chiba-shi, Chiba, 261-8515.

(4)
Consists of (i) 2,302,481 shares of Common Stock held of record by Mr. Huang and (ii) 166,215 shares of Common Stock issuable upon exercise of options outstanding as of December 8, 2021. Mr. Huang is our Chief Executive Officer and President and served as the Chief Executive Officer of Old Boxed prior to the Closing. These securities, except for 6,668 shares of Common Stock issued pursuant to the PIPE Investment, are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities — Transfer and Vesting Restrictions.”

(5)
Consists of (i) 2,302,479 shares of Common Stock held of record by Mr. Cheung and (ii) 71,235 shares of Common Stock issuable upon exercise of options outstanding as of December 8, 2021. Mr. Cheung is employed by the Company. These securities, except for 6,666 shares of Common Stock issued pursuant to the PIPE Investment, are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities — Transfer and Vesting Restrictions.”
(6)
Seven Oaks Sponsor LLC (the “Sponsor”) is the record holder of 5,202,300 shares of Common Stock. Each of Mr. Matthews and Mr. Hauser is a member and the manager of the Sponsor and has voting and investment discretion with respect to the Common Stock held of record by the Sponsor. Of the shares of Common Stock held by the Sponsor, 1,591,313 shares of Common Stock are outstanding but remain subject to performance vesting terms. The 5,202,300 shares of Common Stock are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities — Transfer and Vesting Restrictions.” Includes 5,587,500 shares of Common Stock underlying the Private Placement Warrants. These Private Placement Warrants will not be exercisable until 30 days following the Closing. Assuming the exercise of all of the Sponsor’s Private Placement Warrants, the Sponsor and its affiliates would be deemed to own 10,789,800 shares of Common Stock. The address for Seven Oaks Sponsor LLC is 445 Park Avenue, 17th Floor, New York, NY 10022.

(7)
Mr. Matthews is the record holder of 20,000 shares of Common Stock issued pursuant to the PIPE Investment. Mr. Matthews serves as our Chair of the Board and was the Chief Executive Officer of SVOK prior to the Closing.

(8)
Consists of 3,526,838 shares of Common Stock held of record by HLSF V Holdings LP. These securities, except for 122,767 shares of Common Stock issued pursuant to the PIPE Investment, are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities — Transfer and Vesting Restrictions.”

(9)
Consists of (i) 1,608,980 shares of Common Stock held of record by Mr. Yaman and (ii) 178,088 shares of Common Stock issuable upon exercise of options outstanding as of December 8, 2021. Mr. Yaman is our Chief Operating Officer and served as the Chief Operating Officer of Old Boxed prior to the Closing. These securities, except for 6,666 shares of Common Stock issued pursuant to the PIPE Investment, are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities — Transfer and Vesting Restrictions.”

(10)
Of the 1,141,450 shares of Common Stock held of record by JTCM Ventures, 349,312 shares of Common Stock are outstanding but remain subject to performance vesting terms. The 1,141,450 shares of Common Stock are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities — Transfer and Vesting Restrictions.”

(11)
Mr. Hauser is the record holder of 20,000 shares of Common Stock issued pursuant to the PIPE Investment. Mr. Hauser served on the board of directors of SVOK prior to the Closing.

(12)
Consists of 4,586,075 shares of Common Stock held of record by PepsiCo, Inc. The address of the entity listed above is 700 Anderson Hill Road, Purchase, New York 10577.

(13)
Consists of (i) 1,293,913 shares of Common Stock held of record by Mr. Fong and (ii) 23,745 shares of Common Stock issuable upon exercise of options outstanding as of December 8, 2021. Mr. Fong is employed by the Company.

(14)
Reflects the maximum of 8,750,000 shares of Common Stock issuable upon the conversion of $87.5 million principal amount of the Convertible Notes by the holders thereof, assuming physical settlement will apply to all such conversions and including the maximum number of make-whole shares that may be issued pursuant to the terms of the Convertible Notes.

DESCRIPTION OF OUR SECURITIES
The following description summarizes some of the terms of our certificate of incorporation and bylaws and the DGCL, as well as the terms of our Warrants. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws and warrant agreement, dated as of December 17, 2020, with Continental Stock Transfer & Trust Company (the “Warrant Agreement”), each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
General
Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Our authorized capital stock consists of 600,000,000 shares of Common Stock, par value $0.0001 per share, and 60,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, no shares of preferred stock are issued or outstanding. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Common Stock
Voting Rights
Holders of shares of Common Stock will be entitled to cast one vote per share held of record on each matter submitted to a vote of stockholders, as provided by our certificate of incorporation. Our bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, by remote communication or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) is required to take action, unless otherwise specified by law, our bylaws or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. Holders of Common Stock will not be entitled to cumulate their votes in the election of directors. In addition, the affirmative vote of holders of 662∕3% of the total voting power of all of the then outstanding voting stock will be required to take certain actions, including amending our bylaws and amending certain provisions of our certificate of incorporation, such as the provisions relating to the classified board and director liability.
Dividend Rights
Holders of Common Stock will share ratably (based on the number of shares of Common Stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
Upon our liquidation, dissolution, distribution of assets or winding up, each holder of our Common Stock will be entitled, pro rata on a per share basis, to all of our assets of whatever kind available for distribution to the holders of Common Stock after payment of liabilities, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of our preferred stock then outstanding.
Other Matters
Holders of our shares of Common Stock do not have subscription, redemption or conversion rights. All the outstanding shares of Common Stock will be validly issued, fully paid and non-assessable. Unless our Board determines otherwise, we will issue all of our capital stock in uncertificated form. Each holder of

Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our certificate of incorporation, our Board has the authority to the fullest extent permitted by the DGCL, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, including increasing or decreasing the number of shares of any series, and to fix the voting powers, designations, preferences, qualifications, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, liquidation preferences, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of our assets, which rights may be greater than the rights of the holders of Common Stock.
The purpose of authorizing our Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could delay or discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating or impairing the dividend or liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.
Exclusive Jurisdiction of Certain Actions
Our certificate of incorporation and bylaws provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action, suit or proceeding brought on our behalf, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents or our stockholders or owed to our stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against us or any of our current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or our certificate of incorporation, bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action, suit or proceeding asserting a claim related to or involving us that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these provisions; and (iv) failure to enforce clauses (i) through (iii) would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce clauses (i) through (iii). Nothing in our certificate of incorporation or bylaws precludes stockholders that bring suit to enforce any liability or duty under Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
Although our certificate of incorporation and bylaws contains the choice of forum provision described above, it is possible that a court could find that these provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such forum selection provisions as written in connection with claims arising under the Securities Act.

Dissenters’ Rights of Appraisals and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Transfer and Vesting Restrictions
Our bylaws provide that Old Boxed’s stockholders are subject to certain restrictions on transfer with respect to the shares of Common Stock issued to them as part of the merger consideration (the “Lock-Up Shares”). Such restrictions began at the Closing and end on the date that is the earlier of (A) 180 days after (and excluding) the Closing and (B) (i) for 33% of the Lock-Up Shares if the closing price of the Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive-trading-day period commencing at least 30 days after the Closing and (ii) for an additional 50% of the Lock-up Shares if the closing price of the Common Stock equals or exceeds $14.00 per share for any 20 trading days within any 30 consecutive-trading-day period commencing at least 30 days following the Closing.
Pursuant to the Sponsor Agreement, certain holders of Founder Shares are subject to certain restrictions on transfer with respect to the Founder Shares owned prior to the Business Combination. Such restrictions began at Closing and end on the date that is the earlier of (A) 180 days after (and excluding) the Closing and (B) (i) for 33% of the Lock-Up Shares if the closing price of the Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive-trading-day period commencing at least 30 days after the Closing and (ii) for an additional 50% of the Lock-up Shares if the closing price of the Common Stock equals or exceeds $14.00 per share for any 20 trading days within any 30 consecutive-trading-day period commencing at least 30 days following the Closing. Additionally, 1,940,625 Founder Shares are subject to the following time and performance-based vesting provisions: half of the Earnout Shares will become vested if, within the Earnout Period, our Common Stock trades at greater than $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period, and with the remainder of the Earnout Shares to be released if our Common Stock trades at greater than $14.00 per share within the Earnout Period. Notwithstanding the foregoing, the Earnout Shares will vest in the event of a sale of Boxed at a price that is equal to or greater than the redemption price payable to our stockholders. Founder Shares subject to vesting pursuant to the above terms that do not vest in accordance with such terms shall be forfeited. For more information on the Sponsor Agreement, see “Certain Relationships and Related Party Transactions — Sponsor Agreement.”
Election of Directors and Vacancies
Subject to the rights of the holders of any series of our preferred stock to elect additional directors under specified circumstances and the terms and conditions of the Business Combination Agreement, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Board is divided into three classes, designated Class I, II and III, with Class I consisting of three directors and first up for re-election in 2022, Class II consisting of three directors and first up for re-election in 2023, and Class III consisting of three directors and first up for re-election in 2024. Each class of directors will be elected by our stockholders upon the expiration of the applicable class’ three-year term.
Under our bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Board.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of our preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of our preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of at least a majority of our outstanding voting stock (as defined below) then entitled to vote at an election of directors. In case the Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors will be empowered to exercise all such powers and do all such acts and things as may be exercised or done by us, subject, nevertheless, to the provisions of the DGCL, the certificate of incorporation and to any bylaws adopted and in effect from time to time; provided, however, that no bylaws so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of our preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to our preferred stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the our certificate of incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Applicable Law
Certain provisions of our certificate of incorporation, bylaws, and laws of the State of Delaware, where we are incorporated, may delay, discourage or make more difficult a takeover attempt that a stockholder might consider in his, her or its best interest. These provisions may also adversely affect prevailing market prices for the Common Stock. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Boxed and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms. However, they also give the Board the power to discourage mergers that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Common Stock (or Warrants) remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock and certain other issuances specified in the rules of NYSE. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us.
Classified Board of Directors
As indicated above, our certificate of incorporation provides that the Board will be divided into three classes of directors, with each class of directors being elected by our stockholders every three years. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board.
Special Meetings of Stockholders
Our certificate of incorporation provides that a special meeting of stockholders may be called by (a) the chairperson of the Board, (b) the Board, (c) our Chief Executive Officer or (d) our President, provided that such special meeting may be postponed, rescheduled or cancelled by the Board or other person calling the meeting.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The bylaws also specify requirements as to the form and content of a stockholder’s notice.
Limitations on Stockholder Action by Written Consent
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Amendment of our Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our certificate of incorporation provides that it may be amended by us in the manners provided therein or prescribed by statute. Our certificate of incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 and 2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:
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the provisions regarding our preferred stock;

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the provisions regarding the size, classification, appointment, removal and authority of the Board;

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the provisions prohibiting stockholder actions without a meeting;

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the provisions regarding calling special meetings of stockholders;

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the provisions eliminating the personal liability of any of our directors or our stockholders for any breach of fiduciary duty;

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the provisions whereby we expressly elect not to be governed by DGCL Section 203;

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the provisions regarding the indemnification of our directors and officers;

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the provisions regarding the selection of certain forums for certain specified legal proceedings between us and its stockholders; and

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the provisions regarding the amendment of the certificate of incorporation.

Our bylaws may be amended or repealed (A) by the Board then in office or (B) without the approval of the Board, by the affirmative vote of the holders of 66 and 2/3% of the outstanding voting stock of Boxed entitled to vote generally in an election of directors, voting together as a single class.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
1)
prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

2)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since we have opted out of Section 203 of the DGCL, it will not apply to us, and instead our certificate of incorporation is governed as summarized below:
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We shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of our outstanding voting stock which is not owned by the interested stockholder.

•
These restrictions shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between us and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described below, (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of us (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of our stockholders is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly owned subsidiary of ours) having an aggregate market value equal to fifty percent or more of either that aggregate value of all the assets of ours determined on a consolidated basis or the aggregate market value of all our outstanding stock or (z) a proposed tender or exchange offer for 50% or more of our outstanding voting stock. We shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described above.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent authorized or permitted by applicable law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under our bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of ours or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Boxed, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Our bylaws also require us to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person undertakes to repay any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.
Corporate Opportunities
Our certificate of incorporation does not expressly renounce the doctrine of corporate opportunity.

Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our stock at the time of the transaction to which the action relates.
Redeemable Warrants
Public Warrants
There are currently outstanding an aggregate of 18,525,000 Warrants, which entitle the holder to acquire Common Stock. Each whole Warrant entitle the registered holder to purchase the number of shares of Common Stock stated in the Warrant at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or holders exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares have been registered, qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole Warrants will trade. Accordingly, unless a holder has at least two units, such holder will not be able to receive or trade a whole Warrant. The warrants will expire on December 8, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of Common Stock issuable upon exercise of the Warrants. We will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by exchanging the Warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the Warrant price by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of Common Stock for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00
Once the Warrants become exercisable, we may call the Warrants for redemption for cash (except as described herein with respect to the Private Placement Warrants):
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in whole and not in part;

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at a price of $0.01 per Warrant;

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upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•
if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00
Once the Warrants become exercisable, we may call the Warrants for redemption:
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in whole and not in part;

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at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares to be determined by reference to the table below, based on the redemption date and the “fair market value” of Common Stock except as otherwise described below;

•
if, and only if, the closing price of Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

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if the closing price of the Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If we call the Warrants for redemption as described above, any holder that wishes to exercise his, her or its warrant prior to the redemption date will be able to do so on a “cashless basis.” During the 30-day redemption period, holders who elect to exercise their warrants on a “cashless basis” will receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the number of months by which the redemption date precedes the expiration of the warrants) and the “Redemption Fair Market Value,” which shall mean the volume weighted average price of the shares of Common Stock for the ten (10) trading days immediately following the date on which notice of redemption is sent to the registered holders (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant). In connection with any such redemption as described in this subsection, we shall provide the registered holders of the Warrants with the Redemption Fair Market Value no later than one (1) business day after the ten (10) trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
Redemption Date (period to expiration of Warrants)	Redemption Fair Market Value of Common Stock
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.0 0
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised in a make-whole exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.
The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the warrant price is adjusted pursuant to the Warrant Agreement. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to the Warrant Agreement, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Warrant Price is adjusted, (a) in the case of an adjustment pursuant to the Warrant Agreement, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the Warrant Agreement, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Warrant Price pursuant to such Warrant Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 shares of Common Stock per Warrant (subject to adjustment).
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of Common Stock is below the exercise price of the Warrants. This redemption feature has been established to provide us with the flexibility to redeem the Warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the redemption price to warrant holders if it chooses to exercise this redemption right, which would allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the Warrants when the Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because redemption would provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Common Stock is trading at a price below the exercise price of the Warrants, this could result in the warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization or share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering made to holders of the shares of Common Stock entitling holders to purchase Common Stock at a price less than the historical fair market value (as defined below) will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50, or (c) to satisfy the redemption rights of the holders of Common Stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of Boxed with or into another corporation (other than a consolidation or merger in which Boxed is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction pursuant to a Current Report on Form 8-K filed with the SEC, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrants are issued in registered form under the Warrant Agreement with Continental Stock Transfer & Trust Company, as warrant agent. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.
The Warrants may be exercised upon surrender of the definitive warrant certificate on or prior to the expiration date at the corporate trust department of the warrant agent, with the exercise form on the reverse side of the definitive warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or good bank draft payable to us, for each share of Common Stock as to which the Warrant is being exercised (including any and all applicable taxes due in connection with the exercise of the Warrant). The warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to the officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us (except as described above when the price per share of Common Stock equals or exceeds $10.00) so long as they are held by the Sponsor or its permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described in this section, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the Warrants, if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “sponsor fair market value” (as defined below) over the exercise price of the Warrants by (y) the fair market value. The “sponsor fair market value” will mean the average last reported sales price of Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Transfer Agent and Registrar
The transfer agent for our capital stock and warrant agent for our Public Warrants and Private Placement Warrants is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our Common Stock and our Public Warrants are listed on NYSE under the symbols “BOXD” and “BOXD WS,” respectively.

PLAN OF DISTRIBUTION
The Registered Holders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Registered Holders, except that we will pay the reasonable fees and expenses of one legal counsel for the Registered Holders, in the event of an underwritten offering of their shares of Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
The shares of Common Stock and Warrants beneficially owned by the Registered Holders covered by this prospectus may be offered and sold from time to time by the Registered Holders. The term “Registered Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Registered Holder as a gift, pledge, partnership distribution or other transfer. The Registered Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Registered Holders may sell their shares of Common Stock and Warrants by one or more of, or a combination of, the following methods:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of NYSE;

•
through trading plans entered into by a Registered Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
A Registered Holder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Registered

Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Registered Holders. The Registered Holders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Registered Holders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Registered Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Registered Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Registered Holder or borrowed from any Registered Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Registered Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Registered Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Registered Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Registered Holders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Registered Holders and any broker-dealers who execute sales for the Registered Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Registered Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Registered Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Registered Holders and their affiliates. In addition, we will make copies of this prospectus available to the Registered Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Registered Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the Warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Under the Registration Rights Agreement, we have agreed to indemnify the Registered Holders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Registered Holders may be required to make with respect thereto. In addition, we and the Registered Holders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to use our commercially reasonable efforts to maintain the effectiveness of this registration statement related to the until (i), regarding the shares of common stock issued pursuant to the PIPE Investment, the earliest of (x) the third anniversary of the Closing, (y) the date on which the holder ceases to hold any shares and (z) on the first date on which the holder is able to sell all of its shares without restriction under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold, and (ii), regarding the shares being registered for resale in accordance with the terms of the Registration Rights Agreement, the expiration or redemption of the Warrants in accordance with the provisions of the Registration Rights Agreement. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Registered Holders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

LEGAL MATTERS
The validity of the shares of Common Stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS
The financial statements of Seven Oaks Acquisition Corp. as of December 31, 2020, and for the period from September 23, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.
The consolidated financial statements of Giddy Inc. and its subsidiaries as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm as stated in their report. Such financial statements are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock and Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock and Warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Giddy Inc. d/b/a Boxed
Condensed Consolidated Balance Sheets
As of September 30, 2021 (Unaudited) and December 31, 2020
	September 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$35,409,156	$30,043,046
Restricted cash	2,571,667	—
Accounts receivable, net	4,808,287	2,910,079
Inventories	11,413,391	13,964,510
Prepaid expenses and other current assets	6,389,519	2,131,895
TOTAL CURRENT ASSETS	60,592,020	49,049,530
Property and equipment, net	7,348,761	10,411,396
Unbilled receivables	3,680,327	—
Other long-term assets	188,994	204,122
TOTAL ASSETS	$71,810,102	$59,665,048
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$14,034,170	$9,072,929
Accrued expenses	6,854,256	5,802,135
Deferred revenue	2,666,547	2,435,909
Other current liabilities	15,867,893	14,958,064
Term loan – current portion	—	3,750,000
Warrants to purchase common shares	148,129	49,863
Warrants to purchase preferred shares	504,117	2,072,536
TOTAL CURRENT LIABILITIES	40,075,112	38,141,436
LONG-TERM TERM LOAN	43,190,312	3,750,000
LONG-TERM OTHER LIABILITIES	541,770	1,015,248
CONVERTIBLE PREFERRED STOCK
Class A preferred stock $0.00001 par value per share; 6,952,573 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	8,023,239	8,023,239
Class B preferred stock $0.00001 par value per share; 5,690,347 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	24,999,769	24,999,769
Class C-1 & C-2 preferred stock $0.00001 par value per share; 11,652,624 shares authorized as of both September 30, 2021 and December 31, 2020; 11,564,263 shares issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	123,566,111	123,566,111
See accompanying notes to the unaudited condensed consolidated financial statements.

	September 30, 2021	December 31, 2020
Class C-3 preferred stock $0.00001 par value per share; 1,692,100 shares authorized as of both September 30, 2021 and December 31, 2020; 589,348 shares issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	5,027,138	7,066,283
Class D preferred stock $0.00001 par value per share; 11,570,174 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	119,620,218	119,620,218
Class E preferred stock $0.00001 par value per share; 6,143,804 and 6,016,811 shares authorized as of September 30, 2021 and December 31, 2020, respectively; 6,016,811 shares issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	41,925,138	41,925,138
TOTAL CONVERTIBLE PREFERRED STOCK	323,161,613	325,200,758
STOCKHOLDERS’ DEFICIT
Common stock	99	99
Common stock, $0.00001 par value per share; 70,000,000 shares authorized as of both September 30, 2021 and December 31, 2020;
10,059,361 and 9,888,776 shares issued and outstanding as of both
September 30, 2021 and December 31, 2020, respectively

Additional paid-in capital	10,567,654	6,982,996
Accumulated deficit	(345,726,458)	(315,425,489)
TOTAL STOCKHOLDERS’ DEFICIT	(335,158,705)	(308,442,394)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$71,810,102	$59,665,048

See accompanying notes to the unaudited condensed consolidated financial statements.

Giddy Inc. d/b/a Boxed
Condensed Consolidated Statements of Operations
For the three and nine months ended September 30, 2021 and 2020 (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenue	$49,010,391	$40,861,101	$132,218,141	$143,926,813
Cost of sales	(36,345,586)	(33,971,100)	(109,505,372)	(124,117,452)
Gross profit	12,664,805	6,890,001	22,712,769	19,809,361
Advertising expense	(5,173,248)	(1,377,010)	(14,617,879)	(2,583,528)
Selling, general, and administrative expense	(12,859,147)	(11,610,341)	(38,904,715)	(37,994,243)
Loss from operations	(5,367,590)	(6,097,350)	(30,809,825)	(20,768,410)
Other income (expense), net	(561,593)	(1,526,906)	508,854	(6,321,833)
Loss before income taxes	(5,929,183)	(7,624,256)	(30,300,971)	(27,090,243)
Income taxes	—	—	—	—
Net loss	$(5,929,183)	$(7,624,256)	$(30,300,971)	$(27,090,243)
Net loss per common share:
Basic net loss per common share	$(0.52)	$(0.90)	$(2.84)	$(2.83)
Diluted net loss per common share	$(0.52)	$(0.90)	$(2.84)	$(2.83)
Weighted average shares outstanding:
Basic	10,011,105	9,842,537	9,953,951	9,836,826
Diluted	10,011,105	9,842,537	9,953,951	9,836,826
See accompanying notes to the unaudited condensed consolidated financial statements.

Giddy Inc. d/b/a Boxed
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
For the three months ended September 30, 2021 and 2020 (Unaudited)
	Total Convertible Preferred Stock		Common		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at June 30, 2021	42,383,516	$323,868,831	9,935,635	$99	$9,256,634	$(339,797,276)	$(330,540,543)
Stock-based compensation	—	—	—	—	359,656	—	359,656
Exercises of common stock options	—	—	123,726	—	244,145	—	244,145
Series C-3 preferred stock remeasurement	—	(707,219)	—	—	707,219	—	707,219
Other adjustments	—	1	—	—	—	1	1
Net loss	—	—	—	—	—	(5,929,183)	(5,929,183)
Balances at September 30, 2021	42,383,516	$323,161,613	10,059,361	$99	$10,567,654	$(345,726,458)	$(335,158,705)
Balances at June 30, 2020	42,383,516	$324,310,870	9,835,564	$99	$7,694,585	$(300,454,895)	$(292,760,211)
Stock-based compensation	—	—	—	—	436,823	—	436,823
Exercises of common stock options	—	—	14,600	—	10,238	—	10,238
Stock issuance costs	—	(712,435)	—	—	—	—
Series C-3 preferred stock remeasurement	—	1,255,312	—	—	(1,255,312)	—	(1,255,312)
Other adjustments	—	(3,406)	—	—	3,406	(2)	3,404
Net loss	—	—	—	—	—	(7,624,256)	(7,624,256)
Balances at September 30, 2020	42,383,516	$324,850,341	9,850,164	$99	$6,889,740	$(308,079,153)	$(301,189,314)
See accompanying notes to the unaudited condensed consolidated financial statements.

Giddy Inc. d/b/a Boxed
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
For the nine months ended September 30, 2021 and 2020 (Unaudited)
	Total Convertible Preferred Stock		Common		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	42,383,516	$325,200,758	9,888,776	$99	$6,982,996	$(315,425,489)	$(308,442,394)
Stock-based compensation	—	—	—	—	1,214,140	—	1,214,140
Exercises of common stock options	—	—	170,585	—	331,373	—	331,373
Series C-3 preferred stock remeasurement	—	(2,039,145)	—	—	2,039,145	—	2,039,145
Other adjustments	—	—	—	—	—	2	2
Net loss	—	—	—	—	—	(30,300,971)	(30,300,971)
Balances at September 30, 2021	42,383,516	$323,161,613	10,059,361	$99	$10,567,654	$(345,726,458)	$(335,158,705)
Balances at December 31, 2019	36,366,705	$282,185,326	9,833,563	$99	$6,045,644	$(280,988,910)	$(274,943,167)
Stock-based compensation	—	—	—	—	1,535,662	—	1,535,662
Exercises of common stock options	—	—	16,601	—	45,242	—	45,242
Issuance of Series E preferred stock for cash	4,233,043	30,000,000	—	—	—	—	—
Issuance of Series E preferred stock for conversion of convertible promissory notes	1,783,768	12,644,170	—	—	—	—	—
Stock issuance costs	—	(715,840)	—	—	—	—
Series C-3 preferred stock remeasurement	—	736,685	—	—	(736,685)	—	(736,685)
Other adjustments	—	—	—	—	(123)	(123)
Net loss	—	—	—	—	—	(27,090,243)	(27,090,243)
Balances at September 30, 2020	42,383,516	$324,850,341	9,850,164	$99	$6,889,740	$(308,079,153)	$(301,189,314)
See accompanying notes to the unaudited condensed consolidated financial statements.

Giddy Inc. d/b/a Boxed
Condensed Consolidated Statements of Cash Flows
For the nine months ended September 30, 2021 and 2020 (Unaudited)
	For the Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,300,971)	$(27,090,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,566,344	3,538,866
Stock-based compensation	1,214,140	1,535,662
Bad debt expense/(change in reserve)	(86,688)	125,781
Change in fair value of warrants	(1,470,153)	1,592,955
Change in fair value of embedded derivative	—	4,323,770
Loss on extinguishment of convertible note	—	102,972
Loss on extinguishment of debt	202,723	—
Amortization of debt discount	59,763	—
Other non-cash items	180,902	962,326
Changes in assets and liabilities:
Receivables, net	(1,811,520)	1,706,033
Prepaid and other current assets	(4,257,624)	822,690
Inventories	2,551,119	179,995
Unbilled receivables	(3,680,327)	—
Deferred Revenue	230,638	400,678
Accrued Expenses	1,052,121	681,504
Other current liabilities	909,832	(1,293,469)
Accounts payable	4,961,241	(5,314,709)
Long-term liabilities	(417,215)	614,828
Net cash used in operating activities	(27,095,675)	(17,110,361)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(682,861)	(1,882,610)
Other investing activities	13,378	23,124
Net cash used in investing activities	(669,483)	(1,859,486)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on finance lease obligations	(56,264)	(53,279)
Proceeds from options exercise	331,373	45,242
Proceeds from sale of preferred stock	—	30,000,000
Proceeds from convertible note issuance	—	8,217,304
Preferred stock issuance costs	—	(715,840)
Repayments from borrowing	(7,702,723)	(7,520,000)
Proceeds from borrowing	43,800,226	12,500,000
Debt issuance costs	(669,677)	—
Net cash provided by financing activities	35,702,935	42,473,427
Total change in cash, cash equivalents and restricted cash	7,937,777	23,503,580
See accompanying notes to the unaudited condensed consolidated financial statements.

	For the Nine Months Ended September 30,
	2021	2020
CASH, CASH EQUIVALENTS AND RESTRICTED CASH BEGINNING OF PERIOD	30,043,046	12,889,931
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$37,980,823	$36,393,511
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Cash paid for taxes	$16,728	$8,188
Cash paid for interest	$280,990	$318,954
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITES:
Conversion of convertible promissory note to preferred stock	$—	$12,644,170
Deferred transaction costs included in accrued expense & accounts payable	$2,842,998	$—
Cash and cash equivalents at end of period	$35,409,156	$36,393,511
Restricted cash at end of period	2,571,667	—
Cash, cash equivalents and restricted cash at end of period	$37,980,823	$36,393,511

See accompanying notes to the unaudited condensed consolidated financial statements.

GIDDY INC. d/b/a BOXED
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2021 and 2020 (Unaudited)
1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business Description — Giddy Inc. d/b/a Boxed (the “Company”) is an e-commerce retailer and an e-commerce enabler. The Company operates an e-commerce retail (“Retail”) service that provides bulk pantry consumables to businesses and household customers within the continental United States. The Company generates net revenue through direct retail sales of third-party and private-labeled goods, which includes all sales generated primarily through the Company’s website, mobile-optimized website, and mobile applications, and software & services (“Software & Services”) offerings of its enterprise-level e-commerce platform (collectively, “platforms”).
On June 13, 2021, the Company entered into a definitive agreement (“Business Combination Agreement,”) with a wholly owned subsidiary of Seven Oaks Acquisition Corp. (“Seven Oaks”), a special purpose acquisition company (the “SPAC”). Under the Business Combination Agreement, Seven Oaks agreed to acquire all outstanding equity interests of the Company for approximately $550,000,000 in aggregate consideration, the Company’s existing stockholders would receive consideration in the form of shares of common stock of the post-merger company (the consummation of the business combination and the other transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”).
On June 13, 2021, in connection with the execution of the Business Combination Agreement, Seven Oaks entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), in which the PIPE Investors subscribed to purchase an aggregate of 3,250,000 shares of Seven Oaks Class A common stock at $10.00 per share and an aggregate of $87,500,000 in principal amount of convertible notes upon consummation of the Business Combination (collectively, the “PIPE Investment”). The convertible notes will be convertible for shares of common stock at a conversion price of $12.00 per share and will bear interest at 7.00% annually.
On July 19, 2021, Seven Oaks filed a registration statement on Form S-4, as amended (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s Business Combination Agreement between the Company and Seven Oaks. The Registration Statement became effective on November 9, 2021.
On December 7, 2021 Seven Oaks held the Special Meeting of stockholders (the “Special Meeting”), at which the Seven Oaks stockholders considered and adopted, among other matters, a proposal to approve the Business Combination.
On December 8, 2021, the parties consummated the Business Combination and the PIPE Investment. In connection with the closing of the Business Combination (the “Closing”), Seven Oaks changed its name from Seven Oaks Acquisition Corp. to Boxed, Inc. The Business Combination has been accounted for as a reverse recapitalization, with the Company determined to be the accounting acquirer. See Note 16 for further information.
Principles of Consolidation — The accompanying condensed consolidated financial statements of Giddy Inc. d/b/a Boxed include its wholly owned subsidiaries, Jubilant LLC and Ashbrook Commerce Solutions LLC, because these entities are all under common control and common management. Any intercompany accounts and transactions have been eliminated in consolidation.
Basis of Presentation — The accompanying condensed consolidated financial statements of Giddy Inc. d/b/a Boxed are unaudited and, in the opinion of management, reflect all normal recurring adjustments considered necessary for a fair statement of the Company’s condensed consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC. They do not include all information and notes required by U.S. GAAP for annual financial statements.

The unaudited results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of future results or results to be expected for the full fiscal year ended December 31, 2021.
These unaudited condensed consolidated financial statements, including the Company’s significant accounting policies, should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020 and related notes thereto included in the Registration Statement.
Considerations Related to COVID-19 — The ongoing spread of COVID-19 throughout the United States and internationally, as well as measures implemented by government authorities to minimize transmission of the virus have had, and continue to have, negative and positive implications for the Company’s business. Though many areas have begun relaxing such restrictions, varying levels of restrictions remain and may be increased, particularly in light of the proliferation of the Delta and Omicron variants.
In the preparation of these condensed consolidated financial statements and related disclosures we have assessed the impact that COVID-19 has had on the Company’s estimates, assumptions, forecasts, and accounting policies and made additional disclosures, as necessary. As COVID-19 and its impacts are unprecedented and ever evolving, future events and effects related to the pandemic cannot be determined with precision and actual results could significantly differ from estimates or forecasts.
Going Concern, Liquidity and Management’s Plan — As an emerging growth enterprise, the Company’s strategy is to fund growth primarily through the investment of capital at the expense of short-term profitability. As a result, the Company relies on private investors and lenders to fund its growth strategy. As of September 30, 2021, the Company had total cash and cash equivalents of $35,409,156 and an accumulated deficit, which is attributed to the recurring losses the Company has incurred since inception as a result of its intended growth strategy. In this regard, the Company’s net loss and net cash used in operating activities amounted to $(30,300,971) and $(27,095,675) respectively, for the nine months ended September 30, 2021.
To date, the Company has raised a substantial amount of capital from outside investors and lenders through the issuance of stock, term loans, and revolving credit facilities and expects this reliance to continue for the foreseeable future. However, as of September 30, 2021, the Company had no additional capital available for borrowing and no firm commitment from current or prospective investors to provide the Company additional capital to fund operations in the foreseeable future. While management believes the Company will be able to obtain additional capital, no assurance can be provided that such capital will be obtained or on terms that are acceptable to the Company. These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern, which may require the Company to seek other strategic alternatives such as a further reduction in the Company’s current cost structure, or a recapitalization of the Company’s balance sheet and related debt and equity if management’s plans to alleviate these uncertainties are not successful. Notwithstanding the foregoing, the Company believes the net proceeds it received from the Business Combination and the PIPE Investment upon the Closing will help support funding of its future operations. The accompanying condensed consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going-concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.
Estimates — The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities in the condensed consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, income taxes, revenue deferrals, the fair value of stock options, and the fair value of common and preferred stock warrants. On a regular basis, management reviews its estimates utilizing currently available information, changes in fact and circumstances, historical experience, and reasonable assumptions. Given the global economic climate and additional or unforeseen effects from the COVID-19 pandemic, these estimates may become more challenging, and actual results could differ materially from these estimates.
Segment Information — The Company manages and reports its operating results through two reportable segments defined by its products and services: Retail and Software & Services. See Note 15 for Segment Reporting for the three and nine months ended September 30, 2021 and 2020.

Cash and Cash Equivalents — The Company considers all highly liquid investments purchased with an original maturity (at the date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet presentation. Cash equivalents, which consist primarily of money market accounts, are carried at cost, which approximates market value.
Accounts Receivable, Net — Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company estimates that the allowance for doubtful accounts based on historical losses, existing economic conditions, and other information available at the balance sheet date. Uncollectable accounts are written off against the allowance after all collection efforts have been exhausted.
Accounts receivable includes $1,273,269 and $1,021,506 of credit card receivables at September 30, 2021 and December 31, 2020, respectively. The Company has recorded an allowance of $143,296 and $205,384 as of September 30, 2021 and December 31, 2020, respectively.
Fair Value of Financial Instruments — Assets and liabilities are measured at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The three levels of inputs used to measure fair value are as follows:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 — Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable or can be corroborated by observable market data for substantially the full-term of the asset or liability.
Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to the fair value of the asset of liability.
The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
Concentrations of Risk — Certain financial instruments potentially subject us to concentrations of credit risk. Financial instruments that subject the Company to credit risk consist of cash and cash equivalents, and accounts receivable. The Company’s cash balances are primarily on deposit at high credit quality financial institutions. The cash balances in all accounts held at financial institutions are insured up to $250,000 by the Federal Deposit Insurance Corporation (“FDIC”) through September 30, 2021. At times, cash balances may exceed federally insured amounts and potentially subject the Company to a concentration of credit risk. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.
The risk with respect to accounts receivable is managed by the Company through its policy of monitoring the creditworthiness of its customers to which it grants credit terms in the normal course of business. As of September 30, 2021 and December 31, 2020, one third-party seller accounted for approximately 40.2% and 54.3% of the Company’s outstanding receivables, respectively.
Leases — The Company leases its office facilities and fulfillment centers under operating lease agreements. Rent expense under the Company’s operating leases typically provide for fixed, non-contingent rent escalations. Rent expense is recognized on a straight-line basis over the non-cancellable term of each underlying lease. The Company also receives landlord contributions related to certain lease agreements that are recognized as deferred rent on the condensed consolidated balance sheet and treated as reductions of rental expense on a straight-line basis over the term of the lease. The lease term begins on the date the Company becomes legally obligated for the rent payments or when it takes possession of the leased space, whichever is earlier.
Inventories — Inventories consisting of finished goods are stated at the lower of cost or net realizable value. Inventory costs are determined using the first in, first out method. Inventory costs include price reductions and allowances offered by vendors.

Property and Equipment, Net — Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, which range from 3 – 7 years (see table below). Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases. Improvements are capitalized while expenditures for maintenance and repairs are expensed as incurred.
Estimated Useful Lives
Leasehold improvements	7 years
Warehouse equipment	5 years
Computers and small tools	3 years
Furniture and fixtures	7 years
Capital lease assets	7 years
Software development	4 years
Software Development Costs — The Company classifies software development costs as either internal use software or external use software. The Company accounts for costs incurred to develop internal use software in accordance with ASC 350-40, Internal Use Software. Consequently, the Company capitalizes certain external costs and internal labor-related costs associated with the development of its platforms and internal-use software products after the preliminary project stage is complete and until the software is ready for its intended use. Costs incurred in the preliminary stages of development, after the software is ready for its intended use and for maintenance of internal-use software are expensed as incurred. Upgrades and enhancements are capitalized to the extent they will result in added functionality. Capitalized software costs are included in property and equipment — net within the condensed consolidated balance sheet and are amortized over the remaining useful life of four years.
In accordance with ASC 985-20, Costs of Software to be Sold, Leased or Marketed, the software development costs incurred in the research and development of software products or the software component of products to be sold, leased, or marketed to external users are expensed as incurred until technological feasibility has been established. Technological feasibility is established upon the completion of a working model. Software development costs incurred after the establishment of technological feasibility and until the product is available for general release are capitalized, provided recoverability is reasonably assured. Software development costs are stated at the lower of unamortized cost or net realizable value. Net realizable value for each software product is assessed based on anticipated profitability applicable to revenues of the related product in future periods. Amortization of capitalized software costs begins when the related product is available for general release to customers and is provided for using the straight-line method over the estimated life of the respective product. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented in this report.
Impairment of Long-Lived Assets — The Company periodically evaluates the need to recognize impairment losses relating to long-lived assets in accordance ASC 360, Property, Plant, and Equipment. Long-lived assets are evaluated for recoverability whenever events or circumstances indicate that an asset may have been impaired. In evaluating an asset for recoverability, the Company estimates the future cash flows, on an undiscounted basis, expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company would write the asset down to fair value and record an impairment charge accordingly. As of September 30, 2021 and December 31, 2020, there were no such events or circumstances that indicate a need for such evaluation.
Debt — The Company defers costs directly associated with acquiring third-party financing. Debt issuance costs related to the term loans are recorded as a direct deduction from the carrying amount of the debt and debt issuance costs associated with the Credit Agreement (as defined in Note 5). Debt issuance costs were $669,677 for the three and nine months ended September 30, 2021. Debt issuance costs prior to September 30, 2021 have historically been immaterial. Interest expense was $766,373 and $115,107 for the three months ended September 30, 2021 and 2020, respectively, and $975,648 and $321,807 for the nine months ended September 30, 2021 and 2020, respectively.

Equity — The Company’s equity structure consists of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock. The Company analyzed the relevant provisions of ASC 480, Distinguishing Liabilities from Equity, and determined the preferred shares should be recognized as temporary equity. Refer to Note 10.
Employee Benefit Plan — The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. There were no employer contributions under this plan for the nine months ended September 30, 2021 and 2020.
Stock-Based Compensation — The Company measures and records the expense related to stock-based awards based upon the fair value at the date of grant.
Stock-based compensation awards are recorded in accordance with ASC Topic 718, Compensation —  Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees to be recognized as expenses in the condensed consolidated statements of operations based on their grant date fair values. The Company has granted stock options and restricted stock awards. Restricted stock awards are determined based on the fair market value of the common stock on the date of the grant.
The Company estimated the grant date fair value of each common stock option using the Black-Scholes option-pricing model. The fair value of restricted stock and restricted stock awards on the date of the grant was determined by the Board of Directors. The use of the Black-Scholes option-pricing model required management to make the following assumptions:
Expected Volatility — The Company estimates volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
Expected Term — Derived from the life of the options granted under the option plan and is based on the simplified method which is essentially the weighted average of the vesting period and contractual term.
Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Because the Company’s common stock has not been publicly traded prior to the consummation of the Business Combination, the Company estimates the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.
Net Loss Per Share — Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the convertible preferred stock, common stock warrants, preferred stock warrants, and common stock options outstanding are considered to be potentially dilutive securities. Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities as the convertible preferred stock are considered to be participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. Accordingly, the Company’s net loss is attributed entirely to common stockholders. As the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.
Income Taxes — In accordance with ASC 740, Income Taxes, the Company applies the guidance accounting for uncertainty in income taxes, which prescribes a recognition threshold and a measurement attribute for the balance sheet recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination be taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon the ultimate settlement.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized.
Revenue Recognition — In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company adopted ASU No. 2014-09 and its related amendments (collectively, known as ASC 606, Revenue from Contracts with Customers) effective January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application. Adoption of ASC 606 did not impact the timing of revenue recognition in the Company’s financial statements. The Company elects to apply the practical expedient to forego the disclosure of revenue related to performance obligations that are part of a contract whose original expected duration is less than one year. This practical expedient applies to all revenue streams except software license revenue, as the term of software is greater than one year. For software license revenue, revenue allocated to the remaining performance obligations, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods, was $6,883,878 and $1,163,226 as of September 30, 2021 for implementation fees and maintenance fees for the remainder of the initial contract term of five years, respectively. Based on the terms of the contract and an initial go-live date in the third quarter of 2021, the Company recognized $10,500,000 in floor license fees during the three months ended September 30, 2021. The Company expects to recognize approximately $6,883,878 and $240,000 in implementation and maintenance fees, respectively, over the next 12 months.
(a)
Retail Revenue — The Company’s Retail revenue is generated from following revenue streams:

Merchandise Sales — The Company offers merchandise in the following core merchandise categories: grocery, snacks, beverages, and household and cleaning products. Revenue generated through the Company’s e-commerce platform is recognized when control of the goods ordered are transferred to the customer, which generally occurs upon delivery to the customer. Deferred revenue consists of payments received from customers for goods not yet shipped by the end of the period. As the shipments in-transit represent unsatisfied performance obligations, the revenue is deferred until delivery to the customer is complete.
Subscription Sales — The Company charges a membership fee to customers who sign up for the Company’s Boxed Up program. That fee allows customers to earn cash back on every purchase, access to exclusive discounts, and free shipping over a minimum order amount. The duration of the membership is generally 12 months. Because the Company has the obligation to provide access to its website for the duration of the membership term, the Company recognizes membership fees on a straight-line basis over the life of the membership. The Company’s deferred revenue related to membership fees was $790,083 and $728,207 as of September 30, 2021 and December 31, 2020, respectively.

Outbound Delivery Fees — Outbound delivery fees are included in customer billing and are recorded as revenue as control of the product is transferred to customers upon delivery. Delivery charges to customers were $341,589 and $995,608 for the three months ended September 30, 2021 and 2020, respectively, and $1,169,475 and $2,796,294 for the nine months ended September 30, 2021 and 2020, respectively. Outbound delivery fees are included in net revenue in the condensed consolidated statement of operations.
Marketing Fees — The Company provides a mix of marketing services to merchants. The Company provides merchants access to its e-commerce platform where merchants display and sell their products to users. The Company also provides advertising services to help merchants promote their products within the Company’s platform. The Company recognizes revenue when a user’s order is processed, and the related order information has been made available to the merchant. Revenue from marketing fees charged to vendors and partners were $365,741 and $364,071 for the three months ended September 30, 2021 and 2020, respectively, and $1,109,990 and $1,110,306 for the nine months ended September 30, 2021 and 2020, respectively. Marketing fees are included in net revenue in the condensed consolidated statement of operations.
Returns and Refunds — The Company’s contracts with customers are generally sold with a right of return. Historically the returns have been immaterial and recognized in the period which the products are returned.
Sales Tax Collected — In the ordinary course of business, the Company collects sales tax on items purchased by its customers that are taxable in the jurisdictions when the purchases take place. These taxes are then remitted to the appropriate taxing authority. The Company excludes these taxes collected from net revenue in its financial statements.
(b)
Software & Services Revenue — The Company’s Software & Services revenue is generated from its software licensing arrangements.

Software License Revenue — The Company generates revenue through software license agreements. These agreements allow the customers the Company engages with to take possession of the software for usage of the Company’s IP, and host that software in an on-premise, or cloud-based infrastructure environment, at the customer’s election. A software license contract with multiple performance obligations typically includes the following elements: implementation services, software license, training services, and maintenance and support services. The total transaction price of a software license contract includes a fixed fee and may include forms of variable consideration, such as platform usage fees. Revenue is recognized as the performance obligations are satisfied. Specifically, implementation revenue is recognized over time utilizing the input method, based on a cost-to-cost analysis; software license revenue is recognized at the point in time at the go-live date of the software and upon settlement of variable fees, accounted using the sales-based royalty exception; training revenue is recognized when the training is delivered to the customer without regard to a detailed evaluation of the point in time criteria due to the short-term nature of the training services (completed within the same quarterly reporting period); and maintenance and support revenue is recognized over time on a straight-line basis over the contract period. For contracts with multiple performance obligations, we allocate the contract price to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices using a cost plus a margin approach. The total transaction price for the Company’s current contract related to software license revenue includes fixed and variable consideration.
(c)
Contract Assets and Liabilities

The difference in the opening and closing balances of the Company’s contract assets (unbilled receivables) and contract liabilities (deferred revenue) results from the timing differences between the Company’s performance and the customer’s payments. The Company fulfills its obligations under contracts with customers by transferring goods and services in exchange for consideration from the customer. The Company recognizes a contract asset when it transfers products or services to a customer for which the billings will occur in a future period. As of September 30, 2021, the Company recognized unbilled receivables related to its software licensing agreement under its Software & Services segment. The Company recognizes a contract liability when consideration is received from customers in advance of revenue recognition as described within the revenue streams above.

The following table represents a roll-forward of unbilled receivables and deferred revenue:
	September 30, 2021	December 31, 2020
Contract assets (unbilled receivables)	$3,680,327	$—
Contract liabilities (deferred revenue)	$2,666,547	$2,435,909
The unbilled receivables and deferred revenue for the Company’s Software & Services segment are presented net at the contract level. The remaining deferred revenue that is presented separately on the Company’s condensed consolidated balance sheet as of September 30, 2021 is related to the Company’s Retail segment.
The increase in unbilled receivables as of September 30, 2021 is driven by the Company’s first software licensing agreement, signed in the first quarter of 2021. The unbilled receivables balance is attributable to the satisfaction of certain performance obligations for which billings were not yet invoiced as of September 30, 2021, partially offset by an increase in new billings for other certain performance obligations that were not yet satisfied.
(d)
Revenue Disaggregation

Revenue Disaggregation — The Company had total net revenues of $49,010,391 and $40,861,101 for the three months ended September 30, 2021 and 2020, respectively, and $132,218,141 and $143,926,813 for the nine months ended September 30, 2021 and 2020, respectively. The Company manages and reports its operating results through two reportable segments defined by its products and services: Retail and Software & Services. The Company’s Retail operations represent the majority of all its condensed consolidated total revenues.
The following table summarizes the Company’s net Retail revenue disaggregated by sales channel as well as its Software & Services revenue:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Direct Sales(1)	$33,616,439	$40,861,101	$103,709,366	$136,784,032
Channel Sales(2)	4,570,219	—	13,543,942	7,142,781
Software & Services(3)	10,823,733	—	14,964,833	—

(1)
Direct Sales includes retail direct to consumer sales on the Company’s e-commerce platform.

(2)
Channel Sales includes retail sales on other third-party platforms. For the three months ended September 30, 2020, Channel sales were temporarily suspended due to COVID-19 demand from direct sales.

(3)
Software & Services includes revenue generated from software licensing agreements (Note 1).

Other Income (Expense), Net — Other income (expense), net, consists primarily of gains (losses) resulting from fair value valuations and adjustments on the convertible notes and liability-classified warrants.
Customer Incentives — The Company offers its customers various sales incentives including sales discounts, loyalty rewards, and free items with purchases. The Company records a reduction of net revenue at the time the discount is taken and at the time loyalty rewards are earned. Historically loyalty rewards have been immaterial to the Company.
Vendor Rebates — The Company has agreements with its suppliers to receive funds for promotions, volume rebates, and marketing. Amounts earned and due from suppliers under these agreements are included in prepaid expenses and other current assets in the condensed consolidated balance sheet. Vendor rebates received by the Company reduce the carrying cost of inventory and are recognized in cost of sales in the condensed consolidated statements of operations when the related inventory is sold.

Cost of Sales — Cost of goods sold consists of the costs of merchandise, expenses for shipping to and from clients and inbound freight, inventory write-offs and changes in the Company’s inventory reserve, payment processing fees, and packaging materials costs, offset by vendor funded promotions and various vendor allowances.
Delivery Costs — Outbound shipping and handling costs incurred to deliver merchandise to customers amounted to $6,767,462 and $5,413,227 for the three months ended September 30, 2021 and 2020, respectively, and $20,063,356 and $19,287,399 for the nine months ended September 30, 2021 and 2020, respectively. The delivery costs are included in cost of sales in the condensed consolidated statements of operations.
Selling, General and Administrative Expense — Selling, general and administrative expense consists primarily of salaries and benefits for warehouse employees as well as all regional and home office employees, including buying personnel. Selling, general and administrative expenses also include substantially all building and equipment depreciation, research and development expense, bank service charges, utilities, as well as other operating costs incurred to support e-commerce website operations. In accordance with ASC 730-10-25, Research and Development, research and development costs are charged to expense as and when incurred in the development of software products to be sold, leased, or marketed to external parties. Research and development expense incurred was $547,100 and $661,434 for the three months ended September 30, 2021 and 2020, respectively, and $1,357,903 and $1,824,174 for the nine months ended September 30, 2021 and 2020, respectively.
Advertising Expense — The Company expenses advertising as incurred. Advertising expense was $5,173,248 and $1,377,010 for the three months ended September 30, 2021 and 2020, respectively, and $14,617,879 and $2,583,528 for the nine months ended September 30, 2021 and 2020, respectively. These costs are included in advertising expense in the condensed consolidated statements of operations. Included in prepaid expenses and other current assets in the condensed consolidated balance sheets as of September 30, 2021 and December 31, 2020 are prepayments for future advertising expenses of approximately $602,793 and $9,192, respectively.
Transaction Costs — The Company applies the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” The Company incurred $929,152 and $3,840,227 for the three and nine months ended September 30, 2021, respectively, in advisory, legal, accounting and management fees in conjunction with the pending Business Combination detailed above, which are included in selling, general and administrative expenses on the condensed consolidated statement of operations. Direct and specific incremental transaction costs related to the pending Business Combination that would not otherwise have been incurred will be treated as a reduction of the cash proceeds and deducted from the Company’s additional paid-in capital upon consummation of the Business Combination. Accordingly, $2,842,998 was deferred related to equity issuance costs as of September 30, 2021.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements — The accounting pronouncements the Company adopted are set forth in its audited financial statements for fiscal year 2020. There have been no material changes to these accounting pronouncements.
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06 — Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) — Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The Company early adopted this standard in the first quarter of 2021, effective as of January 1, 2021, on a modified retrospective basis. The effect of this standard was not material to the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for stock-based payments granted to nonemployees for goods and services. This guidance will better align the treatment of stock-based payments to nonemployees with the requirements for such stock-based payments granted to employees. The new standard is effective for fiscal years beginning after December 15, 2019 for private companies, including interim periods within such fiscal year. The company has adopted this standard effective January 1, 2020 in the preparation of its condensed consolidated financials statements. The impact of adopting this pronouncement did not have a material impact on the Company’s condensed consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the existing disclosure requirements for fair value measurements in Topic 820. The new disclosure requirements include disclosure related to changes in unrealized gains or losses included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of each reporting period and the explicit requirement to disclose the range and weighted-average of significant unobservable inputs used for Level 3 fair value measurements. The other provisions of ASU 2018-13 include eliminated and modified disclosure requirements. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU 2018-13 and delay adoption of the additional disclosures until their effective date. For all entities, this guidance is required to be adopted for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The guidance was adopted effective January 1, 2020 and did not have a material impact on the Company’s condensed consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This new guidance will change how entities account for credit impairment for trade and other receivables, as well as for certain financial assets and other instruments. ASU 2016-13 will replace the current “incurred loss” model with an “expected loss” model. Under the “incurred loss” model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (i.e., that it has been “incurred”). Under the “expected loss” model, an entity will recognize a loss (or allowance) upon initial recognition of the asset that reflects all future events that will lead to a loss being realized, regardless of whether it is probable that the future event will occur. The “incurred loss” model considers past events and current conditions, while the “expected loss” model includes expectations for the future which have yet to occur. ASU 2016-13 is effective for private companies beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of the new standard on the condensed consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 35-40) Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which aligns the accounting for implementation costs incurred in a hosting arrangement that does not include a license to internal-use software (a cloud computing arrangement) with one that does. The new standard is effective for fiscal years beginning after December 15, 2020 for private companies, and interim periods within fiscal years beginning after December 15, 2021. The Company does not believe the adoption of this ASU will have a material impact on its condensed consolidated financial statements and disclosures.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s condensed consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires a lessee to recognize in its balance sheet an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee’s right to use the underlying asset for the lease term. On June 3, 2020, the FASB deferred the effective date of ASC 842 for private companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this standard will have on its financial statements but believes that there will be right of use assets and lease liabilities recognized on the Company’s condensed consolidated balance sheet and an immaterial impact on the Company’s condensed consolidated statement of operations.
2.
PROPERTY AND EQUIPMENT —

Property and equipment — net consist of the following at September 30, 2021 and December 31, 2020:
	September 30, 2021	December 31, 2020
Leasehold improvements	$8,169,715	$8,147,638
Warehouse equipment	2,316,665	2,192,471
Computers and small tools	1,262,399	1,061,177
Furniture and fixtures	85,480	95,064
Software development	13,938,207	13,608,520
Work in progress	188,221	359,992
	25,960,687	25,464,862
Less: Accumulated depreciation and amortization	(18,611,926)	(15,053,466)
Property and equipment, net	$7,348,761	$10,411,396
The Company recorded depreciation and amortization expense of $1,102,187 and $1,247,105 for the three months ended September 30, 2021 and 2020, respectively, of which $376,212 and $519,339 related to software development costs, respectively. The Company recorded depreciation and amortization expense of $3,566,344 and $3,538,866 for the nine months ended September 30, 2021 and 2020, respectively, of which $1,369,478 and $1,570,456, related to software development costs, respectively.
3.
PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of September 30, 2021 and December 31, 2020, the major components of prepaid expenses and other current assets consisted of the following:
	September 30, 2021	December 31, 2020
Deferred transaction costs	$2,842,998	$—
Vendor funds receivable	1,028,253	866,276
Other prepaid expenses	1,949,091	765,677
Other receivables	569,177	499,942
Total	$6,389,519	$2,131,895

4.
OTHER CURRENT LIABILITIES

As of September 30, 2021 and December 31, 2020, the major components of other current liabilities consisted of the following:
	September 30, 2021	December 31, 2020
Credit card payable	$10,820,375	$10,473,079
Accrued sales tax payable	1,881,232	1,845,831
Deferred rent – short term	494,121	622,940
Credits liability	632,625	633,287
Other accrued liabilities	2,039,540	1,382,927
Total	$15,867,893	$14,958,064

5.
DEBT

As of September 30, 2021 and December 31, 2020, there was $43,190,312 and $7,500,000 outstanding on term loans, respectively, of which $0 and $3,750,000 was classified as current, respectively. The estimated fair value of long-term term debt approximated its carrying value as of these reporting dates.
	September 30, 2021	December 31, 2020
Term Loan, matures August 2025	$43,190,312	$—
7th Amendment Term Loan, matures December 2022	—	7,500,000
Total Term Debt	43,190,312	7,500,000
Less: Current Portion	—	(3,750,000)
Long-term term Loan	$43,190,312	$3,750,000
Aggregate principal maturities of debt as of September 30, 2021 are as follows:
September 30, 2021
2021	$—
2022	—
2023	—
2024	—
2025	43,190,312
Total	$43,190,312
On August 4, 2021, the Company entered into a new term loan agreement (“the New Term Loan”). The New Term Loan will provide the Company with $45,000,000 at a floating per annum rate of LIBOR plus 8.5%, with a maturity date of August 4, 2025. Should LIBOR no longer be published, the agreement provides for an alternative rate of interest based on the per annum rate equal to the greatest of the Prime Rate or the Federal Funds Effective Rate plus 1/2 of 1% in effect on such day. The agreement provides the lender with a first priority security interest in all of the Company’s assets and contains a certain number of financial covenants, which requires us to (i) maintain minimum unrestricted cash balance of $15,000,000, (ii) maintain minimum net Retail revenue based upon agreed upon quarterly targets, and (iii) maintain a Retail gross margin percentage of at least 8%. These net Retail revenue and Retail gross margin targets are tested quarterly on a trailing twelve-month basis. The agreement also includes other affirmative and negative covenants, which, among other things, restricts the Company’s ability to pay dividends or make any distributions, incur indebtedness, incur liens, and sell substantially all of its assets. The agreement also subjects the Company to certain reporting covenants. The Company is required to provide monthly, quarterly and annual financial statements, operating budget and metrics, and other financial information as requested. Also in connection with the New Term Loan, the Company issued 126,993 warrants to purchase price stock at an exercise price of $7.0871, which expire on April 4, 2031. A portion of the proceeds from the New Term Loan was first allocated to the warrants in an amount equal to the fair value of the warrants on the date of issuance and the remainder of the proceeds were allocated to debt. These warrants were recorded as a liability and will automatically be deemed to be cashless exercised immediately prior to and contingent upon the consummation of the Business Combination. Refer to Note 9 for further details regarding the Company’s warrants.
Further, on August 4, 2021, the Company repaid the outstanding principal balance of the Seventh Amendment of its existing term loan and security agreement (the “Credit Agreement”) of $5,000,000 and recognized a loss on extinguishment of debt in the amount of $202,723. In connection with the loan repayment, the Company’s letter of credit was modified and the Company is now required to maintain cash collateral for the outstanding letters of credit. As a result, the cash collateral related to the outstanding letters of credit are segregated in restricted cash accounts as of September 30, 2021. Refer to the Notes to the Annual Report for further detail on the Seventh Amendment and corresponding Credit Agreement.
As of both September 30, 2021 and December 31, 2020, the Company had approximately $2,571,667 of letters of credit issued, of which none were drawn.

6.
NOTES PAYABLE

On May 15, 2020, May 26, 2020 and May 29, 2020, the Company issued Subordinated Convertible Promissory Notes (each, a “Note”) in an aggregate principal amount of $8,215,000 pursuant to the Note Purchase Agreement, dated May 15 2020, by and among the Company and the noteholders. The maturity date of the Notes is the earlier of (a) two years from the Note issuance; (b) upon acceleration due to an Event of Default; and (c) upon conversion of the Notes in connection with the Company raising equity proceeds of $25,000,000 or more inclusive of the principal amount of the Notes. The Notes accrue .25% simple interest per annum (the short-term AFR fixed on the respective Note issuance date). The Notes converted into Series E-2 preferred stock as a result of the Series E raise in June 2020.
In accordance with ASC 815-15-25 the conversion feature of the Promissory Note was considered an embedded derivative instrument that required bifurcation and separate accounting. The feature was recorded at its fair value at issuance date and separated from the underlying note value. The Promissory Note was converted in the same quarter as issuance. Upon conversion, the Company performed a final valuation of the embedded derivative’s fair value which resulted in a loss of $4,323,770 which was recorded in other income (expense), net. The fair market value of the derivative was calculated using a discounted cash flow model, which utilized the original implied discount rate and an adjustment for a change in the market spread. Additionally, the Promissory Note and bifurcated derivative were removed at the carrying amounts, with the difference in the then-current fair value of the shares issued of $102,972 being recorded as a loss on extinguishment within other income (expense), net. There was no impact on the condensed consolidated balance sheet as the issuance and conversion of the note occurred within the same quarter of 2020.
7.
INCOME TAXES

The Company has an effective tax rate of 0.00% and 0.00% for the three and nine months ended September 30, 2021 and 2020, respectively.
The Company has evaluated the available evidence supporting the realization of its deferred tax assets, including the amount and timing of future taxable income, and has determined that it is more likely than not that its net deferred tax assets will not be realized. Due to uncertainties surrounding the realization of the deferred tax assets, the Company maintains a full valuation allowance against substantially all of its net deferred tax assets. When the Company determines that it will be able to realize some portion or all of its deferred tax assets, an adjustment to its valuation allowance on its deferred tax assets would have the effect of increasing net income in the period such determination is made.
The Company has applied ASC 740, Income Taxes, and has determined that it has an uncertain position that resulted in a tax reserve of $1,348,904 for each of the three and nine months ended September 30, 2021 and 2020. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. The Company is subject to U.S. federal and state authority examinations.
8.
COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company maintains its principal offices in New York City, New York and maintains fulfillment centers and office space in various locations throughout the United States.
The Company expensed $824,300 and $800,577 in rent related to leases for the three months ended September 30, 2021 and 2020, respectively, and $2,425,454 and $2,401,732 for the nine months ended September 30, 2021 and 2020, respectively, which is included in Selling, General, and Administrative Expenses in the accompanying condensed consolidated statements of operations.
Sales or Other Similar Taxes — Based on the location of the Company’s current operations, sales tax is collected and remitted. To date, the Company has had no actual or threatened sales and use tax claims from any state where it does not already claim nexus or any state where it sold products prior to claiming nexus. However, the Company believes that the likelihood of incurring a liability as a result of sales tax nexus being asserted by certain states where it sold products prior to claiming nexus is reasonably possible. As of September 30, 2021 and December 31, 2020, the Company estimates that the potential liability is approximately $1,348,904. All periods have been recorded as an accrued liability. Although it is reasonably possible that a change in this estimate will occur in the near term, the Company believes this is the best estimate of an amount due to taxing agencies, given that such a potential loss is an unasserted liability that would be contested and subject to negotiation between the Company and the respective state, or decided by a court.
Legal Proceedings — The Company is not currently subject to any legal proceedings or currently aware of any claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company’s financial position as of September 30, 2021 and December 31, 2020.
Service Agreements — On June 13, 2021, the Company executed a Master Subscription Agreement with Palantir Technologies Inc. (“Palantir”) under which it will pay $20,000,000 over five years for access to Palantir’s Foundry software platform and related services for advanced data management and analytics to be used for the Company’s strategic initiatives. In exchange for this agreement, Palantir agreed to purchase, and the Company agreed to sell to Palantir, an aggregate of 2,000,000 shares of Seven Oaks Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $20,000,000, in connection with the PIPE Investment. On December 8, 2021, upon the Closing (as discussed in Note 1), $15,000,000 of the $20,000,000 will be paid to Palantir under the Master Subscription Agreement thirty days after Closing.
The Company received access to Palantir’s Foundry software platform on June 25, 2021, however, payment on the agreement is not due until thirty days following the consummation of the Business Combination and the Company can cancel the agreement without making any payments if the Business Combination is not consummated.
9.
WARRANTS

Common Stock Warrants — In connection with the Credit Agreement and subsequent amendments (as discussed in Note 5), the Company issued 37,607 warrants to purchase common stock. As of September 30, 2021 and December 31, 2020, there were 37,607 warrants to purchase common stock outstanding, respectively, with accrued values of $148,129 and $49,863, respectively. These warrants are exercisable at any time at the option of the holder until the ten year anniversary of the dates of issuance. These warrants are classified as liabilities and changes to the fair value of the warrants are recognized in earnings on the Company’s condensed consolidated statements of operations in each relevant period. As a result of the change in fair value of these warrants, as of the three months ended September 30, 2021 and 2020, $1,764 and $3,137 were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations. As a result of the change in fair value of these warrants, as of the nine months ended September 30, 2021 and 2020, ($98,266) and $3,137 were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations.
The estimated fair value of these common stock warrants as of September 30, 2021 and December 31, 2020 is determined using Level 3 inputs and assumptions within the Black-Scholes pricing model. The key assumptions used in the Black-Scholes model were as follows:
	September 30, 2021	December 31, 2020
Expected volatility	20.5%	57.0%
Expected term (in years)	0.25	1.0
Risk free interest rate	0.1%	1.7%
Expected dividend yield	0.0%	0.0%
Series E-1 Preferred Warrants — In connection with the Company’s term loan agreement, signed on August 4, 2021 (as discussed in Note 5), the Company issued warrants to purchase 126,993 shares of Series E-1 preferred stock at a price of $7.0871 per share. These warrants are exercisable at any time at the option of the holder. In accordance with FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), the fair value of these warrants is classified as a liability on the Company’s condensed consolidated balance sheet as the warrant terms include a conditional redemption feature through which the holders may participate in a deemed liquidation event when holders of common stock may not. The fair value of the Series E-1 Preferred Warrants as of the grant date was recorded as a discount to the August 4, 2021 term loan debt. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s condensed consolidated statements of operations in each subsequent period. These warrants expire ten years after the issuance date. These warrants will automatically be deemed to be cashless exercised immediately prior to and contingent upon the consummation of the Business Combination.
At the end of each reporting period, until expiry, the Company uses an option pricing model to estimate and report the fair value of the Series E-1 Preferred Warrants. As of September 30, 2021, and in conjunction with the pending Business Combination (See Note 1), the model was used to determine the fair value of the Series E-1 Preferred Warrants under both a “business combination” and “stay private” scenario. While the most significant factor utilized to determine the fair value under both scenarios is the volatility, each scenario has different volatility drivers, which are captured with different market data. With respect to the “business combination” scenario, the primary driver for change in fair value are the changes in the acquiring SPAC share price. Therefore, the key factor used in determining fair value is the volatility of the SPAC, which can be implied from the SPAC’s traded warrants. For the “stay private” scenario, changes in fair value are primarily driven by changes in the overall business value, which is steered by the Company’s overall business risk. The key factor for the “stay private” scenario is therefore the volatility of publicly traded peer companies.
There were 126,993 warrants to purchase Series E-1 preferred stock outstanding as of September 30, 2021. The accrued value of these warrants as of September 30, 2021 was $253,985. As a result of the change in fair value of these warrants as of the three and nine months ended September 30, 2021, ($1,270) was recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations and ($252,715) was recorded on the balance sheet as a discount to the term loan debt discussed above.
	Scenarios as of September 30, 2021		December 31, 2020
	Stay Private	Business Combination
Expected Volatility	60.0%	20.5%	0.0%
Expected term (in years)	1.25	0.25	—
Risk free interest rate	0.1%	0.1%	0.0%
Series C-1 Preferred Warrants — In connection with a sale leaseback agreement the Company entered into in December 2016, the Company issued warrants to purchase 88,361 shares of series C-1 preferred stock at a price of $10.88 per share. These warrants are exercisable at any time at the option of the holder until the earlier of six years after the termination of the lease or the ten year anniversary of the date of issuance. In accordance with ASC 480, the fair value of these warrants is classified as a liability on the Company’s condensed consolidated balance sheet as the warrant terms include a conditional redemption feature through which the holders may participate in a deemed liquidation event when holders of common stock may not. The fair value as of the grant date was recorded as a discount to the capital lease principle. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s condensed consolidated statements of operations in each subsequent period. These warrants expire six years after the expiration or termination of the lease in accordance with its terms or any renewal thereof, but no later than ten years after the issuance date.
At the end of each reporting period, until expiry, the Company uses an option pricing model to estimate and report the fair value of the Series C-1 Preferred Warrants. As of September 30, 2021, and in conjunction with the pending Business Combination (See Note 1), the model was used to determine the fair value of the Series C-1 Preferred Warrants under both a “business combination” and “stay private” scenario. While the most significant factor utilized to determine the fair value under both scenarios is the volatility, each scenario has different volatility drivers, which are captured with different market data. With respect to the “business combination” scenario, the primary driver for change in fair value are the changes in the acquiring SPAC share price. Therefore, the key factor used in determining fair value is the volatility of the SPAC, which can be implied from the SPAC’s traded warrants. For the “stay private” scenario, changes in fair value are primarily driven by changes in the overall business value, which is steered by the Company’s overall business risk. The key factor for the “stay private” scenario is therefore the volatility of publicly traded peer companies.

For periods prior to the Business Combination announcement, there was no change in the method of calculation or calculation scenarios. The following table presents the quantitative inputs, which are classified in Level 3 of the fair value hierarchy, used in estimating the fair value of the warrants under all scenarios:
	Scenarios as of September 30, 2021		December 31, 2020
	Stay Private	Business Combination
Expected Volatility	60.0%	20.5%	60.0%
Expected term (in years)	1.25	0.25	1.0
Risk free interest rate	0.1%	0.1%	0.1%
There were 88,361 warrants to purchase Series C-1 preferred stock outstanding as of both September 30, 2021 and Decembers 31, 2020, respectively. The accrued value of these warrants as of September 30, 2021 and December 31, 2020 was $18,556 and $153,748, respectively. As a result of the change in fair value of these warrants, as of the three months ended September 30, 2021 and 2020, $31,368 and ($101,615) were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations. As of the result of the change in fair value of these warrants, as of the nine months ended September 30, 2021 and 2020, $135,192 and ($118,404) were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations.
Series C-3 Preferred Warrants — In April 2016, in conjunction with a general marketing agreement, the Company issued a warrant to purchase shares up to 1,102,752 shares of series C-3 preferred stock to a strategic partner at a price of $10.88 per share. The number of exercisable shares is dependent upon performance conditions. The warrant is exercisable upon vesting through completion of marketing milestones. In accordance with ASC 480, the fair value of these warrants are classified as a liability on the Company’s condensed consolidated balance sheet as the warrant terms include a conditional redemption feature through which the holders may participate in a deemed liquidation event when holders of common stock may not. Therefore, as the performance conditions are met, the warrants will be recorded as a liability in the condensed consolidated balance sheets and as marketing expense in the condensed consolidated statements of operations. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s condensed consolidated statements of operations in each subsequent period. As of September 30, 2021, all warrants to purchase 1,102,752 shares have vested, resulting in marketing expenses recorded in prior years. These warrants expire on the later of the date that is (i) the five-year anniversary of the date on which the last milestones have been satisfied and (ii) seven years after the issuance date.
At the end of each reporting period, until expiry, the Company uses an option pricing model to estimate and report the fair value of the Series C-3 Preferred Warrants. As of September 30, 2021, and in conjunction with the pending Business Combination (See Note 1), the model was used to determine the fair value of the Series C-3 Preferred Warrants under both a “business combination” and “stay private” scenario. While the most significant factor utilized to determine the fair value under both scenarios is the volatility, each scenario has different volatility drivers, which are captured with different market data. With respect to the “business combination” scenario, the primary driver for change in fair value are the changes in the acquiring SPAC share price. Therefore, the key factor used in determining fair value is the volatility of the SPAC, which can be implied from the SPAC’s traded warrants. For the “stay private” scenario, changes in fair value are primarily driven by changes in the overall business value, which is steered by the Company’s overall business risk. The key factor for the “stay private” scenario is therefore the volatility of publicly traded peer companies. For periods prior to the Business Combination announcement, there was no change in the method of calculation or calculation scenarios. The following table presents the quantitative inputs, which are classified in Level 3 of the fair value hierarchy, used in estimating the fair value of the warrants under all scenarios:
	Scenarios as of September 30, 2021		December 31, 2020
	Stay Private	Business Combination
Expected Volatility	60.0%	20.5%	60.0%
Expected term (in years)	1.25	0.25	1.0
Risk free interest rate	0.1%	0.1%	0.1%

The 1,102,752 warrants outstanding as of both September 30, 2021 and December 31, 2020 to purchase Series C-3 preferred shares had accrued values of $231,578 and $1,918,788, respectively. As a result of the change in fair value of these warrants, as of the three months ended September 30, 2021 and 2020, $391,477 and ($1,268,165) were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations. As a result of the change in fair value of these warrants, as of the nine months ended September 30, 2021 and 2020, $1,687,211 and ($1,477,688) were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations.
10.
STOCKHOLDERS’ DEFICIT AND MEZZANINE EQUITY

As of September 30, 2021, the Company was authorized to issue (i) 70,000,000 shares of common stock at $0.00001 par value per share and (ii) 43,701,622 shares of Preferred Stock at $0.00001 par value per share. As of December 31, 2020, the Company was authorized to issue (i) 70,000,000 shares of its Common Stock at $0.00001 par value per share and (ii) 43,574,629 shares of preferred stock at $0.00001 par value per share.
Common Stock — As of September 30, 2021 and December 31, 2020, there was 10,059,361 and 9,888,776 common shares outstanding, respectively. Each share of common stock has the right to one vote per share.
At September 30, 2021, preferred stock consisted of the following:
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A-1	4,388,978	4,388,978	$1.48	$6,490,026	$6,489,982
Series A-2	1,993,093	1,993,093	0.55	1,090,840	1,090,820
Series A-3	570,502	570,502	0.78	442,374	442,367
Series B-1	5,128,198	5,128,198	4.48	22,984,122	22,984,071
Series B-2	562,149	562,149	3.59	2,015,647	2,015,641
Series C-1	10,618,436	10,530,075	10.88	114,562,977	114,587,113
Series C-2	1,034,188	1,034,188	8.71	9,003,134	9,003,124
Series C-3	1,692,100	589,348	10.88	5,027,138	6,412,106
Series D-1	9,364,524	9,364,524	10.93	97,926,083	102,340,201
Series D-2	2,205,650	2,205,650	9.84	21,694,134	21,694,112
Series E-1	4,360,036	4,233,043	7.09	33,707,750	30,000,000
Series E-2	1,783,768	1,783,768	4.61	8,217,388	8,217,284
	43,701,622	42,383,516		$323,161,613

(1)
Amounts are net of issuance costs and changes in the redemption value of the Series C-3 Preferred Shares.

At December 31, 2020, preferred stock consisted of the following:
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A-1	4,388,978	4,388,978	$1.48	$6,490,026	$6,489,982
Series A-2	1,993,093	1,993,093	0.55	1,090,840	1,090,820
Series A-3	570,502	570,502	0.78	442,374	442,367
Series B-1	5,128,198	5,128,198	4.48	22,984,122	22,984,071
Series B-2	562,149	562,149	3.59	2,015,647	2,015,641
Series C-1	10,618,436	10,530,075	10.88	114,562,977	114,587,113
Series C-2	1,034,188	1,034,188	8.71	9,003,134	9,003,124
Series C-3	1,692,100	589,348	10.88	7,066,283	6,412,106
Series D-1	9,364,524	9,364,524	10.93	97,926,084	102,340,201
Series D-2	2,205,650	2,205,650	9.84	21,694,134	21,694,112
Series E-1	4,233,043	4,233,043	7.09	33,707,750	30,000,000
Series E-2	1,783,768	1,783,768	4.61	8,217,388	8,217,284
	43,574,629	42,383,516		$325,200,758

(1)
Amounts are net of issuance costs and changes in the redemption value of the Series C-3 Preferred Shares.

Series C-3 Preferred Stock — The Company records all shares of preferred stock at their respective fair values less issuance costs on the dates of issuance. The preferred stock is recorded outside of stockholders’ equity (deficit) because, in the event of certain deemed liquidation events, which are events that are not considered solely within the Company’s control, such as a merger, acquisition or sale of all or substantially all of the Company’s assets, the preferred stock will become redeemable. Further, in the case of the C-3 preferred stock exclusively, in the event that all holders of other preferred stock convert into common stock, the holders of the C-3 preferred stock will either be convertible into common stock or cash at the holder’s election, which unlike all other classes of preferred stock, would be deemed probable of becoming redeemable. The redemption value of the C-3 preferred stock is equal to the fair value of the common stock, which the C-3 preferred stock would convert into on the date of redemption.
When the preferred stock is considered either currently redeemable or probable of becoming redeemable, the Company has selected a policy of making the determination that the redemption value is equal to the fair value of the preferred stock. As the Series C-3 Preferred Stock was considered probable of becoming redeemable, the Company has remeasured the value of these shares as of each reporting period date. When preferred stock is not considered either currently redeemable or probable of becoming redeemable, the Company does not remeasure these shares until which point the contingency is probable of occurring.
11.
STOCK-BASED COMPENSATION

Equity Incentive Plan — The Company has one Equity Incentive Plan, the 2013 Equity Incentive Plan (the “Stock Plan”). Under the Stock Plan, the Company has the ability to issue incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, and restricted stock units to selected employees, officers, directors and consultants of the Company as an incentive to such persons. The Company has reserved 10,636,317 shares of common stock for issuance to officers, directors, employees, and consultants of the Company pursuant to the Stock Plan. Of such reserved shares of common stock, as of both September 30, 2021, and December 31, 2020, 1,940,361 and 1,769,776 shares have been issued pursuant to option exercises and restricted stock purchase agreements respectively, 5,666,370 and 7,043,875 options to purchase shares have been granted and are currently outstanding, respectively, and 3,029,586 and 1,823,666 shares of common stock remain available for issuance pursuant to the Stock Plan, respectively.
Stock Options — Stock options granted under the Stock Plan are granted at a price per share not less than the fair value at the date of the grant. Options granted to date generally vest over a four-year period with 25% of the shares underlying the options vesting on the first anniversary of the vesting commencement date with the remaining 75% of the shares vesting on a pro-rata basis over the succeeding thirty-six months, subject to continued service with the Company through each vesting date. Options granted are generally exercisable for up to 10 years, also subject to continued service with the Company.
The following is a summary of stock options activity during the nine months ended September 30, 2021 and 2020:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding as of December 31, 2019	8,009,767	$2.80	8.17
Granted	1,185,250
Exercised	(16,601)	1.14
Forfeited	(2,124,428)
Outstanding as of September 30, 2020	7,053,988	$2.76	7.05
Outstanding as of December 31, 2020	6,535,542	$2.97	7.30
Granted	368,730
Exercised	(170,585)	1.85
Forfeited	(1,116,317)
Outstanding as of September 30, 2021	5,617,370	$2.90	6.26
Vested and expected to vest as of September 30, 2021	5,617,370	$2.90	6.26
Exercisable as of September 30, 2021	4,113,816	$2.57	5.33
Stock-based compensation expense related to stock options was $359,656 and $436,823 for the three months ended September 30, 2021 and 2020, respectively, and $1,214,140 and $1,535,662 for the nine months ended September 30, 2021 and 2020, respectively. All stock-based compensation expense is recorded within selling, general, and administrative expense in the condensed consolidated Statements of Operations.
Incremental expense associated with the modification of stock options for an officer who left the Company during the nine months ended September 30, 2021 was $251,866. There were no modifications for the three months ended September 30, 2021.
As of September 30, 2021 and 2020, total unrecognized compensation costs related to unvested stock options was approximately $2,579,505 and $3,897,285, respectively. These costs are expected to be recognized over a weighted-average period of 1.23 years and 1.39 years, respectively. The aggregate intrinsic value of options exercised during the nine months ended September 30, 2021 and 2020 was $699,281 and $30,955, respectively. The total fair value of shares vested during the nine months ended September 30, 2021 and 2020 was $1,865,970 and $2,153,976, respectively.
RESTRICTED STOCK AWARDS — The company did not grant any restricted stock awards during the periods ended September 30, 2021 and December 31, 2020. As of September 30, 2021 and December 31, 2020, 1,540,000 shares of restricted stock have been granted to employees, with 1,540,000 shares vested and exercisable and no shares unvested. Restricted stock issued to employees generally vests over a four-year period and is contingent upon continued employment. Restricted stock is amortized to expense over the service period. There were no stock-based compensation costs related to restricted stock during the three and nine months ended September 30, 2021 and 2020. Restricted stock issued to advisors was expensed as of the grant date as the grants were issued after the performance of services by the advisors.

12.
FAIR VALUE MEASUREMENTS

The table below presents information regarding financial assets and liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy reflecting the valuation techniques utilized to determine fair value.
	Fair Value Hierarchy
September 30, 2021	Level 1	Level 2	Level 3
Assets – cash & cash equivalents	$35,409,156	$—	$—
Assets – restricted cash	2,571,667	—	—
Total Assets	$37,980,823	$—	$—
Liabilities:
Common stock warrants	$—	$—	$148,129
Preferred stock warrants	—	—	504,117
Total Liabilities	$—	$—	$652,246
December 31, 2020	Level 1	Level 2	Level 3
Assets – cash & cash equivalents	$30,043,046	$—	$—
Total Assets	$30,043,046	$—	$—
Liabilities:
Common stock warrants	$—	$—	$49,863
Preferred stock warrants	—	—	2,072,536
Total Liabilities	$—	$—	$2,122,399
As of September 30, 2021 and December 31, 2020, the Company did not hold any Level 2 financial assets or liabilities that were measured at fair value on a recurring basis. There were no transfers between levels during the reporting periods. All significant Level 3 fair value hierarchy were recorded during the periods ended September 30, 2021 and December 31, 2020.
13.
NET LOSS PER SHARE

The Company uses the two-class method to compute basic and diluted earnings per common share. In periods of net loss, no effect is given to the Company’s participating securities as they do not contractually participate in the losses of the Company. The following table sets forth the computation of basic and diluted net income (loss) per share:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator
Net loss	$(5,929,183)	$(7,624,256)	$(30,300,971)	$(27,090,243)
Less: accretion adjustment	(707,219)	1,255,312	(2,039,145)	736,685
Less: earnings allocated to particpating securites	—	—	—	—
Net loss attributable to common shareholders	$(5,221,964)	$(8,879,568)	$(28,261,826)	$(27,826,928)
Less: undistributed earnings allocated to participating securities	—	—	—	—
Denominator
Weighted-average shares – basic and diluted	10,011,105	9,842,537	9,953,951	9,836,826
Net loss per common share – basic and diluted	$(0.52)	$(0.90)	$(2.84)	$(2.83)

The following securities on an if-converted basis, were excluded from the computation of diluted loss per share in the periods presented, as their effect would be anti-dilutive:
	For the Nine Months Ended September 30,
	2021	2020
Series preferred stock, outstanding	43,472,083	43,568,655
Common stock warrants, outstanding	37,607	37,607
Preferred stock warrants, outstanding	1,378,672	1,251,679
Common stock options, outstanding	5,667,370	7,103,988

14.
RELATED PARTY TRANSACTIONS

The majority holder of the Series C-1 class of preferred stock is a vendor from whom the Company purchases inventory. The collective shareholders of the Series C-1 class of preferred stock have the right to elect one Director to the Board of Directors and the current elected Director is an employee of this vendor. In connection with the inventory purchases, the Company receives various volume rebates and incentives to continue doing business. Total inventory purchases for the three months ended September 30, 2021 and 2020 were approximately $2,994,470 and $3,073,875, respectively, and approximately $9,591,187 and $10,201,409 for the nine months ended September 30, 2021 and 2020, respectively. Volume rebates and incentives received for the three months ended September 30, 2021 and 2020 were approximately $10,513 and $68,437, respectively, and $214,258 and $727,087, for the nine months ended September 30, 2021 and 2020, respectively.
A holder of the Series D-1 class of preferred stock is a vendor from whom the Company purchases inventory. The collective shareholders of the Series D-1 class of preferred stock have the right to elect two Directors to the Board of Directors. The current Directors elected by the collective Series D-1 shareholders are not employees of this vendor.
In connection with the inventory purchases, the Company receives various volume rebates and incentives to continue doing business. Total inventory purchases for the three months ended September 30, 2021 and 2020 were approximately $440,068 and $991,990, respectively. Total inventory purchases for the nine months ended September 30, 2021 and 2020 were approximately $1,377,125 and $3,070,601, respectively. Total dunnage purchases for the three months ended September 30, 2021 and 2020 were approximately $658,312 and $607,474, respectively, and total dunnage purchases for the nine months ended September 30, 2021 and 2020 were approximately $1,819,864 and $2,072,945, respectively. Volume rebates and incentives received for the three months ended September 30, 2021 and 2020 were approximately $719 and $0, respectively, and $5,719 and $25,937 for the nine months ended September 30, 2021 and 2020, respectively.
On February 12, 2021, the Company entered into an agreement with AEON Integrated Business Services Co., Ltd., a wholly-owned subsidiary of AEON Co., Ltd. (“AEON”), a Series D-1 shareholder, to license its e-commerce platform through a software licensing arrangement. The objective of the agreement is for the Company to design, develop and support the e-commerce platform customized for the digital marketplace operations of AEON and AEON affiliates. The services provided include implementation services, license of the e-commerce software platform, training, and maintenance and support. The Company has been engaged to provide services to AEON and AEON Malaysia. The total transaction price for the contract includes fixed and variable consideration. Based on the Company’s estimates of the standalone selling prices of the performance obligations identified in the contract, the Company has allocated $7,300,000 to implementation services specific to AEON, $4,500,000 to the implementation services specific to AEON Malaysia, and $20,000 per month to software maintenance services with respect to the licensed software for AEON Malaysia. The transaction price attributable to the software license to AEON Malaysia is variable and consists of sales and usage-based royalties. Yuki Habu, who is a director of Boxed and is expected to be a director of the combined company following the consummation of the Business Combination, is affiliated with AEON. Refer to Note 1 Summary of Significant Accounting Policies for more details.

15.
SEGMENT REPORTING

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The profitability measure employed by the Company’s CODM for allocating resources to operating segments and assessing operating segment performance is operating loss. The CODM does not receive or regularly review asset information when allocating resources and assessing segment performance. Therefore, asset information by segment has not been disclosed. Substantially all of the Company’s identifiable assets are located in the United States. The Company currently does not have substantial sales outside the United States, nor does any customer represent more than 10 percent of total revenues for any period presented.
There were no inter-segment net sales and expenses to be eliminated in computing total revenue and operating income. In addition, the Company allocates its Selling, General and Administrative Expenses to its segment results based on usage, which is generally reflected in the segment in which the costs are incurred. Prior to fiscal year 2021, the Company did not accumulate net revenue information by products or groups of products, and therefore did not disclose net revenue by product because to do so would be impracticable. The following table provides information for the Company’s reportable segments, including product category disaggregation for its Retail segment beginning in fiscal year 2021:
Information about Reported Segment Profit or Loss
	Retail	Software & Services	Total
For the Three Months Ended September 30, 2021
Grocery net revenue	$24,495,529	$—	$24,495,529
Home & Household net revenue	12,628,647	—	12,628,647
Other net revenue(1)	1,062,482	—	1,062,482
Software & Services net revenue	—	10,823,733	10,823,733
Total net revenue	$38,186,658	$10,823,733	$49,010,391
Operating income (loss)	$(15,644,223)	$10,276,633	$(5,367,590)
For the Three Months Ended September 30, 2020
Total net revenue	$40,861,101	$—	$40,861,101
Operating income (loss)	(5,435,916)	(661,434)	(6,097,350)

(1)
Includes revenues related to our subscription services program, advertising and marketing fees, and third-party marketplace service fees.

	Retail	Software & Services	Total
For the Nine Months Ended September 30, 2021
Grocery net revenue	$72,907,539	$—	$72,907,539
Home & Household net revenue	40,874,517	—	40,874,517
Other net revenue(1)	3,471,252	—	3,471,252
Software & Services net revenue	—	14,964,833	14,964,833
Total net revenue	$117,253,308	$14,964,833	$132,218,141
Operating income (Loss)	$(44,416,754)	$13,606,929	$(30,809,825)
For the Nine Months Ended September 30, 2020
Total net revenue	$143,926,813	$—	$143,926,813
Operating income (loss)	$(18,944,236)	$(1,824,174)	$(20,768,410)

(1)
Includes revenues related to our subscription services program, advertising and marketing fees, and third-party marketplace service fees.

16.
SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through December 14, 2021, which is the date the condensed consolidated financial statements were available to be issued, and has determined that subsequent events requiring additional disclosure in the condensed consolidated financial statements are disclosed below and throughout the Notes to the condensed consolidated financial statements.
1.
On November 28, 2021, Seven Oaks entered into an agreement (the “Forward Purchase Agreement”) with ACM ARRT VII D LLC (“ACM”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, ACM purchased approximately 6.5 million shares of Seven Oaks’ Class A common stock and, one business day following the Closing, Seven Oaks paid out to ACM an amount (the “Prepayment Amount”) equal to the redemption price per share multiplied by the number of subject shares on the date of prepayment. The Prepayment Amount of $65,062,414 was paid out of the funds held in Seven Oaks’ trust account and will be held in a trust account for the benefit of ACM until the Forward Purchase Agreement has matured after 24 months. At any time, and from time to time, after the Closing, ACM may sell its shares at its sole discretion in one or more transactions, publicly or privately, and, in connection with such sales, terminate the Forward Purchase Transaction in whole or in part in an amount corresponding to the number of shares sold (the “Terminated Shares”). On the settlement date of any such early termination, ACM will pay to the Company a pro rata portion of the Prepayment Amount. The Company will not have access to the Prepayment Amount immediately following the Closing and, depending on the manner in which the Forward Purchase Transaction is settled, may never have access to the Prepayment Amount.

2.
On December 9, 2021, the Company acquired substantially all of the assets and operations of MaxDelivery, one of New York City’s first on-demand grocery delivery businesses. The acquisition is expected to broaden the Company’s capabilities in micro dark-store fulfillment and rapid on-demand grocery delivery. At the time of the acquisition, the Company paid $4,000,000 in cash consideration. In addition, $3,000,000 in equity consideration is due within 90 days of close, and the transaction terms also included future earnout potential. At the time of issuance of these consolidated financial statements, the Company was still determining the initial accounting treatment of this transaction.

3.
On December 8, 2021, the Company completed the Business Combination, was renamed “Boxed, Inc.” and is referred to herein as “New Boxed” following the Closing. In connection with the Closing, each share of Seven Oaks Class B common stock was converted into one share of Seven Oaks Class A common stock, and each share of Seven Oaks Class A common stock that was issued and outstanding as of immediately prior to the effective time of the first merger of the Business Combination (the “Effective Time”) was converted into one share of New Boxed common stock.

In connection with the Business Combination, at the Effective Time, (i) each share of Old Boxed Series A preferred stock, Old Boxed Series B preferred Stock, Old Boxed Series C preferred Stock, Old Boxed Series D preferred stock, and Old Boxed Series E preferred stock (collectively, the “Old Boxed Preferred Stock”) and Old Boxed common stock that was issued and outstanding immediately prior to the Effective time became the right to receive the number of shares of New Boxed common stock based on the exchange ratio applicable to each security (ii) each option to purchase shares of Old Boxed common stock, whether or not then vested or exercisable, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by New Boxed and automatically became an option to purchase a number of shares of New Boxed common stock with the same terms and conditions as applied to the Old Boxed option immediately prior to the effective Time, provided that the number of shares underlying such New Boxed option was determined by multiplying the number of shares of Old Boxed common stock subject to such Old Boxed option immediately prior to the Effective Time by dividing the per share merger consideration by $10.00 (the product being the “Exchange Ratio”), which was rounded down to the nearest whole number of shares, and the per share exercise price of such New Boxed option was determined by dividing the exercise price per share of Old Boxed common stock applicable to such Old Boxed option immediately prior to the Effective Time by the Exchange Ratio, which quotient was rounded up to the nearest whole dollar; and (iii) each warrant to purchase shares of Old Boxed’s capital stock that was issued and outstanding immediately prior to the Effective Time was exercised in full on a cash or cashless basis or terminated without exercise.

A total of 18,098,335 shares of Seven Oaks Class A common stock were presented for redemption in connection with the Business Combination (the “Redemptions”). As a result, there were approximately $77,784,265 remaining in Seven Oaks’ trust account, following redemptions. On December 9, 2021, pursuant to the Forward Purchase Agreement, an aggregate amount of approximately $65,765,390 was paid from Seven Oaks’ trust account to ACM, and the remaining balance immediately prior to the Closing of approximately $12,018,875 remained in the trust account. The remaining balance in the trust account was used to fund the Business Combination.
Concurrently with the execution of the Business Combination Agreement, Seven Oaks entered into the Subscription Agreements with the PIPE Investors, for total PIPE Investment of $120,000,000, comprised of $32,500,000 in equity and $87,500,000 in convertible notes. On December 8, 2021, upon the Closing, the Company consummated the PIPE Investment. Combined with the $120,000,000 in gross proceeds from the PIPE Investment, there was approximately $150,234,505 of cash proceeds received by the combined company from the transaction, of which, immediately following the Closing, approximately $65,765,390 became subject to settlement under the Forward Purchase Transaction, after deducting transaction fees and expenses. The convertible notes will be convertible, at the election of New Boxed, for shares of New Boxed, cash or a combination of cash and such shares, based on a conversion price of $12.00 per share in accordance with the terms. The convertible notes will bear interest at a rate of 7.00% per annum and mature in five years.
Seven Oaks’ units, Class A common stock and public warrants were publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols SVOKU, SVOK, and SVOKW, respectively, through December 8, 2021. Upon the Closing, starting on December 9, 2021, New Boxed common stock and public warrants were listed on the New York Stock Exchange (“NYSE”) under the symbols BOXD and BOXD WS, respectively. New Boxed does not have units traded following the Closing.
The Business Combination will be accounted for as a reverse capitalization in accordance with U.S. GAAP. Under this method of accounting, Seven Oaks will be treated as the “acquired” company for accounting purposes and the financial statements of the post-combination company will represent a continuation of the financial statements of Old Boxed with the acquisition being treated as the equivalent of Old Boxed issuing stock for the net assets of Seven Oaks, accompanied by a recapitalization. The net assets of Seven Oaks will be stated as historical cost, with no goodwill or other intangible assets recorded.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of Giddy Inc. d/b/a Boxed
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Giddy Inc. d/b/a Boxed and its subsidiary (“the Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and recurring negative operating cash flows since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
New York City, New York
July 19, 2021
We have served as the Company’s auditor since 2016.

GIDDY INC. d/b/a BOXED
CONSOLIDATED BALANCE SHEETS
As of December 31, 2020, and 2019
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30,043,046	$12,889,931
Accounts receivable, net	2,910,079	3,661,603
Inventories	13,964,510	14,042,411
Prepaid expenses and other current assets	2,131,895	3,152,813
TOTAL CURRENT ASSETS	49,049,530	33,746,758
Property and equipment, net	10,411,396	13,652,770
Other long-term assets	204,122	520,225
TOTAL ASSETS	$59,665,048	$47,919,753
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$9,072,929	$16,590,796
Accrued expenses	5,802,135	5,348,560
Deferred revenue	2,435,909	2,318,412
Other current liabilities	14,958,064	12,410,413
Term loan – current portion	3,750,000	1,680,000
Warrants to purchase common shares	49,863	59,624
Warrants to purchase preferred shares	2,072,536	1,179,201
TOTAL CURRENT LIABILITIES	38,141,436	39,587,006
LONG-TERM TERM LOAN	3,750,000	840,000
LONG-TERM OTHER LIABILITIES	1,015,248	250,588
CONVERTIBLE PREFERRED STOCK
Class A preferred stock $0.00001 par value per share; 6,952,573 shares authorized, issued and outstanding as of December 31, 2020 and 2019, respectively	8,023,239	8,023,239
Class B preferred stock $0.00001 par value per share; 5,690,347 shares authorized, issued and outstanding as of December 31, 2020 and 2019, respectively	24,999,769	24,999,769
Class C-1 & C-2 preferred stock $0.00001 par value per share; 11,652,624 shares authorized as of December 31, 2020 and 2019; 11,564,263 shares issued and outstanding as of December 31, 2020 and 2019, respectively	123,566,111	123,566,111
Class C-3 preferred stock $0.00001 par value per share; 1,692,100 shares authorized as of December 31, 2020 and 2019; 589,348 shares issued and outstanding as of December 31, 2020 and 2019, respectively	7,066,283	5,975,989
Class D preferred stock $0.00001 par value per share; 11,570,174 and 12,036,844 shares authorized as of December 31, 2020 and 2019; 11,570,174 and 11,570,174 shares issued and outstanding as of December 31, 2020 and 2019, respectively	119,620,218	119,620,218
Class E preferred stock $0.00001 par value per share; 6,016,811 shares authorized, issued and outstanding as of December 31, 2020	41,925,138	—
TOTAL CONVERTIBLE PREFERRED STOCK	325,200,758	282,185,326
The accompanying notes are an integral part of the consolidated financial statements.

	2020	2019
STOCKHOLDERS’ DEFICIT
Common stock	99	99
Common stock, $0.00001 par value per share; 70,000,000 and 65,000,000 shares authorized as of December 31, 2020 and 2019; 9,888,776 and 9,833,563 shares issued and outstanding as of December 31, 2020 and 2019, respectively

Additional paid-in capital	6,982,996	6,045,644
Accumulated deficit	(315,425,489)	(280,988,910)
TOTAL STOCKHOLDERS’ DEFICIT	(308,442,394)	(274,943,167)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$59,665,048	$47,919,753

The accompanying notes are an integral part of the consolidated financial statements.

GIDDY INC. d/b/a BOXED
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2020, 2019 and 2018
	2020	2019	2018
Net revenue	$187,173,834	$173,992,897	$140,235,922
Cost of sales	(161,270,544)	(164,091,469)	(133,523,605)
Gross profit	25,903,290	9,901,428	6,712,317
Advertising expense	(4,912,269)	(20,703,071)	(12,217,926)
Selling, general, and administrative expense	(49,677,783)	(54,891,680)	(44,724,097)
Loss from operations	(28,686,762)	(65,693,323)	(50,229,706)
Other income (expense), net	(5,749,814)	291,323	(96,114)
Loss before income taxes	(34,436,576)	(65,402,000)	(50,325,820)
Income taxes	—	—	—
Net Loss	$(34,436,576)	$(65,402,000)	$(50,325,820)
Net loss per common share:
Basic net loss per common share	$(3.61)	$(6.83)	$(5.10)
Diluted net loss per common share	$(3.61)	$(6.83)	$(5.10)
Weighted average shares outstanding:
Basic	9,842,737	9,750,682	9,695,257
Diluted	9,842,737	9,750,682	9,695,257
The accompanying notes are an integral part of the consolidated financial statements.

GIDDY INC. d/b/a BOXED
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
For the years ended December 31, 2020, 2019 and 2018
	Total Convertible Preferred Stock		Common		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 1, 2018	24,796,531	$162,317,582	9,630,872	$97	$2,488,996	$(165,261,089)	$(162,771,996)
Stock-based compensation	—	—	—	—	1,329,616	—	1,329,616
Exercises of common stock options	—	—	91,209	1	85,890	—	85,891
Issuance of Series D preferred stock for cash	8,449,486	65,000,025	—	—	—	—	—
Issuance of Series D preferred stock for conversion of convertible promissory notes	2,205,650	46,983,907	—	—	—	—	—
Preferred stock issuance costs	—	(2,342,406)	—	—	—	—	—
Series C-3 preferred stock remeasurement	—	(907,596)	—	—	907,596	—	907,596
Other adjustments	—	—	—	—	1	(1)	—
Net loss	—	—	—	—	—	(50,325,820)	(50,325,820)
Balances at December 31, 2018	35,451,667	$271,051,511	9,722,081	$98	$4,812,099	$(215,586,910)	$(210,774,713)
Balances at January 1, 2019	35,451,667	$271,051,511	9,722,081	$98	$4,812,099	$(215,586,910)	$(210,774,713)
Stock-based compensation	—	—	—	—	2,286,349	—	2,286,349
Exercises of common stock options	—	—	111,482	1	102,319	—	102,320
Issuance of Series D preferred stock for cash	915,038	10,000,000	—	—	—	—	—
Preferred stock issuance costs	—	(21,308)	—	—	—	—	—
Series C-3 preferred stock remeasurement	—	1,155,122	—	—	(1,155,122)	—	(1,155,122)
Other adjustments	—	1	—	—	(1)	—	(1)
Net loss	—	—	—	—	—	(65,402,000)	(65,402,000)
Balances at December 31, 2019	36,366,705	$282,185,326	9,833,563	$99	$6,045,644	$(280,988,910)	$(274,943,167)
Balances at January 1, 2020	36,366,705	$282,185,326	9,833,563	$99	$6,045,644	$(280,988,910)	$(274,943,167)
Stock-based compensation	—	—	—	—	1,956,009	—	1,956,009
Exercises of common stock options	—	—	55,213	—	71,758	—	71,758
Issuance of Series E preferred stock for cash	4,233,043	30,000,000	—	—	—	—	—
Issuance of Series E preferred stock for conversion of convertible promissory notes	1,783,768	12,644,170	—	—	—	—	—
Preferred stock issuance costs	—	(719,033)	—	—	—	—	—
Series C-3 preferred stock remeasurement	—	1,090,294	—	—	(1,090,294)	—	(1,090,294)
Other adjustments	—	1	—	—	(122)	(3)	(125)
Net loss	—	—	—	—	—	(34,436,576)	(34,436,576)
Balances at December 31, 2020	42,383,516	$325,200,758	9,888,776	$99	$6,982,996	$(315,425,489)	$(308,442,394)
The accompanying notes are an integral part of the consolidated financial statements.

GIDDY INC. d/b/a BOXED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2020, 2019 and 2018
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(34,436,576)	$(65,402,000)	$(50,325,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,785,778	4,377,731	4,733,389
Stock-based compensation	1,956,009	2,286,349	1,329,616
Bad debt expense	199,387	133,742	88,336
Change in fair value of warrants	883,573	(178,668)	(817,618)
Change in fair value of embedded derivative	4,323,770	—	—
Loss on extinguishment of convertible note	102,972	—	—
Changes in assets and liabilities:
Receivables, net	552,137	(163,266)	694,073
Prepaid and other current assets	1,020,918	1,069,382	535,799
Inventories	77,901	284,894	(4,101,540)
Deferred revenue	117,497	897,512	795,626
Accrued expenses	453,575	(784,360)	2,076,928
Other current liabilities	2,547,651	6,011,974	3,719,280
Accounts payable	(7,517,867)	5,388,131	1,009,704
Long-term liabilities	836,791	198,017	(2,913,561)
Net cash used in operating activities	(24,096,484)	(45,880,562)	(43,175,788)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,536,631)	(3,860,060)	(4,300,645)
Other investing activities	308,331	(18,916)	36,465
Net cash used in investing activities	(1,228,300)	(3,878,976)	(4,264,180)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on finance lease obligations	(72,130)	(3,048,052)	(3,325,148)
Proceeds from options exercise	71,758	102,320	85,891
Proceeds from sale of preferred stock	30,000,000	10,000,000	65,000,025
Proceeds from convertible note issuance	8,217,304	—	21,983,907
Preferred stock issuance costs	(719,033)	(21,308)	(2,342,406)
Repayment of borrowings	(7,520,000)	(980,000)	—
Proceeds from borrowing	12,500,000	—	—
Net cash provided by financing activities	42,477,899	6,052,960	81,402,269
Total change in cash	17,153,115	(43,706,578)	33,962,301
CASH BEGINNING OF YEAR	12,889,931	56,596,509	22,634,208
CASH END OF YEAR	$30,043,046	$12,889,931	$56,596,509
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Cash paid for taxes	$8,284	$10,292	$11,500
Cash paid for interest	$404,411	$301,155	$604,027
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITES:
Conversion of convertible promissory note to preferred stock	$12,644,170	$—	$46,983,907
The accompanying notes are an integral part of the consolidated financial statements.

GIDDY INC. d/b/a BOXED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020, 2019 and 2018
1.
DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description — Giddy Inc. d/b/a Boxed (the “Company”) is a leading e-commerce wholesale club serving consumers and businesses in the continental United States offering consumer product goods in bulk sizes. The Company generates net revenue through direct retail sales of third-party and private-labeled goods, which includes all sales generated primarily through the Company’s website, mobile-optimized website, and mobile applications (“platforms”).
In March 2020, the outbreak of the novel coronavirus (“COVID-19”) was declared a pandemic and resulted in a global slowdown of economic activity. The resulting disruptions have affected our business, as well as those of our customers, suppliers, and third-party service providers. The impact of the pandemic on our business and actions taken in response to it have had varying effects on our 2020 operations. Higher net sales reflected increased demand for our household products as more people stayed at home. This was partially offset, however, by decreased demand for discretionary consumer products, delayed procurement, and supply chain disruptions as well as a meaningful decline in our business-to-business customer base, which consists of SMBs and enterprises, many of whom moved to remote work environments. Demand for our products and consumer purchasing behavior will evolve as the economy recovers and virus transmission reduces. The Company has considered this impact when developing its estimates and assumptions. Actual results and outcomes may differ from management’s estimates and assumptions.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to provide certain relief in response to the COVID-19 pandemic. The CARES Act includes numerous tax provisions and other stimulus measures (see Note 6, Income Taxes, for additional information). Among the various provisions in the CARES Act, the Company is utilizing the payroll tax deferrals. The Company did not receive any loans under the CARES Act.
Principles of Consolidation — The accompanying consolidated financial statements of Giddy Inc. include its wholly owned subsidiary, Jubilant LLC. Any intercompany accounts and transactions have been eliminated in consolidation.
Basis of Presentation — The consolidated financial statements presented herein are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019, and 2018.
Going Concern, Liquidity and Management’s Plan — As an emerging growth enterprise, the Company’s strategy is to fund growth primarily through the investment of capital at the expense of short-term profitability. As a result, the Company relies on private investors and lenders to fund its growth strategy until such time that the Company’s ongoing growth can be realized primarily through the sustained generation of positive cash flows from operations. As of December 31, 2020, the Company had total cash and cash equivalents of $30,043,046 and an accumulated deficit, which is attributed to the recurring losses the Company has incurred since inception as a result of its intended growth strategy. In this regard, the Company’s net loss and net cash used in operating activities amounted to $(34,436,576) and $(24,096,484), respectively, for the year ended December 31, 2020.
To date, the Company has raised a substantial amount of capital from outside investors and lenders through the issuance of preferred stock, term loans, and revolving credit facilities and expects this reliance to continue for the foreseeable future. However, as of December 31, 2020, the Company had no additional capital available for borrowing and no firm commitment from current or prospective investors to provide the Company additional capital to fund operations in the foreseeable future. While management believes the Company will be able to obtain additional capital, no assurance can be provided that such capital will be obtained or on terms that are acceptable to the Company. These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern, which may require the Company to seek other strategic alternatives such as a further reduction in the Company’s current cost structure, or a recapitalization of the Company’s balance sheet and related debt and equity if management’s plans to alleviate these uncertainties are not successful. The accompanying consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going-concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.
Estimates — The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, deferrals, the fair value of stock options, and the fair value of common and preferred warrants. On a regular basis, management reviews its estimates utilizing currently available information, changes in fact and circumstances, historical experience, and reasonable assumptions. After such review, those estimates are adjusted accordingly. Actual results could differ from those estimates.
Segment Information — Accounting Standards Codification (ASC) 280, Segment Reporting, establishes standards for reporting information about operating segments in financial statements. The Company operates as two reportable business segments which offer different products and services:
1)   Retail Business Unit — This segment engages in the sale of consumer products and goods in bulk sizes to consumers and business in the continental United States.
2)   Software & Services — This segment primarily relates to the Company’s research, development, marketing and production of the Company’s proprietary software for sale to third parties.
See Note 15 for Segment Reporting for the years ended December 31, 2020, 2019, and 2018, respectively.
Cash and Cash Equivalents — The Company considers all highly liquid investments purchased with an original maturity (at the date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet presentation. Cash equivalents, which consist primarily of money market accounts, are carried at cost, which approximates market value.
Accounts Receivable, net — Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company estimates that the allowance for doubtful accounts based on historical losses, existing economic conditions, and other information available at the balance sheet date. Uncollectable accounts are written off against the allowance after all collection efforts have been exhausted.
Accounts receivable includes $1,021,506, $1,133,228, and $1,042,250 of credit card receivables at December 31, 2020, 2019, and 2018, respectively. The Company has recorded an allowance of $205,384, $176,653, and $141,282 as of December 31, 2020, 2019, and 2018, respectively, for doubtful accounts as follows:
For the Year Ended December 31, 2020
Column A	Column B	Column C		Column D	Column E
	Balance at beginning of period	Additions
Description		Charges to cost and expenses	Charged to other accounts	Deductions	Balance at end of period
Reserve for doubtful accounts	$176,653	28,731	—	—	$205,384
For the Year Ended December 31, 2019
Column A	Column B	Column C		Column D	Column E
	Balance at beginning of period	Additions
Description		Charges to cost and expenses	Charged to other accounts	Deductions	Balance at end of period
Reserve for doubtful accounts	$141,282	35,371	—	—	$176,653

For the Year Ended December 31, 2018
Column A	Column B	Column C		Column D	Column E
	Balance at beginning of period	Additions
Description		Charges to cost and expenses	Charged to other accounts	Deductions	Balance at end of period
Reserve for doubtful accounts	$63,847	77,436	—	—	$141,282
Fair Value of Financial Instruments — Assets and liabilities are measured at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The three levels of inputs used to measure fair value are as follows:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 — Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable or can be corroborated by observable market data for substantially the full-term of the asset or liability.
Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to the fair value of the asset of liability.
The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
Concentrations of Risk — Certain financial instruments potentially subject us to concentrations of credit risk. Financial instruments that subject the Company to credit risk consist of cash and cash equivalents, and accounts receivable. The Company’s cash balances are primarily on deposit at high credit quality financial institutions. The cash balances in all accounts held at financial institutions are insured up to $250,000 by the Federal Deposit Insurance Corporation (“FDIC”) through December 31, 2020. At times, cash balances may exceed federally insured amounts and potentially subject the Company to a concentration of credit risk. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.
The risk with respect to accounts receivable is managed by the Company through its policy of monitoring the creditworthiness of its customers to which it grants credit terms in the normal course of business. As of December 31, 2020, one third party seller accounted for approximately 54.3% of the Company’s outstanding receivables.
Leases — The Company leases its office facilities and fulfillment centers under operating lease agreements. Rent expense under the Company’s operating leases typically provide for fixed, non-contingent rent escalations. Rent expense is recognized on a straight-line basis over the non-cancellable term of each underlying lease. The Company also receives landlord contributions related to certain lease agreements that are recognized as deferred rent on the consolidated balance sheet and treated as reductions of rental expense on a straight-line basis over the term of the lease. The lease term begins on the date the Company becomes legally obligated for the rent payments or when it takes possession of the leased space, whichever is earlier.
In December 2016, the Company entered into a sale-leaseback transaction to sell the automated pick-and-pack equipment at the Company’s fulfillment center in Union, NJ it had purchased. See Note 2 for further details. On March 9, 2020, the Company entered into a repurchase agreement to reacquire the capital lease asset with the buyer and as of December 31, 2020, there was no remaining capital lease asset.
Inventories — Inventories consisting of finished goods are stated at the lower of cost or net realizable value. Inventory costs are determined using the first in, first out method. Inventory costs include price reductions and allowances offered by vendors.
Property and Equipment, Net — Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, which range from 3 – 7 years (see table below). Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases. Improvements are capitalized while expenditures for maintenance and repairs are expensed as incurred.
Estimated Useful Lives
Leasehold improvements	7 years
Warehouse equipment	5 years
Computers and small tools	3 years
Furniture and fixtures	7 years
Capital lease asset	7 years
Software development	4 years
Software Development Costs — The Company classifies software development costs as either internal use software or external use software. The Company accounts for costs incurred to develop internal use software in accordance with ASC 350-40, Internal Use Software. Consequently, the Company capitalizes certain external costs and internal labor-related costs associated with the development of its platforms and internal-use software products after the preliminary project stage is complete and until the software is ready for its intended use. Costs incurred in the preliminary stages of development, after the software is ready for its intended use and for maintenance of internal-use software are expensed as incurred. Upgrades and enhancements are capitalized to the extent they will result in added functionality. Capitalized software costs are included in property and equipment — net within the consolidated balance sheet and are amortized over the remaining useful life of four years.
In accordance with ASC 985-20, Costs of Software to be Sold, Leased or Marketed, the software development costs incurred in the research and development of software products or the software component of products to be sold, leased, or marketed to external users are expensed as incurred until technological feasibility has been established. Technological feasibility is established upon the completion of a working model. Software development costs incurred after the establishment of technological feasibility and until the product is available for general release are capitalized, provided recoverability is reasonably assured. Software development costs, when material, are stated at the lower of unamortized cost or net realizable value. Net realizable value for each software product is assessed based on anticipated profitability applicable to revenues of the related product in future periods. Amortization of capitalized software costs begins when the related product is available for general release to customers and is provided for using the straight-line method over the estimated life of the respective product. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented in this report.
Impairment of Long-Lived Assets — The Company periodically evaluates the need to recognize impairment losses relating to long-lived assets in accordance with ASC 360, Property, Plant, and Equipment. Long-lived assets are evaluated for recoverability whenever events or circumstances indicate that an asset may have been impaired. In evaluating an asset for recoverability, the Company estimates the future cash flows, on an undiscounted basis, expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company would write the asset down to fair value and record an impairment charge accordingly. As of December 31, 2020 and 2019, respectively, there were no such events or circumstances that indicate a need for such evaluation.
Debt — The Company defers costs directly associated with acquiring third-party financing. Debt issuance costs related to the term loans are recorded as a direct deduction from the carrying amount of the debt and debt issuance costs associated with the Credit Agreement (as defined in Note 5). Debt issuance costs have historically been immaterial. Interest expense was $445,846, $301,155, and $693,117 in 2020, 2019, and 2018.
Equity — The Company’s equity structure consists of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock.
The Company analyzed the relevant provisions of ASC 480, Distinguishing Liabilities from Equity, and determined the preferred shares should be recognized as temporary equity. The Company analyzed the relevant provisions of ASC 480, Distinguishing Liabilities from Equity, and determined the preferred shares should be recognized as temporary equity. Refer to Note 9.
Employee Benefit Plan — The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. There were no employer contributions under this plan for fiscal year 2020, 2019 and 2018.
Stock-Based Compensation — The Company measures and records the expense related to stock-based awards based upon the fair value at the date of grant.
Employee stock-based compensation awards are recorded in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees to be recognized as expenses in the consolidated statements of operations based on their grant date fair values. The Company has granted stock options and restricted stock awards. Restricted stock awards are determined based on the fair market value of the common stock on the date of the grant.
The Company estimated the grant date fair value of each common stock option using the Black-Scholes option-pricing model. The fair value of restricted stock and restricted stock awards on the date of the grant was determined by the board. The use of the Black-Scholes option-pricing model required management to make the following assumptions:
Expected Volatility — The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
Expected Term — Derived from the life of the options granted under the option plan and is based on the simplified method which is essentially the weighted average of the vesting period and contractual term.
Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s convertible Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.
Net Loss Per Share — Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the convertible preferred stock, common stock warrants, preferred stock warrants, and common stock options outstanding are considered to be potentially dilutive securities. Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities as the convertible preferred stock are considered to be participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. Accordingly, the Company’s net loss is attributed entirely to common stockholders. Since the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.
Income Taxes — In accordance with ASC 740, Income Taxes, the Company applies the guidance accounting for uncertainty in income taxes, which prescribes a recognition threshold and a measurement attribute for the combined balance sheet recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination be taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon the ultimate settlement.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized.
Revenue Recognition — In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company adopted ASU No. 2014-09 and its related amendments (collectively, known as ASC 606, Revenue from Contracts with Customers) effective January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application. Adoption of ASC 606 did not have an impact on the timing of revenue recognition in the Company’s financial statements. The Company elects to apply the practical expedient to exclude from this disclosure revenue related to performance obligations that are part of a contract whose original expected duration is less than one year.
(a)   Retail Revenue — The Company’s Retail revenue is generated from the following revenue streams:
Merchandise Sales — The Company offers merchandise in the following core merchandise categories: grocery, snacks, beverages, and household and cleaning products. Revenue generated through the Company’s e-commerce platform is recognized when control of the goods ordered are transferred to the customer, which generally occurs upon delivery to the customer. Deferred revenue consists of payments received from customers for goods not yet shipped by the end of the period. As the shipments in-transit represent unsatisfied performance obligations, the revenue is deferred until delivery to the customer is complete.
Subscription Sales — The Company charges a membership fee to customers who sign up for the Company’s Boxed Up program. That fee allows customers to earn cash back on every purchase, access to exclusive discounts, and free shipping over a minimum order amount. The duration of the membership is generally 12 months. Because the Company has the obligation to provide access to its website for the duration of the membership term, the Company recognizes membership fees on a straight-line basis over the life of the membership. The Company’s deferred revenue related to membership fees was $728,207, $308,406, and $212,028 on December 31, 2020, 2019 and 2018, respectively.
Outbound delivery fees — Outbound delivery fees are included in customer billing and are recorded as revenue as control of the product is transferred to customers upon delivery. Delivery charges to customers were $3,735,551, $1,798,394, and $1,196,850 for the years ended December 31, 2020, 2019, and 2018, respectively. Outbound Delivery Fees are included in net revenue in the consolidated statement of operations.
Marketing fees — The Company provides a mix of marketing services to merchants. The Company provides merchants access to its e-commerce platform where merchants display and sell their products to users. The Company also provides advertising services to help merchants promote their products within the Company’s platform. The Company recognizes revenue when a user’s order is processed, and the related order information has been made available to the merchant. Revenue from marketing fees charged to vendors and partners were $1,486,848, $1,393,871, and $1,208,887 for the years ended December 31, 2020, 2019, and 2018, respectively. Marketing Fees are included in net revenue in the consolidated statement of operations.
Returns and Refunds — The Company’s contracts with customers are generally sold with a right of return. Historically the returns have been immaterial and recognized in the period which the products are returned.
Sales Tax Collected — In the ordinary course of business, we collect sales tax on items purchased by our customers that are taxable in the jurisdictions when the purchases take place. These taxes are then remitted to the appropriate taxing authority. We exclude these taxes collected from net revenue in our financial statements.
(b)   Contract Liabilities
Deferred revenue is a contract liability primarily related to billings in advance of revenue recognition as described within the revenue streams above. The following table represents a rollforward of deferred revenue:
Contract liabilities (deferred revenue)
December 31, 2018	$1,420,900
Increases due to invoicing prior to satisfaction of performance obligations	17,989,998
Performance obligations satisfied during the period	(17,092,485)
December 31, 2019	$2,318,412
Increases due to invoicing prior to satisfaction of performance obligations	23,710,133
Performance obligations satisfied during the period	(23,592,636)
December 31, 2020	$2,435,909
(c)   Revenue Disaggregation
The Company had total revenue of $187,173,834, $173,992,897, and $140,235,922 for the years ended December 31, 2020, 2019, and 2018, respectively. The Company manages and reports operating results through two reportable segments defined by our products and services: Retail and Software & Services. The Company’s Retail operations represent substantially all its consolidated total revenues.
The following table summarizes the Company’s percentage of net Retail revenue disaggregated by sales channel:
	Year Ended December 31,
	2020	2019	2018
Direct Sales(1)(3)	$176,836,569	$143,749,787	$116,120,832
Channel Sales(2)	10,337,265	30,243,110	24,115,090

(1)
Direct Sales includes retail direct to consumer sales on the Company’s e-commerce platform

(2)
Channel Sales includes retail sales on other third-party platforms

(3)
Software & Services revenue is included within the Direct Sales channel and was not material for the year ended December 31, 2020.

Other Income (Expense), Net — Other income (expense), net, consists primarily of gains (losses) resulting from fair value valuations and adjustments on the convertible notes and liability-classified warrants.
Customer Incentives — The Company offers its customers various sales incentives including sales discounts, loyalty rewards, and free items with purchases. The Company records a reduction of net revenue at the time the discount is taken and at the time loyalty rewards are earned. Historically loyalty rewards have been immaterial to the Company.

Vendor Rebates — The Company has agreements with its suppliers to receive funds for promotions, volume rebates, and marketing. Amounts earned and due from suppliers under these agreements are included in prepaid expenses and other current assets in the consolidated balance sheet. Vendor rebates received by the Company reduce the carrying cost of inventory and are recognized in cost of sales in the consolidated statements of operations when the related inventory is sold.
Delivery Costs — Outbound shipping and handling costs incurred to deliver merchandise to customers amounted to $25,275,183, $26,360,878, and $23,089,299 for the years ended December 31, 2020, 2019, and 2018, respectively and are included in cost of sales in the consolidated statements of operations.
Cost of Sales — Cost of goods sold consists of the costs of merchandise, expenses for shipping to and from clients and inbound freight, inventory write-offs and changes in the Company’s inventory reserve, payment processing fees, and packaging materials costs, offset by vendor funded promotions and various vendor allowances.
Selling, General and Administrative Expenses — Selling, general and administrative expenses consist primarily of salaries and benefits for warehouse employees as well as all regional and home office employees, including buying personnel. Selling, general and administrative expenses also include substantially all building and equipment depreciation, research and development expense, bank service charges, utilities, as well as other operating costs incurred to support e-commerce website operations. In accordance with ASC 730-10-25, Research and Development, research and development costs are charged to expense as and when incurred in the development of software products to be sold, leased, or marketed to external parties. Research and development expenses incurred were $2,485,573, $2,856,051, and $98,050 for the years ended 2020, 2019, and 2018, respectively.
Advertising — The Company expenses advertising as incurred. For the years ended December 31, 2020, 2019 and 2018, the Company expensed $4,912,269, $20,703,071, and $12,217,926, respectively for advertising and marketing activities and such amounts are included in advertising expense in the consolidated statements of operations. Included in prepaid expenses and other current assets in the consolidated balance sheets as of December 31, 2020, 2019, and 2018 are prepayments for future advertising expenses of approximately $9,192, $500,184, and $587,523, respectively.
Recently Adopted Accounting Pronouncements — In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides guidance for revenue recognition. The standard’s core principle is that a company should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure. ASU 2014-09 was effective for annual reporting periods beginning after December 15, 2017 for private companies. The FASB issued ASU 2015-14 in August 2015 which defers the effective date for annual reporting periods beginning after December 15, 2018 for private companies. The Company adopted ASU No. 2014-09 and its related amendments (collectively, known as ASC 606, Revenue from Contracts with Customers) effective January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application in the preparation of its consolidated financial statements. The impact of adopting this pronouncement was not material.
In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which provides guidance for revenue recognition. This ASU is meant to clarify the guidance in ASU 2014-09, Revenue from Contracts with Customers, as it pertains to principal versus agent considerations. Specifically, the guidance addresses how entities should identify goods and services being provided to a customer, the unit of account for a principal versus agent assessment, how to evaluate whether a good or service is controlled before being transferred to a customer, and how to assess whether an entity controls services performed by another party. This ASU has the same effective date as the new revenue standard, which is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018 for private companies. The Company has adopted this standard effective January 1, 2019 in the preparation of its consolidated financial statements. The impact of adopting this pronouncement was not material.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for stock-based payments granted to nonemployees for goods and services. This guidance will better align the treatment of stock-based payments to nonemployees with the requirements for such stock-based payments granted to employees. The new standard is effective for fiscal years beginning after December 15, 2019 for private companies, including interim periods within such fiscal year. The company has adopted this standard effective January 1, 2020 in the preparation of its consolidated financial statements. The impact of adopting this pronouncement was not material.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the existing disclosure requirements for fair value measurements in Topic 820. The new disclosure requirements include disclosure related to changes in unrealized gains or losses included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of each reporting period and the explicit requirement to disclose the range and weighted-average of significant unobservable inputs used for Level 3 fair value measurements. The other provisions of ASU 2018-13 include eliminated and modified disclosure requirements. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU 2018-13 and delay adoption of the additional disclosures until their effective date. For all entities, this guidance is required to be adopted for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The guidance was adopted effective January 1, 2020 and did not have a material impact on the consolidated financial statements and disclosures.
Recently Announced Accounting Pronouncements — Changes to US GAAP are established by the FASB in the form of Accounting Standards Updates (“ASUs”) to the FASB’s ASC. Management considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial position or results of operations of the Company.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This new guidance will change how entities account for credit impairment for trade and other receivables, as well as for certain financial assets and other instruments. ASU 2016-13 will replace the current “incurred loss” model with an “expected loss” model. Under the “incurred loss” model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (i.e., that it has been “incurred”). Under the “expected loss” model, an entity will recognize a loss (or allowance) upon initial recognition of the asset that reflects all future events that will lead to a loss being realized, regardless of whether it is probable that the future event will occur. The “incurred loss” model considers past events and current conditions, while the “expected loss” model includes expectations for the future which have yet to occur. ASU 2016-13 is effective for private companies beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of the new standard on the consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other-Internal-Use Software (Subtopic 35-40) Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which aligns the accounting for implementation costs incurred in a hosting arrangement that does not include a license to internal-use software (a cloud computing arrangement) with one that does. The new standard is effective for fiscal years beginning after December 15, 2020 for private companies, and interim periods within fiscal years beginning after December 15, 2021. The Company does not believe the adoption of this ASU will have a material impact on its consolidated financial statements and disclosures.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires a lessee to recognize in its balance sheet an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee’s right to use the underlying asset for the lease term. On June 3, 2020, the FASB deferred the effective date of ASC 842 for private companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements but believes that there will be right of use assets and lease liabilities recognized on the Company’s consolidated balance sheet and an immaterial impact on the Company’s consolidated statement of operations.
2.
PROPERTY AND EQUIPMENT

Property and equipment — net consist of the following at December 31:
	2020	2019
Leasehold improvements	$8,147,638	$2,733,425
Warehouse equipment	2,192,471	2,050,032
Computers and small tools	1,061,177	989,989
Furniture and fixtures	95,064	95,064
Capital lease asset	—	8,979,516
Software development	13,608,520	12,567,836
Work in progress	359,992	834,420
	$25,464,862	$28,250,282
Less: Accumulated depreciation and amortization	(15,053,466)	(14,597,512)
Property and equipment, net	$10,411,396	$13,652,770
Work in progress includes capitalized costs for on-going software development projects. The Company recorded depreciation and amortization expense of $4,785,778, $4,377,732, and $4,733,389 for the years ended December 31, 2020, 2019, and 2018, of which, $2,081,625, $1,983,936, and $2,534,581 respectively, related to software development costs.
On December 1, 2016, the Company entered into a transaction to sell automated conveyor equipment and concurrently executed a Commercial Lease Agreement to leaseback the equipment. The sales price of the equipment was in the amount of $8,741,188 and the Company recognized a capital lease asset and obligation in accordance with ASC 840-30-30-1. As of December 31, 2019, the capital lease asset balance was $5,040,883, net of accumulated depreciation. On March 9, 2020, the Company entered into a repurchase agreement to reacquire the capital lease asset with the buyer for $600,000 and reclassified the net carrying value of the capital lease asset to leasehold improvements. As of December 31, 2020, there was no remaining capital lease asset.
3.   NOTES PAYABLE
On August 24, 2017, the Company issued a Subordinated Unsecured Convertible Promissory Note (“Note”) to a strategic investor in exchange for $25,000,000. The Note was issued pursuant to the Note Purchase Agreement, dated August 28, 2017, by and between the Company and the holder and is subject to the provisions of the Note Purchase Agreement. This Note was subordinated to certain other indebtedness of the Company on the terms set forth in Subordination Agreement by and between the holder and Silicon Valley Bank, dated as of August 18, 2017, with the maturity date earlier of a) August 24, 2018 or b) the time at which the balance of the note is due and payable upon default. The Company promised to pay the principal balance and interest accrued on unpaid principal balance at applicable rate which is a lower of a) highest lawful rate (highest non usurious rate of interest in NY state) or b) 1.29% simple interest per annum.
Interest began to accrue on the date of the Note and would continue to accrue on the outstanding until the entire balance was paid (or converted, as provided in the Note) and was computed based on the actual number of days elapsed and on a year of 365 days. Per the agreement, the outstanding principal and any unpaid accrued interest on the Note was convertible into preferred stock if the Company issued and sells preferred stock to investors with total proceeds in excess of $75,000,000 (“the Next Financing”) prior to August 24, 2018 at a conversion price equal to the price per share paid by the investors in the Next Financing multiplied by a factor defined in the Note Purchase Agreement. If the Company did not sell preferred stock in excess of the $75,000,000 threshold, the Note was payable upon maturity at August 24, 2018.
The Company raised in excess of $75,000,000 of additional funding prior to August 24, 2018. As such, the Note converted to 2,501,736 of Series D-1 preferred stock on August 15, 2018 in accordance with the terms of the Note Purchase Agreement.
On May 15, 2020, May 26, 2020 and May 29, 2020, the Company issued Subordinated Convertible Promissory Notes (each, a “Note”) in an aggregate principal amount of $8,215,000 pursuant to the Note Purchase Agreement, dated May 15 2020, by and among the Company and the noteholders. The maturity date of the Notes is the earlier of (a) two years from the Note issuance; (b) upon acceleration due to an event of default; and (c) upon conversion of the Notes in connection with the Company raising equity proceeds of $25,000,000 or more inclusive of the principal amount of the Notes. The Notes accrue .25% simple interest per annum (the short-term AFR fixed on the respective Note issuance date). The Notes converted into Series E-2 preferred stock as a result of the Series E raise in June 2020.
In accordance with ASC 815-15-25 the conversion feature of the Promissory Note was considered an embedded derivative instrument that required bifurcation and separate accounting. The feature was recorded at its fair value at issuance date and separated from the underlying note value. The Promissory Note was converted in the same quarter as issuance. Upon conversion, the Company performed a final valuation of the embedded derivative’s fair value which resulted in a loss of $4,323,770 which was recorded in Other Income (Expense), Net. The fair market value of the derivative was calculated using a discounted cash flow model, which utilized the original implied discount rate and an adjustment for a change in the market spread. Additionally, the Promissory Note and bifurcated derivative were removed at the carrying amounts, with the difference in the then-current fair value of the shares issued of $102,972 being recorded as a loss on extinguishment within Other Income (Expense), Net. There was no impact on the consolidated balance sheet as the issuance and conversion of the note occurred within the same quarter of 2020.
4.   OTHER CURRENT LIABILITIES
As of December 31, 2020 and 2019, the major components of other current liabilities consisted of the following:
	2020	2019
Credit card payable	$10,473,079	$8,325,828
Accrued sales tax payable	1,845,831	1,749,590
Deferred rent – short term	622,940	796,047
Credits liability	633,287	438,550
Other accrued liabilities	1,382,927	1,100,398
Total	$14,958,064	$12,410,413
5.   DEBT
In May 2018, the Company amended and extended the loan and security agreement (the “Credit Agreement”), originally dated June 24, 2015 and previously amended in December 2017 and January 2018. The amendment provided the Company with a letter of credit of $11,000,000 and a term loan of $3,500,000, with a maturity date of May 22, 2021. The Company issued warrants to purchase 12,500 shares of common stock at a price of $3.04 per share in connection with the amendment to the Credit Agreement on May 22, 2018. As of December 31, 2019 and 2018, the Company had issued $2,671,667 and $2,775,742 letters of credit, respectively, out of the $11,000,000 available.
In March 2020, the Company finished paying down the $3,500,000 term loan by entering into the Sixth Amendment of the Credit Agreement which granted the Company a term loan in the principal amount of $5,000,000, with a maturity date of June 1, 2020.

In June 2020, the Company paid down the $5,000,000 by entering into the Seventh Amendment of the Credit Agreement. The Seventh Amendment granted the Company a term loan in the principal amount of $7,500,000 with a maturity date of December 22, 2022, of which $5,132,500 was immediately drawn. In July 2020, the Company drew down on the remaining $2,367,500 of principal in this most recent amendment, increasing the Company’s total borrowings to $7,500,000. The Seventh Amendment also reduced the available letters of credit from $11,000,000 to $4,000,000. As of December 31, 2020, the Company had issued $2,571,667 letters of credit, out of the $4,000,000 available.
The Credit Agreement provides the bank a first perfect security interest in all of the Company’s assets with a negative pledge on intellectual property. As of December 31, 2020, 2019 and 2018, outstanding amounts drawn on the Credit Agreements accrued interest at a floating per annum rate equal to three and one-quarter of one percentage points (3.25%) above the Prime Rate for 2020 and 2019, respectively, and two percentage points (2.00%) above the Prime Rate for 2018.
The Credit Agreement contains a certain number of affirmative and negative covenants, which, among other things, requires the Company to maintain collateral accounts, a liquidity ratio (calculated as the unrestricted cash plus 60% of the value of net billed accounts receivable divided by the aggregate amount of the obligations of the Credit Agreement) of greater than 1.25 to 1.00 and restricts the Company’s ability to pay dividends or make any distributions, incur subsidiary indebtedness, incur liens, sell substantially all of our assets, and consummate fundamental changes. The Credit Agreement also subjects us to certain reporting covenants. The Company is required to provide monthly financials, inventory transactions report, summary payables and receivables reports and a signed compliance letter. The Company is in compliance with all affirmative covenants, negative covenants, and reporting requirements under the Credit Agreement.
Amounts outstanding under of long-term term debt consisted of the following as of December 31, 2020 and 2019. The estimated fair value of long-term term debt approximated its carrying value as of these reporting dates.
	2020	2019
5th Amendment term loan, matures May 2021	$—	$2,520,000
6th Amendment term loan, matures June 2020(1)	—	—
7th Amendment term loan, matures December 2022	7,500,000	—
Total term debt	7,500,000	2,520,000
Less: current portion	(3,750,000)	(1,680,000)
Long-term term loan	$3,750,000	$840,000

(1)
The 6th Amendment granted the Company with a term loan in the amount of $5,000,000, which was used to paydown the 5th Amendment Term Loan. The 6th Amendment was repaid in full as of December 31, 2020.

Aggregate principal maturities of debt as of December 31, 2020 are as follows:
2021	$3,750,000
2022	3,750,000
2023	—
2024	—
Total	$7,500,000

6.
INCOME TAXES

Income Taxes — For financial reporting purposes, loss before income taxes, includes the following components:
	December 31,
	2020	2019	2018
Domestic	$(34,436,576)	$(65,402,000)	$(50,325,820)
Foreign	—	—	—
Loss before income taxes	$(34,436,576)	$(65,402,000)	$(50,325,820)
Total income taxes allocated to operations for the years ended December 31, 2020, 2019 and 2018 were as follows:
2020	Current	Deferred	Total
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total	$—	$—	$—
2019	Current	Deferred	Total
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total	$—	$—	$—
2018	Current	Deferred	Total
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total	$—	$—	$—
Tax Rate Reconciliation — A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows:
	December 31,
	2020	2019	2018
Federal statutory rate	21.00%	21.00%	21.00%
Permanent items	(2.74)	(0.02)	(0.01)
State taxes (net of federal benefit)	0.00	0.00	0.00
Deferred rate change	0.00	(0.02)	0.02
Valuation allowance	(17.28)	(20.28)	(20.47)
Stock-based compensation	(0.98)	(0.68)	(0.54)
Total provision and effective tax rate	0.00%	0.00%	0.00%
The difference between income taxes at the U.S. federal statutory income tax rate of 21% and the amounts reported relate primarily to pre-tax losses for which no tax benefit has been provided as we could not conclude that such amounts would be realized in the future.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S.

tax code that affected the Company’s financial results for the year ended December 31, 2017, including, but not limited to: (1) a future reduction of the U.S. federal corporate tax rate from 34% to 21% effective January 1, 2018, that reduced the current value of the Company’s deferred tax assets and liabilities; and (2) bonus depreciation that allows for full expensing of qualified property placed in service after September 27, 2017. In addition, the Tax Act establishes new tax laws that may affect the Company’s financial results for the years ending after December 31, 2017, including, but not limited to: (1) a reduction of the U.S. federal income tax rate from 34% to 21%; (2) limitation of the deduction for interest expense.
On March 27, 2020 the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted and signed into law. The CARES Act makes changes to the U.S. tax code, including, but not limited to: (1) modifications to the business interest deduction limitation for tax years 2019 and 2020; (2) a technical correction of the recovery period of qualified improvement property from 39 to 15 years; (3) a repeal of the 80% taxable income limitation on the deduction of net operating losses (“NOLs”) for tax years beginning before January 1, 2021 as well as a five-year carryback period allowed for NOLs generated in tax years beginning after December 31, 2017 and before January 1, 2021; and (4) deferral of payment of the employer share of Social Security payroll taxes the Company would otherwise be responsible for paying in 2020. Fifty percent of the deferred payroll taxes are due on December 31, 2021, and the remaining amounts are due on December 31, 2022. Under ASC 740, the effects of new legislation would need to be recognized in the period of enactment. Therefore, the effects of the CARES Act would need to be accounted for in the year ended December 31, 2020. The Company elected to defer $834,430 of Social Security payroll taxes under the CARES Act. The Company evaluated the other provisions of the CARES Act and determined there was no material impact for the year ended December 31, 2020.
On December 21, 2020, Congress passed the Consolidated Appropriations Act, 2021. The act includes the Taxpayer Certainty and Disaster Tax Relief Act of 2020 and the COVID-related Tax Relief Act of 2020, both of which extend many credits and other COVID-19 relief, among other extenders. The Consolidated Appropriations Act is retroactively applied to the original date of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Like the CARES Act, under ASC 740, the effects of new legislation would need to be recognized in the period of enactment. Therefore, the effects of the Consolidated Appropriations Act would need to be accounted for in the year ended December 31, 2020. The Company evaluated the provisions of the Consolidated Appropriations Act and determined that there was no material impact for the year ended December 31, 2020.
Components of Deferred Taxes — The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019 are presented below:
	December 31,
	2020	2019
Deferred tax assets:
Allowance for doubtful accounts	$49,815	$42,839
Accrued expenses	220,548	160,631
Inventory	116,354	127,349
Deferred rent	151,089	193,048
Lease liability	62,499	87,293
Warrants	463,701	261,436
Stock-based compensation	202,722	117,223
Charitable contributions	460,274	340,259
Net operating losses	71,553,413	66,025,752
Payroll taxes deferral	202,385	—
Disallowed interest expense	216,444	108,951
Total deferred tax assets	$73,699,244	$67,464,781
Less: valuation allowance	(72,057,082)	(65,260,394)
Net deferred tax assets	$1,642,162	$2,204,387

	December 31,
	2020	2019
Deferred tax liabilities:
Intangible assets	$(839,927)	$(1,090,104)
Property and equipment	(802,235)	(1,114,283)
Total deferred tax liabilities	$(1,642,162)	$(2,204,387)
Net deferred tax assets/liabilities	$—	$—
Assessing the realizability of deferred tax assets requires the determination of whether it is more-likely-than-not that some portion or all the deferred tax assets will not be realized. In assessing the need for a valuation allowance, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, loss carryback and tax-planning strategies. Given the cumulative losses in recent years, a full valuation allowance has been established as of December 31, 2020 and 2019, and no deferred tax assets and related tax benefit have been recognized in the accompanying financial statements. The valuation allowance increased $6,797,688 and increased $15,184,430 from the full valuation allowances that was recorded as of December 31, 2019 and 2018, respectively.
As of December 31, 2020 and 2019, the Company had approximately $299,375,124 and $276,310,905 of federal net operating losses. Approximately $161,064,722 of the federal net operating losses will expire at various dates beginning in 2033 through 2040 if not utilized, while the remaining amount will have an indefinite life.
As of December 31, 2020 and 2019, the Company had approximately $158,533,956 and $146,283,201 of state net operating losses. Some state net operating losses may follow the Tax Cut and Jobs Act and are indefinite life while most are definite life with various expiration dates beginning in 2034 through 2040.
Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to ownership changes that may have occurred previously or that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986, as well as similar state provisions. Such annual limitation could result in the expiration of net operating losses and credits before their utilization.
Consistent with the provisions of ASC 740, Income Taxes, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
The following table shows the changes in the gross amount of unrecognized tax benefits as of December 31, 2020, 2019 and 2018:
	December 31,
	2020	2019	2018
Beginning balance	$1,348,904	$1,372,064	$—
Increases based on tax positions during the current period	—	301,847	1,617,975
(Decreases) based on tax positions during the current period	—	(325,007)	(245,911)
Ending balance	$1,348,904	$1,348,904	$1,372,064
The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate would be $0 for the years ended December 31, 2020 and 2019.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of tax expense. The Company has not accrued any interest or penalties related to unrecognized tax benefits as of December 31, 2020, 2019, or 2018.

Although it is reasonably possible that certain unrecognized tax benefits may increase or decrease within the next 12 months due to tax examination changes, settlement activities, expirations of statute of limitations, or the impact on recognition and measurement considerations related to the results of published tax cases or other similar activities, the Company does not anticipate any significant changes to unrecognized tax benefits over the next 12 months.
The Company files U.S. federal and state income tax returns with varying statutes of limitations. All tax years since inception remain open to examination due to the carryover of unused net operating losses and tax credits.
7.
COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company maintains its principal offices in New York City, New York and maintains fulfillment centers and office space in various locations throughout the United States. Future minimum rental commitments under non-cancelable leases with initial or remaining terms in excess of one year at December 31, 2020 were as follows:
Year	Lease Obligation
2021	$3,451,635
2022	3,376,849
2023	1,689,562
2024	496,567
2025	511,462
Thereafter	348,145
Total	$9,874,220
The Company expensed $3,202,308, $3,004,423, and $2,822,009 in rent related to leases in effect during the years ended December 31, 2020, 2019, and 2018, respectively, which is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.
Sales or Other Similar Taxes — Based on the location of the Company’s current operations, sales tax is collected and remitted. To date, the Company has had no actual or threatened sales and use tax claims from any state where it does not already claim nexus or any state where it sold products prior to claiming nexus. However, the Company believes that the likelihood of incurring a liability as a result of sales tax nexus being asserted by certain states where it sold products prior to claiming nexus is reasonably possible. As of December 31, 2020 and 2019, the Company estimates that the potential liability is approximately $1,348,904. All years have been recorded as an accrued liability. Although it is reasonably possible that a change in this estimate will occur in the near term, the Company believes this is the best estimate of an amount due to taxing agencies, given that such a potential loss is an unasserted liability that would be contested and subject to negotiation between the Company and the state, or decided by a court.
Legal Proceedings — The Company is not currently subject to any legal proceedings or currently aware of any claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company’s financial position as of December 31, 2020, 2019, and 2018.
8.   WARRANTS
Common Stock Warrants — In connection with the Credit Agreement, the Company issued warrants to purchase 15,107 shares of common stock at a price of $0.95 per share on June 24, 2015. The Company issued warrants to purchase an additional 10,000 shares of common stock at a price of $2.33 per share in connection with the amendment to the Credit Agreement on December 22, 2016. The Company issued warrants to purchase an additional 12,500 shares of common stock at a price of $3.04 per share in connection with the amendment to the Credit Agreement on May 22, 2018. These warrants are exercisable at any time at the option of the holder until the ten year anniversary of the date of issuance. These warrants were issued in a financing transaction and are classified as liabilities. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s consolidated statements of operations in each subsequent period.
The estimated fair value of these common stock warrants as of December 31, 2020, 2019, and 2018 is determined using Level 3 inputs and assumptions within the Black-Scholes pricing model. The Company uses the following methods to determine its underlying assumptions: expected volatilities are based upon an analysis of the historical volatility of guideline public companies and factors specific to the Company; the expected term is based on the estimated timing until a liquidity event given that the warrants would automatically exercise upon an acquisition; the risk-free interest rate is based on the average of the observed yield of three year and five year US Treasury securities; and the expected dividend yield is based on the expected annual dividend. The key assumptions used in the Black-Scholes model were as follows:
	2020	2019	2018
Expected volatility	57.0%	55.0%	58.0%
Expected term (in years)	1.0	2.0	4.0
Risk-free interest rate	1.7%	1.7%	1.7%
Expected dividend yield	0.0%	0.0%	0.0%
The accrued value of these warrants as of December 31, 2020, 2019, and 2018 was $49,863, $59,624, and $59,624, respectively. There were 37,607 warrants to purchase common stock outstanding as of December 31, 2020 and 2019.
Series C-1 Preferred Warrants — In connection with the Sale Leaseback, the Company issued warrants to purchase 88,361 shares of series C-1 preferred stock at a price of $10.88 per share. These warrants are exercisable at any time at the option of the holder until the earlier of six years after the termination of the lease or the ten year anniversary of the date of issuance. In accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), the fair value of these warrants is classified as a liability on the Company’s consolidated balance sheet as the warrant terms include a conditional redemption feature through which the holders may participate in a deemed liquidation event when holders of common stock may not. The fair value as of the grant date was recorded as a discount to the capital lease principle. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s consolidated statements of operations in each subsequent period.
At the end of each reporting period, until expiry, the Company uses an option pricing model to estimate and report the fair value of the Series C-1 Preferred Warrants. The following table presents the quantitative inputs, which are classified in Level 3 of the fair value hierarchy, used in estimating the fair value of the warrants:
	2020	2019	2018
Expected volatility	60.0%	45.0%	45.0%
Expected term (in years)	1.0	2.0	4.0
Risk-free interest rate	0.1%	1.6%	2.5%
There were 88,361 warrants to purchase Series C-1 preferred stock outstanding as of Decembers 31, 2020, 2019 and 2018. The accrued value of these warrants as of December 31, 2020, 2019, and 2018 was $153,748, $87,477, and $100,732, respectively. As a result of the change in fair value of these warrants as of December 31, 2020, 2019 and 2018, $(66,271), $13,254, and $60,969 were recorded in Other Income (Expense), Net, respectively, in the consolidated statements of operations. These warrants expire six years after the expiration or termination of the lease in accordance with its terms or any renewal thereof, but no later than ten years after the issuance date.
Series C-3 Preferred Warrants — In April 2016, in conjunction with a general marketing agreement, the Company issued a warrant to purchase shares up to 1,102,752 shares of series C-3 preferred stock to a strategic partner at a price of $10.88 per share. The number of exercisable shares is dependent upon performance conditions. The warrant is exercisable upon vesting through completion of marketing milestones. In accordance with ASC 480, the fair value of these warrants are classified as a liability on the Company’s consolidated balance sheet as the warrant terms include a conditional redemption feature through which the holders may participate in a deemed liquidation event when holders of common stock may not. Therefore, as the performance conditions are met, the warrants will be recorded as a liability in the consolidated balance sheets and as marketing expense in the consolidated statements of operations. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s consolidated statements of operations in each subsequent period. All milestones related to the warrants were met in 2016 and 2017 and all the warrants are fully vested.
At the end of each reporting period, until expiry, the Company uses an option pricing model to estimate and report the fair value of the Series C-3 Preferred Warrants. The following table presents the quantitative inputs, which are classified in Level 3 of the fair value hierarchy, used in estimating the fair value of the warrants:
	2020	2019	2018
Expected volatility	60.0%	45.0%	45.0%
Expected term (in years)	1.0	2.0	4.0
Risk-free interest rate	0.1%	1.6%	2.5%
There were 1,102,752 warrants outstanding to purchase Series C-3 preferred shares as of Decembers 31, 2020, 2019, and 2018. The accrued value of these warrants as of December 31, 2020, 2019, and 2018 was $1,918,788, $1,091,724, and $1,257,137, respectively. As a result of the change in fair value of these warrants as of December 31, 2020, 2019, and 2018, $(827,064), $165,413, and $760,899 were recorded in Other Income (Expense), Net, respectively, in the consolidated statements of operations. These warrants expire on the later of the date that is (i) the five-year anniversary of the date on which the last milestones have been satisfied and (ii) seven years after the issuance date.
9.   STOCKHOLDERS’ DEFICIT AND MEZZANINE EQUITY
As of December 31, 2020 and 2019, the Company was authorized to issue i) 70,000,000 shares of its common stock (the “Common Stock”), $0.00001 par value, and 65,000,000 shares of Common Stock, $0.00001 par value, respectively, and ii) 43,574,629 and 38,024,488 shares of Preferred Stock, respectively at $0.00001 par value per share.
Common Stock — As of December 31, 2020 and 2019, there was 9,888,776 and 9,833,563 common shares outstanding, respectively. Each share of common stock has the right to one vote per share.
At December 31, 2020, Preferred Stock consisted of the following:
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A-1	4,388,978	4,388,978	$1.48	6,490,026	6,489,982
Series A-2	1,993,093	1,993,093	$0.55	1,090,840	1,090,820
Series A-3	570,502	570,502	$0.78	442,374	442,367
Series B-1	5,128,198	5,128,198	$4.48	22,984,122	22,984,071
Series B-2	562,149	562,149	$3.59	2,015,647	2,015,641
Series C-1	10,618,436	10,530,075	$10.88	114,562,977	114,587,113
Series C-2	1,034,188	1,034,188	$8.71	9,003,134	9,003,124
Series C-3	1,692,100	589,348	$10.88	7,066,283	6,412,106
Series D-1	9,364,524	9,364,524	$10.93	97,926,084	102,340,201
Series D-2	2,205,650	2,205,650	$9.84	21,694,134	21,694,112
Series E-1	4,233,043	4,233,043	$7.09	33,707,750	30,000,000
Series E-2	1,783,768	1,783,768	$4.61	8,217,388	8,217,284
	43,574,629	42,383,516		325,200,758

(1)
Amounts are net of issuance costs and changes in the redemption value of the Series C-3 Preferred Shares

At December 31, 2019, Preferred Stock consisted of the following:
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A-1	4,388,978	4,388,978	$1.48	6,490,026	6,489,982
Series A-2	1,993,093	1,993,093	$0.55	1,090,840	1,090,820
Series A-3	570,502	570,502	$0.78	442,374	442,367
Series B-1	5,128,198	5,128,198	$4.48	22,984,122	22,984,071
Series B-2	562,149	562,149	$3.59	2,015,647	2,015,641
Series C-1	10,618,436	10,530,075	$10.88	114,562,977	114,587,113
Series C-2	1,034,188	1,034,188	$8.71	9,003,134	9,003,124
Series C-3	1,692,100	589,348	$10.88	5,975,989	6,413,220
Series D-1	9,831,194	9,364,524	$10.93	97,926,084	102,340,201
Series D-2	2,205,650	2,205,650	$9.84	21,694,134	21,694,112
	38,024,488	36,366,705		282,185,326

(1)
Amounts are net of issuance costs and changes in the redemption value of the Series C-3 Preferred Shares

Series C-3 Preferred Stock — The Company records all shares of preferred stock at their respective fair values less issuance costs on the dates of issuance. The preferred stock is recorded outside of stockholders’ equity (deficit) because, in the event of certain deemed liquidation events, which are events that are not considered solely within the Company’s control, such as a merger, acquisition or sale of all or substantially all of the Company’s assets, the preferred stock will become redeemable. Further, in the case of the C-3 preferred stock exclusively, in the event that all holders of other preferred stock convert into common stock, the holders of the C-3 preferred stock will either be convertible into common stock or cash at the holder’s election, which unlike all other classes of preferred stock, would be deemed probable of becoming redeemable. The redemption value of the C-3 preferred stock is equal to the fair value of the common stock, which the C-3 preferred stock would convert into on the date of redemption.
When the preferred stock is considered either currently redeemable or probable of becoming redeemable, the Company has selected a policy of making the determination that the redemption value is equal to the fair value of the preferred stock. As the Series C-3 preferred stock was considered probable of becoming redeemable, the Company has remeasured the value of these shares as of each reporting period date. When preferred stock is not considered either currently redeemable or probable of becoming redeemable, the Company does not remeasure these shares until which point the contingency is probable of occurring.
The significant terms of each series of the Preferred Stock are as follows:
i. Dividends — The Company may not declare, pay or set aside dividends on its Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to obtaining any consents required) the holders of Preferred Stock first receive, or simultaneously receive, a dividend at a rate of 6% of the original issue price per share, as adjusted for stock dividends, stock splits, combinations, or other recapitalization. The Board of Directors of the Company is under no obligation to declare dividends, and no rights accrue to the holders of the Preferred Stock if dividends are not declared or paid in any calendar year, and any dividends paid are non-cumulative. If the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock must be calculated based on the dividend on the class or series of capital stock that would result in the largest dividend amount on the Preferred Stock. No dividends have been declared or paid as of December 31, 2020.
ii. Liquidation Preference — Upon Liquidation (defined below), the holders of Preferred Stock are entitled to be paid out of the assets of the Company that are available for distribution to its stockholders, before any payment is made to the holders of Common Stock, an amount per share equal to the greater of (1) the original issue price, plus any declared and unpaid dividends, or (2) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to Liquidation. If upon such Liquidation, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled, the holders of shares of Preferred Stock will share ratably in the distribution of assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares of Preferred Stock were paid in full. After the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Company available for distribution to its stockholders will be distributed pro rata among the holders of shares of Common Stock.
“Liquidation” is defined as “any voluntary or involuntary liquidation, dissolution, or winding up of the Company, or a Deemed Liquidation Event.” A “Deemed Liquidation Event” is defined to include (1) a merger or consolidation involving the Company (other than one for which the holders of voting securities of the Company continue to maintain a majority of voting power after the transaction), and (2) a sale, lease, transfer, exclusive license or other disposition, of all or substantially all of the assets of the Company. A merger or consolidation of the Company would include a change in control for less than 100% of the equity of the Company.
iii. Conversion — Each share of Preferred Stock (other than shares of Series C-3 Preferred Stock) is convertible at any time at the option of the holder to Common Stock at a rate determined by dividing the original issuance price for such series of Preferred Stock by the conversion price for such series of Preferred Stock. The “conversion price” is defined as the original issuance price of the Preferred Stock and is adjusted for stock splits and other subdivisions of Common Stock, reorganizations, and other dilutive issuances, excluding the issuance of Common Stock pursuant to the Company’s 2013 stock incentive plan, warrants outstanding at the time of issuance of the Preferred Stock, and various other exclusions. Each share of Preferred Stock is automatically converted into shares of Common Stock at the then effective conversion price upon the affirmative vote of an investor majority or upon an initial public offering (“IPO”) resulting in at least $50.0 million of gross proceeds.
iv. Redemption — Although the Series C-3 Preferred Stock does not have the conversion feature noted above, if all other holders of Preferred Stock elect to convert their shares pursuant to this conversion feature, the Series C-3 Preferred Stockholder will have the option to redeem these shares for cash or Common Stock based on the fair value of the Series C-3 Preferred Stock, which will be made at the shareholder’s election.
v. Voting Rights — The holders of Preferred Stock and Common Stock vote together as a single class with the holders of Preferred Stock voting on an as-converted basis. The Preferred Stock also contains certain protective provisions whereby holders of the Preferred Stock vote on a class basis.
vi. Board — The Board of Directors shall have eight members. The holders of the Series B have the right to select one director, the holders of Series C, with the exception of the holders of Series C-3, have the right to select one director, holders of the Series D-1 have the right to select two directors, and the holders of record of the shares of Common Stock shall be entitled to elect four directors.
vii. Protective Provisions — At any time when shares of Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, consenting or voting together as a single class on an as-converted basis:
i.   Create any additional class or series of capital stock or security convertible into or exercisable into any additional class or series of capital stock, unless the same ranks junior to the Series A, Series B, Series C, Series D, and Series E Preferred Stock
ii.   Amend the Certificate of Incorporation or By-laws in a manner that is adverse to the Preferred Stock
iii.   Repurchase the Company’s capital stock (except for the repurchase of shares of stock held by employees, consultants, directors, or advisors upon termination of the employment or services)

iv.   Increase or decrease the authorized directors
v.   Liquidate, dissolve or wind-up the business and affairs of the Corporation
vi.   Acquire all or a controlling interest in another entity
vii.   Pay or declare dividends on any shares of capital stock (other than a dividend on the then outstanding shares of Common Stock payable solely in shares of Common Stock)
10.
STOCK-BASED COMPENSATION

Equity Incentive Plan — The Company has one Equity Incentive Plan, the 2013 Equity Incentive Plan (the “Stock Plan”). Under the Stock Plan, the Company has the ability to issue incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, and restricted stock units to selected employees, officers, directors and consultants of the Company as an incentive to such persons. The Company has reserved 10,636,317 shares of Common Stock for issuance to officers, directors, employees, and consultants of the Company pursuant to the Stock Plan. Of such reserved shares of Common Stock, as of December 31, 2020, 1,769,776 shares have been issued pursuant to option exercises and restricted stock purchase agreements, 7,043,875 options to purchase shares have been granted and are currently outstanding, and 1,823,666 shares of Common Stock remain available for issuance pursuant to the Stock Plan.
Stock Options — Stock options granted under the Stock Plan are granted at a price per share not less than the fair value at the date of the grant. Options granted to date generally vest over a four-year period with 25% of the shares underlying the options vesting on the first anniversary of the vesting commencement date with the remaining 75% of the shares vesting on a pro-rata basis over the succeeding thirty-six months, subject to continued service with the Company through each vesting date. Options granted are generally exercisable for up to 10 years, also subject to continued service with the Company.
The following is a summary of stock options activity during the years ended December 31, 2020, 2019, and 2018:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding as of December 31, 2017	5,101,695	$2.22	8.55
Granted	644,600	3.17
Exercised	(91,209)	0.94
Forfeited	(1,094,300)
Outstanding as of December 31, 2018	4,560,786	$2.30	7.59
Granted	4,571,700	3.20
Exercised	(111,482)	1.16
Forfeited	(1,011,237)
Outstanding as of December 31, 2019	8,009,767	$2.80	8.17
Granted	1,234,250	3.00
Exercised	(55,213)	1.01
Forfeited	(2,653,262)
Outstanding as of December 31, 2020	6,535,542	$2.97	7.30
Vested and expected to vest as of December 31, 2020	6,535,542	$2.74	7.30
Exercisable as of December 31, 2020	3,986,608	$2.51	6.29
Stock-based compensation expense related to stock options was $1,956,009, $2,286,349, and $1,329,616 in 2020, 2019, and 2018, respectively. All stock-based compensation is recorded within selling, general and administrative expense on the consolidated Statements of Operations.

The following key assumptions were used in the Black-Scholes-Merton valuation model for the value stock option grants:
	2020	2019	2018
Expected volatility	51.8%	47.4%	46.9%
Expected term (in years)	5.99	5.90	5.90
Risk-free interest rate	0.3%	1.8%	2.8%
Expected dividend yield	0.0%	0.0%	0.0%
The weighted average grant date fair value of the options granted during the years ended December 31, 2020, 2019, and 2018 was $1.44, $1.49, and $1.52, respectively. As of December 31, 2020, 2019, and 2018, total unrecognized compensation costs related to unvested stock options was approximately $3,490,761, $6,321,143, and $2,386,838, respectively. These costs are expected to be recognized over a weighted-average period of 1.28 years, 1.39 years, and 1.11 years, respectively. The aggregate intrinsic value of options exercised during 2020, 2019, and 2018 was $109,880, $277,155, and $394,679, respectively. The total fair value of shares vested during the years and 2020, 2019, and 2018 was $2,558,269, $1,581,077, and $1,419,097, respectively.
RESTRICTED STOCK AWARDS — The company did not grant any restricted stock awards during the years ended December 31, 2020, 2019, and 2018. As of December 31, 2020, 2019, and 2018, respectively, 1,540,000 shares of restricted stock have been granted to employees, with 1,540,000 shares vested and exercisable and no shares unvested. Restricted stock issued to employees generally vests over a four-year period and is contingent upon continued employment. Restricted stock is amortized to expense over the service period. There were no stock-based compensation costs related to restricted stock during 2020 and 2019. Stock-based compensation expense related to restricted stock awards was $2,580 during 2018. Restricted stock issued to advisors was expensed as of the grant date as the grants were issued after the performance of services by the advisors.
11. FAIR VALUE MEASUREMENTS
Assets and liabilities measured at fair value during the year on a recurring basis consisted of the following as of December 31, 2020, 2019 and 2018:
	Fair Value Hierarchy
2020	Level 1	Level 2	Level 3
Assets – cash & cash equivalents	$30,043,046
Total assets	$30,043,046
Liabilities:
Common stock warrants			$49,863
Preferred stock warrants			2,072,536
Total liabilities			$2,122,399
2019	Level 1	Level 2	Level 3
Assets – cash & cash equivalents	$12,889,931
Total assets	$12,889,931
Liabilities:
Common stock warrants			$59,624
Preferred stock warrants			1,179,201
Total liabilities			$1,238,825

2018	Level 1	Level 2	Level 3
Assets – cash & cash equivalents	$56,596,509
Total Assets	$56,596,509
Liabilities:
Common Stock Warrants			$59,624
Preferred Stock Warrants			$1,357,868
Total Liabilities			$1,417,492
The Company measures the common stock warrants using Level 3 unobservable inputs within the Black-Scholes option-pricing model. The Company used various key assumptions, such as the fair value of common stock, volatility, and expected term. The Company monitors the fair value of the common stock warrants annually, with subsequent revisions reflected in the consolidated statements of operations.
The Company measures the preferred stock warrants using Level 3 unobservable inputs within the option pricing model. The Company used various key assumptions, such as the fair value of preferred stock, volatility, and expected term. The Company monitors the fair value of the preferred warrants annually, with subsequent revisions reflected in the consolidated statements of operations.
All significant Level 3 fair value measurements were recorded during the years ended December 31, 2020, 2019 and 2018.
12.
NET LOSS PER SHARE

The Company uses the two-class method to compute basic and diluted earnings per common share. In periods of net loss, no effect is given to the Company’s participating securities as they do not contractually participate in the losses of the Company. The following table sets forth the computation of basic and diluted income (loss) per share (in thousands, except share and per share data):
	For the Year Ended December 31,
	2020	2019	2018
Numerator
Net loss	$(34,436,576)	$(65,402,000)	$(50,325,820)
Less: accretion adjustment	1,090,294	1,155,122	(907,596)
Net loss attributable to common shareholders	$(35,526,870)	$(66,557,122)	$(49,418,224)
Denominator
Weighted-average shares – basic and diluted	9,842,737	9,750,682	9,695,257
Net loss per common share – basic and diluted	$(3.61)	$(6.83)	$(5.10)
The following securities on an if-converted basis, were excluded from the computation of diluted loss per share in the periods presented, as their effect would be anti-dilutive:
	2020	2019	2018
Series Preferred Stock, Outstanding	43,427,083	37,455,276	36,499,925
Common Stock Warrants, Outstanding	37,607	37,607	37,607
Preferred Stock Warrants, Outstanding	1,251,679	1,251,679	1,251,679
Common Stock Options, Outstanding	7,043,875	8,079,462	4,549,452

13.
RELATED PARTY TRANSACTIONS

The majority holder of the Series C-1 class is a vendor from whom the Company purchases inventory. The shareholders of the Series C-1 class of preferred stock have the right to elect one Director to the Board of Directors and the current elected Director is an employee of this vendor. In connection with the inventory purchases, the Company receives various volume rebates and incentives to continue doing business.

Total inventory purchases for the years ended December 31, 2020, 2019, and 2018 were approximately $12,880,934, $13,879,944, and $10,074,206, respectively. Volume rebates and incentives received for the years ended December 31, 2020, 2019, and 2018 were approximately $908,867, $1,674,169, and $1,266,562 respectively.
A holder of the Series D-1 class is a vendor from whom the Company purchases inventory. The collective shareholders of the Series D-1 class of preferred stock have the right to elect two Directors to the Board of Directors. The current Directors elected by the collective Series D-1 shareholders are not employees of this vendor. In connection with the inventory purchases, the Company receives various volume rebates and incentives to continue doing business. Total inventory purchases for the year ended December 31, 2020, 2019, and 2018 were approximately $3,878,138, $2,267,312, and $937,033, respectively and total dunnage purchases for the year ended December 31, 2020, 2019, and 2018 were approximately $2,729,376, $2,747,384, and $1,619,350, respectively. Volume rebates and incentives received for the year ended December 31, 2020, 2019, and 2018 were approximately $25,937, $230,848, and $45,895, respectively.
In March of 2020, the Company signed a memorandum of understanding for the Company’s future software as a service and licensing arrangements with another shareholder of the Series D-1 class of preferred stock. One of the two current elected Directors of the Series D-1 is an employee of this shareholder. No services were provided in 2020. In May 2019, the Company entered into an advisory services agreement and provided a proof of concept in connection with the future software as a service licensing arrangement. Fees recognized for the proof of concept was approximately $300,000 in the year ended December 31, 2019.
14.
SEGMENT REPORTING

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The profitability measure employed by the Company’s CODM for allocating resources to operating segments and assessing operating segment performance is operating profit or loss. The CODM does not receive or regularly review asset information when allocating resources and assessing segment performance. Therefore, asset information by segment has not been disclosed. Substantially all of the Company’s identifiable assets are located in the United States. The Company currently does not have sales outside the United States, nor does any customer represent more than 10 percent of total revenues for any period presented.
There were no inter-segment net sales and expenses to be eliminated in computing total revenue and operating income. In addition, the Company allocates its Selling, General and Administrative Expenses to its segment results based on usage, which is generally reflected in the segment in which the costs are incurred. Prior to fiscal year 2021, the Company did not accumulate net revenue information by product or groups of products, and therefore did not disclose net revenue by product because to do so would be impracticable. The following table provides information for the Company’s reportable segments:
Information about Reported Segment Profit or Loss
	Retail	Software & Services	Total
Year Ended December 31, 2018
Revenue	$140,235,922	$—	$140,235,922
Operating Loss	(50,229,706)	—	(50,229,706)
Year Ended December 31, 2019
Revenue	$173,692,897	$300,000	$173,992,897
Operating Loss	(63,082,583)	(2,610,740)	(65,693,323)
Year Ended December 31, 2020
Revenue	$187,173,834	$—	$187,173,834
Operating Loss	(26,244,100)	(2,442,662)	(28,686,762)

15.
SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through July 19, 2021, which is the date the consolidated financial statements were available to be issued. The Company did not have any subsequent events that required recognition or disclosure in the consolidated financial statements for the year ended December 31, 2020 except as noted below:
1. On February 12, 2021, the Company entered into an agreement with AEON Integrated Business Services Co., Ltd., a wholly-owned subsidiary of AEON Co., Ltd. (“AEON”) to license its e-commerce platform through a software licensing arrangement. AEON is a Series D-1 shareholder and related party. The objective of the agreement is for the Company to design, develop and support the e-commerce platform customized for the digital marketplace operations of AEON and AEON affiliates. The services provided include implementation services, license of the e-commerce software platform, training, and maintenance and support. The Company has been engaged to provide services to AEON and AEON Malaysia. The total transaction price for the contract includes fixed and variable consideration. Based on the Company’s estimates of the standalone selling prices of the performance obligations identified in the contract, the Company has allocated $7,300,000 to implementation services specific to AEON, $4,500,000 to the implementation services specific to AEON Malaysia, and $20,000 per month to software maintenance services with respect to the licensed software for AEON Malaysia. The transaction price attributable to the software license to AEON Malaysia is variable, and consists of sales and usage based royalties. Yuki Habu, who is a director of Boxed and is expected to be a director of the post-combination company following the consummation of the Business Combination, is affiliated with AEON.
2. On June 13, 2021, the Company entered into a definitive agreement with a wholly owned subsidiary of Seven Oaks Acquisition Corp, a special purpose acquisition company. The Company’s existing shareholders will retain 100% of their equity, which converts to over 62% ownership of the outstanding shares of New Boxed at closing, under both a no redemption and maximum redemption scenario by Seven Oaks Acquisition Corp.’s public stockholders. The remaining outstanding shares of New Boxed will be held by Seven Oaks Acquisition Corp’s public stockholders, Seven Oaks Acquisition Corp. (including the Seven Oaks Foundation), and Subscribers in the PIPE transaction to be consummated substantially simultaneously with the Business Combination. The transaction is expected to be completed during the fourth quarter of 2021. However, there can be no assurance as to when or if the closing of the closing of the proposed transaction will occur. Post-Combination, the Company will be renamed Boxed.
3. On June 13, 2021, the Company executed a Master Subscription Agreement with Palantir Technologies Inc. (“Palantir”) under which it will pay $20,000,000 over five years for access to Palantir’s Foundry software platform and related services for advanced data management and analytics to be used for the Company’s strategic initiatives. Upon closing of the Business Combination, $15,000,000 of the $20,000,000 will be billed and due to be paid. Should the Business Combination not be consummated, the Company has the option of terminating the agreement and no further commitments are required. In exchange for this agreement, Palantir agreed to purchase, and the Company agreed to sell to Palantir, an aggregate of 2,000,000 shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $20,000,000, in a private placement.

SEVEN OAKS ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$535,518	$1,764,324
Prepaid expenses	501,641	759,541
Total current assets	1,037,159	2,523,865
Investments held in Trust Account	258,804,731	258,749,858
Total Assets	$259,841,890	$261,273,723
Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$41	$52,319
Accrued expenses	1,861,478	103,335
Franchise tax payable	116,701	54,695
Total current liabilities	1,978,220	210,349
Derivative warrant liabilities	14,801,473	22,415,255
Total Liabilities	16,779,693	22,625,604
Commitments and Contingencies (Note 5)
Class A common stock subject to possible redemption, 25,875,000 shares at redemption value of $10.00 per share as of September 30, 2021 and December 31, 2020	258,750,000	258,750,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively (excluding 25,875,000 shares subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding as of September 30, 2021 and December 31, 2020	647	647
Accumulated deficit	(15,688,450)	(20,102,528)
Total stockholders’ deficit	(15,687,803)	(20,101,881)
Total Liabilities, Class A common stock subject to possible redemption and Stockholders’ Deficit	$259,841,890	$261,273,723
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Seven Oaks Acquisition Corp.
STATEMENT OF OPERATIONS
	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021
General and administrative expenses	$891,974	$2,924,988
General and administrative expenses – related party	60,000	180,000
Franchise tax expenses	77,868	149,589
Loss from operations	(1,029,842)	(3,254,577)
Change in fair value of derivative warrant liabilities	7,058,027	7,613,782
Income from investments held in Trust Account	3,331	54,873
Net income	$6,031,516	$4,414,078
Weighted average number of shares outstanding of Class A common stock	25,875,000	25,875,000
Basic and diluted net income per share, Class A	$0.19	$0.14
Weighted average number of shares outstanding of Class B common stock	6,468,750	6,468,750
Basic and diluted net income per share, Class B	$0.19	$0.14
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SEVEN OAKS ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
	Class B Common Stock		Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2020	6,468,750	$647	$(20,102,528)	$(20,101,881)
Net income	—	—	4,644,993	4,644,993
Balance – March 31, 2021 (unaudited), as restated	6,468,750	647	(15,457,535)	(15,456,888)
Net loss	—	—	(6,262,431)	(6,262,431)
Balance – June 30, 2021 (unaudited), as restated	6,468,750	647	(21,719,966)	(21,719,319)
Net income	—	—	6,031,516	6,031,516
Balance – September 30, 2021 (unaudited)	6,468,750	$647	$(15,688,450)	$(15,687,803)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SEVEN OAKS ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
Cash Flows from Operating Activities:
Net income	$4,414,078
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(7,613,782)
Income from investments held in Trust Account	(54,873)
Changes in operating assets and liabilities:
Prepaid expenses	257,900
Accounts payable	(52,278)
Accrued expenses	1,758,143
Franchise tax payable	62,006
Net cash used in operating activities	(1,228,806)
Net decrease in cash	(1,228,806)
Cash – beginning of the period	1,764,324
Cash – end of the period	$535,518
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SEVEN OAKS ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)
Note 1 — Description of Organization, Business Operations
Organization and General
Seven Oaks Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 23, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of September 30, 2021, the Company had not commenced any operations. All activity for the period from September 23, 2020 (inception) through September 30, 2021, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and, since the initial public offering, the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest and investment income on investments held in trust account from the proceeds derived from the Initial Public Offering. The Company’s fiscal year end is December 31.
Sponsor and Financing
The Company’s sponsor is Seven Oaks Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 17, 2020. On December 22, 2020, the Company consummated its Initial Public Offering of 25,875,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,375,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $258.8 million, and incurring offering costs of approximately $3.1 million.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,587,500 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.6 million (Note 4).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, approximately $258.8 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended (the “Investment Company Act”), which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding advisory fees and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 22, 2022 (the “Combination Period”), or any extended period of time that the Company may have to consummate an initial Business Combination as a result of an amendment to the amended and restated certificate of incorporation, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 4) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination and Proposed Private Placement
On June 13, 2021, the Company (“SVOK”), entered into an agreement and plan of merger by and among SVOK, Blossom Merger Sub Inc., a direct, wholly-owned subsidiary of SVOK (“Blossom Merger Sub”), Blossom Merger Sub II, LLC, a direct, wholly-owned subsidiary of SVOK (“Blossom Merger Sub II”), and Giddy Inc., a Delaware corporation (“Boxed”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). The Merger Agreement has been approved by SVOK’s and Boxed’s board of directors and adopted by Boxed’s stockholders. If the Merger Agreement is approved by SVOK’s stockholders, and the transactions contemplated by the Merger Agreement are consummated, (a) Blossom Merger Sub will merge with and into Boxed (the “First Merger”), with Boxed being the surviving entity in the First Merger and continuing (immediately following the First Merger) as a wholly-owned subsidiary of the Company (the “Surviving Corporation”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Blossom Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Blossom Merger Sub II being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a wholly-owned subsidiary of the Company (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, SVOK will be renamed “Boxed, Inc.” and is referred to herein as “New Boxed” as of the time following such change of name.

Concurrently with the execution and delivery of the Business Combination Agreement, certain institutional accredited investors (the “PIPE Investors”) entered into subscription agreements pursuant to which the PIPE Investors have committed to subscribe for and purchase up to an aggregate of 3,250,000 shares of Parent common stock (the “PIPE Shares”) at a purchase price per share of $10.00. Certain of the Company’s officers and directors have committed to purchase an aggregate of 100,000 of the PIPE Shares as part of the PIPE Investment. The purchase of the PIPE Shares will be consummated concurrently with the closing.
Under the Merger Agreement, SVOK has agreed to acquire all of the outstanding equity interests of Boxed for approximately $550 million in aggregate consideration to be paid at the effective time of the Business Combination. Such consideration will be paid in stock in New Boxed, calculated based on the per share merger consideration value formula as set forth in the Merger Agreement and, in the case of the shares of common stock of New Boxed, calculated based on a price of $10 per share (the “Closing Price”).
Pursuant to the Merger Agreement, at the effective time of the Business Combination, each option exercisable for Boxed equity that is outstanding and unexercised immediately prior to the effective time of the Business Combination shall be assumed and converted into a newly issued option exercisable for Class A common stock of New Boxed.
The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of Boxed and SVOK and its subsidiaries prior to the closing of the Business Combination.
The closing of the Business Combination is subject to certain customary conditions, including, among other things: (i) approval by SVOK’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto; (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iii) SVOK having at least $175 million of cash at the closing of the Business Combination, consisting of cash held in its trust account and the aggregate amount of cash actually invested in (or contributed to) the Company pursuant to the Subscription Agreements (as defined below), after giving effect to redemptions of public shares, if any, but before giving effect to the consummation of the closing of the Business Combination and the payment of Boxed’s and certain of SVOK’s outstanding transaction expenses as contemplated by the Merger Agreement (the “Minimum Cash Condition”); and (iv) the shares of Class A common stock of New Boxed to be issued in connection with the Business Combination having been approved for listing on the Nasdaq Capital Market (“Nasdaq”) subject only to official notice of issuance thereof.
For further details on the contemplated merger, please see the Form 8-K filed with the Securities and Exchange Commission on June 14, 2021, and the Company’s Form S-4/A filing on October 22, 2021.
Liquidity and Capital Resources
As of September 30, 2021, the Company had approximately $536,000 in its operating bank accounts and a negative working capital of approximately $824,000, (not taking into account tax obligations of approximately $117,000 that may be paid using investment income earned from Trust Account).
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor and Jones & Associates, Inc. (“Jones & Associates”) to purchase Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of $105,000 under the Note (as defined in Note 4). The Company repaid the Note in full on December 22, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated, to provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until

December 22, 2022 to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 22, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate its business combination described above by December 22, 2022. In addition, the Company may need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the liquidation date of December 22, 2022.
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risk and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.
Note 2 — Summary of Significant Accounting Policies and Basis of Presentation (as restated)
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three and nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected through December 31, 2021.
The condensed consolidated financial statements of the Company include its wholly owned subsidiary in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.
Restatement to Previously Reported Financial Statements
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Amendment No. 2 to the Annual Report on Form 10-K for the period ended December 31, 2020, filed with the SEC on December 3, 2021.
After preparing and filing, the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Quarterly Periods should be restated to present (i) all Class A common stock subject to possible redemption as temporary equity, (ii) to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering, and (iii) to correct its earnings per share calculation. As such, the Company is reporting these restatements to those Affected Quarterly Periods in this quarterly report.

The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.
Balance Sheet as of March 31, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$260,975,173	$—	$260,975,173
Total liabilities	$17,682,061	$—	$17,682,061
Class A common stock subject to possible redemption	238,293,110	20,456,890	258,750,000
Preferred stock	—	—	—
Class A common stock	205	(205)	—
Class B common stock	647	—	647
Additional paid-in capital	4,571,900	(4,571,900)	—
Accumulated deficit	427,250	(15,884,785)	(15,457,535)
Total stockholders’ equity (deficit)	$5,000,002	$(20,456,890)	$(15,456,888)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$260,975,173	$—	$260,975,173
Shares of Class A common stock subject to possible redemption	23,829,311	2,045,689	25,875,000
Shares of Class A Common stock	2,045,689	(2,045,689)	—
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the three months ended March 31, 2021:
Statement of Cash Flows for the three months ended March 31, 2021	As Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in Value of Class A common stock subject to possible redemption	$4,645,000	$(4,645,000)	$—
Balance Sheet as of June 30, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$260,319,739	$—	$260,319,739
Total liabilities	$23,289,058	$—	$23,289,058
Class A common stock subject to possible redemption	232,030,680	26,719,320	258,750,000
Preferred stock	—	—	—
Class A common stock	268	(268)	—
Class B common stock	647	—	647
Additional paid-in capital	10,834,267	(10,834,267)	—
Accumulated deficit	(5,835,181)	(15,884,785)	(21,719,966)
Total stockholders’ equity (deficit)	$5,000,001	$(26,719,320)	$(21,719,319)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$260,319,739	$—	$260,319,739
Shares of Class A common stock subject to possible redemption	23,203,068	2,671,932	25,875,000
Shares of Class A Common stock	2,671,932	(2,671,932)	—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2021:
Statement of Cash Flows for the six months ended June 30, 2021	As Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in Value of Class A common stock subject to possible redemption	$(1,617,430)	$1,617,430	$—
The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the Affected Quarterly Periods:
	Earnings Per Share
	As Reported	Adjustment	As Restated
For the Three Months Ended March 31, 2021
Net income	$4,644,993	$—	$4,644,993
Weighted average shares outstanding – Class A common stock	25,217,311	657,689	25,875,000
Basic and diluted income (loss) per share – Class A common stock	$—	$0.14	$0.14
Weighted average shares outstanding – Class B common stock	7,126,439	(657,689)	6,468,750
Basic and diluted income (loss) per share – Class B common stock	$0.65	$(0.51)	$0.14
	Earnings Per Share
	As Reported	Adjustment	As Restated
For the Three Months Ended June 30, 2021
Net loss	$(6,262,431)	$—	$(6,262,431)
Weighted average shares outstanding – Class A common stock	23,822,429	2,052,571	25,875,000
Basic and diluted income (loss) per share – Class A common stock	$—	$(0.19)	$(0.19)
Weighted average shares outstanding – Class B common stock	8,521,321	(2,052,571)	6,468,750
Basic and diluted income (loss) per share – Class B common stock	$(0.73)	$0.54	$(0.19)
	Earnings Per Share
	As Reported	Adjustment	As Restated
For the Six Months Ended June 30, 2021
Net loss	$(1,617,438)	$—	$(1,617,438)
Weighted average shares outstanding – Class A common stock	23,597,451	2,277,549	25,875,000
Basic and diluted income (loss) per share – Class A common stock	$—	$(0.05)	$(0.05)
Weighted average shares outstanding – Class B common stock	8,746,299	(2,277,549)	6,468,750
Basic and diluted income (loss) per share – Class B common stock	$(0.18)	$0.13	$(0.05)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of stockholders’ equity for the three months ended March 31, 2021, and the three and six months ended June 30, 2021:
	For the Three and Six Months ended June 30, 2021
	Total Stockholders’ Equity (Deficit), As Reported	Adjustment	Total Stockholders’ Equity (Deficit), As Restated
Balance – December 31, 2020	$(20,101,881)	$—	$(20,101,881)
Common stock subject to possible redemption	(4,645,000)	4,645,000	—
Net income	4,644,993	—	4,644,993
Balance – March 31, 2021 (unaudited)	$(20,101,888)	—	$(15,456,888)
Common stock subject to possible redemption	6,262,430	$(6,262,430)	—
Net loss	(6,262,431)	—	(6,262,431)
Balance – June 30, 2021 (unaudited)	$(20,101,889)	$(1,617,430)	$(21,719,319)
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
The Company will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year (a) following the fifth anniversary of the completion of the Public Offering, (b) in which the Company’s total annual gross revenue is at least $1.07 billion or (c) when the Company is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (ii) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at September 30, 2021 or December 31, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of September 30, 2021, and December 31, 2020, are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the balance sheet due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, Derivatives and Hedging (“ASC 815”), Embedded Derivatives (“ASC 815-15”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company accounts for its 18,525,000 warrants issued in connection with its Initial Public Offering (12,937,500) and Private Placement (5,587,500) as derivative warrant liabilities in accordance with ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. At the Initial Public Offering date and December 31, 2020, the fair value of the Public Warrants and Private Placement Warrants were estimated using a Binomial Lattice in a risk-neutral framework. Specifically, the future stock price of the Company was modeled assuming a Geometric Brownian Motion in a risk-neutral framework. For each modeled future price, the Warrant payoff was calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. The value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs.
As of September 30, 2021, the Company used market observed prices to determine fair value. Additionally, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred and presented as non-operating expenses in the unaudited condensed statements of operations. Offering costs associated with the issuance of Public Shares were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the IPO. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021, and December 31, 2020, 25,875,000 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which approximates fair value. The change in the carrying value of the Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
Net Income (Loss) Per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective periods.
The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the private placement warrants to purchase an aggregate of 18,525,000 shares of Class A common stock in the calculation of diluted income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021. Accretion associated with the Class A common stock subject to redemption is excluded from earnings per share as the redemption value approximates fair value.
The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:
	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net income	$4,825,213	$1,206,303	$3,531,262	$882,816
Denominator:
Basic and diluted weighted average common shares outstanding	25,875,000	6,468,750	25,875,000	6,468,750
Basic and diluted net income per common share	$0.19	$0.19	$0.14	$0.14
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2021, and December 31, 2020, the Company had deferred tax assets with a full valuation allowance against them.
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. No amounts were accrued for the payment of interest and penalties as of September 30, 2021, and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40):   Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.
Note 3 — Initial Public Offering
On December 22, 2020, the Company consummated its Initial Public Offering of 25,875,000 Units, including 3,375,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $258.8 million, and incurring offering costs of approximately $3.1 million.
Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On October 13, 2020, the Sponsor and Jones & Associates, an affiliate of one of the underwriters of the Initial Public Offering, purchased 4,715,000 and 1,035,000 shares of the Company’s Class B common stock, par value $0.0001 per share, respectively, for an aggregate of 5,750,000 shares (the “Founder Shares”) for a total purchase price of $25,000. On December 17, 2020, the Company effected a 1.125-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,468,750 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. Of the 6,468,750 Founder Shares outstanding, up to 843,750 shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 22, 2020; thus, these 843,750 Founder Shares were no longer subject to forfeiture.
The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business

Combination which results in the stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,587,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.6 million.
Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.
Related Party Loans
On October 13, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $105,000 under the Note and repaid the Note in full on December 22, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2021, and December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Service and Administrative Fees
Commencing on the date that the Company’s securities were first listed on the Nasdaq through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay an affiliate of the Sponsor a total of $20,000 per month for office space, secretarial and administrative services provided to members of the management team. For the three and nine months ended on September 30, 2021, Company incurred and paid approximately $60,000 and $180,000 in expenses for these services, respectively, included as general and administrative expenses, related party on the accompanying condensed consolidated statement of operations.
In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.

Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.10 per Unit, or approximately $2.6 million, paid upon the closing of the Initial Public Offering.
Business Combination Marketing Agreement
The Company engaged certain underwriters in connection with the Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The scope of engagement excludes identifying and/or evaluating possible acquisition candidates. Pursuant to the agreement with underwriters, the marketing fee payable to the underwriters will be 3.5% of the gross proceeds of the Initial Public Offering. The marketing fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of such agreement.
Note 6 — Derivative Warrant Liabilities
As of September 30, 2021, and December 31, 2020, the Company had 12,937,500 Public Warrants and 5,587,500 Private Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable (except as described below in “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described above) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the

Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•
if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders; and

•
if the closing price of the shares of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume-weighted average price of the Class A common stock during the ten trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Class A Common Stock Subject to Possible Redemption
The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2021 and December 31, 2020, there were 25,875,000 shares of Class A common stock outstanding subject to possible redemption.
The Class A common stock subject to possible redemption reflected on the balance sheets as of September 30, 2021 and December 31, 2020, is reconciled on the following table:
Gross proceeds	$258,750,000
Less:
Fair value of Public Warrants at issuance	(12,937,500)
Offering costs allocated to Class A common stock subject to possible redemption	(2,971,639)
Plus:
Accretion of carrying value to redemption value	15,909,139
Class A common stock subject to possible redemption	$258,750,000

Note 8 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021, and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2021, and December 31, 2020, there were 25,875,000 shares of Class A common stock issued and outstanding, all of which are subject to possible redemption and are classified as temporary equity in the accompanying unaudited condensed consolidated balance sheets. (see Note 7).
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On October 13, 2020, the Company issued 5,750,000 shares of Class B common stock to the Sponsor and Jones & Associates for an aggregate price of $25,000. On December 17, 2020, the Company effected a 1.125-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,468,750 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.
Holders of record of the Class A common stock and holders of record of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitling the holder to one vote except as required by law.
The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 9 — Fair Value Measurements
The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	Fair Value Measured as of September 30, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$258,804,731	$—	$—
Liabilities:
Derivative warrant liabilities – public warrants	$10,337,063	$—	$—
Derivative warrant liabilities – private warrants	—	$4,464,410	—

	Fair Value Measured as of December 31, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$258,749,858	$—	$—
Liabilities:
Derivative warrant liabilities – public warrants	$—	$—	$15,654,375
Derivative warrant liabilities – private warrants	—	—	$6,760,880
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. In the nine months ended September 30, 2021, the estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement as the Public Warrants were separately listed and traded beginning in February 2021.
Level 1 assets include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
In the nine months ended September 30, 2021, the estimated fair value of the Private Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. As such, the Private Placement Warrants are classified as Level 2.
The change in the fair value of derivative warrant liabilities for three and nine months ended September 30, 2021, is summarized as follows:
	Public Warrants	Private Warrants	Total
Derivative warrant liabilities at January 1, 2021	$15,654,375	$6,760,880	$22,415,255
Change in fair value of derivative warrant liabilities	(3,881,250)	(1,676,250)	(5,557,500)
Derivative warrant liabilities at March 31, 2021	11,773,125	5,084,630	16,857,755
Change in fair value of derivative warrant liabilities	3,493,125	1,508,620	5,001,745
Derivative warrant liabilities at June 30, 2021	15,266,250	6,593,250	21,859,500
Change in fair value of derivative warrant liabilities	(4,929,187)	(2,128,840)	(7,058,027)
Derivative warrant liabilities at September 30, 2021	$10,337,063	$4,464,410	$14,801,473
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Seven Oaks Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Seven Oaks Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the period from September 23, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 23, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Previously Issued Financial Statements
As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from September 23, 2020 (inception) through December 31, 2020 have been restated
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020
Hartford, CT
March 31, 2021, except for the effects of the restatement discussed in Note 2, 7 and 10 — Amendment 1, as to which the date is June 3, 2021 and Note 2 and 8 — Amendment 2, as to which the date is December 2, 2021

SEVEN OAKS ACQUISITION CORP.
BALANCE SHEET
December 31, 2020
(Restated — See Note 2)
Assets:
Current assets:
Cash	$1,764,324
Prepaid expenses	759,541
Total current assets	2,523,865
Investments held in Trust Account	258,749,858
Total Assets	261,273,723
Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$52,319
Accrued expenses	103,335
Franchise tax payable	54,695
Total current liabilities	210,349
Derivative warrant liabilities	22,415,255
Total Liabilities	22,625,604
Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 25,875,000 shares at redemption value of $10.00 per share	258,750,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; (excluding 25,875,000 shares subject to possible redemption)	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding	647
Additional paid-in capital	—
Accumulated deficit	(20,102,528)
Total stockholders’ deficit	(20,101,881)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity	$261,273,723
The accompanying notes are an integral part of these financial statements.

SEVEN OAKS ACQUISITION CORP.
STATEMENT OF OPERATIONS
For the period from September 23, 2020 (inception) through December 31, 2020
(Restated — See Note 2)
General and administrative expenses	$84,565
General and administrative expenses – related party	20,000
Franchise tax expenses	54,695
Loss from operations	(159,260)
Financing costs – derivative warrant liabilities	(168,086)
Change in fair value of derivative warrant liabilities	(3,890,255)
Net loss from investments held in Trust Account	(142)
Net loss	$(4,217,743)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	3,234,375
Basic and diluted net income per share, Class A common stock subject to possible redemption	$(0.47)
Weighted average shares outstanding of common stock – Class B common stock, basic and diluted	5,730,469
Basic and diluted net loss per share, Class B common stock	$(0.47)
The accompanying notes are an integral part of these financial statements.

SEVEN OAKS ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the period from September 23, 2020 (inception) through December 31, 2020
(Restated — See Note 2)
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – September 23, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to initial stockholders	—	—	6,468,750	647	24,353	—	25,000
Accretion on Class A common stock subject to possible redemption to redemption amount	—	—	—	—	(24,353)	(15,884,785)	(15,909,138)
Net loss	—	—	—	—	—	(4,217,743)	(4,217,743)
Balance – December 31, 2020	2,510,189	$251	6,468,750	$647	$—	$(20,102,528)	$(20,101,881)
The accompanying notes are an integral part of these financial statements.

SEVEN OAKS ACQUISITION CORP.
STATEMENT OF CASH FLOWS
For the period from September 23, 2020 (inception) through December 31, 2020
(Restated — See Note 2)
Cash Flows from Operating Activities:
Net loss	$(4,217,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Financing costs – derivative warrant liabilities	168,086
Change in fair value of derivative warrant liabilities	3,890,255
Net loss from investments held in Trust Account	142
Changes in operating assets and liabilities:
Prepaid expenses	(759,541)
Accounts payable	18,249
Accrued expenses	33,335
Franchise tax payable	54,695
Net cash used in operating activities	(812,522)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(258,750,000)
Net cash used in investing activities	(258,750,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to the initial stockholders	25,000
Proceeds from note payable to related party	105,000
Repayment of note payable to related party	(105,000)
Proceeds received from initial public offering, gross	258,750,000
Proceeds received from private placement	5,587,501
Offering costs paid	(3,035,655)
Net cash provided by financing activities	261,326,846
Net increase in cash	1,764,324
Cash – beginning of the period	—
Cash – end of the period	$1,764,324
Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$70,000
Offering costs included in accounts payable	$34,070
Accretion to Class A common stock subject to possible redemption amount	$15,909,138
The accompanying notes are an integral part of these financial statements.

SEVEN OAKS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Organization and General
Seven Oaks Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 23, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 23, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
Sponsor and Financing
The Company’s sponsor is Seven Oaks Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 17, 2020. On December 22, 2020, the Company consummated its Initial Public Offering of 25,875,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,375,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $258.8 million, and incurring offering costs of approximately $3.1 million.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,587,500 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.6 million (Note 5).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, $258.8 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended (the “Investment Company Act”), which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding advisory fees and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share).
The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 22, 2022 (the “Combination Period”), or any extended period of time that the Company may have to consummate an initial Business Combination as a result of an amendment to the amended and restated certificate of incorporation, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 4) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2020, the Company had approximately $1.8 million in its operating bank accounts and working capital of approximately $2.4 million, (not taking into account tax obligations of approximately $55,000 that may be paid using investment income earned from Trust Account).
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor and Jones & Associates, Inc. (“Jones & Associates”) to purchase Founder Shares (as defined in Note 5), and loan proceeds from the Sponsor of $105,000 under the Note (as defined in Note 5). The Company repaid the Note in full on December 22, 2020. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risk and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.
Note 2 — Restatement of Previously Issued Financial Statements
In November 2021, the Company concluded it should restate its previously issued financial statements by amending to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also restated its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A common stock as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480.
In May 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase common stock that the Company issued in December 2020 (the “Warrants”), the Company’s previously issued financial statements for the period from September 23, 2020 (inception) through December 31, 2020, should no longer be relied upon. As such, the Company is restating its financial statements for this period included in this Annual Report.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on December 22, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities at fair value with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on December 22, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.
The Company’s previously filed financial statements that contained these errors were the Company’s Form 8-K filed with the SEC on December 30, 2020 (the “Post-IPO Balance Sheet”), and the Company’s Annual Report on 10-K for the annual period ended December 31, 2020 (the “Affected Annual Period”), which were previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on June 3, 2021, as well as the Form 10-Qs for the quarterly periods ended. March 31, 2021, and June 30, 2021 (collectively, the “Affected Periods”).
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections noted above and has determined that the related impact was material to the Affected Periods that contained the errors. Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Periods should be restated to present (i) all Class A ordinary shares subject to possible redemption as temporary equity, (ii) to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering, (iii) to correct its earnings per share calculation, and (iv) properly reflect the classification of warrants. These financial statements restate the Company’s previously issued audited financial statements covering the periods through December 31, 2020. The quarterly periods ended March 31, 2021, and June 30, 2021, will be restated with an amendment the Company’s Form 10-Q for the quarterly period ended September 30, 2021.
Impact of the Restatements
The impact of the restatements noted above, is as follows:
As of December 22, 2020	As Reported on Original Form 10-K	Restatement No. 1 − Warrants Adjustment	Restatement No. 2 − Temporary Equity Adjustment	As Restated
Total assets	$262,064,501	$—	$—	$262,064,501
Total liabilities	$903,035	$18,525,000	$—	$19,428,035
Class A common stock subject to possible redemption	256,161,460	(18,525,000)	21,113,540	258,750,000
Preferred stock	—		—	—
Class A common stock	26	185	(211)	—
Class B common stock	647	—	—	647
Additional paid-in capital	5,060,642	167,901	(5,228,543)	—
Accumulated deficit	(61,309)	(168,086)	(15,884,786)	(16,114,181)
Total stockholders’ equity (deficit)	$5,000,006	$—	$(21,113,540)	$(16,113,534)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$262,064,501	$—	$—	$262,064,501
Shares of Class A common stock subject to possible redemption	25,616,146	(1,852,500)	2,111,354	25,875,000
Shares of Class A common stock	258,254	1,852,000	(2,111,354)	—

The impact of the restatement on the balance sheets, statement of stockholders’ equity (deficit), statements of operations earnings per share data, and statements of cash flows for the Affected Annual Period is presented below. The restatement had no impact on total assets, total liabilities, net income (loss) and net cash flows from operating, investing or financing activities.
As of December 31, 2020	As Reported on Original Form 10-K	Restatement No. 1 − Warrants Adjustment	Restatement No. 2 − Temporary Equity Adjustment	As Restated
Total assets	$261,273,723	—	$—	$261,273,723
Total liabilities	$210,349	22,415,255	$—	$22,625,604
Class A common stock subject to possible redemption	256,063,370	(22,415,260)	25,101,890	258,750,000
Preferred stock	—	—	—	—
Class A common stock	27	224	(251)	—
Class B common stock	647	—	—	647
Additional paid-in capital	5,158,732	4,058,122	(9,216,854)	—
Accumulated deficit	(159,402)	(4,058,341)	(15,884,785)	(20,102,528)
Total stockholders’ equity (deficit)	$5,000,004	$5	$(25,101,890)	$(20,101,881)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$261,273,723	$—	$—	$261,273,723
Shares of Class A common stock subject to possible redemption	25,606,337	(2,241,526)	2,510,189	25,875,000
Shares of Class A common stock	268,663	2,241,526	(2,510,189)	—
For The Period From September 23, 2020 (inception) through December 31, 2020
	Total Stockholders’ Equity (Deficit), As Reported on original 10-K	Restatement No. 1 − Warrants Adjustment	Restatement No. 2 − Temporary Equity Adjustment	Total Stockholders’ Equity (Deficit), As Restated
Balance – September 23, 2020 (inception)	$—	$—	$—	$—
Issuance of Class B common stock to the initial stockholders	25,000	—	—	25,000
Sale of units in initial public offering, less fair value of public warrants, gross	258,750,000	(12,937,499)	(245,812,501)	—
Offering costs	(3,139,725)	168,086	2,971,639	—
Common stock subject to possible redemption	(256,063,370)	22,415,260	$233,648,110	—
Accretion on Class A common stock subject to possible redemption amount	—	—	(15,909,138)	(15,909,138)
Sale of private placement warrants to Sponsor in private placement	5,587,501	(5,587,501)	—	—
Net loss	(159,402)	(4,058,341)	—	(4,217,743)
Balance – December 31, 2020	$5,000,004	$5	$(25,101,890)	$(20,101,881)

	Earnings Per Share
	As Reported on Original Form 10-K	Restatement No. 1 − Warrants Adjustment	Restatement No. 2 − Temporary Equity Adjustment	As Restated
For the period From June 4, 2020 (Inception) Through December 31, 2020
Net loss	$(159,402)	(4,058,341)	$—	$(4,217,743)
Weighted average shares outstanding – Class A common stock	25,615,056	4,863	(22,337,456)	3,234,375
Basic and diluted loss per share – Class A common stock	$—	—	$(0.47)	$(0.47)
Weighted average shares outstanding – Class B common stock	5,762,948	4,863	(37,342)	5,730,469
Basic and diluted loss per share – Class B common stock	$(0.03)	(0.70)	$0.26	$(0.47)
Statement of Cash Flows for the period From September 23, 2020 (Inception) Through December 31, 2020
	As Reported on Original Form 10-K	Restatement No. 1 − Warrants Adjustment	Restatement No. 2 − Temporary Equity Adjustment	As Restated
Initial Value of Class A common stock subject to possible redemption	$256,161,460	(18,525,000)	$(237,636,460)	$—
Change in Value of Class A common stock subject to possible redemption	$(98,090)	(3,890,260)	$3,988,350	$—
Accretion to Class A common stock subject to possible redemption to redemption amount	$—	—	$15,909,138	$15,909,138
Note 3 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period as of December 31, 2020, and the Affected Periods, are restated in this Annual Report on Form 10-K/A (Amendment No. 2) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s Public Shares in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley

Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
The Company will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year (a) following the fifth anniversary of the completion of the Public Offering, (b) in which the Company’s total annual gross revenue is at least $1.07 billion or (c) when the Company is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (ii) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of December 31, 2020 are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.
Investments Held in the Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, approximately $258.8 million, was placed in the Trust Account and invested in money market funds that invest in U.S. government securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
The fair value of the Public Warrants (if not market observed) and Private Warrants is estimated using a Binomial Lattice in a risk-neutral framework. The future stock price of the Company is modeled assuming a Geometric Brownian Motion in a risk-neutral framework. For each modeled future price, the warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. The value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs.
As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, income tax payable and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets (Level 1).
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Warrants were charged to stockholders’ equity and offering costs associated with the Public Shares were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public

Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 25,875,000 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
Derivative Warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued 12,937,500 warrants in connection with the Initial Public Offering (the “Public Warrants”) 5,587,500 warrants in a Private Placement (the “Private Placement Warrants”). These warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants (if not market observed) and Private Warrants is estimated using a Binomial Lattice in a risk-neutral framework. The future stock price of the Company is modeled assuming a Geometric Brownian Motion in a risk-neutral framework. For each modeled future price, the Warrant payoff is calculated based on the contractual terms (incorporating any optimal early exercise / redemption), and then discounted at the term-matched risk-free rate. The value of the Warrants is calculated as the probability-weighted present value over all future modeled payoffs.
Net Income (Loss) Per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average number of common stock outstanding for the respective period.
The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement, as well as the warrants issued upon conversion of the Note (as defined in Note 5), to purchase an aggregate of 18,525,000 shares of common stock in the calculation of diluted loss per common share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted net loss per common share is the same as basic net loss per common stock for the period presented. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share of common stock for each class of common stock:
	For The Period From September 23, 2020 (inception) through December 31, 2020
	Class A	Class B
Basic and diluted net loss per common share:
Numerator:
Allocation of net loss	$(1,521,695)	$(2,696,047)
Denominator:
Basic and diluted weighted average common shares outstanding	3,234,375	5,730,469
Basic and diluted net loss per common share	$(0.47)	$(0.47)
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible.
No amounts were accrued for the payment of interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses(“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.
Note 4 — Initial Public Offering
On December 22, 2020, the Company consummated its Initial Public Offering of 25,875,000 Units, including 3,375,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $258.8 million, and incurring offering costs of approximately $3.1 million.

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 5 — Related Party Transactions
Founder Shares
On October 13, 2020, the Sponsor and Jones & Associates, an affiliate of one of the underwriters of the Initial Public Offering, purchased 4,715,000 and 1,035,000 shares of the Company’s Class B common stock, par value $0.0001 per share, respectively, for an aggregate of 5,750,000 shares (the “Founder Shares”) for a total purchase price of $25,000.
On December 17, 2020, the Company effected a 1.125-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,468,750 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. Of the 6,468,750 Founder Shares outstanding, up to 843,750 shares are subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 22, 2020; thus, these 843,750 Founder Shares were no longer subject to forfeiture.
The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances.
Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,587,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.6 million.
Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.
Related Party Loans
On October 13, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $105,000 under the Note and repaid the Note in full on December 22, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company.
Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Service and Administrative Fees
Commencing on the date that the Company’s securities were first listed on the Nasdaq through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay an affiliate of the Sponsor a total of $20,000 per month for office space, secretarial and administrative services provided to members of the management team. For the period from September 23, 2020 through December 31, 2020, the Company incurred $20,000 of such expenses.
In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.10 per Unit, or approximately $2.6 million, paid upon the closing of the Initial Public Offering.
Business Combination Marketing Agreement
The Company engaged certain underwriters in connection with the Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The scope of engagement excludes identifying and/or evaluating possible acquisition candidates. Pursuant to the agreement with underwriters, the marketing fee payable to the underwriters will be 3.5% of the gross proceeds of the Initial Public Offering. The marketing fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of such agreement.
Note 7 — Derivative Warrant Liabilities
The Company has 12,937,500 public warrants and 5,587,500 private warrants outstanding as of December 31, 2020.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable (except as described below in “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•
if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders; and

•
if the closing price of the shares of Class A common stock for any 20 trading days within a 30- trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume-weighted average price of the Class A common stock during the ten trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8- Class A Common Stock Subject to Possible Redemption
The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021, there were 25,875,000 shares of Class A common stock outstanding, which were all subject to possible redemption and classified outside of permanent equity in the balance sheets.
The Class A common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:
Gross proceeds	$258,750,000
Less:
Fair value of Public Warrants at issuance	(12,937,500)
Offering costs allocated to Class A common stock subject to possible redemption	(2,971,639)
Plus:
Accretion of carrying value to redemption value	15,909,139
Class A common stock subject to possible redemption	$258,750,000
Note 9 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 25,875,000 shares of Class A common stock issued or outstanding shares all of which are subject to possible redemption and are classified as temporary equity (see Note 8).
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On October 13, 2020, the Company issued 5,750,000 shares of Class B common stock to the Sponsor and Jones & Associates for an aggregate price of $25,000. On December 17, 2020, the Company effected a 1.125-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,468,750 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. Of the 6,468,750 shares of Class B common stock outstanding, up to 843,750 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on December 22, 2020; thus, these 843,750 Founder Shares were no longer subject to forfeiture.
Holders of record of the Class A common stock and holders of record of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitling the holder to one vote except as required by law.

The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 10 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
December 31, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$275,000,000	$—	$—
Liabilities:
Derivative warrant liabilities – Public warrants	$—	$—	$15,654,375
Derivative warrant liabilities – Private warrants	$—	$—	$6,760,880
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There was no transfer in or out of Level 3 measurements in the period from September 23 (inception) through December 31, 2020.
Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. Level 3 instruments are comprised of derivative warrant liabilities measured at fair value using a Binomial Lattice model and Black-Scholes.
The fair value of the Public Warrants issued in connection with the Public Offering have been measured at fair value using a Binomial Lattice model. The fair value of the warrants issued in the Private Placement were estimated using Black-Scholes.
The estimated fair value of the Private Placement Warrants and the Public Warrants is determined using Level 3 inputs. Inherent in a Binomial Lattice model and Black-Scholes are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:
	As of December 22, 2020	As of December 31, 2020
Volatility	19.5%	21.0%
Stock price	$9.50	$9.75
Expected life of the options to convert	5.33	5.33
Risk-free rate	0.55%	0.53%
Dividend yield	0.0%	0.0%
The change in the fair value of the derivative warrant liabilities for the period from September 23, 2020 (inception) through December 31, 2020 is summarized as follows:
Derivative warrant liabilities at September 23, 2020 (inception)	$—
Issuance of Public and Private Warrants	18,525,000
Change in fair value of derivative warrant liabilities	3,890,255
Derivative warrant liabilities at December 31, 2020	$22,415,255
Note 11 — Income Taxes
The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible.
The income tax provision (benefit) consists of the following:
Period from September 23, 2020 (inception) through December 31, 2020
Current
Federal	$—
State	—
Deferred
Federal	(33,474)
State	—
Valuation allowance	33,474
Income tax (benefit) provision	$—
The Company’s net deferred tax assets are as follows:
December 31, 2020
Deferred tax assets:
Net-operating loss carryforward	$15,716
Start-up/Organization costs	17,758
Total deferred tax assets	33,474
Valuation allowance	(33,474)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.
There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:
December 31, 2020
Statutory federal income tax rate	21.0%
Change in fair value of derivative warrant liabilities	(19.4)%
Financing costs – derivative warrant liabilities	(0.8)%
Change in valuation allowance	(0.8)%
Income tax provision expense	0.0%
Note 12 — Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through June 3, 2021, the date the financial statements were issued required potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.